EXHIBIT 99.2

THIS IS A SOLICITATION OF VOTES TO ACCEPT OR REJECT THE PLAN IN ACCORDANCE WITH BANKRUPTCY CODE SECTION 1125 AND WITHIN THE MEANING OF BANKRUPTCY CODE SECTION 1126, 11 U.S.C. §§ 1125, 1126. THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT. THIS DISCLOSURE STATEMENT WILL BE SUBMITTED TO THE BANKRUPTCY COURT FOR APPROVAL FOLLOWING COMMENCEMENT OF SOLICITATION AND THE DEBTORS’ FILING FOR RELIEF UNDER CHAPTER 11 OF THE BANKRUPTCY CODE. THE INFORMATION IN THIS DISCLOSURE STATEMENT IS SUBJECT TO CHANGE.

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re: KEYSTONE TUBE COMPANY, LLC, et al., Debtors.[1]	Chapter 11 Case No. 17-_____ (___) (Joint Administration Requested)

DISCLOSURE STATEMENT FOR DEBTORS’ PREPACKAGED JOINT CHAPTER 11 PLAN OF REORGANIZATION
Dated: May 15, 2017

PACHULSKI STANG ZIEHL & JONES LLP

Richard M. Pachulski (CA Bar No. 90073)

Jeffrey N. Pomerantz (CA Bar No. 143717)

Maxim B. Litvak (CA Bar No. 215852)

Peter J. Keane (DE Bar No. 5503)

919 North Market Street, 17th Floor

Wilmington, DE 19899-8705 (Courier 19801)

Telephone: 302/652-4100

Facsimile: 302/652-4400

E-mail:rpachulski@pszjlaw.com

jpomerantz@pszjlaw.com

mlitvak@pszjlaw.com

pkeane@pszjlaw.com

Proposed Counsel for the Debtors

1 The Debtors, together with the last four digits of each Debtor’s tax identification number, are: Keystone Tube Company, LLC (8746); A.M. Castle & Co. (9160); HY-Alloy Steels Company (9160); Keystone Service, Inc. (9160); and Total Plastics, Inc. (3149).  The location of the Debtors’ headquarters and service address is 1420 Kensington Road, Suite 220, Oak Brook, IL 60523.

1

ARTICLE I.	EXECUTIVE SUMMARY	12
A.	AN OVERVIEW OF THE CHAPTER 11 PROCESS	13
B.	SUMMARY OF THE PLAN	14
C.	PURPOSE AND EFFECT OF THE PLAN	15
1.	Plan of Reorganization Under Chapter 11 of the Bankruptcy Code	15
2.	Financial Restructurings in Connection With the Plan	16
3.	Plan Overview	19
4.	Who May Vote on the Plan	21
5.	Summary of Solicitation Package and Voting Instructions	21
6.	Confirmation of the Plan	23
7.	Confirming and Consummating the Plan	23
8.	Rules of Interpretation	23
9.	The Voting Record Date	24
10.	Other Restructuring Documents	24
11.	Distribution of Confirmation Hearing Notice to Holders of Claims and Equity Interests in Non-Voting Classes and Holders of Disputed Claims	24
12.	Filing of the Plan Supplement	25
13.	The Confirmation Hearing	25
14.	The Deadline for Objecting to Confirmation of the Plan	25
15.	Notice Parties	26
16.	Effect of Confirmation of the Plan	26
D.	CONSUMMATION OF THE PLAN	26
E.	RISK FACTORS	27
ARTICLE II.	BACKGROUND TO THE CHAPTER 11 CASES	27
A.	THE DEBTORS’ ORGANIZATIONAL STRUCTURE	27
B.	OVERVIEW OF THE DEBTORS’ BUSINESS	27
C.	SUMMARY OF THE DEBTORS’ PREPETITION DEBT	29
1.	Prepetition First Lien Loan Agreement	29
2.	Prepetition Indentures	29
3.	Other Prepetition Obligations	30
D.	LITIGATION CLAIMS	30
E.	INTENDED COMMENCEMENT OF THE DEBTORS’ CHAPTER 11 CASES	30
F.	RESTRUCTURING SUPPORT AGREEMENT	31
G.	PROPOSED USE OF CASH COLLATERAL / DEBTOR IN POSSESSION FINANCING	32
H.	REORGANIZATION STRATEGY	33
1.	Enhancing the Debtors’ Business Operations	33
2.	Appropriate Capital Structure and Exchange of Noteholder Debt	33

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7.	Injunction	74
P.	BINDING NATURE OF PLAN	75
Q.	CONFIRMATION PROCEDURES	75
1.	Confirmation Hearing	75
2.	Filing Objections to the Plan	76
R.	STATUTORY REQUIREMENTS FOR CONFIRMATION OF THE PLAN	76
1.	Best Interests of Creditors Test/Liquidation Analysis	77
2.	Feasibility	78
3.	Valuation	79
4.	Acceptance by Impaired Classes	80
5.	Confirmation Without Acceptance by Impaired Classes	81
6.	No Unfair Discrimination	82
7.	Fair and Equitable Test	82
S.	CONSUMMATION OF THE PLAN	83
ARTICLE IV.	RISK FACTORS	83
A.	CERTAIN BANKRUPTCY LAW CONSIDERATIONS	83
1.	Parties in Interest May Object to the Debtors’ Classification of Claims and Equity Interests	83
2.	The Conditions Precedent to the Effective Date of the Plan May Not Occur	83
3.	The Debtors May Fail to Satisfy the Vote Requirement	83
4.	The Debtors May Not Be Able to Secure Confirmation of the Plan	84
5.	Non-Consensual Confirmation of the Plan May Be Necessary	85
6.	Continued Risk Upon Confirmation	85
7.	The Debtors May Object to the Amount or Classification of a Claim or Equity Interest	85
8.	Risks of Not Obtaining the Funding Under the New ABL Facility, the New Roll-Up Facility or the New Money Notes and of Termination of the Commitment Agreement	86
9.	The Effective Date May Not Occur	86
10.	The Restructuring Support Agreement May Terminate	86
11.	The Chapter 11 Cases May Be Converted to Cases Under Chapter 7 of the Bankruptcy Code	86
12.	Releases, Injunctions, and Exculpations Provisions May Not Be Approved	87
B.	RISK FACTORS THAT MAY AFFECT THE VALUE OF SECURITIES TO BE ISSUED UNDER THE PLAN AND/OR RECOVERIES UNDER THE PLAN	87

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1.	There May Be a Lack of a Trading Market for the New Common Stock and There is No Assurance the New Common Stock Will be Listed on a Nationally Recognized Exchange	87
2.	To Service the Reorganized Debtors’ Indebtedness and Meet Their Operational Needs, the Reorganized Debtors Will Require a Significant Amount of Cash. Their Ability to Generate Cash Depends on Many Factors Beyond Their Control	87
3.	The Estimated Valuation of the Reorganized Debtors and the New Common Stock and the Estimated Recoveries to Holders of Allowed Claims Are Not Necessarily Representative of the Private or Public Sale Values of the New Common Stock	88
4.	Large Holders of the Prepetition Second Lien Notes May Control Reorganized Parent	88
5.	The Issuance of Equity Interests to Reorganized Parent’s Management May Dilute the Equity Ownership Interest of Other Holders of the New Common Stock	89
6.	It is Unlikely That Reorganized Parent Will Pay Dividends in the Foreseeable Future	89
7.	Tax Implications of the Plan	89
C.	MARKET AND OPERATIONAL RISKS	89
1.	The Company’s Future Operating Results are Impacted By the Volatility of the Prices of Metals, Which Could Cause Its Results to be Adversely Affected	89
2.	The Company Services Industries That are Highly Cyclical, and Any Downturn in Its Customers’ Industries Could Reduce the Company’s Revenue and Profitability	90
3.	The Company’s Industry is Highly Competitive, Which May Force the Company to Lower Its Prices and May Have an Adverse Effect on Its Operating Results	90
4.	The Company’s Operating Results are Subject to the Seasonal Nature of Its Customers’ Businesses	91
5.	Disruptions or Shortages in the Supply of Raw Materials Could Adversely Affect the Company’s Operating Results and Its Ability to Meet Customers’ Demands	91
6.	Increases in Freight and Energy Prices Would Increase the Company’s Operating Costs and It May Be Unable to Pass These Increases On to Its Customers in the Form of Higher Prices, Which May Adversely Affect Operating Results	92
7.	The Company Operates in International Markets, Which Expose It to a Number of Risks	92
8.	A Portion of the Company’s Workforce is Represented by Collective Bargaining Units, Which May Lead to Work Stoppages	93

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9.	The Company Relies Upon Its Suppliers as to the Specifications of the Metals That the Company Purchases	93
10.	The Company’s Business Could Be Adversely Affected By a Disruption to Its Primary Distribution Hubs	94
11.	The Company May Face Risks Associated with Current or Future Litigation and Claims	94
12.	The Company Could Incur Substantial Costs in Order to Comply With, or to Address Any Violations Under, Environmental and Employee Health and Safety Laws, Which Could Adversely Affect Its Operating Results	94
13.	Potential Environmental Legislative and Regulatory Actions Could Impose Significant Costs on the Operations of the Company’s Customers and Suppliers, Which Could Have a Material Adverse Impact on Its Results of Operations, Financial Condition and Cash Flows	95
D.	RISKS ASSOCIATED WITH FORWARD-LOOKING STATEMENTS	95
1.	The Financial Information Contained Herein is Based on the Debtors’ Books and Records and, Unless Otherwise Stated, No Audit was Performed	95
2.	Financial Projections and Other Forward-Looking Statements Are Not Assured, Are Subject to Inherent Uncertainty Due to the Numerous Assumptions Upon Which They Are Based and, as a Result, Actual Results May Vary	95
E.	DISCLOSURE STATEMENT DISCLAIMER	96
1.	The Information Contained Herein is for Soliciting Votes Only	96
2.	This Disclosure Statement was Not Approved by the Securities and Exchange Commission	96
3.	The Debtors Relied on Certain Exemptions From Registration Under the Securities Act	96
4.	This Disclosure Statement Contains Forward-Looking Statements	97
5.	No Legal or Tax Advice is Provided to You by This Disclosure Statement	97
6.	No Admissions Are Made by This Disclosure Statement	97
7.	No Reliance Should Be Placed on Any Failure to Identify Litigation Claims or Projected Objections	97
8.	Nothing Herein Constitutes a Waiver of Any Right to Object to Claims or Equity Interests or Recover Transfers and Assets	98
9.	The Information Used Herein was Provided by the Debtors and was Relied Upon by the Debtors’ Advisors	98
10.	The Potential Exists for Inaccuracies and the Debtors Have No Duty to Update	98

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11.	No Representations Made Outside the Disclosure Statement Are Authorized	98
ARTICLE V.	ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN	99
A.	LIQUIDATION UNDER CHAPTER 7 OF THE BANKRUPTCY CODE	99
B.	FILING OF AN ALTERNATIVE PLAN OF REORGANIZATION	99
ARTICLE VI.	ISSUANCE AND RESALE OF NEW NOTES AND NEW COMMON STOCK UNDER THE PLAN	100
A.	EXEMPTION FROM REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND BLUE SKY LAWS	100
1.	Section 4(a)(2) of the Securities Act and Regulation D Promulgated Thereunder (Offer and Issuance of New Money Notes, Exchange Notes, and Exchange Common Stock	100
2.	Section 3(a)(9) and 18(b)(4)(E) of the Securities Act (Issuance of New Common Stock Upon Conversion of New Notes)	100
3.	Section 1145 of the Bankruptcy Code (Offer and Issuance of Exchange Common Stock to Holders of Equity Interests in Parent)	101
4.	Section 4(a)(2) of the Securities Act, Rule 506 of Regulation D, and Rule 701 Under the Securities Act (Offer and Issuance of Securities Under Management Incentive Plan)	101
B.	RESALES OF NEW NOTES AND SHARES OF NEW COMMON STOCK	102
1.	Resales of the 1145 Securities	102
2.	Resales of the MIP Securities	103
3.	Resales of New Money Notes; Resales of Exchange Notes and Exchange New Common Stock Issued to Holders of Prepetition Second Lien Secured Claims and Prepetition Third Lien Secured Claims; Resales of New Common Stock Issuable Upon Conversion of New Money Notes or Exchange Notes	103
C.	LEGEND ON NEW MONEY NOTES AND MIP SECURITIES	105
ARTICLE VII.	SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN	106
A.	DEFINITION OF U.S. PERSON AND NON-U.S. PERSON	107
B.	TREATMENT OF A DEBT INSTRUMENT AS A “SECURITY”	108

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C.	TAX CONSEQUENCES FOR U.S. PERSONS HOLDING ALLOWED PREPETITION FIRST LIEN SECURED CLAIMS, PREPETITION SECOND LIEN SECURED CLAIMS, AND PREPETITION THIRD LIEN SECURED CLAIMS	108
1.	Satisfaction of Prepetition First Lien Secured Claims for Cash and / or Interests in the New Roll-Up Facility	109
2.	Exchange of Prepetition Second Lien Secured Claims and Prepetition Third Lien Secured Claims for New Notes and New Common Stock	111
3.	Original Issue Discount on the New Roll-Up Facility and the New Notes	113
4.	Distributions in Discharge of Accrued Interest	114
5.	Limitations on the Use of Capital Losses	115
6.	Tax Consequences for U.S. Person Holding Stock of Reorganized Parent	115
7.	Medicare Tax	116
D.	TAX CONSEQUENCES FOR NON-U.S. PERSONS HOLDING ALLOWED PREPETITION FIRST LIEN SECURED CLAIMS, PREPETITION SECOND LIEN SECURED CLAIMS, AND PREPETITION THIRD LIEN SECURED CLAIMS	116
1.	Gain Recognition	117
2.	Distributions in Discharge of Accrued Interest	117
3.	Non-U.S. Person Holding Interests in the New Roll-Up Facility, New Common Stock, or New Notes	118
E.	INFORMATION REPORTING AND BACKUP WITHHOLDING	121
1.	Information Reporting	121
2.	Backup Withholding	121
F.	TAX CONSEQUENCES FOR THE DEBTORS AND THE REORGANIZED DEBTORS	122
1.	Cancellation of Debt	122
2.	Net Operating Losses	123
3.	Section 382 Limitation	124
4.	Alternative Minimum Tax	126
G.	General disclaimer	126
ARTICLE VIII.	RECOMMENDATION	127

KEYSTONE TUBE COMPANY, LLC and its debtor affiliates, including A.M. CASTLE & CO., as debtors and debtors in possession in the above-captioned cases (collectively, the “Debtors” or the “Company”) are sending you this document and the accompanying materials (the “Disclosure Statement”) because you are a creditor entitled to vote to approve the Debtors’ Prepackaged Joint Chapter 11 Plan of Reorganization dated May ___, 2017, as the same may be amended from time to time (the “Plan”).2 The Company is soliciting your vote to approve the Plan (the “Solicitation”) BEFORE the filing of voluntary reorganization cases under chapter 11 of title 11 of the United States Code, as amended (the “Bankruptcy Code”). Because the chapter 11 cases have not yet been commenced, this Disclosure Statement has not been approved by the Bankruptcy Court as containing adequate information within the meaning of section 1125(a) of the Bankruptcy Code. Following the commencement of the chapter 11 cases, the Debtors expect to promptly seek orders of the Bankruptcy Court (I) approving this Disclosure Statement as containing adequate information, (II) approving the solicitation of votes as being in compliance with sections 1125 and 1126(b) of the Bankruptcy Code, and (III) confirming the Plan.

A copy of the Plan is attached hereto as Exhibit A. The Plan has the support of the Consenting Creditors (as defined therein) pursuant to the terms of the Restructuring Support Agreement (as defined below) attached hereto as Exhibit B, as amended by Exhibit B-1.

ONLY HOLDERS OF PREPETITION FIRST LIEN SECURED CLAIMS (CLASS 3), PREPETITION SECOND LIEN SECURED CLAIMS (CLASS 4), AND PREPETITION THIRD LIEN SECURED CLAIMS (CLASS 5) ARE ENTITLED TO VOTE ON THE PLAN AND ARE BEING SOLICITED UNDER THIS DISCLOSURE STATEMENT.

THE PLAN IS SUPPORTED BY THE DEBTORS AND THE CONSENTING CREDITORS REPRESENTING 100% OF THE ALLOWED PREPETITION FIRST LIEN SECURED CLAIMS, APPROXIMATELY 92% OF THE ALLOWED PREPETITION SECOND LIEN SECURED CLAIMS, AND APPROXIMATELY 61% OF THE ALLOWED PREPETITION THIRD LIEN SECURED CLAIMS. THE DEBTORS RECOMMEND THAT HOLDERS OF PREPETITION FIRST LIEN SECURED CLAIMS, PREPETITION SECOND LIEN SECURED CLAIMS, AND PREPETITION THIRD LIEN SECURED CLAIMS VOTE TO ACCEPT THE PLAN.

The Debtors believe that the Plan provides the best restructuring alternative available to these estates. Notably, the Plan is comprised of the following key elements:

●	providing a 100% recovery to Allowed General Unsecured Claims and all creditors who are Unimpaired under the Plan;

●	implementing a new senior secured exit financing facility and issuing second lien secured New Money Notes in consideration of a capital infusion of up to $40 million to refinance or exchange the Prepetition First Lien Secured Claims and to provide working capital for the Reorganized Debtors;

2 All capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Plan. To the extent that a definition of a term in the text of this Disclosure Statement and the definition of such term in the Plan are inconsistent, the definition included in the Plan shall control and govern.

●	deleveraging the Debtors’ balance sheet by exchanging approximately $200 million of the Prepetition Second Lien Notes and the Prepetition Third Lien Notes for New Common Stock in the Reorganized Debtors and certain convertible Exchange Notes, together with certain Cash distributions; and

●	extinguishing all of the existing equity interests in A.M. Castle & Co., but providing such equity Holders with the opportunity to receive a 20% share of New Common Stock in Reorganized Parent, subject to dilution, as part of a settlement encompassed in the Plan.

Through the Plan, the Debtors expect to reduce their ongoing cash interest expense by more than 70% and to create a sustainable capital structure that will uniquely position the Reorganized Debtors for success in the metals industry.

THE VOTING DEADLINE IS 4:00 P.M. PREVAILING EASTERN TIME ON
JUNE 2, 2017
(UNLESS THE DEBTORS EXTEND THE VOTING DEADLINE).

BENEFICIAL HOLDERS THAT HOLD THEIR CLAIMS THROUGH NOMINEES
MUST RETURN SUCH BENEFICIAL HOLDER BALLOTS
TO THEIR RESPECTIVE INTERMEDIARY RECORD OWNERS AS SOON
AS POSSIBLE TO ALLOW SUFFICIENT TIME FOR INTERMEDIARY
RECORD OWNERS TO VALIDATE AND INCLUDE THEIR VOTES
ON A MASTER BALLOT AND RETURN SUCH MASTER BALLOTS
TO THE VOTING AGENT ON OR BEFORE THE VOTING DEADLINE.

IN ORDER FOR YOUR VOTE TO BE COUNTED,
THE MASTER BALLOT SUBMITTED ON YOUR BEHALF
TO YOUR NOMINEE MUST BE ACTUALLY RECEIVED BY
THE VOTING AGENT ON OR BEFORE THE VOTING DEADLINE.

IF YOU HOLD YOUR CLAIMS DIRECTLY, YOU MUST RETURN YOUR
COMPLETED BALLOT TO THE VOTING AGENT ON OR BEFORE THE
VOTING DEADLINE.

IMPORTANT INFORMATION ABOUT THIS DISCLOSURE STATEMENT FOR YOU TO READ

THE DEBTORS ARE PROVIDING THE INFORMATION IN THIS DISCLOSURE STATEMENT TO HOLDERS OF CLAIMS FOR THE PURPOSE OF SOLICITING VOTES TO ACCEPT OR REJECT THE DEBTORS’ PREPACKAGED JOINT CHAPTER 11 PLAN OF REORGANIZATION. NOTHING IN THIS DISCLOSURE STATEMENT MAY BE RELIED UPON OR USED BY ANY ENTITY FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN. BEFORE DECIDING WHETHER TO VOTE FOR OR AGAINST THE PLAN, EACH HOLDER ENTITLED TO VOTE SHOULD CAREFULLY CONSIDER ALL OF THE INFORMATION IN THIS DISCLOSURE STATEMENT, INCLUDING THE RISK FACTORS DESCRIBED IN ARTICLE IV HEREIN.

UPON CONFIRMATION OF THE PLAN, CERTAIN OF THE SECURITIES DESCRIBED IN THIS DISCLOSURE STATEMENT WILL BE ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, 15 U.S.C. §§ 77A–77AA, TOGETHER WITH THE RULES AND REGULATIONS PROMULGATED THEREUNDER (THE “SECURITIES ACT”), OR SIMILAR FEDERAL, STATE, LOCAL, OR FOREIGN LAWS, IN RELIANCE ON THE EXEMPTION SET FORTH IN SECTION 1145 OF THE BANKRUPTCY CODE. OTHER SECURITIES MAY BE ISSUED PURSUANT TO OTHER APPLICABLE EXEMPTIONS UNDER THE FEDERAL SECURITIES LAWS. TO THE EXTENT EXEMPTIONS FROM REGISTRATION UNDER SECTION 1145 OF THE BANKRUPTCY CODE OR APPLICABLE FEDERAL SECURITIES LAW DO NOT APPLY, THE SECURITIES MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO A VALID EXEMPTION FROM OR IN A TRANSACTION REGISTERED UNDER THE SECURITIES ACT.

NO SECURITIES TO BE ISSUED PURSUANT TO THE PLAN HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION OR SIMILAR PUBLIC, GOVERNMENTAL OR REGULATORY AUTHORITY. THIS DISCLOSURE STATEMENT HAS NOT BEEN FILED FOR APPROVAL WITH THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE AUTHORITY AND NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS DISCLOSURE STATEMENT OR UPON THE MERITS OF THE PLAN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. NEITHER THIS SOLICITATION NOR THIS DISCLOSURE STATEMENT CONSTITUTES AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY STATE OR JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED.

THIS DISCLOSURE STATEMENT CONTAINS “FORWARD-LOOKING STATEMENTS” WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH STATEMENTS CONSIST OF ANY STATEMENT OTHER THAN A RECITATION OF HISTORICAL FACT AND CAN BE IDENTIFIED BY THE USE OF FORWARD LOOKING TERMINOLOGY SUCH AS “MAY,” “EXPECT,” “ANTICIPATE,” “ESTIMATE” OR “CONTINUE” OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. THE DEBTORS CONSIDER ALL STATEMENTS REGARDING ANTICIPATED OR FUTURE MATTERS TO BE FORWARD-LOOKING STATEMENTS. FORWARD-LOOKING STATEMENTS MAY INCLUDE STATEMENTS ABOUT:

●	THE EFFECTS OF INSOLVENCY PROCEEDINGS ON THE DEBTORS’ BUSINESS AND RELATIONSHIPS WITH THEIR CUSTOMERS AND SUPPLIERS;

●	BUSINESS STRATEGY;

●	COMPETITION;

●	TECHNOLOGY AND TECHNOLOGICAL OBSOLESCENCE OF OPERATING EQUIPMENT;

●	DEPENDENCE ON CERTAIN KEY EMPLOYEES;

●	CONCENTRATION OF CUSTOMERS;

●	FINANCIAL CONDITION, REVENUES, CASH FLOWS, AND EXPENSES;

●	LEVELS OF INDEBTEDNESS, LIQUIDITY, AND COMPLIANCE WITH DEBT COVENANTS;

●	FINANCIAL STRATEGY, BUDGET, PROJECTIONS, AND OPERATING RESULTS;

●	VARIATION FROM PROJECTED OPERATING AND FINANCIAL DATA;

●	THE DEBTORS’ ABILITY TO MAINTAIN STABLE PRICING;

●	POSSIBLE IMPAIRMENT OF THE DEBTORS’ LONG-LIVED ASSETS;

●	POTENTIAL FOR EXCESS CAPACITY;

●	METAL PRICES AND THE OVERALL HEALTH OF THE DEBTORS’ INDUSTRY;

●	CAPITAL BUDGETS AND SPENDING BY THE DEBTORS’ CUSTOMERS;

●	THE VOLATILITY OF GLOBAL COMMODITY MARKETS;

●	SUBSTANTIAL CAPITAL REQUIREMENTS;

●	THE AMOUNT, NATURE, AND TIMING OF CAPITAL EXPENDITURES;

●	VARIATION FROM BUDGETED AND PROJECTED CAPITAL EXPENDITURES;

●	AVAILABILITY AND TERMS OF CAPITAL;

●	SUCCESSFUL RESULTS FROM THE DEBTORS’ OPERATIONS;

●	THE INTEGRATION AND BENEFITS OF ASSET AND PROPERTY ACQUISITIONS;

●	EFFECTS OF ASSET AND PROPERTY ACQUISITIONS OR DISPOSITIONS;

●	CASH POSITION AND LEVELS OF INDEBTEDNESS;

●	COSTS OF CONDUCTING THE DEBTORS’ OTHER OPERATIONS;

●	GENERAL ECONOMIC AND BUSINESS CONDITIONS;

●	SUBSTANTIAL COSTS OF COMPLIANCE WITH REPORTING OBLIGATIONS, THE SARBANES-OXLEY ACT AND DEBT COVENANTS;

●	SEASONALITY OF THE DEBTORS’ BUSINESS ACTIVITY;

●	COLLECTION OF ACCOUNTS RECEIVABLE;

●	EFFECTIVENESS OF THE DEBTORS’ RISK MANAGEMENT ACTIVITIES;

●	ENVIRONMENTAL LIABILITIES;

●	COUNTERPARTY CREDIT RISK;

●	THE OUTCOME OF PENDING AND FUTURE LITIGATION;

●	UNCERTAINTY REGARDING THE DEBTORS’ FUTURE OPERATING RESULTS;

●	PLANS, OBJECTIVES, AND EXPECTATIONS;

●	THE ADEQUACY OF THE DEBTORS’ CAPITAL RESOURCES AND LIQUIDITY; AND

●	THE DEBTORS’ ABILITY TO SATISFY FUTURE CASH OBLIGATIONS AND ENVIRONMENTAL COSTS.

STATEMENTS CONCERNING THESE AND OTHER MATTERS ARE NOT GUARANTEES OF THE REORGANIZED DEBTORS’ FUTURE PERFORMANCE. THERE ARE RISKS, UNCERTAINTIES, AND OTHER IMPORTANT FACTORS THAT COULD CAUSE THE REORGANIZED DEBTORS’ ACTUAL PERFORMANCE OR ACHIEVEMENTS TO BE DIFFERENT FROM THOSE THEY MAY PROJECT, AND THE DEBTORS UNDERTAKE NO OBLIGATION TO UPDATE THE PROJECTIONS MADE HEREIN. THE READER IS CAUTIONED THAT ALL FORWARD-LOOKING STATEMENTS ARE NECESSARILY SPECULATIVE AND THERE ARE CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL EVENTS OR RESULTS TO DIFFER MATERIALLY FROM THOSE REFERRED TO IN SUCH FORWARD-LOOKING STATEMENTS. THE LIQUIDATION ANALYSIS, PROJECTIONS AND OTHER INFORMATION CONTAINED HEREIN AND ATTACHED HERETO ARE ESTIMATES ONLY, AND THE VALUE OF THE PROPERTY DISTRIBUTED TO HOLDERS OF ALLOWED CLAIMS OR EQUITY INTERESTS MAY BE AFFECTED BY MANY FACTORS THAT CANNOT BE PREDICTED. THEREFORE, ANY ANALYSES, ESTIMATES OR RECOVERY PROJECTIONS MAY OR MAY NOT TURN OUT TO BE ACCURATE.

HOLDERS OF ALLOWED GENERAL UNSECURED CLAIMS WILL NOT BE IMPAIRED BY THE PLAN AND, AS A RESULT, THE RIGHT TO RECEIVE PAYMENT IN FULL ON ACCOUNT OF EXISTING OBLIGATIONS IS NOT ALTERED BY THE PLAN. DURING THE CHAPTER 11 CASES, THE DEBTORS INTEND TO OPERATE THEIR BUSINESS IN THE ORDINARY COURSE AND WILL SEEK AUTHORIZATION FROM THE BANKRUPTCY COURT TO MAKE PAYMENT IN FULL ON A TIMELY BASIS TO ALL TRADE CREDITORS, CUSTOMERS, AND EMPLOYEES OF ALL AMOUNTS DUE PRIOR TO AND DURING THE CHAPTER 11 CASES.

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED PURSUANT TO SECTION 1125 OF THE BANKRUPTCY CODE AND BANKRUPTCY RULE 3016 AND IS NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER SIMILAR LAWS.

ALL SECURITIES DESCRIBED HEREIN ARE EXPECTED TO BE ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OR ANY STATE SECURITIES LAWS (“BLUE SKY LAWS”). THE DEBTORS INTEND TO RELY ON THE FOLLOWING EXEMPTIONS FROM REGISTRATION UNDER THE SECURITIES ACT AND BLUE SKY LAWS:

●	SECTION 4(A)(2) OF THE SECURITIES ACT, AND REGULATION D PROMULGATED THEREUNDER, TO EXEMPT FROM SUCH REGISTRATION THE OFFER AND ISSUANCE OF ANY OF THE NEW MONEY NOTES.

●	SECTION 4(A)(2) OF THE SECURITIES ACT, AND REGULATION D PROMULGATED THEREUNDER, TO EXEMPT FROM SUCH REGISTRATION THE OFFER AND ISSUANCE OF ANY OF THE EXCHANGE NOTES AND EXCHANGE COMMON STOCK TO HOLDERS OF PREPETITION SECOND LIEN SECURED CLAIMS AND PREPETITION THIRD LIEN SECURED CLAIMS.

●	SECTION 1145 OF THE BANKRUPTCY CODE TO EXEMPT FROM SUCH REGISTRATION THE ISSUANCE OF EXCHANGE COMMON STOCK TO HOLDERS OF EQUITY INTERESTS IN PARENT.

●	SECTION 4(A)(2) OF THE SECURITIES ACT AND RULE 506 OF REGULATION D AND/OR RULE 701 PROMULGATED THEREUNDER TO EXEMPT FROM SUCH REGISTRATION THE OFFER AND THE ISSUANCE OF NEW NOTES AND NEW COMMON STOCK TO OFFICERS AND OTHER KEY EMPLOYEES OF THE DEBTORS PURSUANT TO THE MANAGEMENT INCENTIVE PLAN.

●	SECTION 3(A)(9) OF THE SECURITIES ACT TO EXEMPT THE SHARES OF NEW COMMON STOCK ISSUABLE UPON CONVERSION OF THE NEW NOTES FROM REGISTRATION UNDER THE SECURITIES ACT.

THE DEBTORS RECOMMEND THAT POTENTIAL RECIPIENTS OF ANY NEW NOTES AND SHARES OF NEW COMMON STOCK PURSUANT TO THE PLAN CONSULT THEIR OWN LEGAL COUNSEL CONCERNING THE SECURITIES LAWS GOVERNING THE TRANSFERABILITY OF ANY SUCH NEW NOTES AND SHARES OF NEW COMMON STOCK.

NO LEGAL OR TAX ADVICE IS PROVIDED TO YOU BY THIS DISCLOSURE STATEMENT. THE DEBTORS URGE EACH HOLDER OF A CLAIM OR AN EQUITY INTEREST TO CONSULT WITH ITS OWN ADVISORS WITH RESPECT TO ANY LEGAL, FINANCIAL, SECURITIES, TAX OR BUSINESS ADVICE IN REVIEWING THIS DISCLOSURE STATEMENT, THE PLAN AND EACH OF THE PROPOSED TRANSACTIONS CONTEMPLATED THEREBY. FURTHER, THE BANKRUPTCY COURT’S APPROVAL OF THE ADEQUACY OF DISCLOSURES CONTAINED IN THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL OF THE MERITS OF THE PLAN OR A GUARANTEE BY THE BANKRUPTCY COURT OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN.

PACHULSKI STANG ZIEHL & JONES LLP (“PSZ&J”) IS GENERAL INSOLVENCY COUNSEL TO THE DEBTORS. PSZ&J HAS RELIED UPON INFORMATION PROVIDED BY THE DEBTORS IN CONNECTION WITH PREPARATION OF THIS DISCLOSURE STATEMENT. PSZ&J HAS NOT INDEPENDENTLY VERIFIED THE INFORMATION CONTAINED HEREIN.

THIS DISCLOSURE STATEMENT CONTAINS, AMONG OTHER THINGS, SUMMARIES OF THE PLAN, CERTAIN STATUTORY PROVISIONS, CERTAIN EVENTS IN THE DEBTORS’ CHAPTER 11 CASES AND CERTAIN DOCUMENTS RELATED TO THE PLAN THAT ARE ATTACHED HERETO AND INCORPORATED HEREIN BY REFERENCE OR THAT MAY BE FILED LATER WITH THE PLAN SUPPLEMENT. ALTHOUGH THE DEBTORS BELIEVE THAT THESE SUMMARIES ARE FAIR AND ACCURATE, THESE SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY TO THE EXTENT THAT THE SUMMARIES DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS OR STATUTORY PROVISIONS OR EVERY DETAIL OF SUCH EVENTS. IN THE EVENT OF ANY CONFLICT, INCONSISTENCY OR DISCREPANCY BETWEEN A DESCRIPTION IN THIS DISCLOSURE STATEMENT AND THE TERMS AND PROVISIONS OF THE PLAN OR ANY OTHER DOCUMENTS INCORPORATED HEREIN BY REFERENCE, THE PLAN OR SUCH OTHER DOCUMENTS WILL GOVERN AND CONTROL FOR ALL PURPOSES. EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED, FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PROVIDED BY THE DEBTORS’ MANAGEMENT. THE DEBTORS DO NOT REPRESENT OR WARRANT THAT THE INFORMATION CONTAINED HEREIN OR ATTACHED HERETO IS WITHOUT ANY MATERIAL INACCURACY OR OMISSION.

IN PREPARING THIS DISCLOSURE STATEMENT, THE DEBTORS RELIED ON FINANCIAL DATA DERIVED FROM THE DEBTORS’ BOOKS AND RECORDS AND ON VARIOUS ASSUMPTIONS REGARDING THE DEBTORS’ BUSINESS. THE DEBTORS’ MANAGEMENT HAS REVIEWED THE FINANCIAL INFORMATION PROVIDED IN THIS DISCLOSURE STATEMENT. ALTHOUGH THE DEBTORS HAVE USED THEIR REASONABLE BUSINESS JUDGMENT TO ENSURE THE ACCURACY OF THIS FINANCIAL INFORMATION, THE FINANCIAL INFORMATION CONTAINED IN, OR INCORPORATED BY REFERENCE INTO, THIS DISCLOSURE STATEMENT HAS NOT BEEN AUDITED (UNLESS OTHERWISE EXPRESSLY PROVIDED HEREIN) AND NO REPRESENTATIONS OR WARRANTIES ARE MADE AS TO THE ACCURACY OF THE FINANCIAL INFORMATION CONTAINED HEREIN OR ASSUMPTIONS REGARDING THE DEBTORS’ BUSINESS AND ITS FUTURE RESULTS AND OPERATIONS. THE DEBTORS EXPRESSLY CAUTION READERS NOT TO PLACE UNDUE RELIANCE ON ANY FORWARD-LOOKING STATEMENTS CONTAINED HEREIN.

THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE, AND MAY NOT BE CONSTRUED AS, AN ADMISSION OF FACT, LIABILITY, STIPULATION OR WAIVER. RATHER, THIS DISCLOSURE STATEMENT SHALL CONSTITUTE A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS RELATED TO POTENTIAL CONTESTED MATTERS, POTENTIAL ADVERSARY PROCEEDINGS AND OTHER PENDING OR THREATENED LITIGATION OR ACTIONS.

NO RELIANCE SHOULD BE PLACED ON THE FACT THAT A PARTICULAR LITIGATION CLAIM OR PROJECTED OBJECTION TO A PARTICULAR CLAIM OR EQUITY INTEREST IS, OR IS NOT, IDENTIFIED IN THE DISCLOSURE STATEMENT. EXCEPT AS PROVIDED UNDER THE PLAN, THE DEBTORS OR THE REORGANIZED DEBTORS MAY SEEK TO INVESTIGATE, FILE AND PROSECUTE CLAIMS AND CAUSES OF ACTION AND MAY OBJECT TO CLAIMS OR EQUITY INTERESTS AFTER THE CONFIRMATION OR EFFECTIVE DATE OF THE PLAN IRRESPECTIVE OF WHETHER THE DISCLOSURE STATEMENT IDENTIFIES ANY SUCH CLAIMS OR EQUITY INTERESTS OR OBJECTIONS TO CLAIMS OR EQUITY INTERESTS ON THE TERMS SPECIFIED IN THE PLAN.

THE DEBTORS ARE GENERALLY MAKING THE STATEMENTS AND PROVIDING THE FINANCIAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT AS OF THE DATE HEREOF WHERE FEASIBLE, UNLESS OTHERWISE SPECIFICALLY NOTED. ALTHOUGH THE DEBTORS MAY SUBSEQUENTLY UPDATE THE INFORMATION IN THIS DISCLOSURE STATEMENT, THE DEBTORS HAVE NO AFFIRMATIVE DUTY TO DO SO. HOLDERS OF CLAIMS AND EQUITY INTERESTS REVIEWING THIS DISCLOSURE STATEMENT SHOULD NOT INFER THAT, AT THE TIME OF THEIR REVIEW, THE FACTS SET FORTH HEREIN HAVE NOT CHANGED SINCE THE DISCLOSURE STATEMENT WAS SENT. INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION, MODIFICATION, OR AMENDMENT. THE DEBTORS RESERVE THE RIGHT TO FILE AN AMENDED OR MODIFIED PLAN AND RELATED DISCLOSURE STATEMENT FROM TIME TO TIME, SUBJECT TO THE TERMS OF THE RESTRUCTURING SUPPORT AGREEMENT.

THE DEBTORS HAVE NOT AUTHORIZED ANY ENTITY TO GIVE ANY INFORMATION ABOUT OR CONCERNING THE PLAN OTHER THAN THAT WHICH IS CONTAINED IN THIS DISCLOSURE STATEMENT. THE DEBTORS HAVE NOT AUTHORIZED ANY REPRESENTATIONS CONCERNING THE DEBTORS OR THE VALUE OF THEIR PROPERTY OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT.

HOLDERS OF CLAIMS ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN MUST RELY ON THEIR OWN EVALUATION OF THE DEBTORS AND THEIR OWN ANALYSES OF THE TERMS OF THE PLAN IN DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN. IMPORTANTLY, PRIOR TO DECIDING WHETHER AND HOW TO VOTE ON THE PLAN, EACH HOLDER OF A CLAIM IN A VOTING CLASS SHOULD REVIEW THE PLAN IN ITS ENTIRETY AND CONSIDER CAREFULLY ALL OF THE INFORMATION IN THIS DISCLOSURE STATEMENT AND ANY EXHIBITS HERETO, INCLUDING THE RISK FACTORS DESCRIBED IN GREATER DETAIL IN ARTICLE IV HEREIN, “RISK FACTORS.”

THE DEADLINE TO ACCEPT OR REJECT THE PLAN IS 4:00 P.M. (EASTERN TIME) ON JUNE 2, 2017, UNLESS EXTENDED BY THE DEBTORS IN THEIR DISCRETION.

IF THE PLAN IS CONFIRMED BY THE BANKRUPTCY COURT AND THE EFFECTIVE DATE OCCURS, ALL HOLDERS OF CLAIMS AGAINST, AND HOLDERS OF EQUITY INTERESTS IN (INCLUDING THOSE HOLDERS OF CLAIMS WHO DO NOT SUBMIT BALLOTS TO ACCEPT OR REJECT THE PLAN, WHO VOTE TO REJECT THE PLAN, OR WHO ARE NOT ENTITLED TO VOTE ON THE PLAN), THE DEBTORS WILL BE BOUND BY THE TERMS OF THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREBY.

NOTWITHSTANDING ANY RIGHTS OF APPROVAL PURSUANT TO THE RESTRUCTURING SUPPORT AGREEMENT OR OTHERWISE AS TO THE FORM OR SUBSTANCE OF THIS DISCLOSURE STATEMENT, THE PLAN OR ANY OTHER DOCUMENT RELATING TO THE TRANSACTIONS CONTEMPLATED THEREUNDER, NEITHER THE CONSENTING CREDITORS, NOR THEIR RESPECTIVE REPRESENTATIVES, MEMBERS, FINANCIAL OR LEGAL ADVISORS OR AGENTS, HAS INDEPENDENTLY VERIFIED THE INFORMATION CONTAINED HEREIN OR TAKES ANY RESPONSIBILITY THEREFOR  AND NONE OF THE FOREGOING ENTITIES OR PERSONS MAKES ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER CONCERNING THE INFORMATION CONTAINED HEREIN.

THE CONFIRMATION AND EFFECTIVENESS OF THE PLAN ARE SUBJECT TO CERTAIN MATERIAL CONDITIONS PRECEDENT DESCRIBED HEREIN AND SET FORTH IN ARTICLE IX OF THE PLAN. THERE IS NO ASSURANCE THAT THE PLAN WILL BE CONFIRMED, OR IF CONFIRMED, THAT THE CONDITIONS REQUIRED TO BE SATISFIED FOR THE PLAN TO BECOME EFFECTIVE WILL BE SATISFIED (OR WAIVED).

ALL EXHIBITS TO THIS DISCLOSURE STATEMENT ARE INCORPORATED INTO AND ARE A PART OF THIS DISCLOSURE STATEMENT AS IF SET FORTH IN FULL HEREIN.

EXHIBITS

EXHIBIT A – Plan of Reorganization

EXHIBIT B – Restructuring Support Agreement (with exhibits)

EXHIBIT B-1 - Amendment to Restructuring Support Agreement (with exhibit)

EXHIBIT C – Organizational Chart of the Debtors

EXHIBIT D – Liquidation Analysis

EXHIBIT E – Financial Projections

EXHIBIT F – Valuation Analysis

THE DEBTORS HEREBY ADOPT AND INCORPORATE EACH EXHIBIT ATTACHED TO THIS DISCLOSURE STATEMENT BY REFERENCE AS THOUGH FULLY SET FORTH HEREIN.

ARTICLE I.

EXECUTIVE SUMMARY

Only Holders of Prepetition First Lien Secured Claims (Class 3), Prepetition Second Lien Secured Claims (Class 4), and Prepetition Third Lien Secured Claims (Class 5) are entitled to vote on the Plan and are being solicited under this Disclosure Statement.

In the opinion of the Debtors, the Plan is preferable to the alternatives described in this Disclosure Statement because it provides for a larger distribution to the Debtors’ creditors and interest holders than would otherwise result in a liquidation under chapter 7 of the Bankruptcy Code. The Plan will provide an efficient, expeditious restructuring through the prepackaged process, which is designed to significantly reduce the Company’s interest expenses, minimize disruption to the Company’s business endeavors, stabilize the Company’s balance sheet, and provide a platform for renewed success. Any delay in confirmation of the Plan could result in significant administrative expenses resulting in smaller distributions to Holders of Allowed Claims than that which is proposed under the Plan. Accordingly, the Debtors recommend that all Holders of Impaired Claims support confirmation of the Plan and vote to accept the Plan.

Holders of 100% in outstanding principal amount of the Prepetition First Lien Secured Claims, approximately 92% in outstanding principal amount of the Prepetition Second Lien Secured Claims, and approximately 61% in outstanding principal amount of the Prepetition Third Lien Secured Claims entitled to vote on the Plan have already agreed, subject to the terms and conditions of the Restructuring Support Agreement, to vote in favor of the Plan.

This Executive Summary is being provided to Holders of Prepetition First Lien Secured Claims, Prepetition Second Lien Secured Claims, and Prepetition Third Lien Secured Claims as an overview of the material items addressed in the Disclosure Statement and the Plan, which is qualified by reference to the entire Disclosure Statement and by the actual terms of the Plan (and including all exhibits attached hereto and to the Plan), and should not be relied upon for a comprehensive discussion of the Disclosure Statement and/or the Plan. Prior to soliciting votes on a proposed plan of reorganization, section 1125 of the Bankruptcy Code requires a debtor to prepare a disclosure statement containing information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment regarding acceptance or rejection of the plan of reorganization. As such, this Disclosure Statement is being submitted in accordance with the requirements of section 1125 of the Bankruptcy Code. This Disclosure Statement includes, without limitation, information about:

●	the Debtors’ operating and financial history;

●	the significant events that have occurred to date;

●	the solicitation procedures for voting on the Plan;

●	the Confirmation process and the voting procedures that Holders of Claims who are entitled to vote on the Plan must follow for their votes to be counted;

●	the terms and provisions of the Plan, including certain effects of Confirmation of the Plan, certain risk factors relating to the Debtors or the Reorganized Debtors, the Plan and the securities to be issued under the Plan, and the manner in which distributions will be made under the Plan; and

●	the proposed organization, operations and financing of the Reorganized Debtors if the Plan is confirmed and becomes effective.

The Plan contemplates deemed substantive consolidation of the Debtors for voting and Plan distribution purposes only with respect to the Claims. If, however, the Plan cannot be confirmed as to some or all of the Debtors, then, in the Debtors’ sole discretion, but without prejudice to the respective parties’ rights under the Restructuring Support Agreement, (a) the Plan may be revoked as to all of the Debtors, or (b) the Debtors may revoke the Plan as to any Debtor (and any such Debtor’s Chapter 11 Case may be converted to a chapter 7 liquidation, continued or dismissed in the Debtors’ sole discretion) and confirm the Plan as to the remaining Debtors to the extent required. The Debtors reserve the right to seek confirmation of the Plan pursuant to the “cram down” provisions contained in section 1129(b) of the Bankruptcy Code with respect to any non-accepting Class of Claims.

In connection with developing the Plan, the Company reviewed its current business operations and compared its prospects as an ongoing business enterprise with the estimated recoveries in various liquidation scenarios. As a result, the Company concluded that the Company’s enterprise value would be maximized by continuing to operate as a going concern. The Company believes that its business and assets have significant value that would not be realized in a liquidation, either in whole or in substantial part. Consistent with the liquidation analysis described herein, the value of the Company’s assets would be considerably greater if the Company operates as a going concern instead of liquidating. Moreover, the Company believes that any alternative to Confirmation of the Plan, such as an out-of-court restructuring, liquidation, or attempts by another party in interest to file a plan of reorganization, would result in significant delays, litigation, and additional costs, and ultimately would diminish the Company’s enterprise value. Accordingly, the Company strongly recommends that all Holders of Prepetition First Lien Secured Claims (Class 3), Prepetition Second Lien Secured Claims (Class 4), and Prepetition Third Lien Secured Claims (Class 5) vote to accept the Plan.

A.	AN OVERVIEW OF THE CHAPTER 11 PROCESS

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Pursuant to chapter 11 of the Bankruptcy Code, a debtor may remain in possession of its assets and business and attempt to reorganize its business for the benefit of such debtor, its creditors and other parties in interest.

The commencement of a reorganization case creates an estate comprised of all of the legal and equitable interests of a debtor in property as of the date that the bankruptcy petition is filed. Sections 1107 and 1108 of the Bankruptcy Code provide that a debtor may continue to operate its business and remain in possession of its property as a “debtor in possession,” unless the bankruptcy court orders the appointment of a trustee. The filing of a bankruptcy petition also triggers the automatic stay provisions of section 362 of the Bankruptcy Code which provide, among other things, for an automatic stay of all attempts to collect prepetition claims from a debtor or otherwise interfere with its property or business. Except as otherwise ordered by the bankruptcy court, the automatic stay generally remains in full force and effect until the effective date of a plan of reorganization, following confirmation of such plan of reorganization.

The Bankruptcy Code provides that upon commencement of a chapter 11 bankruptcy case, the Office of the United States Trustee may appoint a committee of unsecured creditors and may, in its discretion, appoint additional committees of creditors or of equity interest holders if necessary to assure adequate representation.

Upon the commencement of a chapter 11 bankruptcy case, all creditors and equity interest holders have standing to be heard on any issue in the chapter 11 proceedings pursuant to section 1109(b) of the Bankruptcy Code.

The formulation and confirmation of a plan of reorganization is the principal objective of a chapter 11 case. The plan of reorganization sets forth the means of satisfying the claims against and equity interests in the debtor.

B.	SUMMARY OF THE PLAN

After weeks of active and arm’s-length negotiations, the Company, in consultation with its advisors, reached agreement on the terms of the Plan with the Consenting Creditors, representing approximately 92% by principal amount in the aggregate of the Holders of Prepetition First Lien Secured Claims, Prepetition Second Lien Secured Claims, and Prepetition Third Lien Secured Claims. The Company believes that the Plan is the best restructuring alternative reasonably available to the Company. Because Holders of Prepetition First Lien Secured Claims, Prepetition Second Lien Secured Claims, and Prepetition Third Lien Secured Claims are the only impaired creditor Classes under the Plan, only such Holders are entitled to vote on the Plan.

The Plan represents a significant achievement for the Company and should greatly enhance the Company’s ability to reorganize successfully and expeditiously. Through confirmation of the Plan, the Company will restructure and substantially deleverage its balance sheet; obtain new exit financing on advantageous terms; reduce its cash interest expense to a level that is aligned with its expected future cash flows; and retain additional flexibility to invest in growth initiatives to maximize enterprise value. For all of these reasons, the Company believes that it will have sufficient liquidity during the course of the Chapter 11 Cases and will be well-positioned going forward.

As of the date hereof, the Debtors had outstanding debt having a principal amount of approximately $300 million. Upon emergence from chapter 11, the Reorganized Debtors expect to have outstanding debt primarily consisting of obligations under a contemplated new $75 million asset based revolving credit facility and New Notes that will be issued in an aggregate initial principal amount of up to $167.4 million. Accordingly, the Reorganized Debtors will have a significantly deleveraged and improved balance sheet and a more appropriate capital structure. Moreover, the New Notes will be convertible into shares of New Common Stock pursuant to the terms and conditions set forth in the New Notes Documents. Any such conversions after the Effective Date would further deleverage and improve the Reorganized Debtors’ balance sheet.

Pursuant to the Restructuring Support Agreement, subject to the terms and conditions set forth therein, the Debtors have obtained the agreement of Holders of 100% in principal amount of the Prepetition First Lien Secured Claims, approximately 92% in principal amount of the Prepetition Second Lien Secured Claims, and approximately 61% in principal amount of the Prepetition Third Lien Secured Claims to vote in support of the Plan. As of the anticipated Petition Date, the Prepetition First Lien Secured Claims consist of an outstanding principal amount of $112.0 million, the Prepetition Second Lien Secured Claims consist of an outstanding principal amount of $177.0 million, and the Prepetition Third Lien Secured Claims consist of an outstanding principal amount of $22.3 million, respectively, in each case together with any other obligations owed by the Debtors under the applicable debt documents. Under the Plan, the Prepetition First Lien Secured Claims will be paid in full through the New ABL Facility or refinanced and exchanged into the New Roll-Up Facility, and the Prepetition Second Lien Secured Claims and the Prepetition Third Lien Secured Claims will be exchanged for a respective share of New Notes and New Common Stock in Reorganized Parent, subject to, among other things, dilution on account of shares of New Common Stock issued upon conversion of the New Notes and shares issued or available for issuance under the Management Incentive Plan. All Allowed Other Secured Claims will receive either: (A) payment in full in Cash; (B) such other less favorable treatment as to which the Debtors or Reorganized Debtors and the Holder of such Allowed Secured Claim will have agreed upon in writing; (C) the collateral securing such Allowed Secured Claim; or (D) other treatment rendering such Claim Unimpaired. Holders of General Unsecured Claims will receive payment in full and are unimpaired under the Plan. Equity Interests in Parent will be extinguished, but Holders of Equity Interests will be entitled to share in a portion of the New Common Stock as part of a settlement embodied in the Plan if such Holders do not object to the Plan and provide third party releases as part of the Plan.

The Plan is feasible and will be implemented with existing cash-on-hand and funding under the New ABL Facility or New Roll-Up Facility and the New Notes. The New Roll-Up Facility, if it becomes necessary, will be provided to the Holders of Prepetition First Lien Secured Claims in exchange for, together with certain Cash distributions, such Claims. In addition, certain Consenting Creditors have agreed to purchase the New Money Notes pursuant to the Commitment Agreement.

This Disclosure Statement contains descriptions of the material terms of the New ABL Facility, New Roll-Up Facility, the New Notes, and other Plan-related documentation. The definitive documents are in the process of being finalized and will be filed with the Bankruptcy Court as part of the Plan Supplement at a later date.

C.	PURPOSE AND EFFECT OF THE PLAN

1.	Plan of Reorganization Under Chapter 11 of the Bankruptcy Code

The Debtors are reorganizing pursuant to chapter 11 of the Bankruptcy Code, which is the principal business reorganization chapter of the Bankruptcy Code. As a result, the confirmation of the Plan means that the Reorganized Debtors will continue to operate their business going forward and does not mean that the Debtors will be liquidated or forced to go out of business. Additionally, a bankruptcy court’s confirmation of a plan binds the debtor, any entity acquiring property under the plan, any holder of a claim or an equity interest in a debtor and all other entities as may be ordered by the bankruptcy court in accordance with the applicable provisions of the Bankruptcy Code to the terms and conditions of the confirmed plan, whether or not such Entity voted on the plan or affirmatively voted to reject the plan.

2.	Financial Restructurings in Connection With the Plan

The Plan contemplates certain transactions, including, without limitation, the following (described in greater detail in Article III herein):

●	Prior to the Effective Date, the Company will enter into the Commitment Agreement with certain Consenting Creditors (the “Commitment Parties”) pursuant to which such Consenting Creditors will commit to purchase New Notes (the “New Money Notes”) for an aggregate purchase price of up to $40 million (the “New Money Amount”), subject to decrease based on the Reorganized Debtors’ Opening Liquidity as of the Effective Date. The New Money Notes will be issued at a price of $800 in cash for each $1,000 in principal amount of New Money Notes, but shall otherwise contain the same terms and conditions as the Exchange Notes offered to the Company’s other creditors, and the MIP Notes issued pursuant to the Management Incentive Plan, each as discussed below. In consideration for the Commitment Parties’ agreements in the Commitment Agreement, the Commitment Parties shall receive a put option payment equal to $2.0 million (which represents 5.0% of the maximum New Money Amount) (the “Put Option Payment”).

●	The Company will use best efforts to enter into a new asset-based revolving credit facility (the “New ABL Facility”) on or before the Effective Date, the final form and substance of which shall conform to the Restructuring Support Agreement and be acceptable to the Required Consenting Creditors.

●	If the Company is unable to close on the New ABL Facility on or before the Effective Date, then the Prepetition First Lien Lenders (the “New Roll-Up Lenders”) will receive on account of their Prepetition First Lien Secured Claims, inter alia, as of the Effective Date, a new first lien term loan credit facility in an aggregate initial principal amount equal to the amount of any unpaid Prepetition First Lien Secured Claims that are not otherwise satisfied in Cash (the “New Roll-Up Facility”). The New Roll-Up Facility, if any, shall (a) bear interest at the fixed annual rate of 10.0% for the first eighteen (18) months and 11.0% for the next 18 months, payable monthly in cash, (b) have a maturity date that is three years after the Effective Date, (c) may be prepaid in full at any time during the first eighteen (18) months subject to payment of a prepayment premium equal to 101.0% of the principal amount so prepaid, and thereafter with no prepayment penalty, and (d) shall otherwise be in form and substance acceptable to the Roll-up Lenders, the Company and the Required Consenting Creditors. The Reorganized Debtors, including certain of Reorganized Parent’s direct and indirect subsidiaries, shall be obligors under the New Roll-Up Facility, which shall be secured by a first priority perfected security interest on all or substantially all of the obligors’ assets, subject to certain exceptions to be agreed upon.

●	Either the New ABL Facility or the New Roll-Up Facility shall provide, as of the Effective Date, sufficient funding or deemed funding, together with the Debtors’ Cash on hand including the proceeds from the New Money Notes, to satisfy the DIP Facility Claims (if any) and the Prepetition First Lien Secured Claims in full.

●	On the Effective Date, Reorganized Parent shall issue new senior secured convertible notes (the “New Notes”) in an aggregate initial principal amount of up to $167.4 million, which shall consist of (i) $115.0 million in aggregate initial principal amount of Exchange Notes, which shall be convertible into 60.36% of the New Common Stock on a fully diluted basis as of the Effective Date (assuming for illustrative purposes only that the New Money Amount is $35 million and that the Debtors incur the New ABL Facility on the Effective Date with initial borrowings (together with any borrowings under any Foreign Facilities, as defined in Schedule A) of $75. million), (ii) up to $50.0 million in aggregate initial principal amount of New Money Notes, which shall be convertible into up to 22.96% of the New Common Stock on a fully diluted basis as of the Effective Date pursuant to the Commitment Agreement (assuming for illustrative purposes only that the New Money Amount is $35 million and that the Debtors incur the New ABL Facility on the Effective Date with initial borrowings (together with any borrowings under any Foreign Facilities, as defined in Schedule A) of $75.5 million), and (iii) $2.4 million in aggregate initial principal amount of MIP Notes. On the Effective Date, on an as-converted and fully-diluted basis, the New Common Stock (including the New Common Stock issuable upon conversion of the New Notes) shall be allocated in a manner consistent with the methodology set forth on Schedule A hereto, and the conversion rate of the New Notes shall reflect such allocations and methodology. The New Notes shall be governed by the New Notes Documents, which shall be in form and substance consistent with the Restructuring Support Agreement and acceptable to the Required Consenting Creditors.

●	The New Notes will (a) have a maturity date that is five (5) years after the Effective Date, (b) bear interest at the fixed annual rate of (i) if the Company has closed on a New ABL Facility on or before the Effective Date, either (A) 5.0% payable quarterly in cash or (B) if payment of interest in cash would trigger a covenant default or block access to required liquidity under the New ABL Facility, 7.0% payable quarterly in-kind or (ii) if the Company has closed on the New Roll-Up Facility on or before the Effective Date, either (A) 5.0% payable quarterly in cash or (B) at the election of the Company based on management’s reasonable, good faith assessment of then current liquidity, 7.0% payable quarterly in kind, (c) be secured by a perfected (i) second priority lien on all of the issuer’s and guarantors’ assets that secure the New ABL Facility or New Roll-Up Facility, as applicable, and (ii) first priority lien on any assets that do not secure the New ABL Facility or New Roll-Up Facility, as applicable, and (d) be convertible into New Common Stock at any time at the option of the holder of such New Notes at a conversion premium of 20.0% based on a total enterprise value of the Company of $250 million. The New Notes Indenture will contain restrictive covenants that are substantially similar to those contained in the Prepetition Second Lien Indenture, with certain adjustments to be agreed by the Company and the Required Consenting Creditors. The New Notes will be subject to anti-dilution protections substantially similar to those contained in the Prepetition Third Lien Indenture.

●	In full and final satisfaction of the Prepetition First Lien Secured Claims, each Holder of an Allowed Prepetition First Lien Secured Claim will receive, as applicable, in full satisfaction, settlement, discharge and release of, and in exchange for, such Claim, (a) in the event that the Debtors incur the New ABL Facility on the Effective Date, Cash in an amount equal to the amount of such Allowed Prepetition First Lien Secured Claim, or (b) in the event that the Debtors incur the New Roll-Up Facility on the Effective Date, its Pro Rata share of (1) Cash in an amount equal to the Exit Fee (as defined in the Prepetition First Lien Loan Agreement) plus all accrued and unpaid interest through and including the Effective Date, and (2) term loans under the New Roll-Up Facility in an aggregate principal amount equal to the amount of all Allowed Prepetition First Lien Secured Claims less the amount of Cash paid pursuant to the preceding clause (b)(1).

●	In full and final satisfaction of the Prepetition Second Lien Secured Claims, on the Effective Date, each Holder of a Prepetition Second Lien Secured Claim will receive its Pro Rata share of (a) New Notes in an aggregate initial principal amount equal to $111.875 million, (b) 65.0% of the New Common Stock, subject to dilution only on account of (i) shares of New Common Stock issued upon conversion of the New Notes and (ii) the Management Incentive Plan, and (c) cash in amount equal to $6.65 million.

●	In full and final satisfaction of the Prepetition Third Lien Secured Claims, on the Effective Date, each Holder of a Prepetition Third Lien Secured Claim will receive its Pro Rata share of (a) New Notes in an aggregate initial principal amount equal to $3.125 million, and (b) 15.0% of the New Common Stock, subject to dilution only on account of (i) shares of New Common Stock issued upon conversion of the New Notes and (ii) the Management Incentive Plan.

●	Holders of Allowed General Unsecured Claims will either receive, on account of such claims, payment in full in cash or otherwise have their rights reinstated under the Bankruptcy Code.

●	The existing Equity Interests in the Parent shall be extinguished and Holders thereof shall not receive any recovery on account of such Equity Interests. However, in full settlement of any potential claims that the Holders of Equity Interests in Parent could assert against the Debtors, on the Effective Date, each Holder of an Equity Interest in Parent who does not object to the Plan and does not opt-out of the releases contained in the Plan will receive such Holder’s Pro Rata share of 20.0% of the New Common Stock, subject to dilution only on account of (i) shares of New Common Stock issued upon conversion of the New Notes and (ii) the Management Incentive Plan. On the Effective Date, all warrants and options to purchase Equity Interests in Parent and any related claims will be cancelled.

●	Upon the Effective Date, the Reorganized Parent is expected to continue to be a reporting company under the Securities Exchange Act of 1934, as amended, with a single class of equity interest (the “New Common Stock”). The New Common Stock shall be subject to customary registration rights.

●	The board of directors of the Reorganized Parent (the “New Board”) shall be comprised of five members: (i) the President and Chief Executive Officer of the Reorganized Parent, (ii) Jon Mellin, and (iii) three directors selected by the Consenting Creditors. Steven W. Scheinkman will be chairperson of the New Board until the 2018 annual shareholders meeting, or longer if approved by the New Board.

●	The Reorganized Parent will adopt and implement a new management equity incentive plan (the “Management Incentive Plan”). Among other things, the Management Incentive Plan will provide for 10% of the New Common Stock outstanding as of the Effective Date on a fully diluted basis other than on account of any dilution from shares of New Common Stock issued upon conversion of the New Money Notes (as adjusted to exclude any original issue discount and any Put Option Payment associated with such notes) to be reserved for grants to be approved by the New Board for directors, officers, and other key employees of the Reorganized Company (the “MIP Pool”). The MIP Pool shall consist of $2.4 million in aggregate initial principal amount of New Notes, and the remainder shall be in the form of New Common Stock.

3.	Plan Overview

The Plan provides for the classification and treatment of Claims against and Equity Interests in the Debtors. For classification and treatment of Claims and Equity Interests, the Plan designates Classes of Claims and Classes of Equity Interests. These Classes and Plan treatments take into account the differing nature and priority under the Bankruptcy Code of the various Claims and Equity Interests.

The following chart briefly summarizes the classification and treatment of Claims and Equity Interests under the Plan.3 Amounts listed below are estimated.

In accordance with section 1122 of the Bankruptcy Code, the Plan provides for nine (9) Classes of Claims against and/or Equity Interests in the Debtors.

3 This chart is only a summary of the classification and treatment of Claims and Equity Interests under the Plan. References should be made to the entire Disclosure Statement and the Plan for a complete description.

THE PROJECTED RECOVERIES SET FORTH IN THE TABLE BELOW ARE ESTIMATES ONLY AND THEREFORE ARE SUBJECT TO CHANGE. FOR A COMPLETE DESCRIPTION OF THE DEBTORS’ CLASSIFICATION AND TREATMENT OF CLAIMS OR EQUITY INTERESTS, REFERENCE SHOULD BE MADE TO THE ENTIRE PLAN AND THE RISK FACTORS DESCRIBED IN ARTICLE IV BELOW. THE TABLE IS INTENDED FOR ILLUSTRATIVE PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR A REVIEW OF THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY. FOR CERTAIN CLASSES OF CLAIMS, THE ACTUAL AMOUNT OF ALLOWED CLAIMS COULD BE MATERIALLY DIFFERENT THAN THE ESTIMATED AMOUNTS SHOWN IN THE TABLE BELOW.

Class	Type of Claim or Interest	Estimated Prepetition Claim Amount	Impairment	Entitled to Vote	Estimated Recovery Under Plan
1	Other Priority Claims	$0	No	No	100%
2	Other Secured Claims	$0	No	No	100%
3	Prepetition First Lien Secured Claims	$112.0 million (plus accrued interest)	Yes	Yes	100%, either through New ABL Facility or New Roll-Up Facility and Cash
4	Prepetition Second Lien Secured Claims	$177.0 million (plus accrued interest)	Yes	Yes	63%-69% (approx.)[4]
5	Prepetition Third Lien Secured Claims	$22.3 million (plus accrued interest)	Yes	Yes	14%-26% (approx.)[5]
6	General Unsecured Claims	$90 million - $100 million (approx.)	No	No	100%
7	Intercompany Claims	N/A	No	No	100%
8	Equity Interests in Parent	N/A	Yes	No	—%[6]
9	Equity Interests in Subsidiaries	N/A	No	No	100%

4 Estimated recovery is based upon the New Notes to be issued in the original principal amount of $111.875 million, plus $6.65 million in Cash, plus 65% of the New Common Stock, subject to dilution as set forth in the Plan, which together are estimated to yield a recovery in the aggregate of $119 million to $131 million.

5 Estimated recovery is based upon the New Notes to be issued in the original principal amount of $3.125 million, plus 15% of the New Common Stock, subject to dilution as set forth in the Plan which together are estimated to yield a recovery in the aggregate of $3 million to $6 million.

6 As part of a settlement encompassed in the Plan, Holders of Equity Interests in Parent who do not object to the Plan and do not opt-out of certain third party releases are entitled to share in 20% of the New Common Stock, subject to dilution as set forth in the Plan, which is estimated to yield a recovery of $0.1 million to $4 million.

4.	Who May Vote on the Plan

Each Holder of an Allowed Claim in Classes 3, 4, and 5 is entitled to vote either to accept or to reject the Plan. Only those votes cast by Holders of Allowed Claims in Classes 3, 4, and 5 shall be counted in determining whether acceptances have been received sufficient in number and amount to obtain Confirmation. An Impaired Class of Claims shall have accepted the Plan if: (a) the Holders (other than any Holder designated under section 1126(e) of the Bankruptcy Code) of at least two-thirds in amount of the Allowed Claims actually voting in such Class have voted to accept the Plan, and (b) the Holders (other than any Holder designated under section 1126(e) of the Bankruptcy Code) of more than one-half in number of the Allowed Claims actually voting in such Class have voted to accept the Plan. Classes 1, 2, 6, 7, and 9 are Unimpaired under the Plan, are each deemed to accept the Plan by operation of law, and are not entitled to vote on the Plan. Class 8 is Impaired under the Plan and deemed to reject the Plan by operation of law. Holders of Claims in Class 8 are not entitled to vote on the Plan. Without limiting the foregoing, in the event that any Class of Claims entitled to vote on the Plan fails to accept the Plan as required by section 1129(a) of the Bankruptcy Code, the Plan may be amended subject to the Restructuring Support Agreement and, in any event, the Debtors reserve the right to seek confirmation of the Plan over such rejection pursuant to section 1129(b) of the Bankruptcy Code.

5.	Summary of Solicitation Package and Voting Instructions

The following materials constitute the solicitation package with respect to the Plan enclosed herewith (the “Solicitation Package”):

●	a solicitation cover letter from the Company addressed to the voting creditor;

●	the appropriate form of Ballot and instructions for completing the Ballot;

●	this Disclosure Statement with all exhibits; and

●	the Plan (as an exhibit hereto).

Only Holders of Prepetition First Lien Secured Claims (Class 3), Prepetition Second Lien Secured Claims (Class 4), and Prepetition Third Lien Secured Claims (Class 5) are entitled to vote to accept or reject the Plan. All parties entitled to vote to accept or reject the Plan shall receive by email, or a paper copy of, each appropriate Ballot. Any party who desires additional paper copies of these documents may request copies from Kurtzman Carson Consultants LLC (the “Voting Agent”) at no charge by: (i) accessing the Debtors’ restructuring website at http://www.kccllc.net/amcastle; (ii) calling the Voting Agent at 877-833-4150 (toll free) or +1 917-281-4800; or (iii) emailing AMCastleInfo@kccllc.com.

The Voting Agent will, among other things, answer questions, provide additional copies of all Solicitation Package materials, and generally oversee the solicitation process.

Only the Holders of Claims in Classes 3, 4, and 5 are entitled to vote to accept or reject the Plan. To be counted, Ballots cast by Holders must be received by the Voting Agent by 4:00 p.m. (prevailing Eastern Time) on June 2, 2017, the Voting Deadline. Voting instructions are attached to each Ballot.

If you are a Beneficial Holder of Class 4 Prepetition Second Lien Secured Claims or Class 5 Prepetition Third Lien Secured Claims held through a broker, bank, dealer, agent, or other nominee (each of the foregoing, a “Nominee”), please return your Ballot to your Nominee in order to allow for sufficient time to permit your Nominee to deliver a Master Ballot including your vote to the Debtors’ Voting Agent by the Voting Deadline.

Any Ballot that is properly executed by the Holder of a Claim but fails to clearly indicate an acceptance or rejection, or that indicates both an acceptance and a rejection of the Plan, shall not be counted.

All Ballots are accompanied by voting instructions. It is important to follow the specific instructions provided with the Ballot. Voting tabulation procedures are set forth in the Ballots.

Unless the Company in its discretion decides otherwise, any Ballot received after the Voting Deadline shall not be counted. The Voting Agent will process and tabulate received Ballots and will File a voting report as soon as practicable on or after the Petition Date.

Parties may contact the Voting Agent with any questions related to the solicitation procedures applicable to their Claims.

The Plan Supplement will be Filed by the Debtors no later than five (5) Business Days (unless otherwise ordered by the Bankruptcy Court) before the date fixed by the Bankruptcy Court to consider confirmation of the Plan. When Filed, the Plan Supplement will be available in both electronic and hard copy form.

The Company intends to rely on section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder to exempt from registration under the Securities Act and Blue Sky Laws the offer and issuance of (a) the New Money Notes and (b) the Exchange Notes and Exchange Common Stock to be issued to Holders of the Prepetition Second Lien Secured Claims and Holders of the Prepetition Third Lien Secured Claims.

The Company intends to rely on section 1145 of the Bankruptcy Code to exempt from registration under the Securities Act and Blue Sky Laws the offer and issuance of Equity Interests in Parent under the Plan. The Company intends to rely on Section 3(a)(9) of the Securities Act to exempt the shares of New Common Stock issuable upon conversion of the New Notes (including but not limited to the MIP Notes) from registration under the Securities Act.

The Company intends to rely on section 4(a)(2) of the Securities Act and Rule 506 of Regulation D and/or Rule 701 under the Securities Act to exempt from registration under the Securities Act and Blue Sky Laws the offer and the issuance of MIP Notes and shares of the New Common Stock to officers and other key employees of the Company pursuant to the Management Incentive Plan.

6.	Confirmation of the Plan

(a)	Generally

“Confirmation” is the technical term for the Bankruptcy Court’s approval of a plan of reorganization or liquidation. The timing, standards and factors considered by the Bankruptcy Court in deciding whether to confirm a plan of reorganization are discussed below.

The confirmation of a plan of reorganization by the Bankruptcy Court binds the debtor, any issuer of securities under a plan of reorganization, any person acquiring property under a plan of reorganization, any creditor or equity interest holder of a debtor, and any other person or entity as may be ordered by the Bankruptcy Court in accordance with the applicable provisions of the Bankruptcy Code. Subject to certain limited exceptions, the order issued by the Bankruptcy Court confirming a plan of reorganization discharges a debtor from any debt that arose before the confirmation of such plan of reorganization and provides for the treatment of such debt in accordance with the terms of the confirmed plan of reorganization.

(b)	The Confirmation Hearing

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on Confirmation of the Plan. Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to Confirmation of the Plan.

Following commencement of the Chapter 11 Cases, the Company intends to promptly schedule a Confirmation Hearing and will provide notice of the Confirmation Hearing to all necessary parties. The Confirmation Hearing may be adjourned from time to time without further notice except for an announcement of the adjourned date made at the Confirmation Hearing of any adjournment thereof.

7.	Confirming and Consummating the Plan

It is a condition to Confirmation of the Plan that the Bankruptcy Court shall have entered the Confirmation Order in form and substance acceptable to the Debtors and Required Consenting Creditors. Certain other conditions contained in the Plan must be satisfied or waived pursuant to the provisions of the Plan.

8.	Rules of Interpretation

The following rules for interpretation and construction shall apply to this Disclosure Statement: (1) capitalized terms used in the Disclosure Statement and not otherwise defined shall have the meaning ascribed to such terms in the Plan; (2) unless otherwise specified, any reference in this Disclosure Statement to a contract, instrument, release, indenture, or other agreement or document shall be a reference to such document in the particular form or substantially on such terms and conditions described; (3) unless otherwise specified, any reference in this Disclosure Statement to an existing document, schedule, or exhibit, whether or not filed, shall mean such document, schedule, or exhibit, as it may have been or may be amended, modified, or supplemented; (4) any reference to an entity as a Holder of a Claim or Equity Interest includes that Entity’s successors and assigns; (5) unless otherwise specified, all references in this Disclosure Statement to Sections are references to Sections of this Disclosure Statement; (6) unless otherwise specified, all references in this Disclosure Statement to exhibits are references to exhibits in this Disclosure Statement; (7) unless otherwise set forth in this Disclosure Statement, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (8) any term used in capitalized form in this Disclosure Statement that is not otherwise defined in this Disclosure Statement or the Plan but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.

9.	The Voting Record Date

The Voting Record Date is May 10, 2017. Only Holders of Allowed Claims in the Voting Classes on the Voting Record Date received the Solicitation Package and are allowed to vote to accept or reject the Plan.

10.	Other Restructuring Documents

Holders of Prepetition First Lien Secured Claims (Class 3), Prepetition Second Lien Secured Claims (Class 4), and Prepetition Third Lien Secured Claims (Class 5) on the Voting Record Date will receive the Solicitation Package, which will be delivered by the Company via its Voting Agent.

In addition to the Solicitation Package, Holders of Claims in the Voting Classes on the Voting Record Date will receive, after the commencement of the Chapter 11 Cases and as ordered by the Bankruptcy Court, the following supplemental materials (the “Supplemental Materials”):

(i)	a notice of the Confirmation Hearing approved by the Bankruptcy Court for transmission to Holders of Claims and other parties in interest (the “Confirmation Hearing Notice”); and

(ii)	such other materials as the Bankruptcy Court may direct.

11.	Distribution of Confirmation Hearing Notice to Holders of Claims and Equity Interests in Non-Voting Classes and Holders of Disputed Claims

As set forth above, certain Holders of Claims and Equity Interests are not entitled to vote on the Plan. As a result, such parties will not receive Solicitation Packages or Supplemental Materials but, instead, will receive the Confirmation Hearing Notice, after the commencement of the Chapter 11 Cases, that explains, among other things, (i) that Classes 1, 2, 6, and 7 and Equity Interests in Class 9 are Unimpaired under the Plan, and therefore, are presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, (ii) that Holders of Class 8 Equity Interests in Parent are Impaired and shall receive no distribution under the Plan on account of Equity Interests in Parent and are therefore deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code, (iii) instructions for Holders of Claims and Equity Interests on how they may obtain a copy of the Plan and this Disclosure Statement, (iv) the deadline by which to object to confirmation of the Plan; and (v) the Confirmation Hearing date and time.

Further, Holders of Class 8 Equity Interests in Parent will receive a notice and election form providing such Holders with the opportunity to opt-out of the settlement and releases proposed under the Plan. Any Holders of Class 8 Equity Interests in Parent that choose to opt-out will not receive any distributions under the Plan.

Contract and Lease Counterparties. Parties to certain of the Debtors’ executory contracts and unexpired leases may not have Claims pending the disposition of their contracts or leases by assumption or rejection under the Plan. Such parties nevertheless will receive the Confirmation Hearing Notice after the Debtors’ chapter 11 cases are filed, as well as notice of the projected disposition of their contracts and/or lease and the scheduled Confirmation Hearing.

12.	Filing of the Plan Supplement

The Debtors will file the Plan Supplement no later than five (5) Business Days before the Confirmation Hearing. Parties may request (and obtain at the Debtors’ expense) a copy of the Plan Supplement by: (i) accessing the Debtors’ restructuring website at http://www.kccllc.net/amcastle; (ii) calling the Voting Agent at 877-833-4150 (toll free) or +1 917-281-4800; or (iii) emailing AMCastleInfo@kccllc.com.

13.	The Confirmation Hearing

The Bankruptcy Court has not yet scheduled a Confirmation Hearing Date. Once scheduled, the Confirmation Hearing may be continued from time to time by the Bankruptcy Court or the Debtors without further notice other than by such adjournment being announced in open court or by a notice of adjournment filed with the Bankruptcy Court and served on such parties as the Bankruptcy Court may order. Moreover, the Plan may be modified or amended, if necessary, pursuant to section 1127 of the Bankruptcy Code, prior to, during or as a result of the Confirmation Hearing, without further notice to parties-in-interest.

14.	The Deadline for Objecting to Confirmation of the Plan

The Bankruptcy Court has not yet scheduled a Confirmation Objection Deadline. Subject to order of the Bankruptcy Court, any objection to confirmation of the Plan must: (i) be in writing; (ii) conform to the Bankruptcy Rules and the Local Rules; (iii) state the name of the applicable Debtor, the name of the objecting party and the amount and nature of the Claim of such Entity in each applicable Chapter 11 Case or the amount of Equity Interests held by such Entity in each applicable Chapter 11 Case; (iv) state with particularity the legal and factual bases and nature of any objection to the Plan and, if practicable, a proposed modification to the Plan that would resolve such objection; and (v) be filed, contemporaneously with a proof of service, with the Bankruptcy Court and served so that it is actually received no later than the Confirmation Objection Deadline by the parties set forth below (the “Notice Parties”).

CONFIRMATION OBJECTIONS NOT TIMELY FILED AND SERVED IN THE MANNER SET FORTH HEREIN MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT AND MAY BE OVERRULED WITHOUT FURTHER NOTICE. INSTRUCTIONS WITH RESPECT TO THE CONFIRMATION HEARING AND DEADLINES WITH RESPECT TO CONFIRMATION WILL BE INCLUDED IN THE NOTICE OF CONFIRMATION HEARING TO BE APPROVED BY THE BANKRUPTCY COURT.

15.	Notice Parties

(a)	The Debtors, A.M. Castle & Co., Corporate Office, 1420 Kensington Road, Suite 220, Oak Brook, IL 60523 (Attn: Marec E. Edgar);

(b)	Counsel to the Debtors, Pachulski Stang Ziehl & Jones LLP, 919 North Market Street, 17th Floor, Wilmington, DE 19899-8705 (Courier 19801) (Attn: Richard M. Pachulski, Jeffrey N. Pomerantz, Maxim B. Litvak, and Peter J. Keane);

(c)	Counsel to certain of the Consenting Creditors, Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, NY 10019-6064 (Attn: Andrew N. Rosenberg, Esq., Jacob A. Adlerstein, Esq. and Adam M. Denhoff, Esq.), and Young Conaway Stargatt & Taylor, LLP, Rodney Square, 1000 North King Street, Wilmington, DE 19801 (Attn: Pauline K. Morgan, Esq.); and

(d)	The Office of the United States Trustee for the District of Delaware, 844 King St., Suite 2207, Wilmington, DE 19801.

16.	Effect of Confirmation of the Plan

The Plan contains certain provisions relating to (a) the compromise and settlement of Claims and Equity Interests, (b) the release of the Released Parties by the Debtors and the Holders of Claims or Equity Interests, and each of their respective Related Persons, and (c) exculpation of certain parties.

THE PLAN SHALL BIND ALL HOLDERS OF CLAIMS AGAINST AND EQUITY INTERESTS IN THE DEBTORS TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NOTWITHSTANDING WHETHER OR NOT SUCH HOLDER (A) WILL RECEIVE OR RETAIN ANY PROPERTY OR INTEREST IN PROPERTY UNDER THE PLAN, (B) HAS FILED A PROOF OF CLAIM IN THE CHAPTER 11 CASES (IF ANY ARE FILED), OR (C) FAILED TO VOTE TO ACCEPT OR REJECT THE PLAN OR VOTED TO REJECT THE PLAN.

D.	CONSUMMATION OF THE PLAN

It will be a condition to confirmation of the Plan that all provisions, terms and conditions of the Plan are approved in the Confirmation Order unless otherwise satisfied or waived pursuant to the provisions of Article IX of the Plan. Following confirmation, the Plan will be consummated on the Effective Date.

E.	RISK FACTORS

PRIOR TO DECIDING WHETHER AND HOW TO VOTE ON THE PLAN, EACH HOLDER OF A CLAIM OR AN EQUITY INTEREST IN A VOTING CLASS HAS BEEN URGED TO CONSIDER CAREFULLY ALL OF THE INFORMATION IN THIS DISCLOSURE STATEMENT, INCLUDING THE RISK FACTORS DESCRIBED IN ARTICLE IV HEREIN TITLED, “RISK FACTORS.”

ARTICLE II.

BACKGROUND TO THE CHAPTER 11 CASES

A.	THE DEBTORS’ ORGANIZATIONAL STRUCTURE

An organizational chart showing the Debtors is attached hereto as Exhibit C. Debtor A.M. Castle is the principal operating entity of the Debtors and is organized as a Maryland company. A.M. Castle is the parent and sole owner of the remaining Debtors, and also has direct and indirect interests in various foreign affiliates that are not affected by these Chapter 11 Cases.

Debtors Keystone Tube Company, LLC and HY-Alloy Steels Company are both organized in Delaware. Debtor Keystone Service, Inc. is organized in Indiana.

Debtor Total Plastics, Inc. (“Total Plastics”) is a corporation organized in Michigan. In March 2016, the Company completed a sale of substantially all assets of Total Plastics, which included the entirety of the Company’s plastics segment. The proceeds of the sale were used to repay the Company’s indebtedness and allowed the Company to focus on its core business segment, metals.

B.	OVERVIEW OF THE DEBTORS’ BUSINESS

The Debtors are a publicly-traded specialty metals distribution company serving customers on a global basis. The Company provides a broad range of products and value-added processing and supply chain services to a wide array of customers. The Company’s customers are principally within the producer durable equipment, aerospace, heavy industrial equipment, industrial goods, construction equipment, oil and gas, and retail sectors of the global economy. Particular focus is placed on the aerospace and defense, power generation, mining, heavy industrial equipment, and general manufacturing industries, as well as general engineering applications.

The Company’s corporate headquarters are located in Oak Brook, Illinois. As of April 30, 2017, the Company had 919 full-time employees. Of these full-time employees, 124 were represented by the United Steelworkers of America under collective bargaining agreements. As of December 31, 2016, the Company operated out of 21 service centers located throughout North America (16), Europe (3) and Asia (2). The Company’s service centers hold inventory and process and distribute products to both local and export markets.

Service centers act as supply chain intermediaries between primary producers, which deal in bulk quantities in order to achieve economies of scale, and end-users in a variety of industries that require specialized products in significantly smaller quantities and forms. Service centers also manage the differences in lead times that exist in the supply chain. While original equipment manufacturers and other customers often demand delivery within hours, the lead time required by primary producers can be as long as several months. Service centers provide value to customers by aggregating purchasing, providing warehousing and distribution services to meet specific customer needs, including demanding delivery times and precise metal specifications, and by providing value-added metals processing services.

The Company also competes to a lesser extent with primary metals producers who typically sell to larger customers requiring shipments of large volumes of metal.

The Company’s marketing strategy focuses on distributing highly engineered specialty grades and alloys of metals as well as providing specialized processing services designed to meet very precise specifications. Core products include alloy, aluminum, nickel, stainless steel, carbon and titanium. Inventories of these products assume many forms such as plate, sheet, extrusions, round bar, hexagon bar, square and flat bar, tubing and coil. Depending on the size of the facility and the nature of the markets it serves, the Company’s service centers are equipped as needed with bar saws, plate saws, oxygen and plasma arc flame cutting machinery, trepanning machinery, boring machinery, honing equipment, water-jet cutting equipment, stress relieving and annealing furnaces, surface grinding equipment, CNC machinery, and sheet shearing and cut-to-length equipment. Various specialized fabrications are also performed for customers through pre-qualified subcontractors that thermally process, turn, polish, cut-to-length and straighten alloy and carbon bar.

The Company purchases metals from many producers. Material is purchased in large lots and stocked at its service centers until sold, usually in smaller quantities and typically with some value-added processing services performed. The Company’s ability to provide quick delivery of a wide variety of specialty metals products, along with its processing capabilities and supply chain management solutions, allows customers to lower their own inventory investment by reducing their need to order the large quantities required by producers and their need to perform additional material processing services. Some of the Company’s purchases are covered by long-term contracts and commitments, which generally have corresponding customer sales agreements.

Thousands of customers from a wide array of industries are serviced primarily through the Company’s own sales organization. Orders are primarily filled with materials shipped from Company stock. The materials required to fill the balance of sales are obtained from other sources, such as purchases from other distributors or direct mill shipments to customers. Deliveries are made principally by the Company’s fleet contracted through third party logistics providers. Common carrier delivery is used in areas not serviced directly by the Company’s fleet. The Company’s broad network of locations provides same or next-day delivery to most of their markets, and two-day delivery to substantially all of the remaining markets.

The Company’s customer base is well diversified and, therefore, the Company does not have dependence upon any single customer, or a few customers. The customer base includes many Fortune 500 companies as well as thousands of medium- and smaller-sized firms.

C.	SUMMARY OF THE DEBTORS’ PREPETITION DEBT

The Debtors are parties to certain financing arrangements, as summarized below:

1.	Prepetition First Lien Loan Agreement

A.M. Castle and Total Plastics, as borrowers; the remaining Debtors and A.M. Castle & Co. (Canada) Inc., as guarantors; Cantor Fitzgerald Securities, as administrative and collateral agent; and certain lenders thereto, entered into that certain Credit and Guaranty Agreement dated December 8, 2016, as amended (the “Prepetition First Lien Loan Agreement”). The Prepetition First Lien Loan Agreement provides for a senior credit facility secured by substantially all of the Debtors’ assets and certain assets of certain of the Debtors’ non-Debtor affiliates. As of the date hereof, the Debtors’ obligations under the Prepetition First Lien Loan Agreement total approximately $112.0 million in outstanding principal amounts, plus any applicable accrued interest and other fees and expenses.

On April 6, 2017, the Debtors entered into an amendment to the Prepetition First Lien Loan Agreement, pursuant to which certain negative financial covenants of the Company with respect to operating performance, working capital, and liquidity cease to apply for the period from the date of the amendment until May 31, 2018.

On May 4, 2017, the Debtors entered into a further amendment to the Prepetition First Lien Loan Agreement, pursuant to which the Prepetition First Lien Lenders and the Prepetition First Lien Agent agreed (i) to advance the date of the Company’s access to up to $12,500,000 of term loan borrowing availability under its existing credit facilities to May 10, 2017 (from the previously applicable date of June 12, 2017), and (ii) to waive certain mandatory prepayment provisions as to the contemplated receipt of certain funds by the Company from a letter of credit cash collateral account related to its Janesville, Wisconsin location.

2.	Prepetition Indentures

A.M. Castle, as issuer; the remaining Debtors, as guarantors; and U.S. Bank, National Association, as indenture trustee, entered into (a) the Indenture dated as of February 8, 2016 (the “Prepetition Second Lien Indenture”) pursuant to which A.M. Castle issued the 12.75% Senior Secured Notes due 2018 (the “Prepetition Second Lien Notes”), and (b) the Indenture dated as of May 19, 2016 (the “Prepetition Third Lien Indenture”) pursuant to which A.M. Castle issued the 5.25% Convertible Senior Secured Notes due 2019 (the “Prepetition Third Lien Notes”). A Prepetition Second Lien Secured Claim is any Claim arising under the Prepetition Second Lien Indenture or the associated Prepetition Second Lien Notes. A Prepetition Third Lien Secured Claim is any Claim arising under the Prepetition Third Lien Indenture or the associated Prepetition Third Lien Notes.

The Debtors’ obligations under Prepetition Second Lien Notes and the Prepetition Third Lien Notes are secured by substantially all of the assets of the Debtors and certain assets of certain of the Debtors’ non-debtor affiliates, junior in priority to the Prepetition First Lien Secured Claims pursuant to an Amended and Restated Intercreditor Agreement dated as of February 8, 2016, as amended. Further, the Prepetition Second Lien Secured Claims are senior to the Prepetition Third Lien Secured Claims pursuant to a Junior Lien Intercreditor Agreement dated as of May 19, 2016, as amended. As of the date hereof, the Debtors’ obligations under the Prepetition Second Lien Notes and Prepetition Third Lien Notes total approximately $177 million and $22.3 million, respectively, in outstanding principal amounts, plus any accrued interest, fees, or other expenses owed thereunder.

3.	Other Prepetition Obligations

The Debtors incur general unsecured trade debt in the ordinary course of business, which the Debtors intend to continue to pay in the ordinary course. In addition, as addressed further below, the Debtors are the subject of various litigation claims, which are disputed. The Debtors do not have any material capital lease obligations or any other secured debt.

D.	LITIGATION CLAIMS

The Company is periodically involved in various claims and litigation arising principally in the ordinary course of business. These claims generally concern contract disputes, employment actions, employee benefits, taxes, environmental, health and safety, personal injury and product liability matters.

E.	INTENDED COMMENCEMENT OF THE DEBTORS’ CHAPTER 11 CASES

The Debtors intend to file for chapter 11 bankruptcy protection in order to effectuate an orderly restructuring of the Debtors’ capital structure.

In light of current market conditions and operating results, the Debtors cannot continue to service their existing debt load, without jeopardizing their business. Several weeks ago, the Debtors commenced discussions with the largest holders of the Prepetition First Lien Secured Claims, Prepetition Second Lien Secured Claims, and Prepetition Third Lien Secured Claims regarding a capital restructuring and were successful in reaching agreement.

On April 6, 2017, the Debtors and the Consenting Creditors representing 100% of the Prepetition First Lien Secured Claims, approximately 92% of the Prepetition Second Lien Secured Claims, and approximately 61% of the Prepetition Third Lien Secured Claims entered into a Restructuring Support Agreement dated as of such date (as amended, modified, waived, or supplemented from time to time in accordance with its terms), including the RSA Term Sheet, attached hereto as Exhibit B, as amended on May 12, 2017 by the amendment attached hereto as Exhibit B-1 (together, the “Restructuring Support Agreement”). The terms of the Restructuring Support Agreement are incorporated in the Plan. Pursuant to the Restructuring Support Agreement, the Debtors are now soliciting votes on the Plan prior to the commencement of their bankruptcy cases.

The Debtors intend to move promptly towards confirmation of the Plan, consistent with the terms of the Restructuring Support Agreement, and to exit bankruptcy as quickly as possible in order to minimize any potential adverse impact of the bankruptcy filing on the Debtors’ business. The Debtors believe that the proposed Plan is in the best interests of the Debtors’ creditors and will maximize the value of these estates.

F.	RESTRUCTURING SUPPORT AGREEMENT[7]

Pursuant to the Restructuring Support Agreement, each Consenting Creditor agreed to exercise all votes to which it is entitled with respect to the principal amount of the Prepetition First Lien Secured Claims, the Prepetition Second Lien Secured Claims, and the Prepetition Third Lien Secured Claims to accept the Plan.

While the Restructuring Support Agreement is in effect, each Consenting Creditor also agreed, subject to certain exceptions, not to transfer any Claims held by it that are subject to the Restructuring Support Agreement, except to a transferee who agrees to be bound by the Restructuring Support Agreement.

Under the Restructuring Support Agreement, the Company agreed, among other things, to: (i) support and take all actions that are reasonably necessary and appropriate to obtain orders of the Bankruptcy Court in furtherance of the consummation of the Plan and the Restructuring; (ii) timely respond to any objections filed with the Bankruptcy Court to the entry of any such orders; (iii) support and consummate the Restructuring in a timely manner; (iv) execute and deliver any documents that may be required to consummate the Restructuring; (v) take commercially reasonable actions in furtherance of the Restructuring; and (vi) operate its business in the ordinary course consistent with past practice.

Under the Restructuring Support Agreement, the Company also agreed to notify the Consenting Creditors of certain events, including the receipt of certain third party proposals or governmental notices, the assertion of certain third party approval rights, anticipated failures of a covenant or condition under the Restructuring Support Agreement, the receipt of certain complaints or notices of certain litigation, and any failure by the Company to comply with the Restructuring Support Agreement. The Restructuring Support Agreement requires the Company (i) to act in good faith and use reasonable best efforts to support and complete successfully the solicitation of votes on the Restructuring, (ii) to use reasonable best efforts to satisfy the milestones set forth in the Restructuring Support Agreement, (iii) not to waive, amend or modify the definitive documents relating to the Restructuring without the prior written consent of the Required Consenting Creditors, (iv) not to execute any such definitive document that is not materially consistent with the Restructuring Support Agreement or is not acceptable to the required majority of Consenting Creditors; (v) to object to any motions in the Bankruptcy Court for any relief that is inconsistent with the Restructuring Support Agreement in any material respect or would, or reasonably be expected to, prevent the consummation of the Restructuring or otherwise frustrate the purposes of the Restructuring Support Agreement; (vi) to use reasonable best efforts to obtain any required third party or governmental approvals of the Restructuring; (vii) to maintain its good standing and legal existence; (viii) not to take any actions inconsistent with the Restructuring Support Agreement, the Plan or the Restructuring; (ix) not to delay or interfere with implementation of the Restructuring or directly or indirectly seek or solicit any discussions relating to, or enter into any agreements relating to, any restructuring, sale of assets, merger, workout or plan of reorganization of the Company other than the Plan except as may be required by fiduciary obligations under applicable law; (x) to provide draft copies of all definitive documents and material motions, applications, or other documents that the Company intends to file with the Bankruptcy Court to the Consenting Creditors and their counsel at least five business days prior to the date when the Company intends to file such document, or as soon as reasonably practicable, but in no event later than three business days, where five business days’ notice is not reasonably practicable; (xi) to maintain and insure its physical assets and facilities, and maintain books and records consistent with prior practice; and (xii) subject to confidentiality obligations, to timely respond to information requests by the Consenting Creditors and provide reasonable access to facilities and property, management, and certain books and records.

7 This summary is qualified in all respects by the actual terms of the Restructuring Support Agreement, attached hereto as Exhibit B, as amended by Exhibit B-1. In the event of an inconsistency or discrepancy between a description in this summary and the terms and provisions of the Restructuring Support Agreement, the terms and provisions of the Restructuring Support Agreement shall govern.

Under the Restructuring Support Agreement, each of the Consenting Creditors agreed, subject to the terms and conditions set forth therein, among other things: (i) to support and consummate the Restructuring in a timely manner; (ii) to execute and deliver any documents that may be required to consummate the Restructuring; (iii) to take all commercially reasonable actions in furtherance of the Restructuring; (iv) to vote any claim it holds as a holder of the Company’s debt to accept the Plan; (v) not to take or to direct any of its debt agents to take any actions inconsistent with such Consenting Creditor’s obligations under the Restructuring Support Agreement; (vi) not to object to, delay, impede, or take any other action to interfere with, delay, or postpone acceptance, confirmation or implementation of the Plan, (vii) not to, directly or indirectly, seek, solicit, encourage, assist, consent to, propose, file, support, participate in the formulation of or vote for any restructuring, sale of assets, merger, workout or plan of reorganization of the Company other than the Plan, and (viii) subject to certain exceptions, to limit its ability to sell, transfer, assign, pledge, grant a participation interest in or otherwise dispose of, directly or indirectly, its right, title or interest in respect of any claim relating to the debt claims that it has against the Company in whole or in part.

The Restructuring Support Agreement requires the Company to use commercially reasonable efforts to preserve relationships with current customers, distributors, suppliers, vendors and others having business dealings with the Company. Further, under the Restructuring Support Agreement, each of the Consenting Creditors has agreed that the Company shall not be under any obligation to obtain consent with respect to the payment of any trade payables and other obligations that arise in the ordinary course of the Company’s business.

The Restructuring Support Agreement provides for customary conditions to the obligations of the parties and for termination by each party upon the occurrence of certain events, including among others, the failure of the Company to achieve certain milestones.

G.	PROPOSED USE OF CASH COLLATERAL / DEBTOR IN POSSESSION FINANCING

A critical goal of the Debtors’ business stabilization efforts has been to ensure that the Debtors maintain sufficient liquidity to operate their business over the long term. To this end, the Debtors have sought and obtained the agreement of the Prepetition First Lien Lenders pursuant to the Restructuring Support Agreement to support the Debtors’ use of cash collateral and, if necessary, to obtain a new debtor in possession financing facility (the “DIP Facility”) during the course of the Chapter 11 Cases. The Debtors’ access to cash collateral and funding under the DIP Facility, if necessary, will provide the Debtors with adequate liquidity in order to fund operations and administer the contemplated Chapter 11 Cases.

The DIP Facility may be provided by a third party lender that may become the New ABL Facility Lender. The Debtors expect that the DIP Facility will be secured by a priming, senior first lien security interest on substantially all of the Debtors’ assets and that the borrowing availability under the DIP Facility will range from $40 million to $60 million, most of which would be dedicated to paying down the Prepetition First Lien Secured Claims and the remainder totaling approximately $10 million to $15 million would be available as working capital for the Debtors.

On the Petition Date, the Debtors intend to file a motion seeking approval of agreed forms of interim and final orders authorizing the Debtors’ access to cash collateral and, if necessary, funding under the DIP Facility.

These agreements will allow the Debtors to, among other things: (a) continue to operate their business in an orderly manner; (b) maintain their valuable relationships with vendors, shippers, suppliers, customers and employees; (c) pay various administrative professionals’ fees to be incurred in the Chapter 11 Cases; and (d) support the Debtors’ working capital, general corporate and overall operational needs – all of which are necessary to preserve and maintain the going concern value of the Debtors’ business and, ultimately, help ensure a successful reorganization under the Plan.

H.	REORGANIZATION STRATEGY

1.	Enhancing the Debtors’ Business Operations

With the assistance of their advisors, the Debtors have been focused on developing and executing a reorganization strategy to (a) maximize the value of their Estates, (b) address the factors that led to the bankruptcy filing, and (c) enable the Debtors to emerge from chapter 11 as a stronger, more viable company. Specifically, this reorganization strategy is primarily (though not exclusively) focused on:

●	restructuring the Debtors’ balance sheet and emerging from chapter 11 with a long-term capital structure conducive to future profitability; and

●	managing the Debtors’ business to enhance its financial and operating performance, including utilizing the unique powers and opportunities afforded to a chapter 11 debtor in possession.

2.	Appropriate Capital Structure and Exchange of Noteholder Debt

The Debtors currently have approximately $300 million of outstanding debt, primarily consisting of principal obligations under the Prepetition First Lien Loan Agreement, Prepetition Second Lien Indenture, and Prepetition Third Lien Indenture. Upon emergence from chapter 11 under the Plan, the Reorganized Debtors expect to have outstanding debt primarily consisting of obligations under the contemplated New ABL Facility or New Roll-Up Facility and the New Notes.

Further, through the Plan, the Debtors expect to reduce their ongoing cash interest expense by more than 70% and to create a sustainable capital structure that will uniquely position the Reorganized Debtors for success in the metals industry.

I.	EXCLUSIVE PERIOD FOR FILING A PLAN AND SOLICITING VOTES

Under the Bankruptcy Code, a debtor has the exclusive right to file and solicit acceptance of a plan or plans of reorganization for an initial period of 120 days from the date on which the debtor filed for voluntary relief. If a debtor files a plan within this exclusive period, then the debtor has the exclusive right for 180 days from the Petition Date to solicit acceptances to the plan. During these exclusive periods, no other party in interest may file a competing plan of reorganization; however, a court may extend these periods upon request of a party in interest and “for cause.”

J.	DEADLINE TO ASSUME OR REJECT LEASES OF NONRESIDENTIAL REAL PROPERTY

Pursuant to section 365(d)(4) of the Bankruptcy Code, the time within which the Debtors must assume or reject unexpired leases of nonresidential real property is 120 days from the Petition Date, unless extended by order of the Bankruptcy Court.

K.	SUMMARY OF NEW ABL FACILITY AND NEW ROLL-UP FACILITY

The Debtors shall use their best efforts to consummate the New ABL Facility on the Effective Date. The New ABL Facility (a) shall be secured by a first priority lien on all or substantially all of the Debtors’ assets and (b) may consist of two or more separate facilities secured, respectively and separately, by A.M. Castle’s United States/Canada operations and other foreign operations. The Debtors expect the New ABL Facility to provide $75 million of borrowing availability to the Reorganized Debtors. The proceeds of the New ABL Facility will be utilized to repay the Prepetition First Lien Secured Claims and to provide working capital to the Reorganized Debtors following the Effective Date. The Debtors anticipate that the New ABL Facility will include customary market terms to be negotiated and incorporated in definitive documents that will be filed with the Plan Supplement. As noted above, the New ABL Facility Lender also may be the lender under the DIP Facility, if any.

In the event that the Debtors do not consummate the New ABL Facility on or before the Effective Date, then, on the Effective Date, the Debtors shall consummate the New Roll-Up Facility with the New Roll-Up Facility Lenders. The New Roll-Up Facility Lenders will consist of Holders of the Prepetition First Lien Secured Claims. The New Roll-Up Facility will be in an aggregate initial principal amount that is expected to total approximately $112.0 million. The New Roll-Up Facility shall (a) be guaranteed by certain of Reorganized Parent’s direct and indirect subsidiaries, including all of the Reorganized Debtors all of the Reorganized Debtors and their subsidiaries that guarantee Prepetition First Lien Secured Claims, (b) be secured by a first priority lien on all or substantially all of the assets of the borrowers and guarantors, (c) bear interest at the fixed annual rate of 10.0% for the first eighteen (18) months and 11.0% for the next 18 months, payable monthly in cash, (d) have a maturity date that is three years after the Effective Date, (e) may be prepaid in full at any time during the first eighteen (18) months subject to payment of a prepayment premium equal to 101.0% of the principal amount so prepaid, and thereafter with no prepayment penalty, (f) contain such financial maintenance covenants and asset coverage requirements as shall be agreed between the New Roll-Up Facility Lenders and the Debtors, and (g) shall otherwise be in form and substance acceptable to the New Roll-Up Facility Lenders, the Debtors, and the Required Consenting Creditors.

Either the New ABL Facility or the New Roll-Up Facility shall provide, as of the Effective Date, sufficient funding or deemed funding, together with the Debtors’ Cash on hand and the proceeds of the New Money Notes, to satisfy the DIP Facility Claims and the Prepetition First Lien Secured Claims in full.

L.	SUMMARY OF NEW NOTES

On the Effective Date, Reorganized Parent shall issue the New Notes in an aggregate initial principal amount of up to $167.4 million, which shall consist of (i) $115.0 million in aggregate initial principal amount of Exchange Notes, which shall be convertible into 60.36% of the New Common Stock on a fully diluted basis as of the Effective Date (assuming for illustrative purposes only that the New Money Amount is $35 million and that the Debtors incur the New ABL Facility on the Effective Date with initial borrowings (together with any borrowings under any Foreign Facilities, as defined in Schedule A) of $75.5 million), (ii) up to $50.0 million in aggregate initial principal amount of New Money Notes, which shall be convertible into up to 22.96% of the New Common Stock on a fully diluted basis as of the Effective Date pursuant to the Commitment Agreement (assuming for illustrative purposes only that the New Money Amount is $35 million and that the Debtors incur the New ABL Facility on the Effective Date with initial borrowings (together with any borrowings under any Foreign Facilities, as defined in Schedule A) of $75 million), and (iii) $2.4 million in aggregate initial principal amount of MIP Notes. On the Effective Date, on an as-converted and fully-diluted basis, the New Common Stock (including the New Common Stock issuable upon conversion of the New Notes) shall be allocated in a manner consistent with the methodology set forth on Schedule A hereto, and the conversion rate of the New Notes shall reflect such allocations and methodology. The New Notes shall be governed by the New Notes Documents, which shall be consistent with the Restructuring Support Agreement and in form and substance acceptable to the Required Consenting Creditors.

The New Notes shall (a) have a maturity date that is five (5) years after the Effective Date, (b) bear interest at the fixed annual rate of (i) if the Debtors have not consummated the New ABL Facility on or before the Effective Date, either (A) 5.0% payable quarterly in Cash or (B) if payment of interest in Cash would trigger a covenant default or block access to required liquidity under the New ABL Facility, 7.0% payable quarterly in-kind or (ii) if the Debtors have consummated the New Roll-Up Facility on or before the Effective Date, either (A) 5.0% payable quarterly in Cash or (B) at the election of the Reorganized Debtors based on management’s reasonable, good faith assessment of then current liquidity, 7.0% payable quarterly in kind, (c) be secured by a perfected (i) second priority lien on all of the issuer’s and guarantors’ assets that secure the New ABL Facility or New Roll-Up Facility and (ii) first priority lien on any assets that do not secure the New ABL Facility or New Roll-Up Facility, and (d) be convertible into New Common Stock at any time at the option of the Holder of such New Notes at a conversion premium of 20.0% based on a total enterprise value of the Reorganized Debtors of $250 million. The New Notes Indenture will contain restrictive covenants substantially similar to those contained in the Prepetition Second Lien Indenture, with certain adjustments to be agreed between the Company and the Required Consenting Creditors. The New Notes shall be subject to anti-dilution protections substantially consistent with those applicable to the Prepetition Third Lien Secured Claims. The New Notes may be subject to a conversion cap of 9.99% if desired by the Required Consenting Creditors; provided, however, no such conversion cap shall be applicable: (i) to any person who as of the Effective Date directly or indirectly beneficially owns (within the meaning of Rule 13d-3 under the Securities Exchange Act) 10% or more of the New Common Stock (or equivalents), without giving effect to the conversion of any New Notes; (ii) to any person who is an Affiliate of the Company as of the Effective Date, without giving effect to the conversion of any New Notes; and (iii) in the event of a conversion of the New Notes in connection with a fundamental change.

M.	SUMMARY OF COMMITMENT AGREEMENT

Prior to the Effective Date, the Debtors shall enter into the Commitment Agreement with the Commitment Parties, pursuant to which the Commitment Parties will agree to purchase the New Money Notes for an aggregate purchase price equal to the New Money Amount; provided that the New Money Amount shall be reduced on a dollar-for-dollar basis if and to the extent that the Reorganized Debtors’ Opening Liquidity as of the Effective Date, as determined by the Debtors with the consent of the Required Consenting Creditors in accordance with the terms of the Commitment Agreement, exceeds $25 million. The New Money Notes shall be issued at a purchase price of $800 in cash for each $1,000 principal amount of New Money Notes (i.e., if the New Money Amount is $40 million, such New Money Notes shall have an aggregate face amount of $50 million), but shall otherwise contain the same terms and conditions as the Exchange Notes.

Pursuant to the Commitment Agreement, the Commitment Parties shall receive the Put Option Payment in the amount of $2 million on account of the Commitment Parties’ agreements in the Commitment Agreement.

N.	SUMMARY OF MANAGEMENT INCENTIVE PLAN

Upon the Effective Date, Reorganized Parent will adopt and implement the Management Incentive Plan, which will provide for the MIP Pool to be reserved for grants to be approved by the New Board for directors, officers, and other key employees of the Reorganized Debtors. The MIP Pool shall consist of $2.4 million in aggregate initial principal amount of New Notes, and the remainder shall be in the form of New Common Stock outstanding as of the Effective Date.8 Any forfeited shares or awards shall be returned to the MIP Pool and reallocated at the discretion of the New Board.

The form and substance of any documentation with respect to the Management Incentive Plan and any related management employment agreements shall be consistent with the Restructuring Support Agreement and reasonably acceptable to the applicable employees and the Required Consenting Creditors.

8 For illustrative purposes only, if the New Money Amount is $35 million and the Debtors incur the New ABL Facility on the Effective Date with initial borrowings (together with any borrowings under any Foreign Facilities, as defined in Schedule A) of $75.5 million, the MIP Pool shall equal 8.27% of New Common Stock on a fully diluted basis, comprised of $2.4 million of New Notes and 7.01% of New Common Stock.

O.	SUMMARY OF MANAGEMENT EMPLOYMENT AGREEMENTS / INCENTIVE COMPENSATION

As of the Effective Date, Reorganized Parent and its key management will enter into the Management Employment Agreements, the form and substance of which shall be acceptable to the applicable employees and the Required Consenting Creditors, covering without limitation base salary, incentive, and executive benefits, in accordance with the Restructuring Support Agreement and the Plan and which shall include the terms and conditions set forth in the Restructuring Support Agreement.

From and after the Effective Date, Reorganized Parent shall satisfy the outstanding obligations under the Debtors’ Key Employee Incentive Plan (as reflected in the individual employment agreements of the Debtors’ key management existing as of the Petition Date) and Key Employee Retention Plan dated as of April 10, 2017 up to an aggregate amount of $1.6 million.

P.	SUMMARY OF THE NEW COMMON STOCK OF REORGANIZED PARENT / AND REGISTRATION RIGHTS AGREEMENT

The New Common Stock of Reorganized Parent shall constitute a single class of Equity Security in Reorganized Parent and, other than as contemplated through the conversion of the New Notes or the Management Incentive Plan, there shall exist no other Equity Securities, warrants, options, or other agreements to acquire any equity interest in Reorganized Parent.

From and after the Effective Date, all Registrable Securities (as defined below) shall be subject to customary shelf registration rights pursuant to a registration rights agreement between the Reorganized Parent and the Consenting Creditors, which registration rights agreement shall be in customary form and shall be filed with the Plan Supplement (the “Registration Rights Agreement”). The Registration Rights Agreement shall permit all legal means of monetizing the Registrable Securities by the selling stockholders. Pursuant to the Registration Rights Agreement, the Reorganized Parent shall file a registration statement on Form S-3 (or another appropriate form, if Form S-3 is unavailable) to register the resale of such Registrable Securities not later than thirty days after the Effective Date and to have such registration statement declared effective as soon as practicable thereafter. The Reorganized Parent shall also seek to have such registration statement declared effective by the SEC as soon as practicable after filing thereof.

“Registrable Securities” means all shares of New Common Stock beneficially owned by the Consenting Creditors (including shares of New Common Stock (x) issuable upon conversion of New Notes and (y) issued to the Consenting Creditors under the Plan), except that shares of New Common Stock shall cease to be Registrable Securities when both (i) such shares of New Common Stock are (or would be upon conversion of the New Notes) freely transferable by the holder thereof without compliance with volume or manner of sale limitations and (ii) the holder of such shares of New Common Stock beneficially owns less than 2.5% of the then outstanding primary shares of New Common Stock (or such other amount as is agreed to by the Required Consenting Creditors).

ARTICLE III.

SUMMARY OF THE PLAN

THIS ARTICLE III IS INTENDED ONLY TO PROVIDE A SUMMARY OF THE MATERIAL TERMS OF THE PLAN AND IS QUALIFIED BY REFERENCE TO THE ENTIRE DISCLOSURE STATEMENT AND THE PLAN AND SHOULD NOT BE RELIED ON FOR A COMPREHENSIVE DISCUSSION OF THE PLAN. TO THE EXTENT THERE ARE ANY INCONSISTENCIES OR CONFLICTS BETWEEN THIS ARTICLE III AND THE PLAN, THE TERMS AND CONDITIONS SET FORTH IN THE PLAN SHALL CONTROL AND GOVERN.
A.	ADMINISTRATIVE, DIP FACILITY, AND PRIORITY TAX CLAIMS

1.	Administrative Expense Claims

On the later of the Effective Date or the date on which an Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or, in each such case, as soon as practicable thereafter, each Holder of an Allowed Administrative Expense Claim will receive, in full satisfaction, settlement, discharge and release of, and in exchange for, such Claim either (i) payment in full in Cash for the unpaid portion of such Allowed Administrative Expense Claim; or (ii) such other less favorable treatment as agreed to in writing by the Debtors or Reorganized Debtors, as applicable, and such Holder; provided, however, that Administrative Expense Claims incurred by the Debtors in the ordinary course of business may be paid in the ordinary course of business in the discretion of the Debtors or Reorganized Debtors in accordance with such applicable terms and conditions relating thereto without further notice to or order of the Bankruptcy Court. All statutory fees payable under 28 U.S.C. § 1930(a) shall be paid as such fees become due.

2.	Professional Fee Claims

Professionals or other Entities asserting a Professional Fee Claim for services rendered through the Effective Date must File, within sixty (60) days after the Effective Date, and serve on the Reorganized Debtors and such other Entities who are designated by the Bankruptcy Rules, the Confirmation Order or other order of the Bankruptcy Court an application for final allowance of such Professional Fee Claim; provided that the Reorganized Debtors will pay Professionals in the ordinary course of business, for any work performed after the Effective Date, including those fees and expenses incurred by Professionals in connection with the implementation and consummation of the Plan, in each case without further application or notice to or order of the Bankruptcy Court in full, in Cash, in such amounts as are Allowed by the Bankruptcy Court in accordance with the order(s) relating to or allowing any such Professional Fee Claim; provided, further, that any professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order may continue to receive such compensation and reimbursement of expenses for services rendered before the Effective Date, without further Bankruptcy Court order, pursuant to the Ordinary Course Professionals Order.

Objections to any Professional Fee Claim must be Filed and served on the Reorganized Debtors and the requesting party by the later of (a) ninety (90) days after the Effective Date and (b) thirty (30) days after the Filing of the applicable request for payment of the Professional Fee Claim. Each Holder of an Allowed Professional Fee Claim will be paid by the Reorganized Debtors in Cash within five (5) Business Days of entry of the order approving such Allowed Professional Fee Claim.

3.	DIP Facility Claims

If there is a DIP Facility, unless otherwise agreed to by the DIP Lenders, all DIP Facility Claims will be indefeasibly paid and satisfied in full in Cash on the Effective Date in full satisfaction, settlement, discharge and release of, and in exchange for, such DIP Facility Claims. Except as otherwise expressly provided in the DIP Facility, upon indefeasible payment and satisfaction in full of all DIP Facility Claims, the DIP Facility Loan Agreement and all related loan documents, and all Liens and security interests granted to secure the DIP Facility Claims, will be immediately terminated, extinguished and released, and the DIP Agent will promptly execute and deliver to the Reorganized Debtors, at the Reorganized Debtors’ sole cost and expense, such instruments of termination, release, satisfaction and/or assignment (in recordable form) as may be reasonably requested by the Reorganized Debtors to effectuate the foregoing. Notwithstanding the foregoing, the DIP Facility Loan Agreement shall continue in effect solely for the purpose of preserving the DIP Agent’s and the DIP Lenders’ right to any contingent or indemnification obligations of the Debtors pursuant and subject to the terms of the DIP Facility Loan Agreement or DIP Orders.

4.	Priority Tax Claims

On or as soon as reasonably practicable after the later of (i) the Initial Distribution Date if such Priority Tax Claim is an Allowed Priority Tax Claim as of the Effective Date or (ii) the date on which such Priority Tax Claim becomes an Allowed Priority Tax Claim, each Holder of an Allowed Priority Tax Claim will receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Priority Tax Claim, at the election of the Debtors or Reorganized Debtors: (a) Cash in an amount equal to the amount of such Allowed Priority Tax Claim; or (b) such other less favorable treatment as agreed to in writing by the Debtors or Reorganized Debtors, as applicable, and such Holder. Payment of statutory fees due pursuant to 28 U.S.C. § 1930(a)(6) will be made at all appropriate times until the entry of a final decree; provided, however, that the Debtors may prepay any or all such Claims at any time, without premium or penalty.

B.	CLASSIFICATION AND TREATMENT OF CLASSIFIED CLAIMS AND EQUITY INTERESTS

1.	Summary

All Claims and Equity Interests, except Administrative Expense Claims, DIP Facility Claims, and Priority Tax Claims, are classified in the Classes set forth below. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims and Priority Tax Claims have not been classified.

The categories of Claims and Equity Interests listed below classify Claims and Equity Interests for all purposes including, without limitation, voting, confirmation and distribution pursuant to the Plan and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. The Plan deems a Claim or Equity Interest to be classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class and will be deemed classified in a different Class to the extent that any remainder of such Claim or Equity Interest qualifies within the description of such different Class. A Claim or Equity Interest is in a particular Class only to the extent that any such Claim or Equity Interest is Allowed in that Class and has not been paid, released or otherwise settled prior to the Effective Date.

Summary of Classification and Treatment of Classified Claims and Equity Interests

Class	Claim	Status	Voting Rights
1	Other Priority Claims	Unimpaired	Deemed to Accept
2	Other Secured Claims	Unimpaired	Deemed to Accept
3	Prepetition First Lien Secured Claims	Impaired	Entitled to Vote
4	Prepetition Second Lien Secured Claims	Impaired	Entitled to Vote
5	Prepetition Third Lien Secured Claims	Impaired	Entitled to Vote
6	General Unsecured Claims	Unimpaired	Deemed to Accept
7	Intercompany Claims	Unimpaired	Deemed to Accept
8	Equity Interests in Parent	Impaired	Deemed to Reject
9	Equity Interests in Subsidiaries	Unimpaired	Deemed to Accept

2.	Elimination of Vacant Classes

Any Class that, as of the commencement of the Confirmation Hearing, does not have at least one Holder of a Claim or Equity Interest that is Allowed in an amount greater than zero for voting purposes shall be considered vacant, deemed eliminated from the Plan for purposes of voting to accept or reject the Plan, and disregarded for purposes of determining whether the Plan satisfies section 1129(a)(8) of the Bankruptcy Code with respect to such Class.

3.	Voting; Presumptions; Solicitation in Good Faith

Only Holders of Allowed Claims in Classes 3, 4, and 5 are entitled to vote to accept or reject the Plan. An Impaired Class of Claims shall have accepted the Plan if (i) the Holders of at least two-thirds (2/3) in amount of the Allowed Claims actually voting in such Class have voted to accept the Plan and (ii) the Holders of more than one-half (1/2) in number of the Allowed Claims actually voting in such Class have voted to accept the Plan. Holders of Claims in Classes 3, 4, and 5 will receive ballots containing detailed voting instructions.

The Debtors have, and upon the Effective Date the Reorganized Debtors shall be deemed to have, solicited votes on the Plan from the Voting Classes in good faith and in compliance with the applicable provisions of the Bankruptcy Code. Accordingly, the Debtors and the Reorganized Debtors and each of their respective Related Persons shall be entitled to, and upon the Confirmation Date are hereby granted, the protections of section 1125(e) of the Bankruptcy Code.

4.	Cramdown

If any Class of Claims or Interests is deemed to reject the Plan or is entitled to vote on the Plan and does not vote to accept the Plan, the Debtors may, subject to the terms of the Restructuring Support Agreement, (i) seek confirmation of the Plan under section 1129(b) of the Bankruptcy Code or (ii) amend or modify the Plan in accordance with the terms thereof and the Bankruptcy Code. If a controversy arises as to whether any Claims or Interests, or any class of Claims or Interests, are impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

C.	CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS

1.	Class 1 – Other Priority Claims

●	Classification: Class 1 consists of the Other Priority Claims.

●	Treatment: On or as soon as reasonably practicable after the later of (i) the Initial Distribution Date if such Class 1 Claim is an Allowed Class 1 Claim on the Effective Date or (ii) the date on which such Class 1 Claim becomes an Allowed Class 1 Claim, each Holder of an Allowed Class 1 Claim will receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class 1 Claim, at the election of the Debtors or Reorganized Debtors with the consent of the Required Consenting Creditors: (A) Cash equal to the amount of such Allowed Class 1 Claim; (B) such other less favorable treatment as to which the Debtors or Reorganized Debtors and the Holder of such Allowed Class 1 Claim will have agreed upon in writing; or (C) such other treatment rendering such Claim Unimpaired.

●	Impairment and Voting: Class 1 is Unimpaired, and the Holders of Class 1 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 1 Claims are not entitled to vote to accept or reject the Plan and will not be solicited.

2.	Class 2 – Other Secured Claims

●	Classification: Class 2 consists of the Other Secured Claims.

●

Treatment: On or as soon as reasonably practicable after the later of (i) the Initial Distribution Date if such Class 2 Claim is an Allowed Class 2 Claim on the Effective Date or (ii) the date on which such Class 2 Claim becomes an Allowed Class 2 Claim, each Holder of an Allowed Class 2 Claim will receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class 2 Claim, at the election of the Debtors or Reorganized Debtors and with the consent of the Required Consenting Creditors: (A) Cash equal to the amount of such Allowed Class 2 Claim; (B) such other less favorable treatment as to which the Debtors or Reorganized Debtors and the Holder of such Allowed Class 2 Claim will have agreed upon in writing; (C) return of the collateral securing such Allowed Class 2 Claim; or (D) such other treatment rendering such Claim Unimpaired. Except with respect to Claims that are treated in accordance with the preceding clause (C), each Holder of an Allowed Other Secured Claim will retain the Liens securing its Allowed Other Secured Claim as of the Effective Date until full and final payment of such Allowed Other Secured Claim is made as provided in the Plan.

●	Impairment and Voting: Class 2 is Unimpaired, and the Holders of Class 2 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 2 Claims are not entitled to vote to accept or reject the Plan and will not be solicited.

3.	Class 3 – Prepetition First Lien Secured Claims

●	Classification: Class 3 consists of the Prepetition First Lien Secured Claims.

●	Allowance: Notwithstanding any provisions of the Plan to the contrary, the Prepetition First Lien Secured Claims will be deemed Allowed, without offset, counterclaim or defense of any kind, in an aggregate amount equal to: (a) $112,000,000 on account of outstanding principal obligations as of the Petition Date, plus (b) all other Obligations under, and as defined in, the Prepetition First Lien Loan Agreement, including, without limitation, accrued and unpaid interest at the contract rate set forth in the Prepetition First Lien Loan Agreement through and including the Effective Date, the Exit Fee (as defined in the Prepetition First Lien Loan Agreement), and the reasonable fees and expenses of counsel for the Prepetition First Lien Agent.

●	Treatment:

(i)	On the Effective Date, each Holder of an Allowed Prepetition First Lien Secured Claim will receive, as applicable, in full satisfaction, settlement, discharge and release of, and in exchange for, such Claim, (a) in the event that the Debtors incur the New ABL Facility on the Effective Date, Cash in an amount equal to the amount of such Allowed Prepetition First Lien Secured Claim, or (b) in the event that the Debtors incur the New Roll-Up Facility on the Effective Date, its Pro Rata share of (1) Cash in an amount equal to the Exit Fee (as defined in the Prepetition First Lien Loan Agreement) plus all accrued and unpaid interest at the contract rate set forth in the Prepetition First Lien Loan Agreement through and including the Effective Date, and (2) term loans under the New Roll-Up Facility in an aggregate principal amount equal to the amount of all Allowed Prepetition First Lien Secured Claims less the amount of Cash paid pursuant to the preceding clause (b)(1).

(ii)	Notwithstanding anything to the contrary in the Plan, nothing in the Plan shall be deemed to release, extinguish, or discharge any Prepetition First Lien Excluded Obligations.

●	Impairment and Voting: Class 3 is Impaired, and Holders of Class 3 Claims are entitled to vote to accept or reject the Plan.

4.	Class 4 – Prepetition Second Lien Secured Claims

●	Classification: Class 4 consists of the Prepetition Second Lien Secured Claims.

●	Allowance: Notwithstanding any provisions of the Plan to the contrary, the Prepetition Second Lien Secured Claims will be deemed Allowed, without offset, counterclaim or defense of any kind, in the aggregate principal amount of $177,019,000, plus accrued and unpaid interest as of the Petition Date.

●	Treatment: On the Effective Date, each Holder of an Allowed Prepetition Second Lien Secured Claim, in full satisfaction, settlement, discharge and release of, and in exchange for, such Claim, shall receive its Pro Rata share of (a) Cash in an amount equal to $6,645,588, (b) Exchange Notes in an aggregate initial principal amount equal to $111,875,000, and (c) 65.0% of the New Common Stock of Reorganized Parent, subject to dilution only on account of (1) shares of New Common Stock issued upon conversion of the New Notes, and (2) shares issued or available for issuance under the Management Incentive Plan.

●	Impairment and Voting: Class 4 is Impaired, and Holders of Class 4 Claims are entitled to vote to accept or reject the Plan.

5.	Class 5 – Prepetition Third Lien Secured Claims

●	Classification: Class 5 consists of the Prepetition Third Lien Secured Claims.

●	Allowance: Notwithstanding any provisions of the Plan to the contrary, the Prepetition Third Lien Secured Claims will be deemed Allowed, without offset, counterclaim or defense of any kind, in the aggregate principal amount of $22,323,000, plus accrued and unpaid interest as of the Petition Date.

●	Treatment: On the Effective Date, each Holder of an Allowed Prepetition Third Lien Secured Claim, in full satisfaction, settlement, discharge and release of, and in exchange for, such Claim, shall receive its Pro Rata share of (a) Exchange Notes in an aggregate initial principal amount equal to $3,125,000, and (b) 15.0% of the New Common Stock of Reorganized Parent, subject to dilution only on account of (1) shares of New Common Stock issued upon conversion of the New Notes, and (2) shares issued or available for issuance under the Management Incentive Plan.

●	Impairment and Voting: Class 5 is Impaired, and Holders of Class 5 Claims are entitled to vote to accept or reject the Plan.

6.	Class 6 – General Unsecured Claims

●	Classification: Class 6 consists of the General Unsecured Claims.

●	Treatment: Each Holder of an Allowed Class 6 Claim, in full satisfaction, settlement, discharge and release of, and in exchange for, such Claim shall receive Cash in an amount equal to such Allowed Class 6 Claim on the later of: (a) the Effective Date, or as soon as practicable thereafter; or (b) the date due in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Class 6 Claim. Notwithstanding anything to the contrary in the Plan, after the Effective Date and subject to the other provisions of the Plan, the Reorganized Debtors will have and will retain any and all rights and defenses under bankruptcy or nonbankruptcy law that the Debtors had with respect to any General Unsecured Claim, except with respect to any General Unsecured Claim Allowed by order of the Bankruptcy Court. Except as expressly provided in the Plan or in any order entered in the Chapter 11 Cases prior to the Effective Date, no General Unsecured Claim will become an Allowed Claim unless and until such Claim is deemed Allowed under the Plan or the Bankruptcy Code or the Bankruptcy Court has entered a Final Order in the Chapter 11 Cases allowing such Claim or Equity Interest.

●	Impairment and Voting: Class 6 is Unimpaired, and the Holders of Class 6 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 6 Claims are not entitled to vote to accept or reject the Plan and will not be solicited.

7.	Class 7 – Intercompany Claims

●	Classification: Class 7 consists of the Intercompany Claims.

●	Treatment: On the Effective Date, all Class 7 Intercompany Claims shall be, at the option of the Company with the consent of the Required Consenting Creditors, either: (a) Reinstated, (b) converted into equity, or (c) cancelled and may be compromised, extinguished, or settled after the Effective Date.

●	Impairment and Voting: Class 7 is Unimpaired, and the Holders of Class 7 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 7 Claims will not be entitled to vote to accept or reject the Plan and will not be solicited.

8.	Class 8 – Equity Interests in Parent

●	Classification: Class 8 consists of the Equity Interests in Parent.

●	Treatment: All Class 8 Equity Interests in Parent will be deemed cancelled upon the Effective Date and will be of no further force and effect, whether surrendered for cancellation or otherwise. However, pursuant to Article V.A. of the Plan and as a resolution and settlement of any potential claims or causes of action relating to the Debtors and in consideration of the release set forth in Article X.C. of the Plan, each Holder of a Class 8 Equity Interest in Parent who does not object to the Plan and does not opt-out of the releases under the Plan shall receive its Pro Rata share (calculated based upon those Holders that do no object to the Plan and do not opt-out of the releases under the Plan) of 20.0% of the New Common Stock of Reorganized Parent, subject to dilution only on account of (1) shares of New Common Stock issued upon conversion of the New Notes, and (2) shares issued or available for issuance under the Management Incentive Plan.

●	Impairment and Voting: Class 8 is Impaired and the Holders of Class 8 Equity Interests in Parent are deemed to reject the Plan and will not be solicited.

9.	Class 9 – Equity Interests in Subsidiaries

●	Classification: Class 9 consists of the Equity Interests in Subsidiaries.

●	Treatment: On the Effective Date, Reorganized Parent will own 100% of the Equity Interests in Subsidiaries, directly or indirectly.

●	Impairment and Voting: Class 9 is Unimpaired, and the Holders of Class 9 Equity Interests in Subsidiaries will be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 9 Equity Interests in Subsidiaries are not entitled to vote to accept or reject the Plan and will not be solicited.

D.	SPECIAL PROVISION GOVERNING UNIMPAIRED CLAIMS

Except as otherwise provided in the Plan, nothing under the Plan will affect the Debtors’ rights in respect of any Unimpaired Claims, including, without limitation, all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claims, including the right to cure any arrears or defaults that may exist with respect to contracts to be assumed under the Plan.

E.	SUBORDINATED CLAIMS

The allowance, classification, and treatment of all Claims under the Plan shall take into account and conform to the contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Reorganized Debtors, with the consent of the Required Consenting Creditors, reserve the right to re-classify, or to seek to subordinate, any Claim in accordance with any contractual, legal, or equitable subordination relating thereto, and the treatment afforded any Claim under the Plan that becomes a subordinated Claim at any time shall be modified to reflect such subordination.

F.	ACCEPTANCE OR REJECTION OF THE PLAN

1.	Presumed Acceptance of Plan

Classes 1, 2, 6, 7, and 9 are Unimpaired under the Plan, and are, therefore, presumed to have accepted the Plan pursuant to section 1126 of the Bankruptcy Code.

2.	Presumed Rejection of Plan

Class 8 is Impaired and Holders of Equity Interests in Parent shall receive no distribution under the Plan on account of such Equity Interests and are, therefore, deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.

3.	Voting Classes

Each Holder of an Allowed Claim as of the applicable Voting Record Date in the Voting Classes (Classes 3, 4, and 5) will be entitled to vote to accept or reject the Plan.

4.	Acceptance by Impaired Classes of Claims

Pursuant to section 1126(c) of the Bankruptcy Code and except as otherwise provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims has accepted the Plan if the Holders of at least two-thirds in dollar amount and more than one-half in number of the Allowed Claims in such Class actually voting have voted to accept the Plan.

5.	Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code

The Debtors request confirmation of the Plan under section 1129(b) of the Bankruptcy Code with respect to any Impaired Class that does not accept the Plan pursuant to section 1126 of the Bankruptcy Code. The Debtors (subject to any consents that may be required under the Restructuring Support Agreement) reserve the right to modify the Plan or any Exhibit thereto or Plan Schedule in order to satisfy the requirements of section 1129(b) of the Bankruptcy Code, if necessary.

G.	MEANS FOR IMPLEMENTATION OF THE PLAN

1.	General Settlement of Claims

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan will constitute a good faith compromise and settlement of all Claims and Equity Interests and controversies resolved pursuant to the Plan.

2.	Corporate Existence

The Debtors will continue to exist after the Effective Date as separate legal entities, with all of the powers of corporations, limited liability companies, memberships and partnerships pursuant to the applicable law in their states of incorporation or organization and, with respect to A.M. Castle, pursuant to the Amended Organizational Documents. On or after the Effective Date, without prejudice to the rights of any party to a contract or other agreement with any Reorganized Debtor, each Reorganized Debtor may take such action not inconsistent with the Restructuring Transactions, the Restructuring Support Agreement or the Plan and as permitted by applicable law and such Reorganized Debtor’s organizational documents, as such Reorganized Debtor may determine is reasonable and appropriate, including, without limitation, causing: (i) a Reorganized Debtor to be merged into another Reorganized Debtor or an affiliate of a Reorganized Debtor; (ii) a Reorganized Debtor to be dissolved; (iii) the legal name of a Reorganized Debtor to be changed; or (iv) the closure of a Reorganized Debtor’s Chapter 11 Case on the Effective Date or any time thereafter.

On the Effective Date or as soon thereafter as is reasonably practicable, the Reorganized Debtors may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, or necessary or appropriate to effectuate the Plan and that is consistent with the Restructuring Support Agreement, including, without limitation: (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution, or liquidation containing terms that are consistent with the terms of the Plan and the Plan Documents and that satisfy the requirements of applicable law and any other terms to which the applicable entities may agree; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any Asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms to which the applicable parties agree; (iii) the filing of appropriate certificates or articles of incorporation and amendments thereto; (iv) reincorporation (including, with the consent of the Required Consenting Creditors, reincorporating Reorganized Parent as a Delaware corporation on or after the Effective Date), merger, consolidation, conversion, or dissolution pursuant to applicable law; (v) the Restructuring Transactions; and (vi) all other actions that the applicable entities determine to be necessary or appropriate, including, without limitation, making filings or recordings that may be required by applicable law.

3.	Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Plan or the Confirmation Order, on or after the Effective Date, all property and Assets of the Estates (including, without limitation, Causes of Action and, unless otherwise waived or released pursuant to an order of the Bankruptcy Court or the Plan, Avoidance Actions) and any property and Assets acquired by the Debtors pursuant to the Plan will vest in the Reorganized Debtors, free and clear of all Liens, Claims, charges or other encumbrances. Except as may be otherwise provided in the Plan, on and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire or dispose of property and compromise or settle any Claims without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and the Confirmation Order. Without limiting the foregoing, the Reorganized Debtors will pay the charges that they incur after the Effective Date for Professionals’ fees, disbursements, expenses or related support services (including reasonable fees relating to the preparation of Professional fee applications) in the ordinary course of business and without application or notice to, or order of, the Bankruptcy Court.

4.	New ABL Facility or New Roll-Up Facility

The Debtors shall use their best efforts to enter into the New ABL Facility on or before the Effective Date. The New ABL Facility shall include the terms set forth in the RSA Term Sheet and shall otherwise be in form and substance acceptable to the Required Consenting Creditors. The Confirmation Order shall be deemed approval of the New ABL Facility and the New ABL Facility Documents, as applicable, and all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, and expenses provided for therein, and authorization of the Reorganized Debtors to enter into and execute the New ABL Facility Documents and such other documents as may be required to effectuate the treatment afforded by the New ABL Facility. If the Debtors enter into the New ABL Facility on the Effective Date, then, on the Effective Date, all of the Liens and security interests to be granted in accordance with the New ABL Facility Documents (a) shall be deemed to be granted, (b) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the New ABL Facility Documents, (c) shall be deemed perfected on the Effective Date, subject only to such Liens and security interests as may be permitted under the New ABL Facility Documents, and (d) shall not be subject to recharacterization or equitable subordination for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law.

If the Debtors do not enter into the New ABL Facility on the Effective Date, then, on the Effective Date, the Debtors shall enter into the New Roll-Up Facility with the New Roll-Up Facility Lenders. The New Roll-Up Facility shall include the terms set forth in the RSA Term Sheet and shall otherwise be in form and substance acceptable to the Required Consenting Creditors. The Confirmation Order shall be deemed approval of the New Roll-Up Facility and the New Roll-Up Facility Documents, as applicable, and all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, and expenses provided for therein, and authorization of the Reorganized Debtors to enter into and execute the New Roll-Up Facility Documents and such other documents as may be required to effectuate the treatment afforded by the New Roll-Up Facility. If the Debtors enter into the New Roll-Up Facility on the Effective Date, then, on the Effective Date, all of the Liens and security interests to be granted in accordance with the New Roll-Up Facility Documents (a) shall be deemed to be granted, (b) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the New Roll-Up Facility Documents, (c) shall be deemed perfected on the Effective Date, subject only to such Liens and security interests as may be permitted under the New Roll-Up Facility Documents, and (d) shall not be subject to recharacterization or equitable subordination for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law.

Either the New ABL Facility or the New Roll-Up Facility shall provide, as of the Effective Date, sufficient funding or deemed funding, together with the Debtors’ Cash on hand and the proceeds of the New Money Notes, to satisfy any DIP Facility Claims and the Prepetition First Lien Secured Claims in full.

5.	New Notes

On the Effective Date, Reorganized Parent shall issue the New Notes in an aggregate initial principal amount of up $167.4 million, which shall consist of (i) $115.0 million in aggregate initial principal amount of Exchange Notes, which shall be convertible into 60.36% of the New Common Stock on a fully diluted basis as of the Effective Date (assuming for illustrative purposes only that the New Money Amount is $35 million and that the Debtors incur the New ABL Facility on the Effective Date with initial borrowings (together with any borrowings under any Foreign Facilities, as defined in Schedule A) of $75 million), (ii) up to $50.0 million in aggregate initial principal amount of New Money Notes, which shall be convertible into up to 22.96% of the New Common Stock on a fully diluted basis as of the Effective Date pursuant to the Commitment Agreement (assuming for illustrative purposes only that the New Money Amount is $35 million and that the Debtors incur the New ABL Facility on the Effective Date with initial borrowings (together with any borrowings under any Foreign Facilities, as defined in Schedule A) of $75 million), and (iii) $2.4 million in aggregate initial principal amount of MIP Notes. On the Effective Date, on an as-converted and fully-diluted basis, the New Common Stock (including the New Common Stock issuable upon conversion of the New Notes) shall be allocated in a manner consistent with the methodology set forth on Schedule A hereto, and the conversion rate of the New Notes shall reflect such allocations and methodology. The New Notes shall be governed by the New Notes Documents, which shall be consistent with the Restructuring Support Agreement and in form and substance acceptable to the Required Consenting Creditors.

On the Effective Date, all of the Liens and security interests to be granted in accordance with the New Notes Documents (a) shall be deemed to be granted, (b) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the New Notes Documents, (c) shall be deemed perfected on the Effective Date, subject only to such Liens and security interests as may be permitted under the New Notes Documents, and (d) shall not be subject to recharacterization or equitable subordination for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law.

6.	Commitment Agreement

Prior to the Effective Date, the Debtors shall enter into the Commitment Agreement with the Commitment Parties, pursuant to which the Commitment Parties shall agree to purchase their Commitment Percentage (as defined in the Commitment Agreement) of the New Money Notes in an aggregate initial principal amount of up to $50 million. The New Money Notes shall be issued at a purchase price of $800 in cash for each $1,000 principal amount of New Money Notes (i.e., if the New Money Amount is $40 million, such New Money Notes shall have an aggregate face amount of $50 million). Pursuant to the Commitment Agreement, in exchange for the Commitment Parties’ agreements therein, the Commitment Parties shall receive the Put Option Payment in the amount of $2 million, which shall be deemed to have been fully earned upon execution of the Commitment Agreement and shall be payable in Cash by the Debtors upon the earlier of the Effective Date and termination of the Commitment Agreement in accordance with its terms. The Commitment Agreement shall be consistent with the Restructuring Support Agreement and shall be in form and substance acceptable to the Required Consenting Creditors.

7.	Authorized Financing

On the Effective Date, the applicable Reorganized Debtors shall be and are authorized to execute and deliver the New ABL Facility Documents or the New Roll-Up Facility Documents (as applicable), the New Notes Documents and any related loan documents, and shall be and are authorized to execute, deliver, file, record and issue any other notes, guarantees, deeds of trust, security agreements, documents (including UCC financing statements), amendments to the foregoing, or agreements in connection therewith, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity, subject to the lien limitations set forth in the Plan.

Except as otherwise provided in the Plan or the Confirmation Order, all Cash necessary for the Reorganized Debtors to make payments required pursuant to the Plan will be obtained from the New ABL Facility or the New Roll-Up Facility and proceeds of the New Money Notes and the Reorganized Debtors’ Cash balances, including Cash from operations. Cash payments to be made pursuant to the Plan will be made by the Reorganized Debtors.

8.	Treatment of Vacant Classes

Any Claim or Equity Interest in a Class is considered vacant under Article III.B. of the Plan shall receive no Plan Distribution.

9.	Management Incentive Plan

Upon the Effective Date, Reorganized Parent will adopt and implement the Management Incentive Plan, which will provide for 10% of the New Common Stock outstanding as of the Effective Date on a fully diluted basis other than on account of any dilution from shares of New Common Stock issued upon conversion of the New Money Notes (as adjusted to exclude any original issue discount arising from the purchase price of such notes and any Put Option Payment associated with such notes) to be reserved for grants to be approved by the New Board for directors, officers, and other key employees of the Reorganized Debtors (the “MIP Pool”). The MIP Pool shall consist of $2.4 million in aggregate initial principal amount of MIP Notes, and the remainder shall be in the form of New Common Stock.9 Any forfeited shares or awards shall be returned to the MIP Pool and reallocated at the discretion of the New Board.

The form and substance of any documentation with respect to the Management Incentive Plan and any related management employment agreements shall be consistent with the Restructuring Support Agreement and acceptable to the applicable employees and the Required Consenting Creditors.

10.	Management Employment Agreements / Incentive Compensation

As of the Effective Date, Reorganized Parent and its key management will enter into the Management Employment Agreements, the form and substance of which shall be acceptable to the applicable employees and the Required Consenting Creditors, covering without limitation base salary, incentive, and executive benefits, in accordance with the Restructuring Support Agreement and the Plan and which shall include the terms and conditions set forth in the Restructuring Support Agreement.

From and after the Effective Date, Reorganized Parent shall satisfy the outstanding obligations under the Debtors’ Key Employee Incentive Plan (as reflected in the individual employment agreements of the Debtors’ key management existing as of the Petition Date) and Key Employee Retention Plan dated as of April 10, 2017 up to an aggregate amount of $1.6 million.

11.	Issuance of New Notes and New Common Stock and Related Documentation

From and after the Effective Date, Reorganized Parent will be authorized to and will issue the New Notes and New Common Stock to the Holders of Claims and Equity Interests, as applicable, as set forth in the Plan without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity. Unless otherwise determined by the Required Consenting Creditors, it is anticipated that, from and after the Effective Date, Reorganized Parent will remain a reporting company under the Securities Exchange Act.

9 For illustrative purposes only, if the New Money Amount is $35 million and the Debtors incur the New ABL Facility on the Effective Date with initial borrowings (together with any borrowings under any Foreign Facilities, as defined in Schedule A) of $75.5 million, the MIP Pool shall equal 8.27% of New Common Stock on a fully diluted basis, comprised of $2.4 million of New Notes and 7.01% of New Common Stock.

The New Money Notes issued pursuant to the Plan and delivered to the Commitment Parties, and the Exchange Notes and Exchange Common Stock of Reorganized Parent issued pursuant to the Plan and delivered to Holders of Prepetition Second Lien Secured Claims and Prepetition Third Lien Secured Claims shall be exempt from any registration requirements under any securities laws to the fullest extent permitted by section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. The Exchange Common Stock of Reorganized Parent issued pursuant to the Plan and delivered to Holders of Equity Interests in Parent will be exempt from any registration requirements under any securities laws to the fullest extent permitted by Section 1145 of the Bankruptcy Code. The MIP Notes and New Common Stock of Reorganized Parent issued to officers and other key employees of the Reorganized Debtors pursuant to the Management Incentive Plan shall be exempt from any registration requirements under any securities laws to the fullest extent permitted by section 4(a)(2) of the Securities Act and Rule 506 of Regulation D and/or Rule 701 promulgated thereunder. Any New Common Stock issuable upon conversion of the New Notes (including New Common Stock issued upon conversion of the New Money Notes, Exchange Notes, and MIP Notes) shall be exempt from any registration requirements to the fullest extent permitted by section 3(a)(9) of the Securities Act. Without limiting the effects of section 3(a)(9) and section 4(a)(2) of the Securities Act, Rules 506 and 701 under the Securities Act and section 1145 of the Bankruptcy Code, all financing documents, agreements, and instruments entered into and delivered on or as of the Effective Date contemplated by or in furtherance of the Plan, including, without limitation, the New ABL Facility Documents or the New Roll-Up Facility Documents and the New Notes Documents, the New Common Stock, and any other agreement or document related to or entered into in connection with any of the foregoing, will become effective and binding in accordance with their respective terms and conditions upon the parties thereto, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity (other than as expressly required by such applicable agreement).

The New Common Stock of Reorganized Parent shall constitute a single class of Equity Security in Reorganized Parent and, other than as contemplated through the conversion of the New Notes or under the Management Incentive Plan, there shall exist no other Equity Securities, warrants, options, or other agreements to acquire any equity interest in Reorganized Parent. From and after the Effective Date, after giving effect to the transactions contemplated hereby, the authorized capital stock or other equity securities of Reorganized Parent will be that number of shares of New Common Stock as may be designated in the Amended Organizational Documents. In connection with the distribution of New Common Stock and/or New Notes to current or former employees of the Debtors, Reorganized Parent will take whatever actions are necessary to comply with applicable U.S. federal, state, local and non-U.S. tax withholding obligations, including, when applicable, withholding from distributions a portion of the New Common Stock and/or New Notes, selling such securities or requiring Holders of such securities to contribute the Cash necessary to satisfy tax withholding obligations including, without limitation, income, social security and Medicare taxes, and Reorganized Parent shall pay such withheld taxes to the appropriate Governmental Unit.

From and after the Effective Date, all Registrable Securities shall be subject to customary shelf registration rights pursuant to the Registration Rights Agreement. The Registration Rights Agreement shall permit all legal means of monetizing the Registrable Securities by the selling stockholders. Pursuant to the Registration Rights Agreement, the Reorganized Parent shall file a registration statement on Form S-3 (or another appropriate form, if Form S-3 is unavailable) to register the resale of such Registrable Securities not later than thirty days after the Effective Date and to have such registration statement declared effective as soon as practicable thereafter. The Reorganized Parent shall also seek to have such registration statement declared effective by the SEC as soon as practicable after filing thereof.

12.	Substantive Consolidation for Plan Purposes

The Plan serves as a motion by the Debtors seeking entry, pursuant to section 105 of the Bankruptcy Code, of an order authorizing, on the Effective Date, the substantive consolidation of the Estates of all of the Debtors for purposes of classifying and treating all Claims under the Plan, including for voting, confirmation, and distribution purposes only. Substantive consolidation will not (i) alter the state of incorporation of any Debtor for purposes of determining applicable law of any of the Causes of Action, (ii) alter or impair the legal and equitable rights of the Debtors to enforce any of the Causes of Action, or (iii) otherwise impair, release, discharge, extinguish or affect any of the Causes of Action or issues raised as a part thereof.

If substantive consolidation is ordered, then on and after the Effective Date, all Assets and liabilities of the Debtors shall be treated as though they were merged into a single estate solely for purposes of treatment of and distributions on Claims. All duplicative Claims (identical in both amount and subject matter) Filed against more than one of the Debtors shall automatically be expunged so that only one Claim survives against the consolidated Debtors. All guarantees by any Debtor of the obligations of any other Debtor shall be eliminated so that any Claim and any guarantee thereof by any other Debtor, as well as any joint and/or several liability of any Debtor with respect to any other Debtor, shall be treated as one collective obligation of the Debtors. Any alleged defaults under any applicable agreement with the Debtors arising from substantive consolidation under the Plan shall be deemed cured as of the Effective Date.

13.	Release of Liens, Claims and Equity Interests

Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan, all Liens, Claims, Equity Interests, mortgages, deeds of trust, or other security interests against the property of the Estates will be fully released, terminated, extinguished and discharged, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity. Any Entity holding such Liens or Equity Interests will, pursuant to section 1142 of the Bankruptcy Code, promptly execute and deliver to the Reorganized Debtors such instruments of termination, release, satisfaction and/or assignment (in recordable form) as may be reasonably requested by the Reorganized Debtors.

14.	Certificate of Incorporation and Bylaws

The Amended Organizational Documents shall amend or succeed the certificates or articles of incorporation, by-laws and other organizational documents of Reorganized Parent to satisfy the provisions of the Plan and the Bankruptcy Code, and will (i) include, among other things, pursuant to section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities, but only to the extent required by section 1123(a)(6) of the Bankruptcy Code; (ii) authorize the issuance of New Common Stock in an amount not less than the amount necessary to permit the distributions thereof required or contemplated by the Plan; (iii) to the extent necessary or appropriate as determined by the Required Consenting Creditors, include restrictions on the Transfer of New Common Stock; and (iv) to the extent necessary or appropriate, include such provisions as may be needed to effectuate and consummate the Plan and the transactions contemplated therein. After the Effective Date, the Reorganized Debtors may amend and restate their certificates or articles of incorporation and by-laws, and other applicable organizational documents, as permitted by applicable law. Further, it is anticipated that the Consenting Creditors or certain of them may enter into a shareholders agreement with respect to certain transfer rights and corporate governance matters, including board designation rights.

15.	Directors and Officers of Reorganized Parent

The New Board will be comprised initially of five (5) directors, who will consist of: (i) the President and Chief Executive Officer of the Reorganized Parent, (ii) Jon Mellin, and (iii) three directors selected by the Consenting Creditors.

Steven W. Scheinkman shall be Chairperson of the New Board until the 2018 annual shareholders meeting, at which time the New Board will either reaffirm Mr. Scheinkman as Chairperson or elect a new Chairperson.

As of the Effective Date, the initial officers of the Reorganized Debtors will be the officers of the Debtors existing immediately prior to the Effective Date. Except as set forth in the Plan, any other directors or officers of the Debtors shall be deemed removed as of the Effective Date.

Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose, prior to the Confirmation Hearing, the identity and affiliations of any Person proposed to serve on the initial board of directors or as an officer of the Reorganized Debtors, and, to the extent such Person is an insider other than by virtue of being a director or officer, the nature of any compensation for such Person. Each such director and each officer will serve from and after the Effective Date pursuant to applicable law and the terms of the Amended Organizational Documents and the other constituent and organizational documents of the Reorganized Debtors. The existing board of directors of Parent will be deemed to have resigned on and as of the Effective Date, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity.

16.	Corporate Action

Each of the Debtors and the Reorganized Debtors, as applicable, may take any and all actions to execute, deliver, File or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and implement the provisions of the Plan, including, without limitation, the distribution of the securities to be issued pursuant hereto in the name of and on behalf of the Reorganized Debtors and in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by the security holders, officers or directors of the Debtors or the Reorganized Debtors and as applicable or by any other Person (except for those expressly required pursuant to the Plan or the Restructuring Support Agreement).

Prior to, on or after the Effective Date (as appropriate), all matters provided for pursuant to the Plan that would otherwise require approval of the stockholders, directors, managers or members of any Debtor (as of prior to the Effective Date) will be deemed to have been so approved and will be in effect prior to, on or after the Effective Date (as appropriate) pursuant to applicable law and without any requirement of further action by the stockholders, directors, managers or members of such Debtors, or the need for any approvals, authorizations, actions or consents of any Person (except as expressly required pursuant to the Restructuring Support Agreement).

All matters provided for in the Plan involving the legal or corporate structure of any Debtor or any Reorganized Debtor, as applicable, and any legal or corporate action required by any Debtor or any Reorganized Debtor as applicable, in connection with the Plan, will be deemed to have occurred and will be in full force and effect in all respects, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by the security holders, officers or directors of any Debtor or any Reorganized Debtor, as applicable, or by any other Person (except as expressly required pursuant to the Restructuring Support Agreement). On the Effective Date, the appropriate officers of each Debtor and each Reorganized Debtor, as applicable, are authorized to issue, execute, deliver, and consummate the transactions contemplated by, the contracts, agreements, documents, guarantees, pledges, consents, securities, certificates, resolutions and instruments contemplated by or described in the Plan in the name of and on behalf of the Debtor and each Reorganized Debtor, as applicable, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person (except as expressly required pursuant to the Restructuring Support Agreement). The secretary and any assistant secretary of each Debtor and each Reorganized Debtor, as applicable, will be authorized to certify or attest to any of the foregoing actions.

17.	Cancellation of Notes, Certificates and Instruments

Except for the purpose of evidencing a right to a distribution under the Plan and except as otherwise set forth in the Plan, on the Effective Date, all agreements, instruments, Securities and other documents evidencing any prepetition Claim or Equity Interest and any rights of any Holder in respect thereof shall be deemed cancelled, discharged, and of no force or effect, including any relating to the Equity Interests in Parent. The holders of or parties to such cancelled instruments, Securities, and other documentation will have no rights arising from or related to such instruments, Securities, or other documentation or the cancellation thereof, except the rights provided for pursuant to the Plan and the obligations of the Debtors thereunder or in any way related thereto will be fully released, terminated, extinguished and discharged, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person. Notwithstanding such cancellation and discharge, each of the Prepetition First Lien Loan Agreement and the Prepetition Indentures shall continue in effect to the extent necessary to: (1) allow Holders of Claims and Equity Interests to receive Plan Distributions; (2) allow the Reorganized Debtors to make distributions pursuant to the Plan; (3) allow the Prepetition Indenture Trustee to receive distributions under the Plan on account of the Prepetition Second Lien Secured Claims and Prepetition Third Lien Secured Claims for further distribution in accordance with the Prepetition Indentures, respectively; (4) allow the Prepetition First Lien Agent and the Prepetition Indenture Trustee to seek compensation and/or reimbursement of fees and expenses in accordance with the Plan; and (5) preserve any rights of the Prepetition First Lien Agent and the Prepetition Indenture Trustee to payment of fees, expenses, and indemnification obligations as against any parties other than the Debtors or the Reorganized Debtors, and any money or property distributable to the Beneficial Holders under the relevant instrument, including any rights to priority of payment or to exercise charging liens. Except as provided pursuant to the Plan, each of the Prepetition First Lien Agent and the Prepetition Indenture Trustee, and their respective agents, successors, and assigns shall be discharged of all of their obligations associated with the Prepetition First Lien Loan Agreement and the Prepetition Indentures, respectively. The commitments and obligations (if any) of the Prepetition First Lien Lenders to extend any further or future credit or financial accommodations to any of the Debtors, any of their respective subsidiaries or any of their respective successors or assigns under the Prepetition First Lien Loan Agreement shall fully terminate and be of no further force or effect on the Effective Date.

18.	Cancellation of Existing Instruments Governing Security Interests

Upon the full payment or other satisfaction of an Allowed Other Secured Claim, or promptly thereafter, the Holder of such Allowed Other Secured Claim shall deliver to the Debtors or Reorganized Debtors, as applicable, any Collateral or other property of a Debtor held by such Holder, together with any termination statements, instruments of satisfaction, or releases of all security interests with respect to its Allowed Other Secured Claim that may be reasonably required to terminate any related financing statements, mortgages, mechanics’ or other statutory Liens, or lis pendens, or similar interests or documents.

19.	Equity Interests in Subsidiaries; Corporate Reorganization

On the Effective Date and without the need for any further corporate action or approval of any board of directors, management, or shareholders of any Debtor or Reorganized Debtor, as applicable, the certificates and all other documents representing the Equity Interests in Subsidiaries shall be deemed to be in full force and effect.

20.	Restructuring Transactions

On the Effective Date or as soon as reasonably practicable thereafter, the Debtors or Reorganized Debtors, as applicable, may take all actions consistent with the Plan and the Restructuring Support Agreement as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Restructuring Transactions under and in connection with the Plan.

21.	Plan Supplement, Other Documents and Orders and Consents Required Under the Restructuring Support Agreement

So long as the Restructuring Support Agreement has not been terminated, the documents to be Filed as part of the Plan Supplement and the other documents and orders referenced in the Plan, or otherwise to be executed in connection with the transactions contemplated thereunder, shall be subject to the consents and the approval rights, as applicable, of the Required Consenting Creditors as set forth in the Restructuring Support Agreement. To the extent that there is any inconsistency between the Restructuring Support Agreement, on the one hand, and the Plan, on the other hand, as to such consents and the approval rights and the Restructuring Support Agreement has not been terminated, then the consents and the approval rights required in the Restructuring Support Agreement shall govern. For the avoidance of doubt, the consent rights of the Required Consenting Creditors set forth in the Restructuring Support Agreement with respect to the form and substance of the Plan, the Plan Supplement, the other Plan Documents, and any other Definitive Documents (as defined in the Restructuring Support Agreement), including any amendments, restatements, supplements, or other modifications to such documents, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated in the Plan (including to the applicable definitions in Article I thereof) and fully enforceable as if stated in full therein.

22.	Restructuring Expenses

The reasonable fees and expenses incurred by the Consenting Creditors’ Professionals, the Prepetition First Lien Agent’s professionals, and the Prepetition Indenture Trustee and its professionals will be paid in connection with the Plan or any applicable orders entered by the Bankruptcy Court on or before the Effective Date. Nothing in the Plan shall require such professionals (or the Prepetition Indenture Trustee) to file applications with, or otherwise seek approval of, the Bankruptcy Court as a condition to the payment of such fees and expenses.

H.	TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

1.	Assumption and Rejection of Executory Contracts and Unexpired Leases

On the Effective Date, all Executory Contracts and Unexpired Leases of the Debtors will be deemed assumed in accordance with, and subject to, the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, except for those Executory Contracts (including, without limitation, employment agreements) and Unexpired Leases that:

●	have previously expired or terminated pursuant to their own terms or by agreement of the parties thereto;

●	have been rejected by order of the Bankruptcy Court;

●	are the subject of a motion to reject pending on the Effective Date;

●	are identified in the Rejected Executory Contract/Unexpired Lease List; or

●	are rejected pursuant to the terms of the Plan.

Without amending or altering any prior order of the Bankruptcy Court approving the assumption or rejection of any Executory Contract or Unexpired Lease, entry of the Confirmation Order by the Bankruptcy Court will constitute approval of such assumptions and rejections pursuant to sections 365(a) and 1123 of the Bankruptcy Code. To the extent any provision in any Executory Contract or Unexpired Lease assumed pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the Reorganized Debtors’ assumption of such Executory Contract or Unexpired Lease, then such provision will be deemed modified such that the transactions contemplated by the Plan will not entitle the non-debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto. Each Executory Contract and Unexpired Lease assumed pursuant to this Article of the Plan will revest in and be fully enforceable by the Reorganized Debtors in accordance with its terms, except as modified by the provisions of the Plan, any order of the Bankruptcy Court authorizing and providing for its assumption, or applicable law.

2.	Assignment of Executory Contracts or Unexpired Leases

In the event of an assignment of an Executory Contract or Unexpired Lease, at least ten (10) days prior to the Confirmation Hearing, the Debtors will serve upon counterparties to such Executory Contracts and Unexpired Leases a notice of the proposed assumption and assignment that will: (a) list the applicable cure amount, if any; (b) identify the party to which the Executory Contract or Unexpired Lease will be assigned; (c) describe the procedures for filing objections thereto; and (d) explain the process by which related disputes will be resolved by the Bankruptcy Court; additionally, the Debtors will file with the Bankruptcy Court a list of such Executory Contracts and Unexpired Leases to be assigned and the proposed cure amounts. Any applicable cure amounts will be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the cure amount in Cash on the Effective Date or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree.

Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assignment or any related cure amount must be Filed, served and actually received by the Debtors at least three (3) Business Days prior to the Confirmation Hearing. Any counterparty to an Executory Contract and Unexpired Lease that fails to object timely to the proposed assignment or cure amount will be deemed to have consented to such assignment of its Executory Contract or Unexpired Lease. The Confirmation Order will constitute an order of the Bankruptcy Court approving any proposed assignments of Executory Contracts or Unexpired Leases pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date.

In the event of a dispute regarding (a) the amount of any cure payment, (b) the ability of any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assigned or (c) any other matter pertaining to assignment, the applicable cure payments required by section 365(b)(1) of the Bankruptcy Code will be made following the entry of a Final Order or orders resolving the dispute and approving the assignment. The Reorganized Debtors, in their sole option, reserve the right to reject such Executory Contract or Unexpired Lease at any time in lieu of assuming and assigning it.

3.	Rejection of Executory Contracts or Unexpired Leases

All Executory Contracts and Unexpired Leases identified in the Rejected Executory Contract/Unexpired Lease List shall be deemed rejected as of the Effective Date. The Confirmation Order will constitute an order of the Bankruptcy Court approving the rejections identified in the Rejected Executory Contract/Unexpired Lease List and this Article of the Plan pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date.

4.	Claims on Account of the Rejection of Executory Contracts or Unexpired Leases

All Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Confirmation Order, if any, must be Filed with the Bankruptcy Court within thirty (30) days after the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection. The Debtors or Reorganized Debtors, as the case may be, will provide notice of such rejection and specify the appropriate deadline for the filing of such Proof of Claim.

Any Entity that is required to File a Proof of Claim arising from the rejection of an Executory Contract or an Unexpired Lease that fails to timely do so will be forever barred, estopped and enjoined from asserting such Claim, and such Claim will not be enforceable, against the Debtors, the Reorganized Debtors or the Estates, and the Debtors, the Reorganized Debtors and their Estates and property will be forever discharged from any and all indebtedness and liability with respect to such Claim unless otherwise ordered by the Bankruptcy Court or as otherwise provided in the Plan. All such Claims will, as of the Effective Date, be subject to the permanent injunction set forth in Article X.G. of the Plan. All Claims arising from the rejection of any Executory Contract or Unexpired Lease shall be treated as General Unsecured Claims, subject to any applicable limitation or defense under the Bankruptcy Code and applicable law.

5.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

Any monetary amounts by which any Executory Contract or Unexpired Lease to be assumed under the Plan is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by the Debtors or Reorganized Debtors, as applicable, upon assumption thereof, by payment of the default amount in Cash as and when due in the ordinary course or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree. Following the Petition Date, the Debtors may serve a notice on parties to executory contracts and unexpired leases to be assumed reflecting the Debtors’ intention to assume the contract or lease in connection with the Plan and setting forth the proposed Cure Amount (if any). If a counterparty to any executory contract or unexpired lease that the Debtors or Reorganized Debtors, as applicable intend to assume does not receive such a notice, the proposed Cure Amount for such executory contract or unexpired lease shall be deemed to be zero dollars ($0).

Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption must be Filed, served and actually received by the Debtors at least five (5) Business Days prior to the Confirmation Hearing. Any counterparty to an Executory Contract and Unexpired Lease that fails to object timely to the proposed assumption will be deemed to have assented and will be deemed to have forever released and waived any objection to the proposed assumption other than with respect to any alleged cure amount, which may be asserted at any time. In the event of a dispute regarding (1) the amount of any payments to cure a default, (2) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or (3) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code will be made following the entry of a Final Order or orders resolving the dispute and approving the assumption. The Debtors or Reorganized Debtors, as applicable, in their sole option, reserve the right to reject such Executory Contract or Unexpired Lease at any time in lieu of assuming it.

6.	Assumption of Director and Officer Insurance Policies

The Debtors and, upon the Effective Date, the Reorganized Debtors, will assume all of the D&O Liability Insurance Policies pursuant to section 365(a) of the Bankruptcy Code. Unless previously effectuated by separate order entered by the Bankruptcy Court, entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Debtors’ foregoing assumption of each of the D&O Liability Insurance Policies. Notwithstanding anything to the contrary contained in the Plan, confirmation of the Plan will not discharge, impair or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Debtors under the Plan as to which no Proof of Claim need be Filed. Notwithstanding anything to the contrary contained in the Plan, confirmation of the Plan will not impair or otherwise modify any rights of the Reorganized Debtors under the D&O Liability Insurance Policies.

Further, the Reorganized Debtors shall be authorized and required to purchase tail coverage with a term of at least six (6) years from and after the termination of any existing director and officers’ liability insurance policies and containing the same coverage that exists under such policies as of the Petition Date.

7.	Indemnification Provisions

All indemnification provisions currently in place (whether in the by-laws, certificate of incorporation, board resolutions, contracts, or otherwise) for the following:  (i) the Prepetition First Lien Agent; (ii) the Prepetition First Lien Lenders; (iii) the Prepetition Indenture Trustee; and (iv) directors, officers and employees of the Debtors who served in such capacity as of the Petition Date with respect to or based upon any act or omission taken or omitted in such capacities, for or on behalf of the Debtors, will be Reinstated (or assumed, as the case may be), and will survive effectiveness of the Plan.  No such Reinstatement or assumption shall in any way extend the scope or term of any indemnification provision beyond that contemplated in the underlying contract or document as applicable.

8.	Compensation and Benefit Programs

Except as otherwise provided in the Plan, all employment and severance policies, and all compensation and benefit plans, policies, and programs of the Debtors applicable to its employees, retirees, and non-employee directors and the employees and retirees of its subsidiaries, including, without limitation, all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans (other than equity incentive plans that will be replaced by the Management Incentive Plan and severance and change in control agreements that will be replaced by the Management Employment Agreements), life, and accidental death and dismemberment insurance plans, are treated as Executory Contracts under the Plan and on the Effective Date will be assumed pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code. Any payment obligations under any assumed employment contracts and benefit plans that have been or purport to have been accelerated as a result of the commencement of the Chapter 11 Cases or the consummation of any transactions contemplated by the Plan will be Reinstated and such acceleration will be rescinded and deemed not to have occurred.

9.	Workers’ Compensation Benefits

Except as otherwise provided in the Plan, as of the Effective Date, the Debtors and the Reorganized Debtors will continue to honor their obligations under: (i) all applicable workers’ compensation laws in states in which the Reorganized Debtors operate; and (ii) the Debtors’ written contracts, agreements, agreements of indemnity, self-insurer workers’ compensation bonds, and any other policies, programs, and plans regarding or relating to workers’ compensation and workers’ compensation insurance. All such contracts and agreements are treated as Executory Contracts under the Plan and on the Effective Date will be assumed pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code. Notwithstanding anything to the contrary contained in the Plan, confirmation of the Plan will not impair or otherwise modify any rights of the Reorganized Debtors under any such contracts, agreements, policies, programs or plans regarding or relating to workers’ compensation or workers’ compensation insurance.

10.	Insurance Policies

Other than the insurance policies otherwise discussed in the Plan, all other insurance policies to which any Debtor is a party as of the Effective Date shall be deemed to be and treated as executory contracts and shall be assumed by the applicable Debtor or Reorganized Debtor and shall continue in full force and effect thereafter in accordance with their respective terms. All other insurance policies shall vest in the Reorganized Debtors.

I.	PROVISIONS GOVERNING DISTRIBUTIONS

1.	Dates of Distributions

Except as otherwise provided in the plan, on the Effective Date or as soon as reasonably practicable thereafter (or if a Claim is not an Allowed Claim or Equity Interest on the Effective Date, on the date that such Claim or Equity Interest becomes an Allowed Claim or Equity Interest, or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim or Equity Interest against the Debtors shall receive the full amount of the distributions that the Plan provides for Allowed Claims or Equity Interests in the applicable Class and in the manner provided therein. In the event that any payment or act under the Plan is required to be made or performed on a date that is not on a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent there are Disputed Claims or Equity Interests, distributions on account of any such Disputed Claims or Equity Interests shall be made pursuant to the provisions provided in the Plan. Except as otherwise provided in the Plan, Holders of Claims and Equity Interests shall not be entitled to interest, dividends or accruals on the distributions provided for therein, regardless of whether distributions are delivered on or at any time after the Effective Date.

Upon the Effective Date, all Debts of the Debtors shall be deemed fixed and adjusted pursuant to the Plan and the Reorganized Debtors shall have no liability on account of any Claims or Equity Interests except as set forth in the Plan and in the Confirmation Order. All payments and all distributions made by the Distribution Agent under the Plan shall be in full and final satisfaction, settlement and release of all Claims and Equity Interests against the Reorganized Debtors.

At the close of business on the Distribution Record Date, the transfer ledgers for the Equity Interests in Parent, the Prepetition Second Lien Notes, and the Prepetition Third Lien Notes shall be closed, and there shall be no further changes in the record holders of such Claims or Interests. The Reorganized Debtors, the Distribution Agent, the Prepetition Indenture Trustee, and each of their respective agents, successors, and assigns shall have no obligation to recognize the Transfer of any Equity Interests in Parent, Prepetition Second Lien Notes, or Prepetition Third Lien Notes occurring after the Distribution Record Date and shall be entitled instead to recognize and deal for all purposes under the Plan with only those record holders stated on the transfer ledgers as of the close of business on the Distribution Record Date irrespective of the number of distributions to be made under the Plan to such Persons or the date of such distributions.

2.	Distribution Agent

Except as provided therein, all distributions under the Plan shall be made by the Reorganized Debtors as Distribution Agent, or by such other Entity designated by the Debtors as a Distribution Agent on the Effective Date or thereafter. The Reorganized Debtors, or such other Entity designated by the Debtors to be the Distribution Agent, shall not be required to give any bond or surety or other security for the performance of such Distribution Agent’s duties unless otherwise ordered by the Bankruptcy Court.

The Distribution Agent shall be empowered to (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Distribution Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Distribution Agent to be necessary and proper to implement the provisions thereof.

3.	Cash Distributions

Distributions of Cash may be made either by check drawn on a domestic bank or wire transfer from a domestic bank, at the option of the Reorganized Debtors, except that Cash payments made to foreign Creditors may be made in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

4.	Rounding of Payments

Whenever the Plan would otherwise call for, with respect to a particular Person, payment of a fraction of a dollar or distribution of a fraction of a share of New Common Stock, the actual payment or distribution shall reflect a rounding of such fraction to the nearest whole dollar or share of New Common Stock (up or down), with half dollars and half shares of New Common Stock being rounded down. To the extent that Cash or New Common Stock to be distributed under the Plan remains undistributed as a result of the aforementioned rounding, such Cash or stock shall be treated as “Unclaimed Property” under the Plan.

5.	De Minimis Distribution

Notwithstanding any other provision of the Plan, none of the Reorganized Debtors, any Servicer nor the Distribution Agent shall have any obligation to make any Plan Distributions with a value of less than $100, unless a written request therefor is received by the Distribution Agent from the relevant recipient at the addresses set forth in Article XIII.K of the Plan within 120 days after the later of the (i) Effective Date and (ii) the date such Claim becomes an Allowed Claim. De minimis distributions for which no such request is timely received shall revert to Reorganized Parent. Upon such reversion, the relevant Allowed Claim (and any Claim on account of missed distributions) shall be automatically deemed satisfied, discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary.

Notwithstanding any other provision of the Plan, none of the Reorganized Debtors, any Servicer nor any Distribution Agent shall have any obligation to make a particular distribution to a specific Holder of an Allowed Claim if such Holder is also the Holder of a Disputed Claim.

6.	Distributions on Account of Claims Allowed After the Effective Date

Except as otherwise agreed by the Holder of a particular Claim or as provided in the Plan, all distributions shall be made pursuant to the terms of the Plan and the Confirmation Order. Distributions to any Holder of an Allowed Claim shall be allocated first to the principal amount of any such Allowed Claim, as determined for U.S. federal income tax purposes and then, to the extent the consideration exceeds such amount, to the remainder of such Claim comprising accrued but unpaid interest, if any (but solely to the extent that interest is an allowable portion of such Allowed Claim).

7.	General Distribution Procedures

The Reorganized Debtors, or any other duly appointed Distribution Agent, shall make all distributions of Cash or other property required under the Plan, unless the Plan specifically provides otherwise. All Cash and other property held by the Reorganized Debtors for distribution under the Plan shall not be subject to any claim by any Person, except as provided under the Plan.

8.	Address for Delivery of Distributions

Distributions to Holders of Allowed Claims and Equity Interests, to the extent provided for under the Plan, shall be made (1) at the address set forth on any proofs of claim Filed by such Holders (to the extent such proofs of claim are Filed in the Chapter 11 Cases), (2) at the addresses set forth in any written notices of address change delivered to the Debtors, or (3) at the addresses in the Debtors’ books and records. Notwithstanding the foregoing, distributions to Beneficial Holders of Prepetition First Lien Secured Claims shall be made to the Prepetition First Lien Agent, and distributions to Beneficial Holders of Prepetition Second Lien Secured Claims and Prepetition Third Lien Secured Claims shall be made to the Prepetition Indenture Trustee or its designee for further distribution in accordance with the Prepetition Indentures.

9.	Undeliverable Distributions and Unclaimed Property

If the distribution to the Holder of any Allowed Claim or Equity Interest is returned to the Reorganized Debtors as undeliverable, no further distribution shall be made to such Holder, and the Reorganized Debtors shall have no obligation to make any further distribution to the Holder, unless and until the Reorganized Debtors is notified in writing of such Holder’s then current address.

Any Entity that fails to claim any Cash or New Common Stock within one (1) year from the date upon which a distribution is first made to such entity shall forfeit all rights to any distribution under the Plan. Entities that fail to claim Cash shall forfeit their rights thereto and shall have no claim whatsoever against the Debtors or the Reorganized Debtors or against any Holder of an Allowed Claim or Equity Interest to whom distributions are made by the Reorganized Debtors.

10.	Withholding Taxes

In connection with the Plan, to the extent applicable, the Reorganized Debtors shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions made pursuant to the Plan shall be subject to such withholding and reporting requirements. The Reorganized Debtors shall be entitled to deduct any U.S. federal, state or local withholding taxes from any Cash payments made with respect to Allowed Claims or Equity Interests, as appropriate. As a condition to receiving any distribution under the Plan, the Reorganized Debtors may require that the Holder of an Allowed Claim or Equity Interest entitled to receive a distribution pursuant to the Plan provide such Holder’s taxpayer identification number and such other information and certification as may be deemed necessary for the Reorganized Debtors to comply with applicable tax reporting and withholding laws. Any amounts withheld pursuant hereto shall be deemed to have been distributed to and received by the applicable recipient for all purposes of the Plan. In connection with the distribution of the New Common Stock and/or New Notes to each Holder of an Allowed Claim or Equity Interest, the Reorganized Debtors may take whatever actions are necessary to comply with applicable U.S. federal, state, local and non-U.S. tax withholding obligations, including withholding from distributions a portion of the New Common Stock and/or New Notes, selling such securities or requiring such Holder of an Allowed Claim to contribute the Cash necessary to satisfy the tax withholding obligations.

11.	Setoffs

The Reorganized Debtors may, to the extent permitted under applicable law, setoff against any Allowed Claim or Equity Interest and any distributions to be made pursuant to the Plan on account of such Allowed Claim or Equity Interest, the claims, rights and causes of action of any nature that the Reorganized Debtors may hold against the Holder of such Allowed Claim or Equity Interest that are not otherwise waived, released or compromised in accordance with the Plan; provided, however, that neither such a setoff nor the allowance of any Claim or Equity Interest under the Plan shall constitute a waiver or release by the Reorganized Debtors of any such claims, rights and causes of action that the Reorganized Debtors possesses against such Holder.

12.	Surrender of Cancelled Instruments or Securities

As a condition precedent to receiving any distribution pursuant to the Plan on account of an Allowed Claim or Equity Interest evidenced by the instruments, securities, notes, or other documentation canceled pursuant to Article V of the Plan, the Holder of such Claim or Equity Interest will tender the applicable instruments, securities, notes or other documentation evidencing such Claim or Equity Interest (or a sworn affidavit identifying the instruments, securities, notes or other documentation formerly held by such Holder and certifying that they have been lost), to Reorganized Parent or another applicable Distribution Agent unless waived in writing by the Debtors or the Reorganized Debtors, as applicable. The Prepetition Indenture Trustee will send such notices and take such other actions as are reasonably requested by the Debtors to effect the cancellation of the Prepetition Second Lien Notes and the Prepetition Third Lien Notes held by Cede & Co.

Notwithstanding anything in the Plan to the contrary, in connection with any distribution under the Plan to be effected through the facilities of DTC (whether by means of book-entry exchange, free delivery, or otherwise), the Debtors and the Reorganized Debtors, as applicable, will be entitled to recognize and deal for all purposes under the Plan with holders of New Common Stock in a manner consistent with the customary practices of DTC used in connection with such distributions. All New Common Stock to be distributed under the Plan shall be issued in the names of such holders or their nominees in accordance with DTC’s book-entry exchange procedures; provided, that such New Common Stock is permitted to be held through DTC’s book-entry system; and provided, further, that to the extent the New Common Stock is not eligible for distribution in accordance with DTC’s customary practices, Reorganized Parent will take all such reasonable actions as may be required to cause distributions of the New Common Stock under the Plan.

13.	Lost, Stolen, Mutilated or Destroyed Securities

In addition to any requirements under any applicable agreement and applicable law, any Holder of a Claim or Equity Interest evidenced by a security or note that has been lost, stolen, mutilated, or destroyed will, in lieu of surrendering such security or note to the extent required by the Plan, deliver to Reorganized Parent and other applicable Distribution Agent: (x) evidence reasonably satisfactory to Reorganized Parent and other applicable Distribution Agent of such loss, theft, mutilation, or destruction; and (y) such security or indemnity as may be required by Reorganized Parent and other applicable Distribution Agent to hold such party harmless from any damages, liabilities, or costs incurred in treating such individual as a Holder of an Allowed Claim or Equity Interest. Upon compliance with Article VII.L. of the Plan as determined by the Debtors or Reorganized Debtors by a Holder of a Claim or Equity Interest evidenced by a security or note, such Holder will, for all purposes under the Plan, be deemed to have surrendered such security or note to Reorganized Parent and other applicable Distribution Agents.

J.	NO FILING OF PROOFS OF CLAIM EXCEPT FOR REJECTION CLAIMS

Except with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases or as otherwise provided under the Plan, Holders of Claims or Equity Interests shall not be required to file a Proof of Claim and no parties should file a Proof of Claim. Unless disputed by the Holder of a Claim, the amount set forth in the applicable Debtor’s books and records, subject to any limitations on allowance imposed by section 502 of the Bankruptcy Code, shall constitute the Allowed amount of such Holder’s Claim. Except as otherwise provided in the Plan, specifically with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, all Proofs of Claim Filed in the Chapter 11 Cases shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Bankruptcy Court.

K.	DISPUTED CLAIMS AND EQUITY INTERESTS

The Reorganized Debtors intend to attempt to resolve Disputed Claims and Equity Interests consensually or through judicial means outside the Bankruptcy Court. Nevertheless, the Reorganized Debtors may, in their discretion, file with the Bankruptcy Court an objection to the allowance of any Disputed Claim or Equity Interest or any other appropriate motion or adversary proceeding with respect thereto. All such objections shall be litigated to Final Order, provided, however, that the Reorganized Debtors, may compromise, settle, withdraw or resolve any objections to Claims or Equity Interests without further order of the Bankruptcy Court. Unless otherwise provided in the Confirmation Order, the Reorganized Debtors are authorized to settle, or withdraw any objections to, any Disputed Claim or Equity Interest following the Effective Date without further notice to Creditors or authorization of the Bankruptcy Court, in which event such Claim or Equity Interest shall be deemed to be an Allowed Claim or Equity Interest in the amount compromised for purposes of the Plan. Under no circumstances will any distributions be made on account of any Claim or Equity Interest that is not an Allowed Claim or Equity Interest.

L.	PROCEDURES REGARDING DISPUTED CLAIMS AND EQUITY INTERESTS

No payment or other distribution or treatment shall be made on account of a Disputed Claim or Equity Interest, even if a portion of the Claim or Equity Interest is not disputed, unless and until such Disputed Claim or Equity Interest becomes an Allowed Claim or Equity Interest and the amount of such Allowed Claim or Equity Interest is determined by a Final Order or by stipulation between the Debtors and the Holder of the Claim or Equity Interest.

M.	ALLOWANCE OF CLAIMS AND EQUITY INTERESTS

Following the date on which a Disputed Claim or Equity Interest becomes an Allowed Claim or Equity Interest after the Distribution Date, the Reorganized Debtors shall pay directly to the Holder of such Allowed Claim or Equity Interest the amount provided for under the Plan, as applicable, and in accordance therewith.

1.	Allowance of Claims and Equity Interests

Notwithstanding anything to the contrary in the Plan, after the Effective Date and subject to the other provisions of the Plan, the Reorganized Debtors will have and will retain any and all rights and defenses under bankruptcy or nonbankruptcy law that the Debtors had with respect to any Claim or Equity Interest, except with respect to any Claim or Equity Interest deemed Allowed under the Plan (including the Prepetition First Lien Secured Claim, Prepetition Second Lien Secured Claims, and Prepetition Third Lien Secured Claims) or by orders of the Bankruptcy Court. Except as expressly provided in the Plan or in any order entered in the Chapter 11 Cases prior to the Effective Date (including, without limitation, the Confirmation Order and the DIP Orders), no Claim or Equity Interest will become an Allowed Claim unless and until such Claim or Equity Interest is deemed Allowed under the Plan or the Bankruptcy Code or the Bankruptcy Court has entered a Final Order, including, without limitation, the Confirmation Order, in the Chapter 11 Cases allowing such Claim or Equity Interest.

2.	Prosecution of Objections to Claims and Equity Interests

After the Confirmation Date but before the Effective Date, the Debtors and, after the Effective Date, the Reorganized Debtors, will have the authority to File objections to Claims and Equity Interests and settle, compromise, withdraw or litigate to judgment objections to any and all Claims and Equity Interests, regardless of whether such Claims or Equity Interests are in an Unimpaired Class or otherwise. From and after the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim or Equity Interest without any further notice to or action, order or approval of the Bankruptcy Court. The Reorganized Debtors will have the sole authority to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order or approval of the Bankruptcy Court.

3.	Estimation

After the Confirmation Date but before the Effective Date, the Debtors and, after the Effective Date, the Reorganized Debtors may, at any time, request that the Bankruptcy Court estimate (a) any Disputed Claim or Equity Interest pursuant to applicable law and (b) any contingent or unliquidated Claim or Equity Interest pursuant to applicable law, including, without limitation, section 502(c) of the Bankruptcy Code, and the Bankruptcy Court will retain jurisdiction under 28 U.S.C. §§ 157 and 1334 to estimate any Disputed Claim or Equity Interest, contingent Claim or Equity Interest or unliquidated Claim or Equity Interest, including during the litigation concerning any objection to any Claim or Equity Interest or during the pendency of any appeal relating to any such objection. All of the aforementioned objection, estimation and resolution procedures are cumulative and not exclusive of one another. Claims or Equity Interests may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court. The rights and objections of all parties are reserved in connection with any such estimation proceeding.

N.	CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN

1.	Conditions Precedent to Consummation

Consummation of the Plan will be conditioned upon the satisfaction or waiver pursuant to the provisions of Article IX.B. of the Plan of the following:

●	The Bankruptcy Court will have entered a Final Order in form and in substance satisfactory to the Debtors and the Required Consenting Creditors approving the Disclosure Statement with respect to the Plan as containing adequate information within the meaning of section 1125 of the Bankruptcy Code and Confirming the Plan.

●	The Plan and Plan Supplement and all schedules, documents, supplements and exhibits to the Plan will have been Filed in form and substance acceptable to the Debtors and the Required Consenting Creditors.

●	The Confirmation Order shall have been entered, shall be a Final Order, and shall be in form and substance acceptable to the Debtors and the Required Consenting Creditors. The Confirmation Order shall provide that, among other things, (a) the Debtors or the Reorganized Debtors, as appropriate, are authorized to take all actions necessary or appropriate to consummate the Plan and the Restructuring Transactions, including, without limitation, (i) entering into, implementing and consummating the contracts, instruments, releases, leases, indentures and other agreements or documents created in connection with or described in the Plan, (ii) distributing the New Notes and the New Common Stock pursuant to the exemptions from registration under section 3(a)(9) and/or section 4(a)(2) of the Securities Act, Rule 506 of Regulation D and/or Rule 701 promulgated thereunder or section 1145 of the Bankruptcy Code or other exemption from such registration or pursuant to one or more registration statements, (iii) making all distributions and issuances as required under the Plan, including Cash, the New Notes, and the New Common Stock; and (iv) entering into any agreements, transactions, and sales of property as set forth in the Plan Supplement, including the New ABL Facility or the New Roll-Up Facility and the Management Incentive Plan and the awards contemplated thereunder; (b) the provisions of the Confirmation Order and the Plan are nonseverable and mutually dependent; (c) the implementation of the Plan in accordance with its terms is authorized; and (d) pursuant to section 1146 of the Bankruptcy Code, the assignment or surrender of any lease or sublease, and the delivery of any deed or other instrument or transfer order, in furtherance of, or in connection with the Plan, including any deeds, bills of sale, or assignments executed in connection with any disposition or transfer of Assets contemplated under the Plan, shall not be subject to any Stamp or Similar Tax.

●	All documents and agreements necessary to implement the Plan, including without limitation, the New ABL Facility Documents or the New Roll-Up Facility Documents and the New Notes Documents and the New Common Stock, in each case in form and substance acceptable to the Debtors and the Required Consenting Creditors, will have (a) been tendered for delivery, and (b) been effected by, executed by, or otherwise deemed binding upon, all Entities party thereto and shall be in full force and effect. All conditions precedent to such documents and agreements will have been satisfied or waived pursuant to the terms of such documents or agreements.

●	All authorizations, consents, actions, documents, approvals (including any governmental approvals), certificates and agreements necessary to implement the Plan, including, without limitation, the Amended Organizational Documents, will have been obtained, effected or executed and delivered to the required parties and, to the extent required, filed with the applicable governmental units in accordance with applicable laws and any applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain or prevent Consummation of the Restructuring.

The Restructuring Support Agreement shall not have been terminated by any of the parties thereto and shall remain in full force and effect.

●	The Debtors shall have indefeasibly paid in full in cash all Restructuring Expenses.

●	The Commitment Agreement shall have been executed, shall not have been terminated, and shall remain in full force and effect and all conditions precedent to the Closing (as defined therein) shall have been satisfied or waived pursuant to the terms of the Commitment Agreement.

2.	Waiver of Conditions

The conditions to Consummation of the Plan set forth in this Article IX may be waived by the Debtors with the consent of the Required Consenting Creditors without notice, leave or order of the Bankruptcy Court or any formal action other than proceeding to confirm or consummate the Plan.  The failure to satisfy or waive a condition to Consummation may be asserted by the Debtors or the Reorganized Debtors or the Required Consenting Creditors regardless of the circumstances giving rise to the failure of such condition to be satisfied.  The failure of the Debtors or Reorganized Debtors or the Required Consenting Creditors to exercise any of the foregoing rights will not be deemed a waiver of any other rights, and each right will be deemed an ongoing right that may be asserted at any time.

3.	Effect of Non-Occurrence of Conditions to Consummation

If the Consummation of the Plan does not occur prior to termination of the Restructuring Support Agreement, the Plan will be null and void in all respects and nothing contained in the Plan or the Disclosure Statement will: (a) constitute a waiver or release of any claims by or Claims against or Equity Interests in the Debtors; (b) prejudice in any manner the rights of the Debtors, any Holders or any other Entity; (c) constitute an Allowance of any Claim or Equity Interest; or (d) constitute an admission, acknowledgment, offer or undertaking by the Debtors, any Holders or any other Entity in any respect.

O.	RELEASE, INJUNCTION AND RELATED PROVISIONS

1.	General

Notwithstanding anything contained in the Plan to the contrary, the allowance, classification and treatment of all Allowed Claims and Equity Interests and their respective distributions and treatments under the Plan shall take into account the relative priority and rights of the Claims and the Equity Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code, or otherwise.

In accordance with the provisions of the Plan and pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019, without any further notice to or action, order or approval of the Bankruptcy Court, after the Effective Date (1) the Reorganized Debtors may, in their sole and absolute discretion, compromise and settle Claims against them and (2) the Reorganized Debtors may, in their sole and absolute discretion, compromise and settle Causes of Action against other Entities.

For purposes of the following release and exculpation provisions:

The “Releasing Parties” are, collectively, each in its capacity as such: (a) Holders of all Claims who vote to accept the Plan; (b) Holders of Claims that are Unimpaired under the Plan; (c) Holders of Claims whose vote to accept or reject the Plan is solicited but who do not vote either to accept or to reject the Plan and who do not opt out of granting the releases set forth in Article X; (d) Holders of Claims who vote to reject the Plan but do not opt out of granting the releases set forth in Article X; (e) Holders of Equity Interests in Parent who receive any distributions under the Plan; (f) the Prepetition First Lien Agent; (g) the Prepetition First Lien Lenders; (h) the Prepetition Indenture Trustee; (i) the DIP Agent, (j) the DIP Lenders; and (k) the Related Persons of each of (a) through (j) of the foregoing; provided that no Excluded Releasing Party shall be a Releasing Party.

The “Released Parties” are, collectively, each in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the DIP Agent; (d) the DIP Lenders; (e) the Prepetition First Lien Agent; (f) the Prepetition First Lien Lenders; (g) the Prepetition Indenture Trustee; (h) the Consenting Creditors; (i) the Commitment Parties; (j) the New ABL Facility Lenders; (k) the New Roll-Up Facility Lenders; and (l) the Related Persons of each of (a) through (k) of the foregoing; provided that no Excluded Releasing Party shall be a Released Party.

The “Excluded Releasing Parties” consist of any Holder of a Claim against any Debtor that voted to reject the Plan and affirmatively elected to opt-out of the releases provided for in the Plan by timely submitting a ballot opting out of such releases, and any Holder of an Equity Interest in Parent that affirmatively elected to opt-out of the releases provided for in the Plan by timely submitting an election form opting out of such releases.

The “Exculpated Parties” are, collectively, the Debtors, the Reorganized Debtors, and their Related Persons.

2.	Release by Debtors

EFFECTIVE AS OF THE EFFECTIVE DATE, FOR GOOD AND VALUABLE CONSIDERATION PROVIDED BY EACH OF THE RELEASED PARTIES, THE ADEQUACY OF WHICH IS HEREBY ACKNOWLEDGED AND CONFIRMED, THE RELEASING DEBTOR PARTIES SHALL BE DEEMED TO HAVE CONCLUSIVELY, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY, AND FOREVER PROVIDED A FULL DISCHARGE, WAIVER AND RELEASE TO THE RELEASED PARTIES (AND EACH SUCH RELEASED PARTY SO RELEASED SHALL BE DEEMED FOREVER RELEASED, WAIVED AND DISCHARGED BY THE RELEASING DEBTOR PARTIES) AND THEIR RESPECTIVE PROPERTIES FROM ANY AND ALL CLAIMS, INTERESTS, CAUSES OF ACTION, LITIGATION CLAIMS AND ANY OTHER DEBTS, OBLIGATIONS, RIGHTS, SUITS, DAMAGES, ACTIONS, LOSSES, REMEDIES, AND LIABILITIES WHATSOEVER, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, EXISTING AS OF THE EFFECTIVE DATE OR THEREAFTER ARISING, IN LAW, AT EQUITY, WHETHER FOR TORT, CONTRACT, OR OTHERWISE, BASED IN WHOLE OR IN PART UPON ANY ACT OR OMISSION, TRANSACTION, OR OTHER OCCURRENCE OR CIRCUMSTANCES EXISTING OR TAKING PLACE PRIOR TO OR ON THE EFFECTIVE DATE ARISING FROM OR RELATED IN ANY WAY IN WHOLE OR IN PART TO THE DEBTORS, THE CHAPTER 11 CASES, THE DISCLOSURE STATEMENT, THE PLAN, THE RESTRUCTURING SUPPORT AGREEMENT, OR THE SOLICITATION OF VOTES ON THE PLAN THAT SUCH RELEASING DEBTOR PARTIES OR THEIR AFFILIATES WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT (WHETHER INDIVIDUALLY OR COLLECTIVELY) OR THAT ANY HOLDER OF A CLAIM OR EQUITY INTEREST OR OTHER ENTITY WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT FOR OR ON BEHALF OF THE DEBTORS, THEIR ESTATES OR THE REORGANIZED DEBTORS (WHETHER DIRECTLY OR DERIVATIVELY) AGAINST ANY OF THE RELEASED PARTIES; PROVIDED, HOWEVER, THAT THE FOREGOING PROVISIONS OF THIS RELEASE SHALL NOT OPERATE TO WAIVE OR RELEASE (I) ANY CAUSES OF ACTION EXPRESSLY SET FORTH IN AND PRESERVED BY THE PLAN OR THE PLAN SUPPLEMENT; (II) ANY CAUSES OF ACTION ARISING FROM FRAUD, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT AS DETERMINED BY FINAL ORDER OF THE BANKRUPTCY COURT OR ANY OTHER COURT OF COMPETENT JURISDICTION; (III) THE RIGHTS OF SUCH RELEASING DEBTOR PARTY TO ENFORCE THE PLAN AND THE CONTRACTS, INSTRUMENTS, RELEASES, INDENTURES, AND OTHER AGREEMENTS OR DOCUMENTS DELIVERED UNDER OR IN CONNECTION WITH THE PLAN OR ASSUMED PURSUANT TO THE PLAN OR ASSUMED PURSUANT TO FINAL ORDER OF THE BANKRUPTCY COURT; AND/OR (IV) ANY POST-EFFECTIVE DATE OBLIGATIONS OF ANY PARTY OR ENTITY UNDER THE PLAN, ANY OF THE RESTRUCTURING TRANSACTIONS, OR ANY DOCUMENT, INSTRUMENT OR AGREEMENT (INCLUDING THOSE SET FORTH IN THE PLAN SUPPLEMENT) EXECUTED TO IMPLEMENT THE PLAN. THE FOREGOING RELEASE SHALL BE EFFECTIVE AS OF THE EFFECTIVE DATE WITHOUT FURTHER NOTICE TO OR ORDER OF THE BANKRUPTCY COURT, ACT OR ACTION UNDER APPLICABLE LAW, REGULATION, ORDER, OR RULE OR THE VOTE, CONSENT, AUTHORIZATION OR APPROVAL OF ANY PERSON. NOTWITHSTANDING THE FOREGOING, THE DEBTORS ARE NOT RELEASING THE DEBTORS (BUT THEY ARE RELEASING THE RELATED PERSONS TO THE DEBTORS PURSUANT TO THIS PARAGRAPH).

3.	Release by Holders of Claims and Equity Interests

EFFECTIVE AS OF THE EFFECTIVE DATE, FOR GOOD AND VALUABLE CONSIDERATION, THE ADEQUACY OF WHICH IS HEREBY CONFIRMED, INCLUDING, WITHOUT LIMITATION, THE SERVICE OF THE RELEASED PARTIES TO FACILITATE THE REORGANIZATION OF THE DEBTORS AND THE IMPLEMENTATION OF THE RESTRUCTURING AND THE RESTRUCTURING TRANSACTIONS, AND EXCEPT AS OTHERWISE PROVIDED IN THE PLAN OR IN THE CONFIRMATION ORDER, THE RELEASED PARTIES SHALL BE DEEMED CONCLUSIVELY, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY, AND FOREVER RELEASED AND DISCHARGED BY THE RELEASING PARTIES, FROM ANY AND ALL CLAIMS, INTERESTS, CAUSES OF ACTION, LITIGATION CLAIMS AND ANY OTHER DEBTS, OBLIGATIONS, RIGHTS, SUITS, DAMAGES, ACTIONS, LOSSES, REMEDIES, AND LIABILITIES WHATSOEVER, INCLUDING ANY DERIVATIVE CLAIMS, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, EXISTING OR AS OF THE EFFECTIVE DATE OR THEREAFTER ARISING, IN LAW, EQUITY, OR OTHERWISE, THAT SUCH RELEASING PARTIES OR THEIR AFFILIATES WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT IN THEIR OWN RIGHT (WHETHER INDIVIDUALLY OR COLLECTIVELY) OR ON BEHALF OF THE RELEASING PARTIES, BASED ON OR RELATING TO, OR IN ANY MANNER ARISING FROM, IN WHOLE OR IN PART, THE DEBTORS, THE CHAPTER 11 CASES, THE PURCHASE, SALE, OR RESCISSION OF THE PURCHASE OR SALE OF ANY SECURITY OF THE DEBTORS, THE SUBJECT MATTER OF, OR THE TRANSACTIONS OR EVENTS GIVING RISE TO, ANY CLAIM OR INTEREST THAT IS TREATED IN THE PLAN, THE RESTRUCTURING, THE RESTRUCTURING OF ANY CLAIM OR EQUITY INTEREST BEFORE OR DURING THE CHAPTER 11 CASES, THE RESTRUCTURING TRANSACTIONS, THE NEGOTIATION, FORMULATION, OR PREPARATION OF THE DISCLOSURE STATEMENT, THE RESTRUCTURING SUPPORT AGREEMENT, THE PLAN, THE NEW ABL FACILITY DOCUMENTS, THE NEW ROLL-UP DOCUMENTS, THE NEW NOTES AND RELATED AGREEMENTS, INSTRUMENTS, AND OTHER DOCUMENTS (INCLUDING THE PLAN DOCUMENTS), THE SOLICITATION OF VOTES WITH RESPECT TO THE PLAN, THE COMMITMENT AGREEMENT, OR THE SUBSCRIPTION OPTION, OR ANY OTHER ACT OR OMISSION; PROVIDED, HOWEVER, THAT THE FOREGOING PROVISIONS OF THIS RELEASE SHALL NOT OPERATE TO WAIVE OR RELEASE (I) ANY CAUSES OF ACTION ARISING FROM FRAUD, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT AS DETERMINED BY FINAL ORDER OF THE BANKRUPTCY COURT OR ANY OTHER COURT OF COMPETENT JURISDICTION; (II) THE RIGHTS OF SUCH RELEASING PARTY TO ENFORCE THE PLAN AND THE CONTRACTS, INSTRUMENTS, RELEASES, INDENTURES, AND OTHER AGREEMENTS OR DOCUMENTS DELIVERED UNDER OR IN CONNECTION WITH THE PLAN OR ASSUMED PURSUANT TO THE PLAN OR ASSUMED PURSUANT TO FINAL ORDER OF THE BANKRUPTCY COURT; AND/OR (III) ANY POST-EFFECTIVE DATE OBLIGATIONS OF ANY PARTY OR ENTITY UNDER THE PLAN, ANY OF THE RESTRUCTURING TRANSACTIONS, OR ANY DOCUMENT, INSTRUMENT OR AGREEMENT (INCLUDING THOSE SET FORTH IN THE PLAN SUPPLEMENT) EXECUTED TO IMPLEMENT THE PLAN. THE FOREGOING RELEASE SHALL BE EFFECTIVE AS OF THE EFFECTIVE DATE WITHOUT FURTHER NOTICE TO OR ORDER OF THE BANKRUPTCY COURT, ACT OR ACTION UNDER APPLICABLE LAW, REGULATION, ORDER, OR RULE OR THE VOTE, CONSENT, AUTHORIZATION OR APPROVAL OF ANY PERSON.

4.	Discharge of Claims

To the fullest extent provided under section 1141(d)(1)(A) and other applicable provisions of the Bankruptcy Code, except as otherwise expressly provided by the Plan or the Confirmation Order, all consideration distributed under the Plan will be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims and Equity Interests of any kind or nature whatsoever against the Debtors or any of their Assets or properties, and regardless of whether any property will have been distributed or retained pursuant to the Plan on account of such Claims or Equity Interests. Except as otherwise expressly provided by the Plan or the Confirmation Order, upon the Effective Date, the Debtors and their Estates will be deemed discharged and released under and to the fullest extent provided under section 1141(d)(1)(A) and other applicable provisions of the Bankruptcy Code from any and all Claims and Equity Interests of any kind or nature whatsoever, including, but not limited to, demands and liabilities that arose before the Confirmation Date, and all debts of the kind specified in section 502(g), 502(h), or 502(i) of the Bankruptcy Code.

5.	Exculpation

The Exculpated Parties will neither have nor incur any liability to any Entity for any claims or Causes of Action arising before, on or after the Petition Date and prior to or on the Effective Date for any act taken or omitted to be taken in connection with, or related to formulating, negotiating, preparing, disseminating, implementing, administering, confirming or effecting the Consummation of the Plan, the Disclosure Statement or any contract, instrument, release or other agreement or document created or entered into in connection with the Plan or any other prepetition or postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtors, the approval of the Disclosure Statement or confirmation or Consummation of the Plan; provided, however, that the foregoing provisions will have no effect on the liability of any Entity that results from any such act or omission that is determined in a Final Order of the Bankruptcy Court or other court of competent jurisdiction to have constituted gross negligence or willful misconduct; provided, further, that each Exculpated Party will be entitled to rely upon the advice of counsel concerning its duties pursuant to, or in connection with, the above referenced documents, actions or inactions; provided, further, however that the foregoing provisions will not apply to any acts, omissions, Claims, Causes of Action or other obligations expressly set forth in and preserved by the Plan or the Plan Supplement.

6.	Preservation of Rights of Action

(a)	Maintenance of Causes of Action

Except as otherwise provided in Article X or elsewhere in the Plan or the Confirmation Order, after the Effective Date, the Reorganized Debtors will retain all rights to commence, pursue, litigate or settle, as appropriate, any and all Causes of Action and Litigation Claims, whether existing as of the Petition Date or thereafter arising, in any court or other tribunal including, without limitation, in an adversary proceeding Filed in the Chapter 11 Cases. The Reorganized Debtors, as the successors in interest to the Debtors and the Estates, may, and will have the exclusive right to, enforce, sue on, settle, compromise, transfer or assign (or decline to do any of the foregoing) any or all of the Litigation Claims without notice to or approval from the Bankruptcy Court.

(b)	Preservation of All Causes of Action Not Expressly Settled or Released

Unless a Cause of Action or Litigation Claim against a Holder of a Claim or an Equity Interest or other Entity is expressly waived, relinquished, released, compromised or settled in the Plan or any Final Order (including, without limitation, the Confirmation Order), the Debtors expressly reserve such Cause of Action or Litigation Claim for later adjudication by the Debtors or the Reorganized Debtors (including, without limitation, Causes of Action and Litigation Claims not specifically identified or of which the Debtors may presently be unaware or that may arise or exist by reason of additional facts or circumstances unknown to the Debtors at this time or facts or circumstances that may change or be different from those the Debtors now believe to exist) and, therefore, no preclusion doctrine, including, without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, waiver, estoppel (judicial, equitable or otherwise) or laches will apply to such Causes of Action or Litigation Claims upon or after the confirmation of the Plan or Consummation of the Plan based on the Disclosure Statement, the Plan or the Confirmation Order, except where such Causes of Action or Litigation Claims have been expressly released in the Plan (including, without limitation, and for the avoidance of doubt, the releases contained in Article X of the Plan) or any other Final Order (including, without limitation, the Confirmation Order). In addition, the Debtors and the Reorganized Debtors expressly reserve the right to pursue or adopt any claims alleged in any lawsuit in which any Debtor is a plaintiff, defendant or an interested party, against any Entity, including, without limitation, the plaintiffs or co-defendants in such lawsuits.

7.	Injunction

EXCEPT AS OTHERWISE PROVIDED IN THE PLAN, FROM AND AFTER THE EFFECTIVE DATE, ALL ENTITIES ARE PERMANENTLY ENJOINED FROM COMMENCING OR CONTINUING IN ANY MANNER, ANY SUIT, ACTION OR OTHER PROCEEDING, OR CREATING, PERFECTING OR ENFORCING ANY LIEN OF ANY KIND, ON ACCOUNT OF OR RESPECTING ANY CLAIM, DEMAND, LIABILITY, OBLIGATION, DEBT, RIGHT, CAUSE OF ACTION, EQUITY INTEREST, OR REMEDY RELEASED OR TO BE RELEASED, EXCULPATED OR TO BE EXCULPATED, OR DISCHARGED OR TO BE DISCHARGED PURSUANT TO THE PLAN OR THE CONFIRMATION ORDER. BY ACCEPTING DISTRIBUTIONS PURSUANT TO THE PLAN, EACH HOLDER OF AN ALLOWED CLAIM OR EQUITY INTEREST WILL BE DEEMED TO HAVE SPECIFICALLY CONSENTED TO THIS INJUNCTION. ALL INJUNCTIONS OR STAYS PROVIDED FOR IN THE CHAPTER 11 CASES UNDER SECTION 105 OR 362 OF THE BANKRUPTCY CODE, OR OTHERWISE, AND IN EXISTENCE ON THE CONFIRMATION DATE, WILL REMAIN IN FULL FORCE AND EFFECT UNTIL THE EFFECTIVE DATE.

P.	BINDING NATURE OF PLAN

ON THE EFFECTIVE DATE, AND EFFECTIVE AS OF THE EFFECTIVE DATE, THE PLAN WILL BIND, AND WILL BE DEEMED BINDING UPON, ALL HOLDERS OF CLAIMS AGAINST AND EQUITY INTERESTS IN THE DEBTORS AND SUCH HOLDER’S RESPECTIVE SUCCESSORS AND ASSIGNS, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NOTWITHSTANDING WHETHER OR NOT SUCH HOLDER (I) WILL RECEIVE OR RETAIN ANY PROPERTY OR INTEREST IN PROPERTY UNDER THE PLAN, (II) HAS FILED A PROOF OF CLAIM OR EQUITY INTEREST IN THE CHAPTER 11 CASES OR (III) FAILED TO VOTE TO ACCEPT OR REJECT THE PLAN OR AFFIRMATIVELY VOTED TO REJECT THE PLAN.

Q.	CONFIRMATION PROCEDURES

1.	Confirmation Hearing

The date has not yet been set for the Confirmation Hearing. Once scheduled, the Confirmation Hearing may be continued from time to time by the Bankruptcy Court or the Debtors without further notice other than by such adjournment being announced in open court or by a notice of adjournment filed with the Bankruptcy Court and served on such parties as the Bankruptcy Court may order. Moreover, the Plan may be modified or amended, if necessary, pursuant to section 1127 of the Bankruptcy Code, prior to, during or as a result of the Confirmation Hearing, without further notice to parties-in-interest.

The date has not yet been set for the Confirmation Objection Deadline.

All Confirmation Objections must be filed with the Bankruptcy Court and served on the Debtors and certain other parties in accordance with the Disclosure Statement Order on or before the Confirmation Objection Deadline once it is set.

CONFIRMATION OBJECTIONS NOT TIMELY FILED AND SERVED IN THE MANNER SET FORTH HEREIN MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT AND MAY BE OVERRULED WITHOUT FURTHER NOTICE.

2.	Filing Objections to the Plan

Any objection to confirmation of the Plan must: (i) be in writing; (ii) conform to the Bankruptcy Rules and the Local Rules; (iii) state the name of the objecting party and the amount and nature of the Claim or the amount of Equity Interests held by such Entity; (iv) state with particularity the basis and nature of any objection to the Plan and, if practicable, a proposed modification to the Plan that would resolve such objection; and (v) be filed, contemporaneously with a proof of service, with the Bankruptcy Court and served so that it is actually received no later than the Confirmation Objection Deadline (once set) by the Notice Parties, as defined in Article I.C.15 herein.

R.	STATUTORY REQUIREMENTS FOR CONFIRMATION OF THE PLAN

At the Confirmation Hearing, the Bankruptcy Court will determine whether the Plan satisfies the requirements of section 1129 of the Bankruptcy Code. The Debtors believe that: (i) the Plan satisfies or will satisfy all of the statutory requirements of chapter 11 of the Bankruptcy Code; (ii) the Debtors have complied or will have complied with all of the requirements of chapter 11 of the Bankruptcy Code; and (iii) the Plan has been proposed in good faith. Specifically, the Debtors believe that the Plan satisfies or will satisfy the applicable confirmation requirements of section 1129 of the Bankruptcy Code set forth below.

●	The Plan complies with the applicable provisions of the Bankruptcy Code;

●	The Debtors have complied and will comply with the applicable provisions of the Bankruptcy Code;

●	The Plan has been proposed in good faith and not by any means forbidden by law;

●	Any payment made or promised under the Plan for services or for costs and expenses in, or in connection with, the Chapter 11 Cases, or in connection with the Plan and incident to the case, has been or will be disclosed to the Bankruptcy Court, and any such payment: (a) made before the confirmation of the Plan is reasonable; or (b) is subject to the approval of the Bankruptcy Court as reasonable if it is to be fixed after confirmation of the Plan;

●	The Debtors will disclose the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director or officer of the Debtors, an affiliate of the Debtors participating in the plan with the Debtors, or a successor to the Debtors under the Plan. The appointment to, or continuance in, such office by such individual, will be consistent with the interests of creditors and equity security holders and with public policy and the Debtors will have disclosed the identity of any insider that the Reorganized Debtors will employ or retain, and the nature of any compensation for such insider;

●	Either each Holder of an Impaired Claim against the Debtors or Equity Interest in the Parent will (A) have accepted the Plan or will receive or retain under the Plan on account of such Claim or Equity Interest property of a value, as of the Effective Date of the Plan, that is not less than the amount that such Holder would receive or retain if the Debtors were liquidated on that date under chapter 7 of the Bankruptcy Code, or (B) if section 1111 (b)(2) applies to such Claim, receive or retain under the Plan on account of such Claim property of a value, as of the Effective Date of the Plan, that is not less than the value of such Holder’s interest in the estate’s interest in the property that secures such claims;

●	Each Class of Claims or Equity Interests that is entitled to vote on the Plan will either have accepted the Plan or will not be Impaired under the Plan, or the Plan can be confirmed without the approval of such voting Class pursuant to section 1129(b) of the Bankruptcy Code;

●	Except to the extent that the Holder of a particular Claim will agree to a different treatment of its Claim, the Plan provides that Administrative Expense Claims and Priority Claims will be paid in full in Cash on the Effective Date, or as soon thereafter as is reasonably practicable;

●	At least one Class of Impaired Claims will accept the Plan, determined without including any acceptance of the Plan by any insider holding a Claim in that Class;

●	Confirmation of the Plan will not likely be followed by the liquidation or the need for further financial reorganization of the Debtors or any successor thereto under the Plan;

●	The Debtors have paid or will pay all fees payable under section 1930 of title 28, and the Plan provides for the payment of all such fees on the Effective Date; and

●	The Plan provides for the continuation after the Effective Date of payment of all retiree benefits.

1.	Best Interests of Creditors Test/Liquidation Analysis

Often called the “best interests” test, section 1129(a)(7) of the Bankruptcy Code requires that the bankruptcy court find, as a condition to confirmation of a chapter 11 plan, that each holder of a claim or equity interest in each impaired class: (i) has accepted the plan; or (ii) among other things, will receive or retain under the plan property of a value, as of the effective date of the plan, that is not less than the amount that such Person would receive if each of the debtors were liquidated under chapter 7 of the Bankruptcy Code. To make these findings, the Bankruptcy Court must: (1) estimate the Cash proceeds (the “Liquidation Proceeds”) that a chapter 7 trustee would generate if each Debtor’s Chapter 11 Case were converted to a chapter 7 case on the Effective Date and the assets of such Debtor’s Estate were liquidated; (2) determine the distribution (the “Liquidation Distribution”) that each non-accepting Holder of a Claim or Equity Interest would receive from the Liquidation Proceeds under the priority scheme dictated in chapter 7; and (3) compare each Holder’s Liquidation Distribution to the distribution under the Plan (“Plan Distribution”) that such Holder would receive if the Plan were confirmed and consummated.

To assist the Bankruptcy Court in making the findings required under section 1129(a)(7) of the Bankruptcy Code, the Debtors prepared a Liquidation Analysis, a copy of which is attached hereto as Exhibit D.

The Liquidation Analysis presents “High” and “Low” estimates of Liquidation Proceeds, thus representing a range of the Debtors’ assumptions relating to the costs incurred during a liquidation and the proceeds realized as a result thereof. The “High” and “Low” estimates of Liquidation Proceeds are $240.7 million and $191.0 million, respectively, which are substantially less than the value to be realized by stakeholders under the Plan. For additional detail with respect to such estimates, refer to the Liquidation Analysis attached hereto as Exhibit D. It is assumed that the liquidation would occur over a period of three to six months. The projected date of conversion to a hypothetical chapter 7 liquidation (the “Assumed Effective Date”) is June 30, 2017. In each case, it is assumed that the chapter 7 trustee would enter into an agreement with the Debtors’ secured creditors to wind-down operations and sell the remainder of the Debtors’ assets on a piecemeal basis.

THE STATEMENTS IN THE LIQUIDATION ANALYSIS, INCLUDING ESTIMATES OF ALLOWED CLAIMS, WERE PREPARED SOLELY TO ASSIST THE BANKRUPTCY COURT IN MAKING THE FINDINGS REQUIRED UNDER SECTION 1129(a)(7) AND MAY NOT BE USED OR RELIED UPON FOR ANY OTHER PURPOSE.

THE DEBTORS BELIEVE THAT ANY ANALYSIS OF A HYPOTHETICAL LIQUIDATION IS NECESSARILY SPECULATIVE. THERE ARE A NUMBER OF ESTIMATES AND ASSUMPTIONS UNDERLYING THE LIQUIDATION ANALYSIS THAT ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC, COMPETITIVE AND OPERATIONAL UNCERTAINTIES AND CONTINGENCIES BEYOND THE CONTROL OF THE DEBTORS OR A CHAPTER 7 TRUSTEE. NEITHER THE LIQUIDATION ANALYSIS, NOR THE FINANCIAL INFORMATION ON WHICH IT IS BASED, HAS BEEN EXAMINED OR REVIEWED BY INDEPENDENT ACCOUNTANTS IN ACCORDANCE WITH STANDARDS PROMULGATED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. THERE CAN BE NO ASSURANCE THAT ACTUAL RESULTS WOULD NOT VARY MATERIALLY FROM THE HYPOTHETICAL RESULTS PRESENTED IN THE LIQUIDATION ANALYSIS.

2.	Feasibility

Section 1129(a)(11) of the Bankruptcy Code requires that the bankruptcy court find that confirmation is not likely to be followed by the liquidation of the Reorganized Debtors or the need for further financial reorganization, unless the plan contemplates such liquidation. For purposes of demonstrating that the Plan meets this “feasibility” standard, the Debtors have analyzed the ability of the Reorganized Debtors to meet their obligations under the Plan and to retain sufficient liquidity and capital resources to conduct their business.

The Debtors believe that the Plan meets the feasibility requirement set forth in section 1129(a)(11) of the Bankruptcy Code. In connection with the development of the Plan and for the purposes of determining whether the Plan satisfies this feasibility standard, the Debtors analyzed their ability to satisfy their financial obligations while maintaining sufficient liquidity and capital resources. The Debtors developed a business plan and prepared financial projections for fiscal years 2017 through 2021 (the “Financial Projections”). The Financial Projections, together with the assumptions on which they are based, are attached hereto as Exhibit E.

In general, as illustrated by the Financial Projections, the Debtors believe that with the deleveraged capital structure provided under the Plan and the added funding availability under the New ABL Facility or New Roll-Up Facility and the New Notes to be issued, the Reorganized Debtors should have sufficient Cash flow and Cash on hand to make all payments required pursuant to the Plan while conducting ongoing business operations. The Debtors believe that confirmation and Consummation is, therefore, not likely to be followed by the liquidation or further reorganization of the Reorganized Debtors. Accordingly, the Debtors believe that the Plan satisfies the feasibility requirement of section 1129(a)(11) of the Bankruptcy Code.

THE FINANCIAL PROJECTIONS, INCLUDING THE UNDERLYING ASSUMPTIONS, SHOULD BE CAREFULLY REVIEWED IN EVALUATING THE PLAN. WHILE THE DEBTORS BELIEVE THAT THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS, WHEN CONSIDERED ON AN OVERALL BASIS, ARE REASONABLE IN LIGHT OF CURRENT CIRCUMSTANCES AND EXPECTATIONS, NO ASSURANCE CAN BE GIVEN THAT THE FINANCIAL PROJECTIONS WILL BE REALIZED. THE DEBTORS MAKE NO REPRESENTATION OR WARRANTY AS TO THE ACCURACY OF THE FINANCIAL PROJECTIONS.

The Financial Projections have not been examined or compiled by independent accountants. The Debtors make no representation as to the accuracy of the Financial Projections or their ability to achieve the projected results. Many of the assumptions on which the projections are based are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtors and their management. Inevitably, some assumptions will not materialize and unanticipated events and circumstances may affect the actual financial results. Therefore, the actual results achieved throughout the five-year period of the Financial Projections may vary from the projected results and the variations may be material. All Holders of Claims and Equity Interests that are entitled to vote to accept or reject the Plan are urged to examine carefully all of the assumptions on which the financial projections are based in connection with their evaluation of the Plan.

3.	Valuation

In order to provide information to parties in interest regarding the possible range of values of their distributions under the Plan, it is necessary to ascribe an estimated value, or range of values, to the Company. The Debtors have been advised by Imperial Capital LLC (“Imperial”), their investment banker and financial advisor, with respect to the estimated value of the Company on a going-concern basis. Imperial estimated the total enterprise value of the Reorganized Debtors to be approximately $234 million to $264 million, with a mid-point of $249 million.

After taking into account the dilutive effect of the Management Incentive Plan, Holders of Impaired Claims are projected to recover the following by Class: (i) Class 4 Prepetition Second Lien Secured Claims will recover $119 million to $131 million including a cash payment totaling $6.65 million as outlined in the Plan, which yields an aggregate recovery of 63% to 69%, (ii) Class 5 Prepetition Third Lien Secured Claims will recover $3 million to $6 million, which yields an aggregate recovery of 14% to 26%, and (iii) Class 8 Equity Interests in Parent will recover $0.1 million to $4 million. Class 6 General Unsecured Claims will not be Impaired under the Plan. A summary of the valuation analysis performed by Imperial is set forth in Exhibit F attached hereto. The estimates of the enterprise value contained therein do not reflect values that could be attainable in public or private markets, and are not a prediction or guarantee of the actual market value that may be realized through the sale of any securities to be issued pursuant to the Plan.

Depending on the results of the Reorganized Debtors’ operations, changes in the financial markets and/or other economic conditions, the value of the Reorganized Debtors may change significantly. In addition, the valuation of newly issued securities is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things, prevailing interest rates, conditions in the financial markets, the anticipated initial securities holdings of prepetition creditors, some of which may prefer to liquidate their investment rather than hold it on a long-term basis, and other factors that generally influence the prices of securities. Actual market prices of such securities also may be affected by the Debtors’ history in the Chapter 11 Cases, conditions affecting generally the industry in which the Debtors participate and by other factors not capable of accurate prediction. Accordingly, the reorganization enterprise value estimated by Imperial does not necessarily reflect, and should not be construed as reflecting, values that will be attained in the public or private markets. The equity value ascribed in the analysis does not purport to be an estimate of the post-reorganization market trading value. Such trading value may be materially different from the reorganization equity value ranges described in Imperial’s valuation analysis. Indeed, there can be no assurance that a trading market will develop for the New Common Stock. The estimated reorganization enterprise value depends highly upon achieving the future financial results set forth in the Financial Projections, as well as the realization of certain other assumptions that are not guaranteed. The valuations set forth therein represent estimated reorganization enterprise values and do not necessarily reflect values that could be attainable in public or private markets. The estimated equity value ascribed in the analysis does not purport to be an estimate of the post-reorganization market trading value. Such a market trading value, if any, may differ materially from the estimated reorganization equity value associated with the valuation analysis.

4.	Acceptance by Impaired Classes

The Bankruptcy Code requires, as a condition to confirmation, that, except as described in the following section, each class of claims or equity interests that is impaired under a plan, accept the plan. A class that is not “impaired” under a plan is deemed to have accepted the plan and, therefore, solicitation of acceptances with respect to such class is not required. A class is “impaired” unless the plan: (1) leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder of such claim or interest; or (2) notwithstanding any contractual provision or applicable law that entitles the holder of such claim or interest to demand or receive accelerated payment of such claim or interest after the occurrence of a default— (A) cures any such default that occurred before or after the commencement of the Chapter 11 Cases, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code or of a kind that section 365(b)(2) expressly does not require to be cured; (B) reinstates the maturity of such claim or interest as such maturity existed before such default; (C) compensates the holder of such claim or interest for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law; (D) if such claim or such interest arises from any failure to perform a nonmonetary obligation, other than a default arising from failure to operate a nonresidential real property lease subject to section 365(b)(1)(A), compensates the holder of such claim or such interest (other than the debtor or an insider) for any actual pecuniary loss incurred by such holder as a result of such failure; and (E) does not otherwise alter the legal, equitable, or contractual rights to which such claim or interest entitles the holder of such claim or interest.

Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of impaired claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of claims in that class, but for that purpose counts only those who actually vote to accept or to reject the plan and are not insiders. Thus, a class of claims will have voted to accept the plan only if two-thirds in amount and a majority in number actually voting cast their ballots in favor of acceptance. Section 1126(d) of the Bankruptcy Code, except as otherwise provided in section 1126(e) of the Bankruptcy Code, defines acceptance of a plan by a class of impaired equity interests as acceptance by holders of at least two-thirds in amount of equity interests in that class actually voting to accept or to reject the plan.

Classes 1, 2, 6, 7, and 9 are not Impaired under the Plan, and, as a result, the Holders of such Claims and Equity Interests are deemed to have accepted the Plan.

Claims in Classes 3, 4, and 5 are Impaired under the Plan, and as a result, the Holders of Claims in such Class are entitled to vote on the Plan. Class 8 is impaired, but deemed to reject.

Pursuant to section 1129 of the Bankruptcy Code, the Holders of Claims in the Voting Class must accept the Plan for the Plan to be confirmed without application of the “fair and equitable test” to such Class, and without considering whether the Plan “discriminates unfairly” with respect to such Class, as both standards are described herein. As stated above, Classes 3, 4, and 5 will have accepted the Plan if the Plan is accepted by at least two-thirds in amount and a majority in number of the Claims of such Class (other than any Claims of creditors designated under section 1126(e) of the Bankruptcy Code) that have voted to accept or reject the Plan.

5.	Confirmation Without Acceptance by Impaired Classes

Section 1129(b) of the Bankruptcy Code allows a bankruptcy court to confirm a plan even if less than all impaired classes entitled to vote on the plan have accepted it, provided that the plan has been accepted by at least one impaired class of claims. Pursuant to section 1129(b) of the Bankruptcy Code, notwithstanding an impaired Class’s rejection or deemed rejection of the Plan, the Plan will be confirmed, at the Debtors’ request, in a procedure commonly known as “cram down,” so long as the Plan does not “discriminate unfairly” and is “fair and equitable” with respect to each Class of Claims or Equity Interests that is impaired under, and has not accepted, the Plan.

6.	No Unfair Discrimination

This test applies to classes of claims or equity interests that are of equal priority and are receiving different treatment under the Plan. The test does not require that the treatment be the same or equivalent, but that such treatment be “fair.” In general, bankruptcy courts consider whether a plan discriminates unfairly in its treatment of classes of claims of equal rank (e.g., classes of the same legal character). Bankruptcy courts will take into account a number of factors in determining whether a plan discriminates unfairly and, accordingly, a plan could treat two classes of unsecured creditors differently without unfairly discriminating against either class.

7.	Fair and Equitable Test

This test applies to classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no class of claims receive more than 100% of the amount of the allowed claims in such class. As to the dissenting class, the test sets different standards depending on the type of claims or equity interests in such class:

The condition that a plan be “fair and equitable” to a non-accepting Class of Secured Claims includes the requirements that: (a) the Holders of such Secured Claims retain the liens securing such Claims to the extent of the Allowed amount of the Claims, whether the property subject to the liens is retained by the debtors or transferred to another entity under the Plan; and (b) each Holder of a Secured Claim in the Class receives deferred Cash payments totaling at least the Allowed amount of such Claim with a present value, as of the Effective Date of the Plan, at least equivalent to the value of the secured claimant’s interest in the debtor’s property subject to the liens.

The condition that a plan be “fair and equitable” with respect to a non-accepting Class of unsecured Claims includes the requirement that either: (a) the plan provides that each Holder of a Claim of such Class receive or retain on account of such Claim property of a value, as of the Effective Date of the plan, equal to the allowed amount of such Claim; or (b) the Holder of any Claim or Equity Interest that is junior to the Claims of such Class will not receive or retain under the plan on account of such junior Claim or Equity Interest any property.

The condition that a plan be “fair and equitable” to a non accepting Class of Equity Interests includes the requirements that either: (a) the plan provides that each Holder of an Equity Interest in that Class receives or retains under the plan, on account of that Equity Interest, property of a value, as of the Effective Date of the plan, equal to the greater of (i) the allowed amount of any fixed liquidation preference to which such Holder is entitled, (ii) any fixed redemption price to which such Holder is entitled, or (iii) the value of such interest; or (b) if the Class does not receive such an amount as required under (a), no Class of Equity Interests junior to the non-accepting Class may receive a distribution under the plan.

To the extent that any class of Claims or Class of Equity Interests either reject the Plan or are deemed to have rejected the Plan, the Debtors reserve the right to seek (a) confirmation of the Plan under section 1129(b) of the Bankruptcy Code and/or (b) modify the Plan in accordance with Article XIII.C of the Plan.

Notwithstanding the rejection of any Class that votes to reject the Plan, the Debtors do not believe that the Plan discriminates unfairly against any Impaired Class of Claims or Equity Interests. The Debtors believe that the Plan and the treatment of all Classes of Claims and Equity Interests under the Plan satisfy the foregoing requirements for non-consensual confirmation of the Plan.

S.	CONSUMMATION OF THE PLAN

The Plan will be consummated on the Effective Date. For a more detailed discussion of the conditions precedent to the consummation of the Plan and the impact of failure to meet such conditions, see Article IX of the Plan.

ARTICLE IV.

RISK FACTORS

PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN, ALL HOLDERS OF CLAIMS AND EQUITY INTERESTS THAT ARE IMPAIRED SHOULD READ AND CONSIDER CAREFULLY THE RISK FACTORS SET FORTH HEREIN, AS WELL AS ALL OTHER INFORMATION SET FORTH OR OTHERWISE REFERENCED IN THIS DISCLOSURE STATEMENT. ALTHOUGH THESE RISK FACTORS ARE MANY, THESE FACTORS SHOULD NOT BE REGARDED AS CONSTITUTING THE ONLY RISKS PRESENT IN CONNECTION WITH THE DEBTORS’ BUSINESS OR THE PLAN AND ITS IMPLEMENTATION.

A.	CERTAIN BANKRUPTCY LAW CONSIDERATIONS

1.	Parties in Interest May Object to the Debtors’ Classification of Claims and Equity Interests.

Section 1122 of the Bankruptcy Code provides that a plan may place a claim or an equity interest in a particular class only if such claim or equity interest is substantially similar to the other claims or equity interests in such class. The Debtors believe that the classification of Claims and Equity Interests under the Plan complies with the requirements set forth in the Bankruptcy Code because the Debtors created Classes of Claims and Equity Interests, each encompassing Claims or Equity Interests, as applicable, that are substantially similar to the other Claims and Equity Interests in each such Class. Nevertheless, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

2.	The Conditions Precedent to the Effective Date of the Plan May Not Occur.

As more fully set forth in Article IX of the Plan, the Effective Date of the Plan is subject to a number of conditions precedent. If such conditions precedent are not waived or not met, the Effective Date will not take place.

3.	The Debtors May Fail to Satisfy the Vote Requirement.

If votes are received in number and amount sufficient to enable the Bankruptcy Court to confirm the Plan, the Debtors intend to seek, as promptly as practicable thereafter, confirmation of the Plan. In the event that sufficient votes are not received, the Debtors may seek to accomplish an alternative chapter 11 plan. There can be no assurance that the terms of any such alternative chapter 11 plan would be similar or as favorable to the Holders of Allowed Claims or Equity Interests as those proposed in the Plan.

4.	The Debtors May Not Be Able to Secure Confirmation of the Plan.

Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation of a chapter 11 plan and requires, among other things, findings by the bankruptcy court that: (a) such plan “does not unfairly discriminate” and is “fair and equitable” with respect to any non-accepting classes; (b) confirmation of such plan is not likely to be followed by a liquidation or a need for further financial reorganization unless such liquidation or reorganization is contemplated by the plan; and (c) the value of distributions to non-accepting Holders of Claims within a particular class under such plan will not be less than the value of distributions such holders would receive if the debtor was liquidated under chapter 7 of the Bankruptcy Code.

There can be no assurance that the requisite acceptances to confirm the Plan will be received. Even if the requisite acceptances are received, there can be no assurance that the Bankruptcy Court will confirm the Plan. A non-accepting Holder of an Allowed Claim or Equity Interest might challenge either the adequacy of this Disclosure Statement or whether the balloting procedures and voting results satisfy the requirements of the Bankruptcy Code or Bankruptcy Rules. Even if the Bankruptcy Court determined that the Disclosure Statement, the balloting procedures and voting results were appropriate, the Bankruptcy Court could still decline to confirm the Plan if it found that any of the statutory requirements for confirmation had not been met, including the requirement that the terms of the Plan do not “unfairly discriminate” and are “fair and equitable” to non-accepting Classes, or the Plan contains other terms disapproved of by the Bankruptcy Court.

Confirmation of the Plan is also subject to certain conditions as described in Article IX.A of the Plan. If the Plan is not confirmed, it is unclear what distributions, if any, Holders of Allowed Claims or Equity Interests would receive with respect to their Allowed Claims or Equity Interests.

The Debtors, subject to the terms and conditions of the Plan and Restructuring Support Agreement, reserve the right to modify the terms and conditions of the Plan as necessary for confirmation. Any such modifications could result in less favorable treatment of any non-accepting Class, as well as any Classes junior to such non-accepting Class, than the treatment currently provided in the Plan. Such less favorable treatment could include a distribution of property to the Class affected by the modification of a lesser value than currently provided in the Plan or no distribution of property whatsoever under the Plan. Section 1127 of the Bankruptcy permits the Debtors to modify the Plan at any time before confirmation, but not if such modified Plan fails to meet the requirements for confirmation. The Debtors or the Reorganized Debtors may, subject to the Restructuring Support Agreement, modify the Plan at any time after confirmation of the Plan and before substantial consummation of the Plan if circumstances warrant such modification and the Bankruptcy Court, after notice and a hearing, confirms the Plan as modified, but not if such modified Plan fails to meet the requirements for confirmation. The Debtors will comply with the disclosure and solicitation requirements set forth in section 1125 of the Bankruptcy Code with respect to the modified Plan. Any Holder of a Claim or Equity Interest that has accepted or rejected the Plan is deemed to have accepted or rejected, as the case may be, the Plan as modified, unless, within the time fixed by the Bankruptcy Court, such Holder changes its previous acceptance or rejection.

5.	Non-Consensual Confirmation of the Plan May Be Necessary.

In the event that any impaired class of claims or equity interests does not accept a chapter 11 plan, a bankruptcy court may nevertheless confirm such a plan at the proponents’ request if at least one impaired class has accepted the plan (with such acceptance being determined without including the vote of any “insider” in such class) and, as to each impaired class that has not accepted the plan, the bankruptcy court determines that the plan “does not discriminate unfairly” and is “fair and equitable” with respect to the dissenting impaired classes. The Debtors believe that the Plan satisfies these requirements and the Debtors may request such non-consensual confirmation in accordance with subsection 1129(b) of the Bankruptcy Code. Nevertheless, in the event that a Voting Class does not accept the Plan, there can be no assurance that the Bankruptcy Court will reach this conclusion.

6.	Continued Risk Upon Confirmation.

Even if the Plan is consummated, the Debtors will continue to face a number of risks, including certain risks that are beyond their control, such as deterioration or other changes in economic conditions, changes in the industry, potential revaluing of their assets due to chapter 11 proceedings, changes in demand for metals (and thus demand for the services the Debtors provide), and increasing expenses. Some of these concerns and effects typically become more acute when a case under the Bankruptcy Code continues for a protracted period without indication of how or when the case may be completed. As a result of these risks and others, there is no guarantee that a chapter 11 plan of reorganization reflecting the Plan will achieve the Debtors’ stated goals.

In addition, at the outset of the Chapter 11 Cases, the Bankruptcy Code provides the Debtors with the exclusive right to propose the Plan and prohibits creditors and others from proposing a plan. The Debtors will have retained the exclusive right to propose the Plan upon filing their petitions. If the Bankruptcy Court terminates that right, however, or the exclusivity period expires, there could be a material adverse effect on the Debtors’ ability to achieve confirmation of the Plan in order to achieve the Debtors’ stated goals.

Further, even if the Debtors’ debts are reduced and/or discharged through the Plan, the Debtors may need to raise additional funds through public or private debt or equity financing or other various means to fund the Debtors’ business after the completion of the proceedings related to the Chapter 11 Cases. Adequate funds may not be available when needed or may not be available on favorable terms.

7.	The Debtors May Object to the Amount or Classification of a Claim or Equity Interest.

Except as otherwise provided in the Plan, the Debtors and Reorganized Debtors reserve the right to object to the amount or classification of any Claim or Equity Interest under the Plan. The estimates set forth in this Disclosure Statement cannot be relied on by any Holder of a Claim or Equity Interest where such Claim or Equity Interest is or may become subject to an objection, counterclaim or other suit by the Debtors. Any Holder of a Claim or Equity Interest that is or may become subject to an objection thus may not receive its expected share of the estimated distributions described in this Disclosure Statement.

8.	Risks of Not Obtaining the Funding Under the New ABL Facility, the New Roll-Up Facility or the New Money Notes and of Termination of the Commitment Agreement.

The Plan is predicated on, among other things, consummation of either the New ABL Facility or the New Roll-Up Facility and issuance of the New Money Notes. There can be no assurance that the Debtors will receive any or all of the funding contemplated under the New ABL Facility, the New Roll-Up Facility, or the New Money Notes. In addition, under the Commitment Agreement with respect to the New Money Notes, the Commitment Parties have the contractual right to terminate the Commitment Agreement if, among other reasons, the deadlines set forth in such agreement or the various conditions precedent to enforcement of the Commitment Parties’ obligations are not satisfied.

9.	The Effective Date May Not Occur.

Although the Debtors believe that the Effective Date may occur quickly after the Confirmation Date, there can be no assurance as to such timing or as to whether the Effective Date will, in fact, occur.

10.	The Restructuring Support Agreement May Terminate.

As set forth herein, the Restructuring Support Agreement may terminate if, among other things, the deadlines set forth in such agreement are not met or if the conditions precedent to the respective party’s obligations to support the Plan or to confirm the Plan are not satisfied in accordance with the terms of such agreement. If the Restructuring Support Agreement terminates, the Debtors may not be able to obtain the support of the Holders of Claims required to adopt the Plan. In addition, termination of the Restructuring Support Agreement would constitute a default under the Commitment Agreement. If the Commitment Agreement terminates, the Debtors likely would not be able to issue the New Money Notes or consummate the Plan as currently proposed.

11.	The Chapter 11 Cases May Be Converted to Cases Under Chapter 7 of the Bankruptcy Code

If the Bankruptcy Court finds that it would be in the best interest of creditors and/or the debtor in a chapter 11 case, the Bankruptcy Court may convert a chapter 11 bankruptcy case to a case under chapter 7 of the Bankruptcy Code. In such event, a chapter 7 trustee would be appointed or elected to liquidate the debtor’s assets for distribution in accordance with the priorities established by the Bankruptcy Code. The Debtors believe that liquidation under chapter 7 would result in significantly smaller distributions being made to creditors than those provided for in the Plan because of (a) the likelihood that the assets would have to be sold or otherwise disposed of in a disorderly fashion over a short period of time, rather than reorganizing or selling the business as a going concern at a later time in a controlled manner, (b) additional administrative expenses involved in the appointment of a chapter 7 trustee, and (c) additional expenses and Claims, some of which would be entitled to priority, that would be generated during the liquidation, including Claims resulting from the rejection of Unexpired Leases and other Executory Contracts in connection with cessation of operations.

12.	Releases, Injunctions, and Exculpations Provisions May Not Be Approved

Article X of the Plan provides for certain releases, injunctions, and exculpations, including a release of liens and third-party releases that may otherwise be asserted against the Debtors, Reorganized Debtors, or Released Parties, as applicable. The releases, injunctions, and exculpations provided in the Plan may not be approved. If the releases are not approved, certain Released Parties may withdraw their support for the Plan. The releases provided to the Released Parties and the exculpation provided to the Exculpated Parties are necessary to the success of the Debtors’ reorganization because the Released Parties and Exculpated Parties have made significant contributions to the Debtors’ reorganization efforts and have agreed to make further contributions, including by agreeing to convert certain of their claims against the Debtors’ Estates into equity, accepting the New Notes in consideration of existing claims, and facilitating a critical source of post-emergence liquidity by providing the New Roll-Up Facility and the New Money Notes, but only if they receive the full benefit of the Plan’s release and exculpation provisions. The Plan’s release and exculpation provisions are an inextricable component of the Restructuring Support Agreement and the significant deleveraging and financial benefits embodied in the Plan.

B.	RISK FACTORS THAT MAY AFFECT THE VALUE OF SECURITIES TO BE ISSUED UNDER THE PLAN AND/OR RECOVERIES UNDER THE PLAN

1.	There May Be a Lack of a Trading Market for the New Common Stock and There is No Assurance the New Common Stock Will be Listed on a Nationally Recognized Exchange.

The New Common Stock to be issued under the Plan may be subject to certain restrictions on transferability, and may not be listed on a nationally recognized exchange.

There can be no assurance that any market will develop or as to the liquidity of any market that may develop for any such securities.

2.	To Service the Reorganized Debtors’ Indebtedness and Meet Their Operational Needs, the Reorganized Debtors Will Require a Significant Amount of Cash. Their Ability to Generate Cash Depends on Many Factors Beyond Their Control.

The Reorganized Debtors’ ability to make payments on and to refinance their indebtedness and to fund planned capital expenditures will depend on their ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory, and other factors that are beyond their control.

The Reorganized Debtors’ business may not generate sufficient cash flow from operations. Although the Financial Projections represent the Debtors’ view based on current known facts and assumptions about the future operations of the Reorganized Debtors, there is no guarantee that the Financial Projections will be realized. The Reorganized Debtors may not be able to meet their projected financial results or achieve projected revenues and cash flows assumed in projecting future business prospects. To the extent the Reorganized Debtors do not meet their projected financial results or achieve projected revenues and cash flows, the Reorganized Debtors may lack sufficient liquidity to continue operating as planned after the Effective Date, may be unable to service their debt obligations as they come due or may not be able to meet their operational needs. A failure of the Reorganized Debtors to meet their projected financial results or achieve projected revenues and cash flows could lead to cash flow and working capital constraints, which constraints may require the Reorganized Debtors to seek additional working capital. The Reorganized Debtors may not be able to obtain such working capital when it is required.

In addition, if the Reorganized Debtors’ cash flows and capital resources are insufficient to fund their debt service obligations, the Reorganized Debtors may be forced to reduce or delay capital expenditures, sell material assets or operations, obtain additional equity capital or refinance all or a portion of their indebtedness. In the absence of such operating results and resources, the Reorganized Debtors could face substantial cash flow problems and might be required to sell material assets or operations to meet their debt service and other obligations. The Reorganized Debtors will be unable to predict the timing of such asset sales or the proceeds that they could realize from such sales and that they will be able to refinance any of their indebtedness, including the New ABL Facility or the New Roll-Up Facility, on commercially reasonable terms or at all.

3.	The Estimated Valuation of the Reorganized Debtors and the New Common Stock and the Estimated Recoveries to Holders of Allowed Claims Are Not Necessarily Representative of the Private or Public Sale Values of the New Common Stock.

The Debtors’ estimated recoveries to Holders of Allowed Claims are not intended to represent the private or public sale values of Reorganized Parent’s securities. The estimated recoveries are based on numerous assumptions (the realization of many of which are beyond the control of the Reorganized Debtors), including, without limitation: (a) the successful reorganization of the Debtors; (b) an assumed date for the occurrence of the Effective Date; (c) the Debtors’ ability to achieve the operating and financial results included in the Financial Projections; and (d) the Debtors’ ability to maintain adequate liquidity to fund operations.

4.	Large Holders of the Prepetition Second Lien Notes May Control Reorganized Parent.

Implementation of the Plan will result in a small number of holders or their assignees owning a significant percentage of the shares of outstanding New Common Stock of Reorganized Parent. A small number of holders of the Prepetition Second Lien Notes or their assignees could hold a controlling percentage of the New Common Stock. These holders or their assignees could, among other things, exercise a controlling influence over the business and affairs of Reorganized Parent and the other Reorganized Debtors.

5.	The Issuance of Equity Interests to Reorganized Parent’s Management May Dilute the Equity Ownership Interest of Other Holders of the New Common Stock.

The Management Incentive Plan for directors and officers will be implemented on the Effective Date. Pursuant to the Management Incentive Plan, there will be issuances from time to time of shares of the New Common Stock of Reorganized Parent. If the New Board distributes equity interests, or options to acquire such equity interests, to directors and officers, it is contemplated that such distributions will dilute the New Common Stock issued on account of Claims under the Plan and the ownership percentage represented by the New Common Stock distributed under the Plan.

6.	It is Unlikely That Reorganized Parent Will Pay Dividends in the Foreseeable Future.

All of the Reorganized Debtors’ projected cash flow will be required to be used in the foreseeable future (a) to make payments under the New ABL Facility or New Roll-Up Facility and the New Notes, (b) to fund Reorganized Parent’s other obligations under the Plan, and (c) for working capital and capital expenditure purposes. In addition, the New ABL Facility or New Roll-Up Facility is expected to contain certain restrictions on Reorganized Parent’s ability to pay dividends. Accordingly, the Debtors do not anticipate that Reorganized Parent will pay cash dividends on the New Common Stock in the foreseeable future.

7.	Tax Implications of the Plan.

The U.S. federal income tax consequences of the Plan are complex and are subject to significant uncertainties. The Debtors have not requested and do not intend to seek any ruling from the IRS on the tax consequences of the Plan. Even if the Debtors decide to request a ruling, there would be no assurance that the IRS would rule favorably or that any ruling would be issued before the Effective Date. In addition, in such case, there still would be significant tax uncertainties, which would not be the subject of any ruling request. Thus, there can be no assurance that the IRS will not challenge the various positions the Debtors have taken, or intend to take, with respect to the U.S. federal income tax treatment in the Plan, or that a court would not sustain such a challenge. See “Summary of Certain U.S. Federal Income Tax Consequences of the Plan,” at Article VII herein. Each Holder of an Equity Interest or a Claim is urged to consult its own tax advisor for the U.S. federal, state, local, and non-U.S. income, estate and other tax consequences applicable under the Plan.

C.	MARKET AND OPERATIONAL RISKS

1.	The Company’s Future Operating Results are Impacted By the Volatility of the Prices of Metals, Which Could Cause Its Results to be Adversely Affected.

The prices that the Company pays for metal raw materials and the prices that it charges for products may fluctuate depending on many factors, including general economic conditions (both domestic and international), competition, production levels, import duties and other trade restrictions and currency fluctuations. To the extent metal prices decline, the Company would generally expect lower sales, pricing and possibly lower operating income. Depending on the timing of the price changes and to the extent the Company is not able to pass on to its customers any increases in its metal raw materials prices, the Company’s operating results may be adversely affected. In addition, because the Company maintains substantial inventories of metals in order to meet short lead-times and the just-in-time delivery requirements of its customers, a reduction in selling prices could result in lower profitability or, in some cases, losses, either of which could adversely impact the Company’s ability to remain in business.

2.	The Company Services Industries That are Highly Cyclical, and Any Downturn in Its Customers’ Industries Could Reduce the Company’s Revenue and Profitability.

Many of the Company’s products are sold to customers in industries that experience significant fluctuations in demand based on economic conditions, energy prices, consumer demand, availability of adequate credit and financing, customer inventory levels, changes in governmental policies and other factors beyond the Company’s control. As a result of this volatility in the industries that the Company serves, when one or more of its customers’ industries experiences a decline, the Company may have difficulty increasing or maintaining its level of sales or profitability if it is not able to divert sales of products to customers in other industries. Historically, the Company has made a strategic decision to focus sales resources on certain industries, specifically the aerospace, oil and gas, heavy equipment, machine tools and general industrial equipment industries. A downturn in these industries has had, and may in the future continue to have, an adverse effect on the Company’s operating results. The Company is also particularly sensitive to market trends in the manufacturing sectors of the North American economy. In 2015, the downturn in the oil and gas sector had a significant impact on the Company’s financial results as sales to customers which operate in that market were significantly lower than they had been previously.

A portion of the Company’s sales, particularly in the aerospace industry, are related to contracts awarded to customers under various U.S. Government defense-related programs. Significant changes in defense spending, or in government priorities and requirements could impact the funding, or the timing of funding, of those defense programs, which could negatively impact the Company’s results of operations and financial condition. The level of U.S. spending for defense, alternative energy and other programs to which such funding is allocated, is subject to periodic congressional appropriation actions, including the sequestration of appropriations in fiscal years 2013 and after, under the Budget Control Act of 2011, and is subject to change at any time.

3.	The Company’s Industry is Highly Competitive, Which May Force the Company to Lower Its Prices and May Have an Adverse Effect on Its Operating Results.

The principal markets that the Company serves are highly competitive. Competition is based principally on price, service, quality, processing capabilities, inventory availability and timely delivery. The Company competes in a highly fragmented industry. Competition in the various markets in which the Company participates comes from a large number of value-added metals processors and service centers on a regional and local basis, some of which have greater financial resources than the Company does and some of which have more established brand names in the local markets that the Company serves. The Company also competes to a lesser extent with primary metals producers who typically sell to very large customers requiring shipments of large volumes of metal. Increased competition could force the Company to lower its prices or to offer increased services at a higher cost to the Company, which could have an adverse effect on the Company’s operating results.

4.	The Company’s Operating Results are Subject to the Seasonal Nature of Its Customers’ Businesses.

A portion of the Company’s customers experience seasonal slowdowns. Historically, the Company’s revenues in the months of July, November and December have been lower than in other months because of a reduced number of shipping days and holiday or vacation closures for some customers. Dependent on market and economic conditions, the Company’s sales in the first two quarters of the year, therefore, can be higher than in the third and fourth quarters due to this seasonality.

5.	Disruptions or Shortages in the Supply of Raw Materials Could Adversely Affect the Company’s Operating Results and Its Ability to Meet Customers’ Demands.

The Company’s business requires materials that are sourced from third party suppliers. If, for any reason, the Company’s primary suppliers of metals should curtail or discontinue their delivery of raw materials to the Company at competitive prices and in a timely manner, its operating results could suffer. Unforeseen disruptions in the Company’s supply bases could materially impact its ability to deliver products to customers. The number of available suppliers could be reduced by factors such as industry consolidation and bankruptcies affecting metals producers, or suppliers may be unwilling or unable to meet the Company’s demand due to industry supply conditions. If the Company is unable to obtain sufficient amounts of raw materials from its traditional suppliers, it may not be able to obtain such raw materials from alternative sources at competitive prices to meet its delivery schedules, which could have an adverse impact on the Company’s operating results. To the extent the Company has quoted prices to customers and accepted orders for products prior to purchasing necessary raw materials, or have existing contracts, the Company may be unable to raise the price of products to cover all or part of the increased cost of the raw materials to its customers.

In some cases the availability of raw materials requires long lead times. As a result, the Company may experience delays or shortages in the supply of raw materials. If the Company is unable to obtain adequate and timely deliveries of required raw materials, it may be unable to timely supply customers with sufficient quantities of products. This could cause the Company to lose sales, incur additional costs, or suffer harm to its reputation, all of which may adversely affect its operating results.

6.	Increases in Freight and Energy Prices Would Increase the Company’s Operating Costs and It May Be Unable to Pass These Increases On to Its Customers in the Form of Higher Prices, Which May Adversely Affect Operating Results.

The Company uses energy to process and transport its products. The prices for and availability of energy resources are subject to volatile market conditions, which are affected by political, economic and regulatory factors beyond the Company’s control. Its operating costs increase if energy costs, including electricity, diesel fuel and natural gas, rise. During periods of higher freight and energy costs, the Company may not be able to recover its operating cost increases through price increases without reducing demand for its products. In addition, the Company typically does not hedge its exposure to higher freight or energy prices.

7.	The Company Operates in International Markets, Which Expose It to a Number of Risks.

Although a majority of the Company’s business activity takes place in the United States, it also serves and operates in certain international markets, which exposes the Company to political, economic and currency related risks, including the following:

●                 potential for adverse change in the local political or social climate or in government policies, laws and regulations;

●                 difficulty staffing and managing geographically diverse operations and the application of foreign labor regulations;

●                 restrictions on imports and exports or sources of supply;

●                 currency exchange rate risk; and

●                 changes in duties and taxes.

In addition to the United States, the Company operates in Canada, Mexico, France, the United Kingdom, Singapore, and China. An act of war or terrorism or major pandemic event could disrupt international shipping schedules, cause additional delays in importing or exporting products into or out of any of these countries, including the United States, or increase the costs required to do so. In addition, acts of crime or violence in these international markets could adversely affect the Company’s operating results. Fluctuations in the value of the U.S. dollar versus foreign currencies could reduce the value of these assets as reported in the Company’s financial statements, which could reduce its stockholders’ equity. If the Company does not adequately anticipate and respond to these risks and the other risks inherent in international operations, it could have a material adverse impact on the Company’s operating results.

8.	A Portion of the Company’s Workforce is Represented by Collective Bargaining Units, Which May Lead to Work Stoppages.

As of December 31, 2016, approximately 20% of the Company’s U.S. employees were represented by the United Steelworkers of America (“USW”) under collective bargaining agreements, including hourly warehouse employees at its distribution centers in Cleveland, Ohio and Hammond, Indiana. As these agreements expire, there can be no assurance that the Company will succeed in concluding collective bargaining agreements with the USW to replace those that expire. Although the Company believes that its labor relations have generally been satisfactory, the Company cannot predict how stable its relationships with the USW will be or whether the Company will be able to meet the USW requirements without impacting its operating results and financial condition. The USW may also limit the Company’s flexibility in dealing with its workforce. Work stoppages and instability in the Company’s relationship with the USW could negatively impact the timely processing and shipment of the Company’s products, which could strain relationships with customers or suppliers and adversely affect its operating results. On October 1, 2014, the Company entered into a four-year collective bargaining agreement with the USW, which covers approximately 101 employees at the Company’s largest facility in Cleveland, Ohio. This agreement is scheduled to expire in September 2018, and the Company’s goal is to engage in early negotiations in the spring of 2018 to secure another four-year agreement and avoid disruption to the business. Approximately 22 employees at the Company’s Hammond, Indiana facility are covered by a separate collective bargaining agreement with the USW that was renegotiated in August 2016 and expires in August 2020.

9.	The Company Relies Upon Its Suppliers as to the Specifications of the Metals That the Company Purchases.

The Company relies on mill or supplier certifications that attest to the physical and chemical specifications of the metals received from its suppliers for resale and generally, consistent with industry practice, do not undertake independent testing of such metals. The Company relies on its customers to notify it of any product that does not conform to the specifications certified by the supplier or ordered by the customer. Although the Company’s primary sources of products have been domestic suppliers, it has and will continue to purchase product from foreign suppliers when the Company believes that is appropriate. In the event that metal purchased from domestic suppliers is deemed to not meet quality specifications as set forth in the mill or supplier certifications or customer specifications, the Company generally has recourse against these suppliers for both the cost of the products purchased and possible claims from its customers. However, such recourse will not compensate the Company for the damage to its reputation that may arise from sub-standard products and possible losses of customers. Moreover, there is a greater level of risk that similar recourse will not be available to the Company in the event of claims by its customers related to products from foreign suppliers that do not meet the specifications set forth in the mill or supplier certifications. In such circumstances, the Company may be at greater risk of loss for claims for which it does not carry, or does not carry sufficient, insurance.

10.	The Company’s Business Could Be Adversely Affected By a Disruption to Its Primary Distribution Hubs.

The Company’s largest facilities, in Cleveland, Ohio, and Hammond, Indiana, as well as its facility in Janesville, Wisconsin, serves as primary distribution centers that ship product to the Company’s other facilities as well as external customers. The Company’s business could be adversely impacted by a major disruption at any of these facilities due to unforeseen developments occurring in or around the facility, such as:

●             damage to or inoperability of our warehouse or related systems;

●             a prolonged power or telecommunication failure;

●             a natural disaster, environmental or public health issue, or an act of war or terrorism on-site.

A prolonged disruption of the services and capabilities of these or other of the Company’s facilities could adversely impact its operating results.

11.	The Company May Face Risks Associated with Current or Future Litigation and Claims.

From time to time, the Company is involved in a variety of lawsuits, claims and other proceedings relating to the conduct of its business. These suits concern issues including contract disputes, employment actions, employee benefits, taxes, environmental, health and safety, personal injury and product liability matters. Due to the uncertainties of litigation, the Company can give no assurance that it will prevail on all claims made against it in the lawsuits that the Company currently faces or that additional claims will not be made against the Company in the future. While it is not feasible to predict the outcome of all pending lawsuits and claims, the Company does not believe that the disposition of any such pending matters is likely to have a materially adverse effect on its financial condition or liquidity, although the resolution in any reporting period of one of more of these matters could have an adverse effect on the Company’s operating results for that period. Also, the Company can give no assurance that any other lawsuits or claims brought in the future will not have an adverse effect on its financial condition, liquidity or operating results.

12.	The Company Could Incur Substantial Costs in Order to Comply With, or to Address Any Violations Under, Environmental and Employee Health and Safety Laws, Which Could Adversely Affect Its Operating Results.

The Company’s operations are subject to various environmental statutes and regulations, including laws and regulations governing materials that it uses and its facilities. In addition, certain of the Company’s operations are subject to international, federal, state and local environmental laws and regulations that impose limitations on the discharge of pollutants into the air and water and establish standards for the treatment, storage and disposal of solid and hazardous wastes. The Company’s operations are also subject to various employee safety and health laws and regulations, including those concerning occupational injury and illness, employee exposure to hazardous materials and employee complaints. Certain of the Company’s facilities are located in industrial areas, have a history of heavy industrial use and have been in operation for many years and, over time, the Company and other predecessor operators of these facilities have generated, used, handled and disposed of hazardous and other regulated wastes. Currently unknown cleanup obligations at these facilities, or at off-site locations at which materials from the Company’s operations were disposed, could result in future expenditures that cannot be currently quantified, but which could have a material adverse effect on the Company’s financial condition, liquidity or operating results.

13.	Potential Environmental Legislative and Regulatory Actions Could Impose Significant Costs on the Operations of the Company’s Customers and Suppliers, Which Could Have a Material Adverse Impact on Its Results of Operations, Financial Condition and Cash Flows.

Climate change regulation or some form of legislation aimed at reducing greenhouse gas (“GHG”) emissions is currently being considered in the United States as well as elsewhere globally. As a metals distributor, the Company’s operations do not emit significant amounts of GHG. However, the manufacturing processes of many of the Company’s suppliers and customers are energy intensive and generate carbon dioxide and other GHG emissions. Any adopted future climate change and GHG regulations may impose significant costs on the operations of the Company’s customers and suppliers and indirectly impact its operations.

Until the timing, scope and extent of any future regulation becomes known, the Company cannot predict the effect on its results of operations, financial condition and cash flows.

D.	RISKS ASSOCIATED WITH FORWARD-LOOKING STATEMENTS

1.	The Financial Information Contained Herein is Based on the Debtors’ Books and Records and, Unless Otherwise Stated, No Audit was Performed.

The financial information contained in this Disclosure Statement has not been audited. In preparing this Disclosure Statement, the Debtors relied on financial data derived from their books and records that was available at the time of such preparation. Although the Debtors have used their reasonable business judgment to ensure the accuracy of the financial information provided in this Disclosure Statement and, while the Debtors believe that such financial information fairly reflects the financial condition of the Debtors, the Debtors are unable to warrant or represent that the financial information contained herein and attached hereto is without inaccuracies.

2.	Financial Projections and Other Forward-Looking Statements Are Not Assured, Are Subject to Inherent Uncertainty Due to the Numerous Assumptions Upon Which They Are Based and, as a Result, Actual Results May Vary.

This Disclosure Statement contains various projections concerning the financial results of the Reorganized Debtors’ operations, including the Financial Projections, that are, by their nature, forward-looking, and which projections are necessarily based on certain assumptions and estimates. Should any or all of these assumptions or estimates ultimately prove to be incorrect, the actual future experiences of the Reorganized Debtors may turn out to be different from the financial projections.

Specifically, the projected financial results contained in this Disclosure Statement reflect numerous assumptions concerning the anticipated future performance of the Reorganized Debtors, some of which may not materialize, including, without limitation, assumptions concerning: (a) the timing of confirmation and Consummation of the Plan in accordance with its terms; (b) the anticipated future performance of the Reorganized Debtors, including, without limitation, the Debtors’ ability to maintain or increase revenue and gross margins, control future operating expenses or make necessary capital expenditures; (c) general business and economic conditions; (d) overall industry performance and trends; (e) the Debtors’ ability to maintain market strength and receive vendor support; and (f) customer preferences continuing to support the Debtors’ business plan.

DUE TO THE INHERENT UNCERTAINTIES ASSOCIATED WITH PROJECTING FINANCIAL RESULTS GENERALLY, THE PROJECTIONS CONTAINED IN THIS DISCLOSURE STATEMENT SHOULD NOT BE CONSIDERED ASSURANCES OR GUARANTEES OF THE AMOUNT OF FUNDS OR THE AMOUNT OF CLAIMS THAT MAY BE ALLOWED IN THE VARIOUS CLASSES. WHILE THE DEBTORS BELIEVE THAT THE FINANCIAL PROJECTIONS CONTAINED IN THIS DISCLOSURE STATEMENT ARE REASONABLE, THERE CAN BE NO ASSURANCE THAT THEY WILL BE REALIZED.

E.	DISCLOSURE STATEMENT DISCLAIMER

1.	The Information Contained Herein is for Soliciting Votes Only.

The information contained in this Disclosure Statement is for purposes of soliciting votes on the Plan and may not be relied upon for any other purposes.

2.	This Disclosure Statement was Not Approved by the Securities and Exchange Commission.

Neither the SEC nor any state regulatory authority has passed upon the accuracy or adequacy of this Disclosure Statement, or the exhibits or the statements contained herein, and any representation to the contrary is unlawful.

3.	The Debtors Relied on Certain Exemptions From Registration Under the Securities Act.

This Disclosure Statement has been prepared pursuant to sections 1125 and 1126, as applicable, of the Bankruptcy Code and Rule 3016(b) of the Bankruptcy Rules and is not necessarily in accordance with the requirements of federal or state securities laws or other similar laws. The offer and issuance of New Notes and New Common Stock under the Plan has not been registered under the Securities Act or Blue Sky Laws. To the maximum extent permitted by section 1145 of the Bankruptcy Code, the Securities Act and other applicable nonbankruptcy law, the Solicitation, the issuance of the New Notes and New Common Stock under the Plan will be exempt from registration under the Securities Act by virtue of section 1145 of the Bankruptcy Code, section 3(a)(9) of the Securities Act, section 4(a)(2) of the Securities Act and Rule 506 of Regulation D and/or Rule 701 promulgated under the Securities Act.

4.	This Disclosure Statement Contains Forward-Looking Statements.

This Disclosure Statement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward looking terminology such as “may,” “expect,” “anticipate,” “estimate” or “continue” or the negative thereof or other variations thereon or comparable terminology. The reader is cautioned that all forwardlooking statements are necessarily speculative and there are certain risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. The liquidation analysis, distribution projections and other information contained herein and attached hereto are estimates only, and the timing and amount of actual distributions to Holders of Allowed Claims may be affected by many factors that cannot be predicted. Therefore, any analyses, estimates or recovery projections may or may not turn out to be accurate.

5.	No Legal or Tax Advice is Provided to You by This Disclosure Statement.

This Disclosure Statement is not legal or tax advice to You. The contents of this Disclosure Statement should not be construed as legal, business or tax advice, and are not personal to any person or entity. Each Holder of a Claim or an Equity Interest should consult his or her own legal counsel and accountant with regard to any legal, tax and other matters concerning his or her Claim or Equity Interest. This Disclosure Statement may not be relied upon for any purpose other than as a disclosure of certain information to determine how to vote on the Plan or object to confirmation of the Plan.

6.	No Admissions Are Made by This Disclosure Statement.

The information and statements contained in this Disclosure Statement will neither (a) constitute an admission of any fact or liability by any Entity (including, without limitation, the Debtors) nor (b) be deemed evidence of the tax or other legal effects of the Plan on the Debtors, the Reorganized Debtors, Holders of Allowed Claims or Equity Interests or any other parties in interest.

Notwithstanding any rights of approval, pursuant to the Restructuring Support Agreement or otherwise, as to the form of substance of this Disclosure Statement, the Plan or any other document relating to the transactions contemplated thereunder, neither the Consenting Creditors, nor their respective representatives, members, financial or legal advisors or agents, has independently verified the information contained herein or takes any responsibility therefor and none of the foregoing entities or persons makes any representations or warranties whatsoever concerning the information contained herein.

7.	No Reliance Should Be Placed on Any Failure to Identify Litigation Claims or Projected Objections.

No reliance should be placed on the fact that a particular litigation claim or projected objection to a particular Claim or Equity Interest is, or is not, identified in this Disclosure Statement. The Debtors or the Reorganized Debtors may seek to investigate, file and prosecute litigation rights and claims against any third parties and may object to Claims after the Confirmation Date or Effective Date of the Plan irrespective of whether the Disclosure Statement identifies such litigation claims or objections to Claims or Equity Interests.

8.	Nothing Herein Constitutes a Waiver of Any Right to Object to Claims or Equity Interests or Recover Transfers and Assets.

The vote by a Holder of an Allowed Claim for or against the Plan does not constitute a waiver or release of any Claims or rights of the Debtors or the Reorganized Debtors (or any party in interest, as the case may be) to object to that Holder’s Allowed Claim regardless of whether any Claims or Causes of Action of the Debtors or their Estates are specifically or generally identified herein.

9.	The Information Used Herein was Provided by the Debtors and was Relied Upon by the Debtors’ Advisors.

Counsel to and other advisors retained by the Debtors have relied upon information provided by the Debtors in connection with the preparation of this Disclosure Statement. Although counsel to and other advisors retained by the Debtors have performed certain limited due diligence in connection with the preparation of this Disclosure Statement, they have not verified independently the information contained herein.

10.	The Potential Exists for Inaccuracies and the Debtors Have No Duty to Update.

The statements contained in this Disclosure Statement are made by the Debtors as of the date hereof, unless otherwise specified herein, and the delivery of this Disclosure Statement after that date does not imply that there has not been a change in the information set forth herein since that date. While the Debtors have used their reasonable business judgment to ensure the accuracy of all of the information provided in this Disclosure Statement and in the Plan, the Debtors nonetheless cannot, and do not, confirm the current accuracy of all statements appearing in this Disclosure Statement. Further, although the Debtors may subsequently update the information in this Disclosure Statement, the Debtors have no affirmative duty to do so unless ordered to do so by the Bankruptcy Court.

11.	No Representations Made Outside the Disclosure Statement Are Authorized.

No representations concerning or relating to the Debtors, the Chapter 11 Cases or the Plan are authorized by the Bankruptcy Court or the Bankruptcy Code, other than as set forth in this Disclosure Statement. Any representations or inducements made to secure your acceptance or rejection of the Plan that are other than as contained in or included with this Disclosure Statement should not be relied upon by you in arriving at your decision. You should promptly report unauthorized representations or inducements to the counsel to the Debtors and the United States Trustee.

ARTICLE V.

ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

A.	LIQUIDATION UNDER CHAPTER 7 OF THE BANKRUPTCY CODE

If no chapter 11 plan can be confirmed, some or all of the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code in which case, a trustee would be elected or appointed to liquidate the Debtors’ assets. In performing the liquidation analysis, the Debtors have assumed that all Holders of Claims and Equity Interests will be determined to have “claims” that are entitled to share in the proceeds from any such liquidation. The Debtors believe that liquidation under chapter 7 would result in (i) smaller distributions being made to creditors than those provided for in the Plan because of the additional administrative expenses involved in the appointment of a trustee and attorneys and other professionals to assist such trustee, (ii) additional expenses and claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of unexpired leases and executory contracts in connection with the cessation of the Debtors’ operations, and (iii) the failure to realize the greater, going-concern value of all of the Debtors’ assets.

B.	FILING OF AN ALTERNATIVE PLAN OF REORGANIZATION

If the Plan is not confirmed, the Debtors or any other party in interest could attempt to formulate a different plan of reorganization. Such a plan might involve either a reorganization and continuation of the Debtors’ business or an orderly liquidation of the Debtors’ assets. During the negotiations prior to the filing of the Plan, the Debtors explored various alternatives to the Plan.

The Debtors believe that the Plan will enable the Debtors to emerge from chapter 11 successfully and expeditiously, preserves the Debtors’ business and allows creditors to realize the highest recoveries under the circumstances. In a liquidation under chapter 11 of the Bankruptcy Code, the assets of the Debtors would be sold in an orderly fashion over a more extended period of time than in a liquidation under chapter 7, and a trustee need not be appointed. Accordingly, creditors would receive greater recoveries than in a chapter 7 liquidation. Although a chapter 11 liquidation is preferable to a chapter 7 liquidation, the Debtors believe that a liquidation under chapter 11 is a much less attractive alternative to creditors and interest holders than the Plan because the Plan provides for a greater return to creditors and interest holders.

Moreover, the prolonged continuation of the Chapter 11 Cases is likely to adversely affect the Debtors’ business and operations. So long as the Chapter 11 Cases continue, senior management of the Debtors will be required to spend a significant amount of time and effort dealing with the Debtors’ reorganization instead of focusing exclusively on business operations. Prolonged continuation of the Chapter 11 Cases also will make it more difficult to attract and retain management and other key personnel necessary to the success and growth of the Debtors’ business. In addition, the longer the Chapter 11 Cases continue, the more likely it is that the Debtors’ customers and suppliers will lose confidence in the Debtors’ ability to reorganize their business successfully and will seek to establish alternative commercial relationships. Further, so long as the Chapter 11 Cases continue, the Debtors will be required to incur substantial costs for professional fees and other expenses associated with the proceedings. The prolonged continuation of the Chapter 11 Cases may also require the Debtors to seek additional financing in order to service their debt and other obligations. It may not be possible for the Debtors to obtain additional financing during the pendency of the Chapter 11 Cases on commercially favorable terms or at all. If the Debtors were to require additional financing during the Chapter 11 Cases and were unable to obtain the financing on favorable terms or at all, it is unlikely the Debtors could successfully reorganize.

ARTICLE VI.

ISSUANCE AND RESALE OF NEW NOTES AND
NEW COMMON STOCK UNDER THE PLAN

A.	EXEMPTION FROM REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND BLUE SKY LAWS

1.	Section 4(a)(2) of the Securities Act and Regulation D Promulgated Thereunder (Offer and Issuance of New Money Notes, Exchange Notes, and Exchange Common Stock

The Debtors are relying on exemptions from the registration requirements of the Securities Act including, without limitation, section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder, to exempt the offer and issuance of (a) the New Money Notes and (b) the Exchange Notes and the Exchange Common Stock to be issued under the Plan to Holders of the Prepetition Second Lien Secured Claims and Holders of the Prepetition Third Lien Secured Claims. Additionally, the Debtors are relying on such exemptions to exempt the New Notes Indenture from the qualification requirements of the Trust Indenture Act of 1939, as amended.

Section 4(a)(2) of the Securities Act exempts transactions by an issuer not involving any public offering, and Regulation D provides a safe harbor under section 4(a)(2) for transactions that meet certain requirements, including that investors participating therein qualify as “accredited investors” within the meaning of U.S. securities laws. The Debtors believe that all Holders of the Prepetition First Lien Secured Claims, the Prepetition Second Lien Secured Claims, and the Prepetition Third Lien Secured Claims that are entitled to receive New Notes and/or New Common Stock under the Plan are qualified institutional buyers or accredited investors. Further, the terms and conditions of the Commitment Agreement will provide that only qualified institutional buyers and accredited investors may participate as Commitment Parties.

2.	Section 3(a)(9) and 18(b)(4)(E) of the Securities Act (Issuance of New Common Stock Upon Conversion of New Notes)

The Debtors are relying on exemptions from the registration requirements of the Securities Act including, without limitation, section 3(a)(9) and section 18(b)(4)(E) thereof to exempt the issuance of New Common Stock upon conversion of New Notes. Section 3(a)(9) provides an exemption from registration when an issuer issues new securities in exchange for its own outstanding securities, such exchange is made only to existing security holders, no compensation or other remuneration is paid for soliciting such exchange offer, and the existing security holders are not asked to part with anything of value except the outstanding securities. Section 18(b)(4)(E) of the Securities Act provides, among other things, that state securities laws will not apply to securities that are exempt from federal registration under section 3(a)(9) of the Securities Act.

3.	Section 1145 of the Bankruptcy Code (Offer and Issuance of Exchange Common Stock to Holders of Equity Interests in Parent)

The Debtors are relying on the exemption provided by section 1145(a)(1) of the Bankruptcy Code from the registration requirements of the Securities Act to exempt the offer and issuance of Exchange Common Stock to Holders of Equity Interests in Parent on the Effective Date of the Plan. Section 1145(a)(1) of the Bankruptcy Code provides that the registration requirements of Section 5 of the Securities Act and any applicable Blue Sky Laws will not apply to the offer or sale of stock, warrants or other securities by a debtor under a plan of reorganization if (i) the offer or sale occurs under a plan of reorganization, (ii) the recipients of securities hold a claim against, an interest in or claim for administrative expense against the debtor and (iii) the securities are issued in exchange for a claim against or interest in a debtor or are reissued principally in such exchange and partly for cash and property.

4.	Section 4(a)(2) of the Securities Act, Rule 506 of Regulation D, and Rule 701 Under the Securities Act (Offer and Issuance of Securities Under Management Incentive Plan)

The Debtors are relying on the exemptions provided by section 4(a)(2) and Rule 506 of Regulation D of the Securities Act and/or Rule 701 under the Securities Act from the registration requirements of the Securities Act to exempt the offer and issuance of the New Notes and shares of New Common Stock to officers of the Debtors pursuant to the Management Incentive Plan (the “MIP Securities”). As stated in Article VI.A.1. above, section 4(a)(2) of the Securities Act exempts transactions by an issuer not involving any public offering, and Regulation D provides a safe harbor under section 4(a)(2) for transactions that meet certain requirements, including that officers and other key employees of the Debtors qualify as “accredited investors” within the meaning of U.S. securities laws. The Debtors believe that each of the officers of the Debtors receiving the MIP Securities will be an accredited investor.

Rule 701 under the Securities Act provides a safe harbor exemption from registration under the Securities Act for equity securities issued as employee compensation. Accordingly, the Debtors believe that MIP Securities issued to directors, officers, and other key employees of the Debtors will be exempt from registration under the Securities Act and Blue Sky Laws.

In reliance upon the exemptions provided by section 4(a)(2) of the Securities Act, Rule 506 of Regulation D, Rule 701 under the Securities Act, as discussed in the preceding paragraphs, the Debtors believe that the offer and issuance of the New Notes and the New Common Stock under the Plan, including the issuance of New Common Stock upon conversion of New Notes, will be exempt from registration under the Securities Act and Blue Sky Laws.

B.	RESALES OF NEW NOTES AND SHARES OF NEW COMMON STOCK

1.	Resales of the 1145 Securities

As discussed in Article VI.A.2, the Exchange Common Stock issued on the Effective Date to Holders of Equity Interests in Parent (collectively, the “Section 1145 Securities”), is anticipated to be exempt under Section 1145 of the Bankruptcy Code from registration under the Securities Act and applicable Blue Sky Laws. To the extent that the issuance of the Section 1145 Securities pursuant to the Plan is covered by section 1145 of the Bankruptcy Code, the Section 1145 Securities generally may be resold without registration under applicable Blue Sky Laws pursuant to various exemptions provided by the respective Blue Sky Laws of the various states; however, the availability of such exemptions cannot be known unless individual states’ Blue Sky Laws are examined. In addition, the Section 1145 Securities governed by section 1145 of the Bankruptcy Code may be resold without registration under the Securities Act pursuant to an exemption provided by section 4(a)(1) of the Securities Act, unless the holder is an “underwriter” (as such term is defined in Section 1145(b) of the Bankruptcy Code) with respect to the Section 1145 Securities.

Section 1145(b)(1) of the Bankruptcy Code defines an “underwriter” as any person who, except with respect to ordinary trading transactions of an entity that is not an issuer, (i) purchases a claim against, an interest in, or a claim for an administrative expense against the debtor, if such purchase is with a view to distributing any security received or to be received in exchange for such a claim or interest; (ii) offers to sell securities offered or sold under a plan of reorganization for the holders of those securities; (iii) offers to buy securities offered or sold under a plan of reorganization from the holders of such securities, if such offer to buy is (a) with a view to distribution of such securities and (b) under an agreement made in connection with such plan of reorganization, with the consummation of such plan of reorganization, or with the offer or sale of securities under the plan of reorganization; or (iv) is an “issuer” (as the term is defined in section 2(a)(11) of the Securities Act) with respect to such securities.

The definition of an “issuer” for purposes of whether a person is an “underwriter” under section 1145(b)(1)(D) of the Bankruptcy Code, by reference to section 2(a)(11) of the Securities Act, includes as statutory underwriters all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with, an issuer of securities. The reference to “issuer,” as used in the definition of “underwriter” contained in section 2(a)(11) of the Securities Act, is intended to cover the entity issuing the securities and “control persons” of such issuer of the securities. “Control” (as defined in Rule 405 under the Securities Act) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise. Accordingly, an officer or director of a reorganized debtor or its successor under a plan of reorganization may be deemed to be a “control person” of such debtor or successor, particularly if the management position or directorship is coupled with ownership of a significant percentage of the reorganized debtor’s or its successor’s voting securities. Moreover, the legislative history of section 1145 of the Bankruptcy Code suggests that a creditor who owns ten percent (10%) or more of the securities of a reorganized debtor may be presumed to be a “control person” and, therefore, an underwriter.

Resales of the Section 1145 Securities by persons deemed to be “underwriters” (which by definition includes “control persons”) (collectively, the “Restricted Holders”) would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. However, Restricted Holders may be permitted to sell their Section 1145 Securities without registration if they are able to comply with the provisions of Rule 144 of the Securities Act (as discussed below). The Debtors express no view as to whether any Person or Entity would be deemed an “underwriter” with respect to the Section 1145 Securities and, in turn, whether any recipient of Section 1145 Securities may freely resell such securities.

The Debtors recommend that potential recipients of the Section 1145 Securities consult their own counsel concerning their ability to freely trade their Section 1145 Securities without registration under applicable federal securities laws and Blue Sky Laws.

2.	Resales of the MIP Securities

The offer and issuance of the MIP Securities is covered by section 4(a)(2) of the Securities Act and Rule 506 of Regulation D and/or Rule 701 promulgated thereunder and will not be exempt under section 1145 of the Bankruptcy Code. Therefore, such shares of New Common Stock will be considered “restricted securities” as defined by Rule 144 of the Securities Act and may not be sold except pursuant to an effective registration statement or pursuant to an applicable exemption from the registration requirements of the Securities Act, such as, under certain conditions, the resale provisions of Rule 144 of the Securities Act (as discussed below). The Debtors express no view as to whether any Person or Entity may freely resell the MIP Securities.

The Reorganized Parent may, in its discretion, elect to file a registration statement on Form S-8 (or another appropriate form, if Form S-8 is unavailable) to register the offer and sale and/or resale of MIP Securities at any time on or after the Effective Date of the Plan.

The Debtors recommend that potential recipients of the MIP Securities consult their own counsel concerning their ability to freely trade the MIP Securities without registration under applicable federal securities laws and Blue Sky Laws and the availability of Rule 144 for exempt resales.

3.	Resales of New Money Notes; Resales of Exchange Notes and Exchange New Common Stock Issued to Holders of Prepetition Second Lien Secured Claims and Prepetition Third Lien Secured Claims; Resales of New Common Stock Issuable Upon Conversion of New Money Notes or Exchange Notes

The New Money Notes, the Exchange Notes to be issued to Holders of Prepetition Second Lien Secured Claims and Holders of Prepetition Third Lien Secured Claims, and the New Common Stock issuable upon conversion of the New Money Notes or Exchange Notes will be considered “restricted securities” as defined by Rule 144 of the Securities Act and may not be sold except pursuant to an effective registration statement or pursuant to an applicable exemption from the registration requirements of the Securities Act, such as the resale provisions of Rule 144. Rule 144 of the Securities Act provides a safe harbor exemption from registration under the Securities Act for the resale of “restricted securities” and “control securities.” “Restricted securities” are securities acquired in unregistered, private offerings from an issuer or an “Affiliate” of the issuer. An Affiliate of an issuer is any Person or Entity that “directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.” “Control securities” are securities held by an Affiliate of the issuer regardless of how such securities were acquired (including in the open market). Shares of New Common Stock issued upon conversion of the New Notes will be exempt from registration under Section 3(a)(9) of the Securities Act and will have the same holding period (and the same status for purposes of Rule 144 under the Securities Act) as the New Notes that were converted.

The Rule 144 exemption, however, has different qualification requirements for securities held by an Affiliate and those held by a non-Affiliate. An Affiliate can utilize the Rule 144 exemption for the sale of “restricted securities” and “control securities” if (i) the issuer has made available current information through the issuer’s public filings; (ii) the Affiliate meets the applicable holding period requirement; (iii) the Affiliate meets the volume limitations; (iv) the Affiliate uses the applicable sales channels; and (v) the Affiliate files a Form 144. For a non-Affiliate of the issuer, the Rule 144 exemption can be used if the non-Affiliate meets (i) the applicable holding period requirement and (ii) if the issuer is subject to the Securities Exchange, it has made available current public information. The Debtors express no view as to whether any Person or Entity would be deemed an Affiliate.

To the extent that any shares of New Common Stock constitute “Registrable Securities” within the meaning of the Registration Rights Agreement, the holders thereof will be entitled to certain registration rights under the terms and conditions of the Registration Rights Agreement.

The Debtors recommend that potential recipients of securities under the Plan consult their own counsel concerning their ability to freely trade such securities without registration under applicable federal securities laws and Blue Sky Laws.

WHETHER OR NOT ANY PARTICULAR PERSON WOULD BE DEEMED TO BE AN “UNDERWRITER” OF SHARES OF NEW COMMON STOCK TO BE ISSUED PURSUANT TO THE PLAN OR AN “AFFILIATE” OF THE REORGANIZED DEBTOR WOULD DEPEND UPON VARIOUS FACTS AND CIRCUMSTANCES APPLICABLE TO THAT PERSON. ACCORDINGLY, THE DEBTOR EXPRESSES NO VIEW AS TO WHETHER ANY SUCH PERSON WOULD BE SUCH AN “UNDERWRITER” OR AN “AFFILIATE.” IN VIEW OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER OR AN AFFILIATE OF THE REORGANIZED DEBTORS, THE DEBTOR MAKES NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN SECURITIES OF THE REORGANIZED DEBTORS. ACCORDINGLY, THE DEBTOR RECOMMENDS THAT POTENTIAL RECIPIENTS OF ANY SHARES OF NEW COMMON STOCK TO BE ISSUED PURSUANT TO THE PLAN CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SHARES OF NEW COMMON STOCK.

C.	LEGEND ON NEW MONEY NOTES AND MIP SECURITIES

To the extent certificated, certificates evidencing the New Money Notes, the Exchange Notes and Exchange Common Stock to be issued to Holders of the Prepetition Second Lien Secured Claims and Holders of the Prepetition Third Lien Secured Claims, the MIP Securities, or any shares of New Common Stock issuable upon conversion of the New Money Notes, the Exchange Notes or the MIP Securities, should bear a legend substantially in the form below:

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS (“STATE ACTS’”) AND MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR STATE ACTS COVERING SUCH SECURITIES, SUCH SECURITIES ARE SOLD AND TRANSFERRED IN A TRANSACTION THAT IS EXEMPT FROM OR NOT SUBJECT TO THE REGISTRATION REQUIREMENTS OF SUCH ACT OR A.M. CASTLE & CO. RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH REGISTRATION IS NOT REQUIRED.”

In addition, to the extent required by Section 1275(c)(1)(A) of the Internal Revenue Code of 1986, as amended, and Treasury Regulation Section 1.1275-3(b)(1), certificates evidencing the New Notes issued at a discount to stated redemption price at maturity shall bear a legend (the “OID Legend”) in substantially the following form (with any necessary amendments thereto to reflect any amendments occurring after the Effective Date to the applicable sections):

“FOR THE PURPOSES OF SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, THIS NOTE IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT. YOU MAY CONTACT THE ISSUER AT A.M CASTLE & CO., 1420 KENSINGTON ROAD, SUITE 220, OAK BROOK, IL 60523, ATTENTION: GENERAL COUNSEL, AND THE ISSUER WILL PROVIDE YOU WITH THE ISSUE PRICE, THE AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE ISSUE DATE AND THE YIELD TO MATURITY OF THIS NOTE.”

c/o A.M. Castle & Co.

1420 Kensington Road, Suite 220

Oak Brook, Il 60523

Attention: General Counsel

To the extent any shares of New Common Stock are issued upon conversion of New Money Notes, Exchange Notes or MIP Notes, the certificates evidencing such shares of New Common Stock will bear the same legends as the New Money Notes, Exchange Notes or MIP Notes that were converted, with the exception of the OID Legend.

ARTICLE VII.

SUMMARY OF CERTAIN U.S. FEDERAL INCOME
TAX CONSEQUENCES OF THE PLAN

The following disclosure (the “Tax Disclosure”) summarizes certain United States (“U.S.”) federal income tax consequences of the implementation of the Plan to the Debtors, the Reorganized Debtors and a Holder of the Prepetition First Lien Secured Claims, the Prepetition Second Lien Secured Claims or the Prepetition Third Lien Secured Claims (but, in each case, as applicable, not the taxation of those to whom such a Holder subsequently transfers the New Roll-Up Facility interests, New Notes, or New Common Stock to be distributed to such Holders under Plan, as applicable). The Debtors have not requested, and will not request, a ruling from the Internal Revenue Service (the “IRS”) or an opinion of counsel with respect to any of the tax aspects of the Plan, and the discussion below is not binding upon the IRS or the courts. Thus, no assurance can be given that the IRS would not assert, or that a court would not sustain, a different position than any position discussed herein.

The Tax Disclosure summarizes only certain of the U.S. federal income tax consequences associated with the Plan’s implementation and does not address state, local or non-U.S. tax consequences of the Plan, nor does it purport to address all aspects of U.S. federal income taxation that may be relevant to a Holder in light of its individual circumstances or to a Holder that may be subject to special tax rules (such as persons who are related to the Debtors, broker-dealers, banks, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, tax-exempt organizations, expatriates, and investors in partnerships and other pass-through entities, subchapter S corporations, real estate investment trusts, retirement accounts and/or pension plans, persons who hold Claims or who will hold the New Common Stock as part of a straddle, hedge, conversion transaction, or other integrated investments, persons using mark-to-market method of accounting, those who hold a Claim as an ordinary asset, and holders of Claims who are themselves in bankruptcy). In addition, the Tax Disclosure does not attempt to consider whether the particular circumstances of any Holder of an Equity Interest or a Claim may modify or alter the consequences described below, and assumes, solely for purposes of this Tax Disclosure (such that no inference is intended as to the character of any Equity Interests or Claims for U.S. federal income tax purposes), that all Prepetition First Secured Claims, Prepetition Second Lien Secured Claims, and Prepetition Third Lien Secured Claims are held as “capital assets” within the meaning of Tax Code Section 1221 (generally, property held for investment). This Tax Disclosure also assumes that the various debt and other arrangements to which any of the Debtors are a party will be respected for U.S. federal income tax purposes in accordance with their form. This Tax Disclosure does not address the specific U.S. federal income tax consequences to (i) Holders of Equity Interests in Parent, (ii) Holders of DIP Facility Claims, if any, New Money Notes to be distributed under the Plan, or MIP Notes issued pursuant to the Management Incentive Plan, (iii) lenders under the New ABL Facility or the New Roll-Up Facility, or (iv) those with a unique position with respect to their tax treatment, such as the Commitment Parties. The remainder of the Claims and Equity Interests addressed by the Plan are unimpaired and hence not specifically addressed herein.

The following summary is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), the regulations promulgated thereunder by the U.S. Department of the Treasury (“Treasury Regulations”), judicial decisions, and published administrative rules and pronouncements of the IRS in effect on the date hereof. Changes in, or new interpretations of, such rules may have retroactive effect and could significantly affect the U.S. federal income tax consequences described below.

ACCORDINGLY, THE FOLLOWING SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES OF A HOLDER OF AN EQUITY INTEREST OR A CLAIM. EACH HOLDER OF AN EQUITY INTEREST OR A CLAIM IS URGED TO CONSULT ITS OWN TAX ADVISOR FOR THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSEQUENCES APPLICABLE UNDER THE PLAN.

A.	DEFINITION OF U.S. PERSON AND NON-U.S. PERSON

In this Tax Disclosure, a “U.S. Person” is any Person that is

●	an individual that is a citizen or resident of the United States for U.S. federal income tax purposes;

●	a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, or of any state thereof, or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust if (1) one or more U.S. Persons have the authority to control all substantial decisions of the trust, and a United States court is able to exercise primary supervision over the administration of the trust; or (2) the trust is of a certain type, was in existence on August 20, 1996, was treated as a United States person on August 19, 1996 under the then-applicable Tax Code, and has made a valid election to be treated as a U.S. Person under the Tax Code.

A “Non-U.S. Person” is any Person that is not a U.S. Person and is not a partnership (or other entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes).

If a Holder of a Prepetition First Lien Secured Claim, Prepetition Second Lien Secured Claim or Prepetition Third Lien Secured Claim is a partnership (including any entity treated as a partnership for U.S. federal income tax purposes), the treatment of a partner in the partnership will depend on the status of the partner and activities of the partnership.

B.	TREATMENT OF A DEBT INSTRUMENT AS A “SECURITY”

The U.S. federal income tax consequences of the Plan to a Holder of a Prepetition First Lien Secured Claim, Prepetition Second Lien Secured Claim, or Prepetition Third Lien Secured Claim depend, in part, on whether the Holder’s notes or instruments, which are the basis of such Claim, constitute a “security” for U.S. federal income tax purposes. If such interest, note or instrument constitutes a security, then the receipt of an interest in the New Roll-Up Facility, in the case of a Holder of a Prepetition First Lien Secured Claim (where the Company is unable to incur the New ABL Facility), or New Notes or New Common Stock, in the case of a Holder of a Prepetition Second Lien Secured Claim or Prepetition Third Lien Secured Claim, in accordance with the Plan could be treated as part of a tax “reorganization” for U.S. federal income tax purposes. If, on the other hand, such interest, note or instrument does not constitute a security for U.S. federal income tax purposes, then the receipt of an interest in the New Roll-Up Facility, in the case of a Holder of a Prepetition First Lien Secured Claim (where the Company is unable to incur the New ABL Facility), or New Notes or New Common Stock, in the case of a Holder of a Prepetition Second Lien Secured Claim or Prepetition Third Lien Secured Claim, in exchange therefor would be treated as a fully taxable transaction.

The term “security” is not defined in the Tax Code or in the Treasury Regulations issued thereunder and has not been clearly defined by judicial decisions. The determination of whether a particular debt obligation constitutes a “security” for U.S. federal income tax purposes depends on an overall evaluation of the nature of the debt, including whether the holder of such debt obligation is subject to a material level of entrepreneurial risk and whether a continuing proprietary interest is intended or not. One of the most significant factors considered in determining whether a particular debt obligation is a security is its original term. In general, debt obligations issued with a weighted average maturity at issuance of less than five (5) years do not constitute securities, whereas debt obligations with a weighted average maturity at issuance of ten (10) years or more constitute securities. Because of the inherently factual nature of this determination, Holders of Claims are urged to consult their tax advisors regarding the proper characterization as a security of their Claims and the characterization as a security of the New Roll-Up Facility interests (where the Company is unable to incur the New ABL Facility) or New Notes, as the case may be, received in exchange for their Claims and the resulting U.S. federal income tax consequences to them in light of their particular circumstances.

C.	TAX CONSEQUENCES FOR U.S. PERSONS HOLDING ALLOWED PREPETITION FIRST LIEN SECURED CLAIMS, PREPETITION SECOND LIEN SECURED CLAIMS, AND PREPETITION THIRD LIEN SECURED CLAIMS

The Plan provides, in relevant part, for: (i) the Debtors to use their best efforts to consummate the New ABL Facility on or before the Effective Date or, if the Debtors are unable to close on the New ABL Facility on or before the Effective Date, to enter into the New Roll-Up Facility, which, in either case, together with the Debtors’ Cash on hand, will provide sufficient funding to satisfy or refinance the Allowed Prepetition First Lien Secured Claims in full; and (ii) the Reorganized Parent to issue certain New Notes and New Common Stock to Holders of Allowed Prepetition Second Lien Secured Claims and Allowed Prepetition Third Lien Secured Claims (and Cash in the case of the Prepetition Second Lien Secured Claims), in exchange for the full and final satisfaction, settlement, release and discharge of such Claims.

1.	Satisfaction of Prepetition First Lien Secured Claims for Cash and / or Interests in the New Roll-Up Facility

Pursuant to the Plan, in exchange for the full and final satisfaction settlement, release and discharge of the Prepetition First Lien Secured Claims, a U.S. Person that is a Holder of an Allowed Prepetition First Lien Secured Claim will receive: (i) if the Company incurs the New ABL Facility, payment in full in Cash from proceeds of the New Money Notes and the New ABL Facility, or (ii) if the Company incurs the New Roll-Up Facility, its pro rata share of the New Roll-Up Facility and Cash (as well as certain amounts for accrued and unpaid interest).

If a U.S. Person that is a Holder of such a Claim receives payment in full in Cash, the U.S. Person should recognize taxable gain or loss equal to the difference between (1) the amount of Cash received (other than the value received for Accrued Interest, as discussed below) and (2) the U.S. Person’s adjusted tax basis in its Allowed Prepetition First Lien Secured Claim (other than basis attributable to accrued but unpaid interest previously included in such U.S. Person’s taxable income). Generally, the adjusted tax basis in a Claim will be equal to the amount paid or deemed paid to acquire such Claim by such Holder that is a U.S. Person, increased by any original issue discount previously included in income. If applicable, the tax basis in a Claim also will be (i) increased by any market discount previously included in income by such Holder that is a U.S. Person pursuant to an election to include market discount in gross income currently as it accrues, and (ii) reduced by any Cash payments received on the Claim other than payments of qualified stated interest, and by any amortizable bond premium that the U.S. Person has previously deducted. The character of such gain or loss as capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the U.S. Person, the nature of the Claim in such U.S. Person’s hands, whether the Claim was purchased at a discount, and whether and to what extent the U.S. Person previously has claimed a bad debt deduction with respect to its Claim. If recognized gain is capital gain, it generally would be long-term capital gain if the U.S. Person held its Allowed Prepetition First Lien Secured Claim for more than one year at the time of the exchange. The deductibility of capital losses is subject to certain limitations, as discussed below. To the extent that Cash received in exchange for its Allowed Prepetition First Lien Secured Claim is allocable to market discount or Accrued Interest, the U.S. Person may recognize ordinary income, as discussed below.

Whether and the extent to which a Holder of such a Claim recognizes gain or loss as a result of the exchange of its claim for Cash and its pro rata interest in the New Roll-Up Facility (provided the Company is unable to incur the New ABL Facility) depends on whether the debt underlying the Claim surrendered is treated as a “security” (as discussed above) for purposes of the reorganization provisions of the Tax Code.

(a)	Fully Taxable Exchange

If the Allowed Prepetition First Lien Secured Claim is not a security for U.S. federal income tax purposes, the Holder of such Claim should be treated as exchanging such Claim for its pro rata interest in the New Roll-Up Facility and Cash, in a taxable exchange under Section 1001 of the Tax Code. In that case, each U.S. Person holding Allowed Prepetition First Lien Secured Claims should generally recognize gain or loss equal to the difference between (1) the issue price of the New Roll-Up Facility interests and Cash received (other than the value received for Accrued Interest, as discussed below) and (2) the U.S. Person’s adjusted tax basis in its Claim, as described above. The character of such gain or loss as capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the U.S. Person, the nature of the Claim in such U.S. Person’s hands, whether the Claim was purchased at a discount (as discussed below), and whether and to what extent the U.S. Person previously has claimed a bad debt deduction with respect to its Claim. The deductibility of capital losses is subject to certain limitations as discussed below. A U.S. Person’s initial tax basis in its pro rata interest in the New Roll-Up Facility acquired in exchange for Allowed Prepetition First Lien Secured Claims should equal the issue price of such interests received on the Effective Date, and its holding period in such interests in the New Roll-Up Facility should begin the day following the Effective Date.

Under the “market discount” provisions of sections 1276 through 1278 of the Tax Code, some or all of any gain recognized by a U.S. Person holding an Allowed Prepetition First Lien Secured Claim may be treated as ordinary income (instead of capital gain), to the extent of the amount of accrued market discount on such Claim. In general, a debt instrument is considered to have been acquired with “market discount” if it is acquired other than on original issue and if its U.S. Person’s adjusted tax basis in the debt instrument is less than (a) the sum of all remaining payments to be made on the debt instrument, excluding “qualified stated interest” or (b) in the case of a debt instrument issued with original issue discount, its adjusted issue price, by at least a de minimis amount (generally equal to 0.25 percent of the sum of all remaining payments to be made on the debt instrument, excluding qualified stated interest, multiplied by the number of remaining whole years to maturity).

Any gain recognized by a U.S. Person on a taxable disposition of Allowed Prepetition First Lien Secured Claims that were acquired with a market discount should be treated as ordinary income to the extent of the market discount that accrued thereon while such Claims were considered to be held by the U.S. Person, unless the U.S. Person elected to include the market discount in income as it accrued. If a U.S. Person did not elect to include market discount in income as accrued and, thus, under the market discount rules, was required to defer all or a portion of any deductions for interest on debt incurred or maintained to purchase or carry its Claims, such deferred amounts would become deductible at the time of the exchange.

(b)	Reorganization Treatment

If the Allowed Prepetition First Lien Secured Claims, on the one hand, and the New Roll-Up Facility interests, on the other hand, are each treated as a “security” for U.S. federal income tax purposes, the exchange of each such Claim for a pro rata share of the New Roll-Up Facility should be treated as a reorganization for U.S. federal income tax purposes under the applicable provisions of the Tax Code and Treasury Regulations (a “Reorganization”), and a U.S. Person holding Allowed Prepetition First Lien Secured Claims should not recognize loss with respect to the exchange and generally should not recognize gain (subject to “Accrued Interest,” as discussed below). Such Holder would, however, be required to recognize any gain (but not loss) to the extent of the lesser of (a) the amount of gain realized from the exchange (calculated as discussed above) or (b) the Cash and the fair market value of “other property” received in the distribution that is not permitted to be received under sections 354 and 356 of the Tax Code without the recognition of gain (other than the value received for Accrued Interest, as discussed below).

In a Reorganization, a U.S. Person’s aggregate initial tax basis in the pro rata interest in the New Roll-Up Facility acquired in exchange for Allowed Prepetition First Lien Secured Claims should be equal to such U.S. Person’s aggregate adjusted basis in such Claims, increased by any gain or interest income, if any, realized from the exchange, and reduced by any Cash received in exchange therefor. A U.S. Person’s holding period in such pro rata interest in the New Roll-Up Facility should include the holding period of the exchanged Allowed Prepetition First Lien Secured Claims, except to the extent of any exchange consideration received in respect of Accrued Interest. To the extent that Prepetition First Lien Secured Claims acquired with market discount are exchanged in a tax-free reorganization for other property, any market discount that accrued on such Claims (i.e., up to the time of the exchange) but was not recognized by the U.S. Person is carried over to the property received therefor and any gain recognized on the subsequent sale, exchange, or other disposition of the property is treated as ordinary income to the extent of the accrued, but not recognized, market discount.

2.	Exchange of Prepetition Second Lien Secured Claims and Prepetition Third Lien Secured Claims for New Notes and New Common Stock

Whether and the extent to which a Holder of such a Claim recognizes gain or loss as a result of the exchange of its claim for the New Notes and New Common Stock (and Cash in the case of the Prepetition Second Lien Secured Claims) depends on whether, in each case, the New Notes and the debt underlying the Claim surrendered are treated as “securities” (as discussed above) for purposes of the reorganization provisions of the Tax Code.

(a)	Fully Taxable Exchange

If an Allowed Prepetition Second Lien Secured Claim or Prepetition Third Lien Secured Claim is not a security for U.S. federal income tax purposes, the Holder of such Claim should be treated as exchanging such Claim for New Notes and New Common Stock (and Cash, in the case of the Prepetition Second Lien Secured Claims), in a taxable exchange under Section 1001 of the Tax Code. In that case, each U.S. Person holding Allowed Prepetition Second Lien Secured Claims or Prepetition Third Lien Secured Claims should generally recognize gain or loss equal to the difference between (1) the issue price of the New Notes and the fair market value of the New Common Stock (and Cash, in the case of the Prepetition Second Lien Secured Claims) (other than the value received for Accrued Interest, as discussed below), and (2) the U.S. Person’s adjusted tax basis in its Claim, as described above. The character of such gain or loss as capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the U.S. Person, the nature of the Claim in such U.S. Person’s hands, whether the Claim was purchased at a discount (as discussed below), and whether and to what extent the U.S. Person previously has claimed a bad debt deduction with respect to its Claim. The deductibility of capital losses is subject to certain limitations as discussed below. A U.S. Person’s initial tax basis in the New Notes and New Common Stock acquired in exchange for Allowed Prepetition Second Lien Secured Claims and Prepetition Third Lien Secured Claims should equal the issue price of such New Notes and the fair market value of such New Common Stock, respectively, on the Effective Date, and its holding period in such notes and shares should begin the day following the Effective Date.

Under the “market discount” provisions of sections 1276 through 1278 of the Tax Code, some or all of any gain recognized by a U.S. Person holding an Allowed Prepetition Second Lien Secured Claim or Prepetition Third Lien Secured Claim may be treated as ordinary income (instead of capital gain), to the extent of the amount of accrued market discount on such Claim. In general, a debt instrument is considered to have been acquired with “market discount” if it is acquired other than on original issue and if its U.S. Person’s adjusted tax basis in the debt instrument is less than (a) the sum of all remaining payments to be made on the debt instrument, excluding “qualified stated interest” or (b) in the case of a debt instrument issued with original issue discount, its adjusted issue price, by at least a de minimis amount (generally equal to 0.25 percent of the sum of all remaining payments to be made on the debt instrument, excluding qualified stated interest, multiplied by the number of remaining whole years to maturity).

Any gain recognized by a U.S. Person on a taxable disposition of Allowed Prepetition Second Lien Secured Claims or Prepetition Third Lien Secured Claims that were acquired with a market discount should be treated as ordinary income to the extent of the market discount that accrued thereon while such Claims were considered to be held by the U.S. Person, unless the U.S. Person elected to include the market discount in income as it accrued. If a U.S. Person did not elect to include market discount in income as accrued and, thus, under the market discount rules, was required to defer all or a portion of any deductions for interest on debt incurred or maintained to purchase or carry its Claims, such deferred amounts would become deductible at the time of the exchange.

(b)	Reorganization Treatment

If the Allowed Prepetition Second Lien Secured Claim or Prepetition Third Lien Secured Claim, on the one hand, and the New Notes, on the other hand, are treated as securities for U.S. federal income tax purposes, the exchange of such Claim for New Notes and New Common Stock (and Cash, in the case of the Prepetition Second Lien Secured Claims) should be treated as a reorganization for U.S. federal income tax purposes under the applicable provisions of the Tax Code and Treasury Regulations (a “Reorganization”), and a U.S. Person holding Allowed Prepetition Second Lien Secured Claims or Prepetition Third Lien Secured Claims should not recognize loss with respect to the exchange and generally should not recognize gain (subject to “Accrued Interest,” as discussed below). Such Holder would, however, be required to recognize any gain (but not loss) to the extent of the lesser of (a) the amount of gain realized from the exchange (calculated as discussed above) or (b) the Cash and the fair market value of “other property” received in the distribution that is not permitted to be received under sections 354 and 356 of the Tax Code without the recognition of gain (other than the value received for Accrued Interest, as discussed below).

In a Reorganization, a U.S. Person’s aggregate initial tax basis in the New Notes and New Common Stock acquired in exchange for Allowed Prepetition Second Lien Secured Claims or Prepetition Third Lien Secured Claims should be equal to such U.S. Person’s aggregate adjusted basis in such Claims, increased by any gain or interest income, if any, realized from the exchange, and such aggregate tax basis should presumably be allocated between New Notes and New Common Stock (for Holders that receive both) based on relative fair market value. A U.S. Person’s holding period in such notes and shares should include the holding period of the exchanged Allowed Prepetition Second Lien Secured Claims or Prepetition Third Lien Secured Claims, except to the extent of any exchange consideration received in respect of Accrued Interest. To the extent that Prepetition Second Lien Notes or Prepetition Third Lien Notes acquired with a market discount are exchanged in a tax-free reorganization for other property, any market discount that accrued on such Claims (i.e., up to the time of the exchange) but was not recognized by the U.S. Person is carried over to the property received therefor and any gain recognized on the subsequent sale, exchange, or other disposition of the property is treated as ordinary income to the extent of the accrued, but not recognized, market discount.

3.	Original Issue Discount on the New Roll-Up Facility and the New Notes

The New Notes will, and it is possible that the New Roll-Up Facility could, be treated as issued with original issue discount, or OID, for U.S. federal income tax purposes. A debt instrument will be treated as issued with OID if the stated redemption price at maturity of such debt instrument exceeds its issue price by more than the de minimis amount (generally, ¼ of 1 percent of the stated redemption price at maturity multiplied by the number of complete years from the issue date of the debt instrument to its maturity). A debt instrument’s “issue price” generally is the first price at which a substantial amount of debt instruments included in the issue of which such debt instrument is a part is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The “stated redemption price at maturity” of a debt instrument is the total of all payments provided by the debt instrument that are not payments of “qualified stated interest.” Generally, an interest payment on a debt instrument is “qualified stated interest” if it is one of a series of stated interest payments on such debt instrument that are unconditionally payable at least annually at a single fixed rate. The New Notes are expected to be treated as issued with OID because the issue price of the New Notes is expected to be less than the stated redemption price at maturity by more than the de minimis amount, and the New Roll-Up Facility could be treated as issued with OID if the same conditions are satisfied. In such case, a U.S. Person that is a Holder of an interest in the New Roll-Up Facility or the New Notes, as the case may be, would generally be required to include OID in gross income (as ordinary income) as it accrues (on a constant yield to maturity basis) over the term of the New Roll-Up Facility or the New Notes, as the case may be, in advance of the receipt of cash payments attributable to that income.

Under the OID rules, the amount of OID required to be included in income would generally equal the sum of the “daily portions” of OID with respect to the New Roll-Up Facility and the New Notes, as the case may be, for each day during the taxable year or portion of the taxable year in which the Holder held such interest in the New Roll-Up Facility and the New Notes (“accrued OID”). The daily portion is determined by allocating to each day in each “accrual period” a pro rata portion of the OID allocable to that accrual period. The “accrual period” for the interest in such New Roll-Up Facility or the New Notes may be of any length and may vary in length over the term of such interest in the New Roll-Up Facility and the New Notes, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period other than the final accrual period would be an amount equal to the excess, if any, of (i) the product of the New Roll-Up Facility or the New Notes’ adjusted issue price, as the case may be, at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (ii) the aggregate of all qualified stated interest allocable to the accrual period. OID allocable to a final accrual period is the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price of the New Roll-Up Facility and the New Notes, as the case may be, at the beginning of the final accrual period. The adjusted issue price of the New Roll-Up Facility and the New Notes at the beginning of any accrual period is equal to its issue price, increased by the accrued OID for each prior accrual period, and reduced by any payments previously made on the New Roll-Up Facility and the New Notes (other than a payment of qualified stated interest). Under these rules, Holders of the New Roll-Up Facility and the New Notes generally would include in income increasingly greater amounts of OID in successive accrual periods. A Holder’s tax basis in the New Roll-Up Facility and the New Notes, as the case may be, will be increased by the amount of OID included in the Holder’s gross income and will be decreased by the amount of any payments (other than payments of qualified stated interest) received by the Holder with respect to such interest in the New Roll-Up Facility or the New Notes, as the case may be. Deductions of stated interest and OID with respect to the New Notes by the Reorganized Debtors may be subject to limitations under Section 163(l) of the Tax Code. Section 163(l) of the Tax Code disallows a deduction for interest paid or accrued with respect to a “disqualified debt instrument.” A disqualified debt instrument includes any indebtedness of a corporation if (i) a substantial amount of the principal or interest is required to be paid or converted, or at the option of the issuer or a related party is payable in, or convertible into, equity of such corporation, a related person or equity held by such corporation or related person in any other person, (ii) a substantial amount of the principal or interest is required to be determined, or at the option of the issuer or a related party is determined, by reference to the value of such equity, or (iii) the indebtedness is part of an arrangement which is reasonably expected to result in a transaction described in clause (i) or (ii). For this purpose, principal or interest is treated as required to be so paid, converted or determined if it may be required at the option of the holder or a related party and there is a “substantial certainty” that the option will be exercised. The Reorganized Debtors have not made a determination at this time as to whether Section 163(l) of the Tax Code should apply to the New Notes.

4.	Distributions in Discharge of Accrued Interest

A U.S. Person holding an Allowed Prepetition First Lien Secured Claim, Prepetition Second Lien Secured Claim, or Prepetition Third Lien Secured Claim who, under its accounting method, did not previously include in its income accrued but unpaid interest (“Accrued Interest”) attributable to that Allowed Claim, and who exchanges such an Allowed Claim for Cash (in the case of the Prepetition Second Lien Secured Claims) or other property (including an interest in the New Roll-Up Facility or New Notes and New Common Stock, as the case may be) pursuant to the Plan, should be treated as receiving ordinary interest income to the extent of any consideration so received allocable to such Accrued Interest, regardless of whether that U.S. Person realizes an overall gain or loss as a result of the exchange of its Allowed Claim, and regardless of whether the Person’s Allowed Claim is a capital asset in its hands. The tax basis of any property received in exchange for Allowed Claims for Accrued Interest should be the fair market value of such property. The holding period for such property should begin the day after the exchange.

A U.S. Person holding an Allowed Prepetition First Lien Claim, Prepetition Second Lien Secured Claim, or Prepetition Third Lien Secured Claim generally should be able to recognize a deductible loss to the extent any Accrued Interest claimed was previously included in its gross income and is not paid in full by the applicable Debtors. Such loss may be ordinary, but the tax law is unclear on this point.

Under the Plan, except as otherwise specified, distributions in respect of Allowed Prepetition First Lien Secured Claims, Prepetition Second Lien Secured Claims, or Prepetition Third Lien Secured Claims will be allocated first to the stated principal amount of such Claims, with any excess allocated to Accrued Interest. Certain legislative history indicates that an allocation of consideration as between principal and interest provided in a chapter 11 plan of reorganization is binding for U.S. federal income tax purposes, while certain Treasury Regulations treat payments as allocated first to any accrued but unpaid interest. However, there can be no assurance that the IRS or the courts will respect the Plan allocation for U.S. federal income tax purposes.

U.S. PERSONS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE ALLOCATION OF CONSIDERATION RECEIVED IN SATISFACTION OF THEIR CLAIMS AND THE U.S. FEDERAL INCOME TAX TREATMENT OF ACCRUED BUT UNPAID INTEREST.

5.	Limitations on the Use of Capital Losses

A U.S. Person who recognizes capital losses as a result of the distribution under the Plan will be subject to limits on the use of such capital losses. For a non-corporate U.S. Person, capital losses may be used to offset any capital gains (without regard to holding periods), and also ordinary income to the extent of the lesser of (a) $3,000 ($1,500 for married individuals filing separate returns) or (b) the excess of all the U.S. Person’s capital losses over all the U.S. Person’s capital gains. A non-corporate U.S. Person may carry over unused capital losses and apply them against future capital gains and a portion of their ordinary income for an unlimited number of years. For corporate U.S. Persons, capital losses may only be used to offset capital gains. A corporate U.S. Person that has more capital losses than may be used in a tax year may generally carry back unused capital losses to the three years preceding the capital loss year or may carry over unused capital losses for the five years following the capital loss year.

6.	Tax Consequences for U.S. Person Holding Stock of Reorganized Parent

(a)	Dividends Distributed to U.S. Persons

Distributions with respect to New Common Stock that is issued or received pursuant to the Plan generally will be dividends to the extent of Reorganized Parent’s current and accumulated earnings and profits allocable to such shares as determined under the Tax Code as of the end of the taxable year in which the distribution is made. Any portion of a distribution that exceeds Reorganized Parent’s current and accumulated earnings and profits would first be treated as a non-taxable return of capital reducing the Holder’s tax basis (but not below zero) in its shares, and any excess would then be treated as gain from the disposition of the shares, the tax treatment of which is discussed below under “U.S. Person’s Sale, Exchange or Other Disposition of New Common Stock.”

Dividends paid to Holders who are U.S. Persons that are corporations generally will be eligible for the dividends-received deduction so long as the Reorganized Parent has sufficient earnings and profits. However, the dividends-received deduction is only available if certain holding period requirements are satisfied. The length of time that a shareholder has held its stock is reduced for any period during which the shareholder’s risk of loss with respect to the stock is diminished by reason of the existence of certain options, contracts to sell, short sales, or similar transactions. In addition, to the extent that a corporation incurs indebtedness that is directly attributable to an investment in the stock on which the dividend is paid, all or a portion of the dividends-received deduction may be disallowed.

(b)	U.S. Person’s Sale, Exchange or Other Disposition of New Common Stock

Upon a U.S. Person’s subsequent sale, exchange or other taxable disposition of the New Common Stock, the U.S. Person should recognize capital gain or loss in an amount equal to the difference between the amount realized and its adjusted tax basis in the transferred shares. Such capital gain will be long-term capital gain if at the time of the sale, exchange or other disposition the U.S. Person held the New Common Stock for more than one year. Long-term capital gains of an individual taxpayer generally are taxed at preferential rates. The deductibility of capital losses is subject to certain limitations as described above. If the U.S. Person took a bad debt deduction with respect to its Claim or recognized an ordinary loss on the exchange of its Claim for New Common Stock, a U.S. Person may be required to treat gain recognized on the taxable disposition of the New Common Stock as ordinary income under the recapture rules of Section 108(e)(7) of the Tax Code.

7.	Medicare Tax

Certain U.S. Persons who are Holders that are individuals, estates, or trusts are required to pay an additional 3.8% tax on, among other things, dividends and gains from the sale or other disposition of capital assets. Such Holders that are individuals, estates, or trusts should consult their tax advisors regarding the effect, if any, of this tax provision on their ownership and disposition of New Common Stock.

D.	TAX CONSEQUENCES FOR NON-U.S. PERSONS HOLDING ALLOWED PREPETITION FIRST LIEN SECURED CLAIMS, PREPETITION SECOND LIEN SECURED CLAIMS, AND PREPETITION THIRD LIEN SECURED CLAIMS

The following discussion includes only certain U.S. federal income tax consequences of the Plan to Non-U.S. Persons that hold Allowed Prepetition First Lien Secured Claims, Prepetition Second Lien Secured Claims, or Prepetition Third Lien Secured Claims. The discussion does not include any non-U.S. tax considerations. The rules governing the U.S. federal income tax consequences to non-U.S. Persons are complex. Each non-U.S. Person should consult its own tax advisor regarding the U.S. federal, state, and local and the non-U.S. tax consequences of the consummation of the Plan to such non-U.S. Persons and the ownership and disposition of an interest in the New Roll-Up Facility or the New Notes and New Common Stock, as the case may be.

Whether a Non-U.S. Person realizes gain or loss on the exchange and the amount of such gain or loss is determined in the same manner as set forth above in connection with U.S. Persons.

1.	Gain Recognition

Any gain realized by a Non-U.S. Person on the exchange of its Claim for an interest in the New Roll-Up Facility and/or Cash, or New Notes and New Common Stock (and Cash in the case of Prepetition Second Lien Secured Claims), as the case may be, generally should not be subject to U.S. federal income tax unless (1) such gain is effectively connected with the conduct by such Non-U.S. Person of a trade or business in the United States (and, if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by such Non-U.S. Person in the United States); (2) in the case of U.S. source gains or losses derived by an individual Non-U.S. Person, such individual is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; or (3) the Non-U.S. Person is subject to tax pursuant to the provisions of the Tax Code applicable to certain expatriates.

If the first exception applies, the Non-U.S. Person generally will be subject to U.S. federal income tax with respect to any gain realized on the exchange if such gain is effectively connected with the Non-U.S. Person’s conduct of a trade or business within the United States in the same manner as a U.S. Person. In addition, if such a Non-U.S. Person is a corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. If the second exception applies, to the extent that any gain is taxable and does not qualify for deferral pursuant to a Reorganization as described above, the Non-U.S. Person generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty) on the amount by which such Non-U.S. Person’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of the exchange.

2.	Distributions in Discharge of Accrued Interest

A Non-U.S. Person holding an Allowed Prepetition First Lien Secured Claim, Prepetition Second Lien Secured Claim, or Prepetition Third Lien Secured Claim who exchanges that Claim for an interest in the New Roll-Up Facility and/or Cash, or New Notes and New Common Stock (and Cash in the case of Prepetition Second Lien Secured Claims), as the case may be, pursuant to the Plan should be treated as receiving interest income to the extent of any consideration so received allocable to Accrued Interest that was not previously taken into account for U.S. federal income tax purposes, regardless of whether such Non-U.S. Person realizes an overall gain or loss as a result of the exchange of its Allowed Claim, and regardless of whether the Non-U.S. Person’s Allowed Claim is a capital asset in its hands.

Under the Plan, except as otherwise specified, distributions in respect of Allowed Prepetition First Lien Secured Claims, Prepetition Second Lien Secured Claims, or Prepetition Third Lien Secured Claims will be allocated first to the stated principal amount of such Claims, with any excess allocated to Accrued Interest. Certain legislative history indicates that an allocation of consideration as between principal and interest provided in a chapter 11 plan of reorganization is binding for U.S. federal income tax purposes, while certain Treasury Regulations treat payments as allocated first to any accrued but unpaid interest. However, there can be no assurance that the IRS or the courts will respect the Plan allocation for U.S. federal income tax purposes.

Subject to the discussion in “Backup Withholding” below, the payment to a Non-U.S. Person of interest, including Accrued Interest attributable to the Prepetition First Lien Loan Agreement, the Prepetition Second Lien Notes, or the Prepetition Third Lien Notes, should not be subject to U.S. federal withholding tax pursuant to the “portfolio interest exception,” provided that the Non-U.S. Person (1) provides Reorganized Parent with the appropriate (and validly executed) IRS Form W-8, (2) does not actually or constructively own 10% or more of stock of Reorganized Parent, as measured by voting power, (3) is not a “controlled foreign corporation” that is related to Reorganized Parent within the meaning of the Tax Code, and (4) is not a bank receiving interest described in Section 881(c)(3)(A) of the Tax Code.

If a Non-U.S. Person cannot satisfy the requirements of the portfolio interest exception described above, payments of interest, including Accrued Interest, made to such Non-U.S. Person, should be subject to a withholding tax at a rate of 30%, provided, however, that a Non-U.S. Person may be eligible to claim an exemption from or reduction in the rate of withholding under an applicable income tax treaty.

If payments of accrued untaxed interest are effectively connected with a Non-U.S. Person’s trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base) and such Non-U.S. Person provides Reorganized Parent with an IRS Form W-8ECI (or successor form), such Non-U.S. Person should generally not be subject to withholding tax but will be subject to U.S. federal income tax in the same manner as a U.S. Person (unless an applicable income tax treaty provides otherwise). A Non-U.S. Person that is a corporation for U.S. federal income tax purposes may also be subject to branch profits tax with respect to such Non-U.S. Person’s effectively connected earnings and profits that are attributable to the accrued but untaxed interest at a rate of 30% (or a reduced rate or exemption from tax under an applicable income tax treaty).

3.	Non-U.S. Person Holding Interests in the New Roll-Up Facility, New Common Stock, or New Notes

(a)	Dividends Received by Non-U.S. Person

Distributions with respect to shares of New Common Stock that are received pursuant to the Plan generally will be dividends for U.S. federal income tax purposes to the extent of Reorganized Parent’s current and accumulated earnings and profits allocable to such shares as determined under U.S. federal income tax principles as of the end of the taxable year in which the distribution is made. Any portion of a distribution that exceeds Reorganized Parent’s current and accumulated earnings and profits would first be treated as a non-taxable return of capital reducing the Non-U.S. Person’s tax basis (but not below zero) in its shares, and any excess would then be treated as gain from the disposition of the shares, the tax treatment of which is discussed below under “Non-U.S. Person’s Sale, Exchange or Other Disposition of Interests in the New Roll-Up Facility, New Common Stock or New Notes.”

Dividend Withholding. Dividends paid to a Non-U.S. Person holding New Common Stock should generally be subject to withholding of U.S. federal income tax at the rate of 30% (unless an applicable income tax treaty reduces or eliminates such withholding). A Non-U.S. Person generally will be required to satisfy certain IRS certification requirements in order to claim a reduction of or exemption from withholding under a tax treaty by delivering IRS Form W-8BEN or W-8BEN-E (or a successor form) upon which the Non-U.S. Person certifies, under penalties of perjury, its status as a Non-U.S. Person and its entitlement to the lower treaty rate or exemption from tax with respect to such payments. Dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Person within the United States are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied, including completing IRS Form W-8ECI (or other applicable form). Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. Person were a U. S. Person, unless (in the case of a Non-U.S. Person which does not have a permanent establishment in the United States) an applicable income tax treaty provides otherwise. A Non-U.S. Person that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to such Non-U.S. Person’s effectively connected earnings and profits that are attributable to dividends at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty).

(b)	Payment of Interest on the New Roll-Up Facility Interests and New Notes

Generally, payments of interest (including for this purpose original issue discount) to a Non-U.S. Person are subject to U.S. federal withholding tax at a 30% rate (or such lower rate as is specified by an applicable income tax treaty) unless (i) the interest is effectively connected with a U.S. trade or business (and, if an income tax treaty with the United States so requires, is attributable to a U.S. permanent establishment of the Non-U.S. Person), in which case it is subject to U.S. net income tax or (ii) the “portfolio interest” exemption applies, as described above. Payments of interest that qualify for the “portfolio interest” exemption will not be subject to U.S. federal withholding tax.

A Non-U.S. Person that is not exempt from tax under the portfolio interest rules will be subject to U.S. federal income tax withholding at a rate of 30% on payments of interest, unless the Non-U.S. Person delivers to us or our agent a properly executed (1) IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, claiming an exemption from or reduction in withholding under an applicable U.S. income tax treaty or (2) IRS Form W-8ECI stating that interest paid on the New Notes is not subject to withholding tax because it is effectively connected with the conduct of a U.S. trade or business. If the interest is effectively connected with the conduct of a U.S. trade or business by a Non-U.S. Person (and, if required by an income tax treaty, is attributable to a U.S. permanent establishment of the Non-U.S. Person), the Non-U.S. Person generally will be taxed in the same manner as a U.S. Holder on such interest. If the Non-U.S. Person is a foreign corporation, it may also be subject to U.S. branch profits tax on the “dividend equivalent amount” of its effectively connected earnings and profits at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). Non-U.S. Persons should consult their tax advisors regarding the applicability of an income tax treaty.

(c)	Non-U.S. Person’s Sale, Exchange or Other Disposition of Interests in the New Roll-Up Facility, New Common Stock, or New Notes

Subject to the discussion below regarding backup withholding, if a Non-U.S. Person owns New Roll-Up Facility interests, New Common Stock or New Notes, the Non-U.S. Person generally will not be subject to U.S. federal income tax with respect to any gain or loss realized on the sale, exchange or other taxable disposition, for U.S. federal income tax purposes, of such New Roll-Up Facility interest, New Common Stock, or New Notes unless: (1) such gain or loss is effectively connected with the conduct by such Non-U.S. Person of a trade or business in the United States; (2) in the case of U.S. source gains or losses derived by an individual Non-U.S. Person, such individual is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; (3) in the case of New Common Stock, the Reorganized Parent is a “United States real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes during the shorter of the Non-U.S Person’s holding period of the five year period ending on the date of disposition of the New Common Stock, unless certain exceptions apply, or (4) the Non-U.S. Person is subject to tax pursuant to the provisions of the Tax Code applicable to certain expatriates. The Reorganized Parent does not believe that it is, and does not currently anticipate that the Reorganized Parent will be, a USRPHC for U.S. federal income tax purposes.

Gain on a disposition of Interests in the New Roll-Up Facility and the New Notes generally will not include amounts received in respect of accrued but unpaid interest not previously included in income. Such amounts are subject to the rules regarding interest described above in “Payment of Interest on the New Roll-Up Facility Interests and New Notes.”

(d)	FATCA

Under the Foreign Account Tax Compliance Act (“FATCA”), foreign financial institutions and certain other foreign entities must report certain information with respect to their U.S. account holders and investors or be subject to withholding at a rate of 30% on the receipt of “withholdable payments.” Such foreign entities may avoid withholding if (1) the foreign financial institution enters into an agreement with the U.S. Treasury Department to collect and disclose information regarding U.S. account holders of that foreign financial institution (including certain account holders that are foreign entities that have U.S. owners) and satisfies other requirements; or (2) with respect to certain specified other foreign entities, if such entity certifies that it does not have any substantial U.S. owner and such entity satisfies other specified requirements. For purposes of this paragraph, “withholdable payments” are generally U.S. source payments of fixed or determinable, annual or periodical income (including dividends, if any, on shares of New Common Stock, and interest on the New Roll-Up Facility interests and the New Notes, as applicable), and also include gross proceeds from the sale or disposition of any property of a type which can produce U.S. source interest or dividends (which would include New Common Stock, the New Roll-Up Facility interests and the New Notes, as applicable) if such sale or other disposition occurs after December 31, 2018. FATCA withholding will apply even if the applicable payment would not otherwise be subject to U.S. federal nonresident withholding.

E.	INFORMATION REPORTING AND BACKUP WITHHOLDING

1.	Information Reporting

Reporting by Reorganized Parent. Reorganized Parent must report annually to the IRS and to each Non-U.S. Person holding its stock the amount of dividends paid to such Non-U.S. Person and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Person resides under the provisions of an applicable treaty.

Loss Reporting. The Treasury Regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of specified thresholds.

Reporting by Non-U.S. Person Holding New Common Stock. Under Section 6039C of the Tax Code, the IRS is authorized to issue regulations that require United States information returns to be filed by a Non-U.S. Person who is not engaged in a trade or business in the United States. Although no such regulations have yet been issued, Non-U.S. Persons holding New Common Stock could become subject to such regulations in the future.

Holders of Claims are urged to consult their tax advisors regarding these regulations and whether the transactions contemplated by the Plan would be subject to these regulations and require disclosure on the Holder’s tax returns.

2.	Backup Withholding

Backup withholding of taxes will generally apply to payments in respect of an Allowed Claim under the Plan unless, in the case of a U.S. Person, such U.S. Person provides a properly executed IRS Form W-9 and, in the case of a Non-U.S. Person, such Non-U.S. Person provides a properly executed applicable IRS Form W-8 (or otherwise establishes such Non-U.S. Person’s eligibility for an exemption).

U.S. backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Person’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Depending on the circumstances, information reporting and backup withholding may apply to the proceeds received from a sale or other disposition of New Roll-Up Facility interests and New Common Stock or New Notes, as applicable, unless the beneficial owner certifies under penalty of perjury that it is a Non-U.S. Person (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Tax Code), or such owner otherwise establishes an exemption.

F.	TAX CONSEQUENCES FOR THE DEBTORS AND THE REORGANIZED DEBTORS

1.	Cancellation of Debt

In general, absent an exception, a debtor recognizes cancellation of debt income (“COD Income”), for U.S. federal income tax purposes, upon the satisfaction of its outstanding indebtedness for total consideration less than the amount of such indebtedness. The amount of COD Income, in general, is the excess of (a) the adjusted issue price of the indebtedness satisfied, over (b) the sum of (i) the amount of cash paid, (ii) the issue price of any new indebtedness issued by the debtor, and (ii) the fair market value of any other new consideration (including stock of the debtor or a party related to the debtor) given in satisfaction of such indebtedness at the time of the exchange. Moreover, no COD Income would be realized to the extent that the payment of the debt being discharged would have given rise to a deduction, however. For example, no COD Income should arise from the cancellation of interest that has accrued but has not yet been taken into account for tax purposes by the applicable Debtor under its method of accounting.

The Plan provides, in relevant part, for: (i) the Debtors to use their best efforts to consummate the New ABL Facility on or before the Effective Date or, if the Debtors are unable to close on the New ABL Facility on or before the Effective Date, to enter into a New Roll-Up Facility, which in either case, together with the Debtors’ Cash on hand, will provide sufficient funding to satisfy the Allowed Prepetition First Lien Secured Claims in full; and (ii) the Reorganized Parent to issue the New Notes and New Common Stock (and Cash in the case of Prepetition Second Lien Secured Claims) to Holders of Prepetition Second Lien Secured Claims or Prepetition Third Lien Secured Claims in cancellation of such Claims. Because it is anticipated the interests in the New Roll-Up Facility (to the extent the Company is required to incur such facility), New Notes, and New Common Stock (and Cash in the case of Prepetition Second Lien Secured Claims) distributed to the Holders of Prepetition Second Lien Notes and Prepetition Third Lien Notes, respectively, should be treated as having an aggregate value (based on the issue price of the New Roll-Up Facility (to the extent the Company is required to incur such facility), New Notes and the fair market value of the New Common Stock and Cash) that is less than the adjusted issue price of such notes (including any Accrued Interest), Reorganized Parent should generally realize COD Income from the cancellation. The Debtors expect that the consummation of the Plan will produce a significant amount of COD income, however the amount of such income cannot be known with certainty at this time.

Although Section 61 of the Tax Code generally requires COD Income to be included in gross income in the taxable year of discharge, under the “Bankruptcy Exception” provided in Section 108 of the Tax Code, COD Income is specifically excluded from gross income when the debtor is in a case under the Bankruptcy Code and its indebtedness is cancelled pursuant to a confirmed plan. Accordingly, the Debtors believe that they should not be required to include in income any COD Income that results from the Plan in their gross income.

Section 108(b) of the Tax Code, however, requires that certain tax attributes of the Debtors be reduced by the amount of COD Income they exclude from income under the Bankruptcy Exception. Tax attributes are reduced in the following order of priority: (a) net operating losses and net operating loss carryovers; (b) general business credits; (c) minimum tax credits; (d) capital loss carryovers; (e) basis of property of the taxpayer; (f) passive activity loss or credit carryovers; and (g) foreign tax credit carryovers. Tax attributes are generally reduced by one dollar for each dollar excluded from gross income, except that general tax credits, minimum tax credits, and foreign tax credits are reduced by 33.3 cents for each dollar excluded from gross income. In general, any excess COD Income over the amount of available tax attributes is not subject to U.S. federal income tax and generally has no other U.S. federal income tax impact.

Under Section 108(b)(5) of the Tax Code, a debtor may elect to first reduce its basis in depreciable property held by the taxpayer in an amount not to exceed the aggregate adjusted basis of such property. When debtors are members of a consolidated group, different elections under Section 108(b)(5) of the Tax Code can be made with respect to different members with COD Income excluded under the Bankruptcy Exception. The Debtors presently do not intend to make this election for any member of their consolidated group. If this decision were to change, the deadline for making such election is the due date (including extensions) of their consolidated U.S. federal income tax return for the taxable year in which the COD Income arises under the Plan and is excludable under the Bankruptcy Exception.

The Treasury Regulations address the method and order for applying tax attribute reduction to an affiliated group of corporations filing a consolidated return for U.S. federal income tax purposes. Under these Treasury Regulations, the tax attributes of each member of an affiliated group that is excluding COD Income is first subject to reduction. To the extent that the debtor member’s tax basis in stock of a lower-tier member of an affiliated group is reduced, a “look through rule” requires that a corresponding reduction be made to the tax attributes of the lower-tier member. If a debtor member’s excluded COD Income exceeds its tax attributes, the excess COD Income is applied to reduce certain remaining consolidated tax attributes of the affiliated group.

2.	Net Operating Losses

As of December 31, 2016, the Debtors’ consolidated group had approximately $198 million of U.S. federal NOLs. These NOLs, if not reduced as a result of the recognition of COD Income or used, may be carried forward for twenty years following the taxable year of the loss. A significant portion of the Debtors’ U.S. federal NOLs is expected to be limited by Section 382 of the Tax Code; however, at this time that amount has not been quantified. In addition to certain U.S. federal NOLs, the Debtors had, as of December 31, 2016, approximately $233 million of state NOLs, which are also likely subject to significant limitation under applicable law. However, as discussed above, this Tax Disclosure summarizes only certain of the U.S. federal income tax consequences associated with the Plan’s implementation and does not address state, local or non-U.S. tax consequences of the Plan, such as the amount of, or the Debtors’ ability to utilize, any state, local or non-U.S. NOLs.

The NOL amounts reported in tax returns are subject to examination, and possible significant adjustment, upon such examination, by the IRS and other taxing authorities. In addition, estimates of the Reorganized Debtors’ NOLs are subject to legal and factual uncertainty. As a result of the consummation of the Plan, the Debtors expect that there will be material reductions in, or eliminations of, their NOL carryforwards and certain other tax attributes.

Various limitations could apply to the Reorganized Debtors’ use of NOLs to offset taxable income arising in tax years ending after the Effective Date. Such limitations could arise under the alternative minimum tax rules or the current or future suspension of NOL carryforwards for state or federal purposes. Moreover, the Debtors expect that Tax Code Section 382 may limit their use of NOL carryforwards, as discussed in the next section.

3.	Section 382 Limitation

Following the Effective Date, the Debtors anticipate that any remaining NOL carryover, capital loss carryover, tax credit carryovers, and certain other tax attributes (such as losses and deductions that have accrued economically but are unrecognized as of the date of the ownership change) of the Reorganized Debtors allocable to periods before the Effective Date (collectively, the “Pre-Change Losses”) may be subject to limitation or elimination under Tax Code sections 382 and 383 as a result of an “ownership change” of the Reorganized Debtors by reason of the transactions consummated pursuant to the Plan. Under Tax Code section 382 (and section 383), if a corporation undergoes an “ownership change,” the amount of such corporation’s Pre-Change Losses that may be utilized to offset future taxable income generally is subject to an annual limitation (the “Section 382 Limitation”). The rules of the Section 382 Limitation are complicated, but, as a general matter, the Debtors anticipate that the distribution of the New Common Stock pursuant to the Plan will result in an “ownership change” of the Reorganized Debtors for these purposes, and that the Reorganized Debtors’ use of their Pre-Change Losses will be subject to the Section 382 Limitation unless an exception (as described below) to the general rules of section 382 of the Tax Code applies. As discussed above, a significant portion of the Debtors’ U.S. federal NOLs is expected to be subject to a Section 382 Limitation; however, at this time that amount has not been quantified.

For this purpose, if a corporation (or consolidated group) has a net unrealized built-in loss at the time of an ownership change (taking into account most assets and items of “built-in” income and deductions), then generally built-in losses (including amortization or depreciation deductions attributable to such built-in losses) recognized during the following five years (up to the amount of the original net unrealized built-in loss) will be treated as Pre-Change Losses and similarly will be subject to the annual limitation. In general, a corporation’s (or consolidated group’s) net unrealized built-in loss will be deemed to be zero unless it is greater than the lesser of (a) $10,000,000 or (b) 15% of the fair market value of its assets (with certain adjustments) before the ownership change. The Debtors are currently working to estimate whether the Company has a net unrealized built-in gain or loss.

In general, the amount of the annual limitation applicable to a corporation that undergoes an “ownership change” is equal to the product of (i) the fair market value of the stock of the corporation immediately before the “ownership change” (with certain adjustments) multiplied by (ii) the “long-term tax-exempt rate” (which is the highest of the adjusted federal long-term rates in effect for any month in the 3-calendar-month period ending with the calendar month in which the “ownership change” occurs; the adjusted federal long-term rate in effect for May 2017 is 2.04%).  The Section 382 Limitation may be increased to the extent that the Reorganized Debtors recognize or are treated as recognizing certain built-in gains in their assets during the five-year period following the ownership change. Tax Code Section 383 applies a similar limitation to capital loss carry-forwards and tax credits.  Any unused portion of the limitation may be carried forward, which would increase the annual limitation in the subsequent taxable year. However, as discussed below, special rules may apply since the anticipated ownership change would result from a bankruptcy proceeding.

Tax Code Section 382(l)(5), if applicable and elected, allows a corporation in bankruptcy to elect to undergo an ownership change without being subject to the Section 382 Limitation. To be eligible for this exception, former shareholders and “qualified creditors” of a debtor corporation in chapter 11 bankruptcy must receive, in respect of their equity interests or claims (as applicable), at least 50 percent of the vote and value of the stock of the reorganized debtor (or a controlling corporation if also in chapter 11) pursuant to a confirmed chapter 11 plan (the “Section 382(l)(5) Exception”). A “qualified creditor” is a party that has either held the stock/debt for at least eighteen (18) months before filing of the bankruptcy or holds ordinary course of business debt. In the event the Section 382(l)(5) Exception applies, the Reorganized Debtors’ Pre-Change Losses would not be subject to the Section 382 Limitation, but their NOL carryforwards would be reduced by the amount of any interest deductions claimed during the three taxable years preceding the taxable year that includes the date of the chapter reorganization, and the portion of the taxable year up to and including the date of the chapter 11 reorganization, in respect of all debt converted into stock in the chapter 11 reorganization. If the 382(l)(5) Exception applies and the Reorganized Debtors undergo another “ownership change” within two years after the Effective Date, then the Reorganized Debtors’ Pre-Change Losses, as of the date of the subsequent “ownership change,” would be effectively eliminated. Even if however, the Reorganized Debtors qualify for the Section 382(l)(5) Exception, the Debtors or the Reorganized Debtors may decide to elect out of the Section 382(l)(5) Exception, particularly if it appears likely that another ownership change will occur within two years after emergence.

If the Section 382(l)(5) Exception is not applicable to a corporation in bankruptcy (because it is not eligible or otherwise elects out of its application), a second special rule will generally apply (the “Section 382(l)(6) Exception”). Under the Section 382(l)(6) Exception, the annual limitation will be calculated by reference to the lesser of the value of the debtor corporation’s new stock (with certain adjustments) immediately after the ownership change or the value of such debtor corporation’s assets (determined without regard to liabilities) immediately before the ownership change. This differs from the ordinary rule that requires the fair market value of a debtor corporation that undergoes an “ownership change” to be determined before the events giving rise to the change. The Section 382(l)(6) Exception also differs from the Section 382(l)(5) Exception because, under the Section 382(l)(6) Exception, the debtor corporation is not required to reduce its NOL carry forwards by the amount of interest deductions claimed within the prior three-year period, and the debtor may undergo a change of ownership within two years without triggering the elimination of its Pre-Change Losses. The resulting limitation would be determined under the regular rules for ownership changes.

Regardless of whether the Reorganized Debtors take advantage of the Section 382(l)(6) Exception or the Section 382(l)(5) Exception, the Reorganized Debtors’ use of their Pre-Change Losses after the Effective Date may be adversely affected if an “ownership change” within the meaning of section 382 of the Tax Code were to occur after the Effective Date.

4.	Alternative Minimum Tax

In general, an alternative minimum tax (“AMT”) is imposed on a corporation’s alternative minimum taxable income at a 20 percent rate to the extent that such tax exceeds the corporation’s regular U.S. federal income tax. For purposes of computing taxable income for AMT purposes, certain tax deductions and other beneficial allowances are modified or eliminated. In particular, even though a corporation otherwise might be able to offset all of its taxable income for regular tax purposes by available NOL carry forwards, only 90 percent of a corporation’s taxable income for AMT purposes may be offset by available NOL carry forwards (as computed for AMT purposes).

In addition, if a corporation undergoes an ownership change (within the meaning of Tax Code Section 382) and has a net unrealized built-in loss (as determined for AMT purposes) on the date of the ownership change, the corporation’s aggregate tax basis in its assets would be adjusted for certain AMT purposes to reflect the fair market value of such assets as of the change date the effect of which may increase the amount of AMT owed by the Reorganized Debtors.

G.	GENERAL DISCLAIMER

THE FOREGOING U.S. FEDERAL INCOME TAX SUMMARY HAS BEEN PROVIDED FOR INFORMATIONAL PURPOSES ONLY. THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN ARE COMPLEX. THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER IN LIGHT OF SUCH HOLDER’S CIRCUMSTANCES AND INCOME TAX SITUATION. ALL HOLDERS OF CLAIMS AND EQUITY INTERESTS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TRANSACTIONS CONTEMPLATED BY THE PLAN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR NON-U.S. TAX LAWS, AND OF ANY CHANGE IN APPLICABLE TAX LAWS.

ARTICLE VIII.

RECOMMENDATION

In the opinion of the Debtors, the Plan is preferable to the alternatives described in this Disclosure Statement because it provides for a larger distribution to the Debtors’ creditors and interest holders than would otherwise result in a liquidation under chapter 7 of the Bankruptcy Code. In addition, any alternative other than confirmation of the Plan could result in extensive delays and increased administrative expenses resulting in smaller distributions to Holders of Allowed Claims than that which is proposed under the Plan. Accordingly, the Debtors recommend that all Holders of Impaired Claims support confirmation of the Plan and vote to accept the Plan.

Holders of 100% in outstanding principal amount of the Prepetition First Lien Secured Claims, approximately 92% in outstanding principal amount of the Prepetition Second Lien Secured Claims, and approximately 61% in outstanding principal amount of the Prepetition Third Lien Secured Claims entitled to vote on the Plan have already agreed, subject to the terms and conditions of the Restructuring Support Agreement, to vote in favor of the Plan.

[Remainder of Page Intentionally Blank]

Dated: May 15, 2017

A. M. CASTLE & CO.

By:	/s/ Patrick R. Anderson
Name:	Patrick R. Anderson
Title:	Executive Vice President, Chief Financial Officer & Treasurer

HY-ALLOY STEELS COMPANY

By:	/s/ Patrick R. Anderson
Name:	Patrick R. Anderson
Title:	Treasurer

KEYSTONE SERVICE, INC.

By:	/s/ Patrick R. Anderson
Name:	Patrick R. Anderson
Title:	Treasurer

KEYSTONE TUBE COMPANY, LLC

By:	/s/ Patrick R. Anderson
Name:	Patrick R. Anderson
Title:	Treasurer

TOTAL PLASTICS, INC.

By:	/s/ Patrick R. Anderson
Name:	Patrick R. Anderson
Title:	Treasurer

[Signature page to Disclosure Statement for Debtors’ Prepackaged Joint Chapter 11 Plan of Reorganization]

Schedule A

Methodology

The New Notes will be convertible into New Common Stock at any time at the option of the holder of such New Notes at a conversion premium of 20.0% based on an implied equity value that is calculated based on a total enterprise value of the Reorganized Debtors of $250 million, deducting, in each case as of the Effective Date, (i) any borrowings under the New ABL Facility or New Roll-Up Facility, as applicable, and any credit facility incurred by the Debtors’ non-Debtor Affiliates (the “Foreign Facilities”) and (ii) the outstanding principal amount of the New Notes.

Illustrative Example

The following is an illustrative example of the methodology described above, based on certain assumptions set forth below. The following example is for illustrative purposes only and may not reflect the actual equity splits that result from the actual capitalization of the Debtors at the Effective Date.

Assumptions:

(1)	Assumes $75.5 million outstanding borrowings under the New ABL Facility and the Foreign Facilities (if any) on the Effective Date.

(2)	Assumes a $35.0 million purchase price for the New Money Notes pursuant to the Commitment Agreement, which results in the $43.75 million initial principal amount million of New Money Notes to be issued on the Effective Date.

Reorganized Debtors - Illustrative Implied Pro Forma Diluted Equity Splits(1)
New Money Notes	22.96%
Holders of Prepetition Second Lien Secured Claims	64.19%
Holders of Prepetition Third Lien Secured Claims	2.90%
Holders of Existing Equity Interests in Parent	1.68%
Management Incentive Plan	8.27%
Total	100.0%

(1)	The equity splits in the table above reflect the issuance of all shares of New Common Stock available for issuance under the Management Incentive Plan as of the Effective Date. Pursuant to the Plan, grants under the Management Incentive Plan on the Effective Date will equal 60% of the MIP Pool (inclusive of $2.4 million of New Notes), with the remainder to be subsequently issued at the sole discretion of the New Board. Illustrative equity splits do not take into account any dilution resulting from pay-in-kind interest that may be incurred after the Effective Date on account of the New Notes.

EXHIBIT A

PLAN OF REORGANIZATION

THIS CHAPTER 11 PLAN IS BEING SOLICITED FOR ACCEPTANCE OR REJECTION PRIOR TO THE COMMENCEMENT OF THE DEBTORS’ BANKRUPTCY CASES IN ACCORDANCE WITH BANKRUPTCY CODE SECTION 1125 AND WITHIN THE MEANING OF BANKRUPTCY CODE SECTION 1126. THIS CHAPTER 11 PLAN WILL BE SUBMITTED TO THE BANKRUPTCY COURT FOR APPROVAL FOLLOWING SOLICITATION AND THE DEBTORS’ FILING FOR CHAPTER 11 BANKRUPTCY.

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re: KEYSTONE TUBE COMPANY, LLC, et al., Debtors. [1]	Chapter 11 Case No. 17-_____ (___) (Joint Administration Requested)

DEBTORS’ PREPACKAGED JOINT CHAPTER 11 PLAN OF REORGANIZATION

1 The Debtors, together with the last four digits of each Debtor’s tax identification number, are: Keystone Tube Company, LLC (8746); A.M. Castle & Co. (9160); HY-Alloy Steels Company (9160); Keystone Service, Inc. (9160); and Total Plastics, Inc. (3149).  The location of the Debtors’ headquarters and service address is 1420 Kensington Road, Suite 220, Oak Brook, IL 60523.

Exhibit A – Page 1

Dated: May ___, 2017

PACHULSKI STANG ZIEHL & JONES LLP
Richard M. Pachulski (CA Bar No. 90073)

Jeffrey N. Pomerantz (CA Bar No. 143717)

Maxim B. Litvak (CA Bar No. 215852)

Peter J. Keane (DE Bar No. 5503)

919 North Market Street, 17th Floor

Wilmington, DE 19899-8705 (Courier 19801)

Telephone: 302/652-4100

Facsimile: 302/652-4400

E-mail: rpachulski@pszjlaw.com

jpomerantz@pszjlaw.com

mlitvak@pszjlaw.com

pkeane@pszjlaw.com

Proposed Counsel for the Debtors

Exhibit A – Page 2

Exhibit A – Page 3

Exhibit A – Page 4

Exhibit A – Page 5

		Page

O.	Schedules	67
P.	No Strict Construction	67
Q.	Controlling Document	67

Exhibit A – Page 6

DEBTORS’ PREPACKAGED JOINT CHAPTER 11 PLAN OF REORGANIZATION

KEYSTONE TUBE COMPANY, LLC and its debtor affiliates, as debtors and debtors in possession in the above-captioned cases (collectively, the “Debtors”), propose the following prepackaged joint chapter 11 plan of reorganization (the “Plan”) for, among other things, the resolution of the outstanding Claims against, and Equity Interests in, the Debtors. Unless otherwise noted, capitalized terms used in this Plan have the meanings set forth in Article I of the Plan. The Debtors are the proponents of this Plan within the meaning of section 1129 of the Bankruptcy Code. Reference is made to the Disclosure Statement (as such term is defined herein and distributed contemporaneously herewith) for a discussion of the Debtors’ history, business, results of operations, historical financial information, accomplishments leading up to Solicitation of the Plan, projections and properties, and for a summary and analysis of this Plan and the treatment provided for herein. There also are other agreements and documents that will be Filed with the Bankruptcy Court that are referenced in this Plan, the Plan Supplement, or the Disclosure Statement as Exhibits and Plan Schedules. All such Exhibits and Plan Schedules are incorporated into and are a part of this Plan as if set forth in full herein. Subject to certain restrictions set forth in the Restructuring Support Agreement, and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, the Debtors reserve the right to alter, amend, modify, revoke or withdraw this Plan prior to its Consummation.

The Plan contemplates deemed substantive consolidation of the Debtors for voting and Plan Distribution purposes only with respect to the Claims. If, however, the Plan cannot be confirmed as to some or all of the Debtors, then, without prejudice to the respective parties’ rights under the Restructuring Support Agreement and subject to the terms set forth herein and therein, (a) the Plan may be revoked as to all of the Debtors, or (b) the Debtors may revoke the Plan as to any Debtor and confirm the Plan as to the remaining Debtors to the extent required. The Debtors reserve the right to seek confirmation of the Plan pursuant to the “cram down” provisions contained in section 1129(b) of the Bankruptcy Code with respect to any non-accepting Class of Claims as set forth in Article III hereof.

Notwithstanding any rights of approval that may exist pursuant to the Restructuring Support Agreement or otherwise as to the form or substance of the Disclosure Statement, the Plan or any other document relating to the transactions contemplated hereunder or thereunder, neither the Prepetition First Lien Agent, the Prepetition First Lien Lenders, the Consenting Creditors, the Prepetition Indenture Trustee, nor their respective representatives, members, financial or legal advisors, or agents, has independently verified the information contained herein or takes any responsibility therefor and none of the foregoing entities or persons makes any representations or warranties whatsoever concerning the information contained herein.

Exhibit A – Page 7

ARTICLE I.

RULES OF INTERPRETATION, COMPUTATION OF TIME,
GOVERNING LAW AND DEFINED TERMS

A.	Rules of Interpretation, Computation of Time and Governing Law

For purposes hereof: (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (b) any reference herein to a contract, lease, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document, as previously amended, modified or supplemented, if applicable, shall be substantially in that form or substantially on those terms and conditions; (c) any reference herein to an existing document or exhibit having been Filed or to be Filed shall mean that document or exhibit, as it may thereafter be amended, modified or supplemented in accordance with its terms; (d) unless otherwise specified, all references herein to “Articles,” “Sections,” “Exhibits” and “Plan Schedules” are references to Articles, Sections, Exhibits and Plan Schedules hereof or hereto; (e) unless otherwise stated, the words “herein,” “hereof,” “hereunder” and “hereto” refer to this Plan in its entirety rather than to a particular portion of this Plan; (f) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (g) any reference to an Entity as a Holder of a Claim or Equity Interest includes such Entity’s successors and assigns; (h) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (i) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; and (j) “$” or “dollars” means Dollars in lawful currency of the United States of America. The provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein.

B.	Defined Terms

Unless the context otherwise requires, the following terms shall have the following meanings when used in capitalized form herein:

1.        “Accrued Professional Compensation” means, with respect to a particular Professional, an Administrative Expense Claim of such Professional for compensation for services rendered or reimbursement of costs, expenses or other charges incurred after the Petition Date and prior to and including the Effective Date.

2.       “Administrative Expense Claim” means any Claim for costs and expenses of administration of the Chapter 11 Cases that is Allowed pursuant to sections 327, 328, 330, 365, 503(b), 507(a)(2), 507(b) or 1114(e)(2) of the Bankruptcy Code, including, without limitation, (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) the Accrued Professional Compensation; (c) the Prepetition Indenture Trustee Fees incurred postpetition; (d) the Restructuring Expenses; (e) the DIP Facility Claims, including, without limitation, the fees and expenses of the DIP Agent and the DIP Lenders, including their respective professional and advisory fees and expenses; and (f) all fees and charges assessed against the Estates pursuant to sections 1911 through 1930 of chapter 123 of title 28 of the United States Code.

Exhibit A – Page 8

3.        “Administrative Expense Claims Bar Date” means the Business Day which is sixty (60) days after the Effective Date or such other date as approved by order of the Bankruptcy Court.

4.       “Affiliate” means an “affiliate” as defined in section 101(2) of the Bankruptcy Code.

5.       “Allowed” means, with respect to any Claim, except as otherwise provided herein: (a) a Claim that has been allowed by a Final Order; (b) a Claim that is allowed: (i) in any stipulation of amount and nature of Claim executed by the Debtors with the consent of the Required Consenting Creditors (to the extent such consent is required pursuant to the Restructuring Support Agreement) prior to the Effective Date and approved by the Bankruptcy Court; (ii) in any stipulation of amount and nature of Claim executed by the Reorganized Debtors on or after the Effective Date; (iii) in accordance with the applicable Debtor’s books and records or as set forth in the Schedules, to the extent Filed, subject to any limitations on allowance imposed by section 502 of the Bankruptcy Code; (c) a Claim relating to a rejected executory contract or unexpired lease that either (i) is not a Disputed Claim or (ii) has been allowed by a Final Order, in either case only if a Proof of Claim has been timely Filed by the Claimant before the applicable bar date for such Claim or has otherwise been deemed timely Filed under applicable law; or (d) a Claim that is Allowed pursuant to the terms of this Plan.

6.       “Allowed Claim or Equity Interest” means a Claim or an Equity Interest of the type that has been Allowed.

7.       “A.M. Castle” means A.M. Castle & Co., a Debtor in the Chapter 11 Cases.

8.       “Amended Organizational Documents” means the amended and restated certificate of incorporation and by-laws or other applicable organizational documents of Reorganized Parent, which shall be Filed with the Plan Supplement and which shall be in form and substance consistent with the Restructuring Support Agreement and acceptable to the Required Consenting Creditors.

9.       “Assets” means all of the right, title, and interest of a Debtor in and to property of whatever type or nature (including, without limitation, real, personal, mixed, intellectual, tangible, and intangible property).

10.       “Avoidance Actions” means any and all avoidance, recovery, subordination or other actions or remedies that may be brought by and on behalf of the Debtors or their Estates under the Bankruptcy Code or applicable nonbankruptcy law, including, without limitation, actions or remedies arising under sections 502, 510 or 542-553 of the Bankruptcy Code.

Exhibit A – Page 9

11.       “Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended from time to time and as applicable to the Chapter 11 Cases.

12.       “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware, or any other court having jurisdiction over the Chapter 11 Cases.

13.       “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure and the Local Rules of the Bankruptcy Court, in each case as amended from time to time and as applicable to the Chapter 11 Cases.

14.       “Business Day” means any day, other than a Saturday, Sunday or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

15.       “Cash” means the legal tender of the United States of America or the equivalent thereof.

16.       “Causes of Action” means any action, claim, cross-claim, third-party claim, cause of action, controversy, demand, right, Lien, indemnity, contribution, guaranty, suit, obligation, liability, debt, damage, judgment, account, defense, remedy, offset, power, privilege, license and franchise of any kind or character whatsoever, in each case whether known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, foreseen or unforeseen, direct or indirect, choate or inchoate, secured or unsecured, assertable directly or derivatively (including, without limitation, under alter ego theories), whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity or pursuant to any other theory of law. For the avoidance of doubt, Cause of Action includes: (a) any right of setoff, counterclaim or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity; (b) the right to object to Claims or Equity Interests; (c) any claim pursuant to section 362 or chapter 5 of the Bankruptcy Code; (d) any claim or defense including fraud, mistake, duress and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any claims under any state or foreign law, including, without limitation, any fraudulent transfer or similar claims.

17.       “Chapter 11 Cases” means, with respect to a Debtor, such Debtor’s case under chapter 11 of the Bankruptcy Code commenced on the Petition Date in the Bankruptcy Court, jointly administered with all other Debtors’ cases under chapter 11 of the Bankruptcy Code, and styled In re Keystone Tube Company, LLC, et al., Case No. 17-__________ (___).

18.        “Claim” means any “claim” against any Debtor as defined in section 101(5) of the Bankruptcy Code.

19.       “Claims Register” means the official register of Claims maintained by the Bankruptcy Court.

20.       “Class” means a category of Holders of Claims or Equity Interests as set forth in Article III hereof pursuant to section 1122(a) of the Bankruptcy Code.

Exhibit A – Page 10

21.       “Collateral” means any property or interest in property of any Debtor’s Estate that is subject to a valid and enforceable Lien to secure a Claim.

22.       “Commitment Agreement” means that certain Commitment Agreement to be entered into by the Debtors and the Commitment Parties, with such amendments and modifications as are permitted thereunder.

23.       “Commitment Parties” means certain of the Consenting Creditors that are parties to the Commitment Agreement.

24.       “Committee” means any committee of unsecured creditors in the Chapter 11 Cases appointed pursuant to section 1102 of the Bankruptcy Code.

25.       “Confirmation Date” means the date on which the clerk of the Bankruptcy Court enters the Confirmation Order on the docket of the Bankruptcy Court.

26.       “Confirmation Hearing” means the hearing held by the Bankruptcy Court pursuant to section 1128 of the Bankruptcy Code to consider confirmation of this Plan, as such hearing may be adjourned or continued from time to time.

27.       “Confirmation Order” means the order of the Bankruptcy Court both confirming this Plan pursuant to section 1129 of the Bankruptcy Code and approving the Disclosure Statement.

28.       “Consenting Creditors” means those Holders of the Prepetition First Lien Secured Claims, the Prepetition Second Lien Secured Claims, and the Prepetition Third Lien Secured Claims that are parties to the Restructuring Support Agreement, together with their respective successors and permitted assigns that subsequently become party to the Restructuring Support Agreement in accordance with the terms thereof.

29.       “Consenting Creditors’ Professionals” means, collectively, (a) Paul, Weiss, as legal counsel to certain of the Consenting Creditors other than SGF; (b) Ducera LLC, as financial advisor to certain of the Consenting Creditors other than SGF; (c) Young Conaway Stargatt & Taylor, LLP, as local counsel to certain of the Consenting Creditors other than SGF; (d) any reasonably necessary specialist legal counsel to certain of the Consenting Creditors expressly approved in writing by the Debtors, which approval shall not be unreasonably withheld; (e) Goodwin Procter, as legal counsel to SGF in its capacity as a Consenting Creditor; (f) one local counsel for SGF in its capacity as a Consenting Creditor; and (g) any successor law firm or financial advisor to any of the foregoing entities or individuals.

30.       “Consummation” means the occurrence of the Effective Date.

31.       “Debtor(s)” means, individually, Keystone Tube Company, LLC, A.M. Castle & Co., Total Plastics, Inc., HY-Alloy Steels Company, and Keystone Service, Inc., in each case, in their capacities as debtors in the Chapter 11 Cases.

 Exhibit A –  Page 11

32.       “Debtor(s) in Possession” means, individually, each Debtor, as debtor in possession in their Chapter 11 Cases as of the Petition Date and, collectively, all Debtors, as debtors in possession in the Chapter 11 Cases.

33.       “DIP Agent” means the administrative agent and collateral agent under the DIP Facility, and any successors thereto.

34.       “DIP Facility” means that certain senior secured superpriority post-petition credit facility that may be made available to the Debtors pursuant to the DIP Facility Loan Agreement and the DIP Orders.

35.       “DIP Facility Claim” means any Claim of the DIP Agent or any DIP Lender arising from, under or in connection with the DIP Facility.

36.       “DIP Facility Loan Agreement” means the loan agreement governing the DIP Facility (as may be amended, waived, supplemented, refinanced and as otherwise modified from time to time), if any, among the Debtors, the DIP Agent, and the DIP Lenders thereto from time to time.

37.       “DIP Lenders” means the banks, financial institutions and other parties identified as lenders in the DIP Facility Loan Agreement.

38.       “DIP Orders” means, collectively, the Interim DIP Order and Final DIP Order.

39.       “Disclosure Statement” means that certain Disclosure Statement for Debtors’ Prepackaged Joint Chapter 11 Plan of Reorganization, as amended, supplemented, or modified from time to time and describes this Plan, including all exhibits and schedules thereto and references therein that relate to this Plan.

40.       “Disputed” means a Claim or Equity Interest, or any portion thereof: (a) that is the subject of an objection or request for estimation filed or is otherwise disputed by any of the Debtors or any other party in interest in accordance with applicable law and which objection has not been withdrawn, resolved, or overruled by a Final Order of the Bankruptcy Court; or (b) that is otherwise disputed by any of the Debtors or any other party in interest in accordance with applicable law, which dispute has not been withdrawn, resolved, or overruled by Final Order; provided, however, any Claim that is allowed by this Plan shall not be disputed.

41.       “Distribution Agent” means Reorganized Parent or any party designated by Reorganized Parent to serve as distribution agent under this Plan. For purposes of distributions under this Plan to the Holders of Allowed Prepetition First Lien Secured Claims, the Prepetition First Lien Agent will be and shall act as the Distribution Agent. For purposes of distributions under this Plan to the Holders of Allowed Prepetition Second Lien Secured Claims and Prepetition Third Lien Secured Claims, respectively, the Prepetition Indenture Trustee will be and shall act as the Distribution Agent.

 Exhibit A –  Page 12

42.       “Distribution Record Date” means the date for determining which Holders of Claims and Equity Interests are eligible to receive distributions hereunder, which date shall be the Confirmation Date.

43.       “D&O Liability Insurance Policies” means all insurance policies for directors’ and officers’ liability maintained by the Debtors as of the Petition Date, including tail coverage with a term of at least six (6) years from and after the termination of any such policies and containing the same coverage that exists under such policies as of the Petition Date.

44.       “DTC” means the Depository Trust Company.

45.       “Effective Date” means the Business Day as determined by the Debtors with the consent of the Required Consenting Creditors that this Plan becomes effective as provided in Article IX hereof.

46.       “Entity” means an “entity” as defined in section 101(15) of the Bankruptcy Code.

47.       “Equity Interest” means any Equity Security in any Debtor, including, without limitation, all issued, unissued, authorized or outstanding shares of stock or limited company interests, together with (i) any options, warrants or contractual rights to purchase or acquire any such Equity Securities at any time with respect to such Debtor, and all rights arising with respect thereto and (ii) the rights of any Entity to purchase or demand the issuance of any of the foregoing and shall include: (1) conversion, exchange, voting, participation, and dividend rights; (2) liquidation preferences; (3) options, warrants, and put rights; and (4) stock-appreciation rights. The term “Equity Interest” also includes any Claim that is determined to be subordinated to the status of an Equity Security, whether under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise.

48.       “Equity Interests in Parent” means all Equity Interests in A.M. Castle.

49.       “Equity Security” means an “equity security” as defined in section 101(16) of the Bankruptcy Code.

50.       “Estates” means the bankruptcy estates of the Debtors created by virtue of section 541 of the Bankruptcy Code upon the commencement of the Chapter 11 Cases.

51.       “Exchange Common Stock” means the New Common Stock to be issued to Holders of Prepetition Second Lien Secured Claims, Prepetition Third Lien Secured Claims, and Equity Interests in Parent, respectively, pursuant to the terms of the Plan or issuable upon conversion of the Exchange Notes. The Exchange Common Stock excludes New Common Stock to be issued (i) under the Management Incentive Plan, (ii) upon conversion of the MIP Notes, or (iii) upon conversion of the New Money Notes.

52.       “Exchange Notes” means the New Notes with an aggregate initial principal amount of $115 million to be issued to Holders of Prepetition Second Lien Secured Claims and Prepetition Third Lien Secured Claims pursuant to the terms of the Plan and the New Notes Documents.

 Exhibit A –  Page 13

53.       “Excluded Releasing Party” means any Holder of a Claim against any Debtor that voted to reject the Plan and affirmatively elected to opt-out of the releases provided for in the Plan by timely submitting a ballot opting out of such releases, and any Holder of an Equity Interest in Parent that affirmatively elected to opt-out of the releases provided for in the Plan by timely submitting an election form opting out of such releases.

54.       “Exculpated Parties” means, collectively, the Debtors, the Reorganized Debtors, and their Related Persons.

55.       “Executive” has the meaning set forth in Article V.I. hereof.

56.       “Executory Contract” means a contract to which any Debtor is a party that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code.

57.       “Exhibit” means an exhibit annexed hereto, to the Plan Supplement or as an appendix to the Disclosure Statement (as such exhibits are amended, modified or otherwise supplemented from time to time), which are incorporated by reference herein.

58.       “File” or “Filed” or “Filing” means file, filed or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

59.       “Final DIP Order” means the order approving the DIP Facility on a final basis.

60.       “Final Order” means an order or judgment of the Bankruptcy Court, which is in full force and effect, and as to which the time to appeal, petition for certiorari, or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for a new trial, reargument or rehearing shall then be pending or as to which any right to appeal, petition for certiorari, new trial, reargument, or rehearing shall have been waived in writing in form and substance satisfactory to the Debtors or the Reorganized Debtors and the Required Consenting Creditors, or, in the event that an appeal, writ of certiorari, new trial, reargument, or rehearing thereof has been sought, such order of the Bankruptcy Court shall have been determined by the highest court to which such order was appealed, or certiorari, new trial, reargument or rehearing shall have been denied and the time to take any further appeal, petition for certiorari, or move for a new trial, reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be Filed with respect to such order shall not preclude such order from being a Final Order.

61.       “General Unsecured Claim” means any prepetition Claim against any Debtor that is not a/an: (a) DIP Facility Claims; (b) Administrative Expense Claim; (c) Priority Tax Claim; (d) Other Priority Claim; (e) Other Secured Claim; (f) Prepetition First Lien Secured Claim; (g) Prepetition Second Lien Secured Claim; (h) Prepetition Third Lien Secured Claim; (i) Intercompany Claim; or (j) Equity Interest.

 Exhibit A –  Page 14

62.       “Governmental Unit” means a “governmental unit” as defined in section 101(27) of the Bankruptcy Code.

63.       “Goodwin Procter” means the law firm of Goodwin Procter LLP, in its capacity as counsel to SGF, one of the Consenting Creditors.

64.       “Holder” means an Entity holding a Claim against, or Equity Interest in, any Debtor.

65.       “Impaired” means, when used in reference to a Claim or Equity Interest, a Claim or Equity Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

66.       “Initial Distribution Date” means, subject to the “Treatment” sections in Article III hereof, the date that is on or as soon as reasonably practicable after the Effective Date, when distributions under this Plan shall commence to Holders of Allowed Claims and Equity Interests.

67.       “Intercompany Claims” means any Claims of a Debtor against any other Debtor.

68.       “Interim DIP Order” means the order entered by the Bankruptcy Court approving the DIP Facility on an interim basis.

69.       “Lien” means a “lien” as defined in section 101(37) of the Bankruptcy Code and, with respect to any asset, includes, without limitation, any mortgage, lien, pledge, charge, security interest or other encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset.

70.       “Litigation Claims” means the claims, rights of action, suits or proceedings, whether in law or in equity, whether known or unknown, that any Debtor or Estate may hold against any Entity, including, without limitation, the Causes of Action of the Debtors.

71.       “Local Rules” means the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the District of Delaware.

72.       “Management Employment Agreements” means the employment agreements of Steven W. Scheinkman, Patrick R. Anderson, Marec E. Edgar, and Ronald E. Knopp, as officers and key employees of A.M. Castle, which shall be Filed with the Plan Supplement and shall be in form and substance acceptable to the Required Consenting Creditors.

73.       “Management Incentive Plan” means a post-Effective Date employee management incentive plan in a form to be Filed with the Plan Supplement that will provide for the issuance, from time to time, of New Notes and shares of the New Common Stock of Parent to certain directors, officers, and other key employees of Debtors, and which shall be in form and substance consistent with the Restructuring Support Agreement and acceptable to the Required Consenting Creditors.

 Exhibit A –  Page 15

74.       “MIP Notes” means the New Notes with an aggregate initial principal amount of $2.4 million to be issued to participants in the Management Incentive Plan pursuant to the terms thereof and the New Notes Documents.

75.       “MIP Pool” has the meaning set forth in Article V.I. hereof.

76.       “New ABL Facility” means, if applicable, a new asset based revolving credit facility to be provided to the Reorganized Debtors upon the Effective Date by the New ABL Facility Lenders pursuant to the New ABL Facility Documents.

77.       “New ABL Facility Documents” means the credit agreement governing the New ABL Facility, if applicable, and the related notes, guarantees, security documents, and intercreditor agreement, as the case may be, which shall be Filed with the Plan Supplement and which shall include the terms set forth in the RSA Term Sheet and shall otherwise be in form and substance acceptable to the Required Consenting Creditors.

78.       “New ABL Facility Lenders” means the parties identified as lenders in the New ABL Facility Documents from time to time.

79.       “New Board” means the initial board of directors of Reorganized Parent as described in Article V.O. hereto.

80.       “New Common Stock” means the shares of new Common Stock, par value $0.001 per share, of Reorganized Parent to be issued (i) on the Effective Date, (ii) upon implementation of the Management Incentive Plan, or (iii) as otherwise permitted pursuant to the Amended Organizational Documents of Reorganized Parent.

81.       “New Money Amount” means an aggregate purchase price of $40 million for the New Money Notes; provided that the New Money Amount shall be reduced on a dollar-for-dollar basis if and to the extent that the Reorganized Debtors’ Opening Liquidity as of the Effective Date, as determined by the Debtors with the consent of the Required Consenting Creditors in accordance with the terms of the Commitment Agreement, exceeds $25 million.

82.       “New Money Notes” means the New Notes with an aggregate initial principal amount of up to $50 million to be issued to the Commitment Parties on the Effective Date pursuant to the Commitment Agreement, the terms hereof and the New Notes Documents.

83.       “New Notes” means new senior secured convertible notes to be issued by Reorganized Parent upon the Effective Date pursuant to the New Notes Documents in an aggregate initial principal amount of up to $167.4 million.

 Exhibit A –  Page 16

84.       “New Notes Indenture” means that certain indenture governing the terms and conditions of the New Notes, which shall be Filed with the Plan Supplement and shall be in form and substance consistent with the Restructuring Support Agreement and acceptable to the Required Consenting Creditors.

85.       “New Notes Documents” means the New Notes Indenture and all documents and agreements relating to the New Notes including all instruments, security agreements, intercreditor agreements, schedules, or exhibits with respect thereto, each of which shall be in form and substance consistent with the Restructuring Support Agreement and acceptable to the Required Consenting Creditors.

86.        “New Roll-Up Facility” means, if applicable, a new first lien senior secured term loan credit facility to be provided to the Reorganized Debtors upon the Effective Date by the New Roll-Up Facility Lenders in exchange for certain Prepetition First Lien Secured Claims consistent with the Restructuring Support Agreement pursuant to the New Roll-Up Facility Documents, but only in the event that the New ABL Facility is not incurred on the Effective Date.

87.       “New Roll-Up Facility Documents” means the credit agreement governing the New Roll-Up Facility, if applicable, and the related notes, guarantees, security documents, and intercreditor agreement, as the case may be, which shall be Filed with the Plan Supplement and which shall be in form and substance consistent with the Restructuring Support Agreement and acceptable to the Required Consenting Creditors.

88.       “New Roll-Up Facility Lenders” means the parties identified as lenders in the New Roll-Up Facility Documents from time to time.

89.       “Opening Liquidity” means the Reorganized Debtors’ Opening Liquidity (as defined in the Commitment Agreement).

90.       “Ordinary Course Professionals Order” means any Order approving the motion to employ ordinary course professionals to be Filed on or after the Petition Date in the Chapter 11 Cases.

91.       “Other Priority Claim” means any Claim accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than a Priority Tax Claim or an Administrative Expense Claim.

92.       “Other Secured Claim” means any Secured Claim other than a DIP Facility Claim, a Prepetition First Lien Secured Claim, a Prepetition Second Lien Secured Claim, or a Prepetition Third Lien Secured Claim.

93.       “Paul, Weiss” means the law firm of Paul, Weiss, Rifkind, Wharton & Garrison LLP, in its capacity as counsel to certain Consenting Creditors.

94.      “Person” means a “person” as defined in section 101(41) of the Bankruptcy Code and also includes any natural person, corporation, general or limited partnership, limited liability company, firm, trust, association, government, governmental agency or other Entity, whether acting in an individual, fiduciary or other capacity.

 Exhibit A –  Page 17

95.       “Petition Date” means the date on which the Debtors commenced the Chapter 11 Cases.

96.       “Plan” means this Debtors’ Prepackaged Joint Chapter 11 Plan of Reorganization, including the Exhibits and Plan Schedules and all supplements, appendices, and schedules thereto, either in its present form or as the same may be altered, amended, modified or otherwise supplemented from time to time.

97.       “Plan Distribution” means the payment or distribution of consideration to Holders of Allowed Claims and Equity Interests under this Plan.

98.       “Plan Documents” means any of the documents, other than this Plan, to be executed, delivered, assumed, or performed in connection with the occurrence of the Effective Date, including, without limitation, the documents to be included in the Plan Supplement, the Registration Rights Agreement, the New ABL Facility Documents (if any), the New Roll-Up Facility Documents (if any), the New Notes Documents, and the Management Incentive Plan, each of which shall be in form and substance consistent with the Restructuring Support Agreement and acceptable to the Required Consenting Creditors, and as may be modified consistent with the Restructuring Support Agreement.

99.       “Plan Schedule” means a schedule annexed to either the Plan Supplement or as an appendix to the Disclosure Statement (as amended, modified or otherwise supplemented from time to time), or Filed as part of the Plan Supplement.

100.     “Plan Supplement” means, collectively, the compilation of documents and forms of documents, and all exhibits, attachments, schedules, agreements, documents and instruments referred to therein, ancillary or otherwise, including, without limitation, the Exhibits and Plan Schedules, all of which are incorporated by reference into, and are an integral part of, this Plan, as all of the same may be amended, modified, replaced and/or supplemented from time to time, which shall be Filed with the Bankruptcy Court on or before five (5) Business Days (unless otherwise ordered by the Bankruptcy Court) prior to the Confirmation Hearing. The documents that comprise the Plan Supplement shall be subject to any consent or consultation rights provided hereunder and thereunder, including as provided in the definitions of the relevant documents, and shall be in form and substance consistent with the Restructuring Support Agreement and acceptable to the Required Consenting Creditors.

101.     “Postpetition” means the time period beginning immediately upon the filing of the Chapter 11 Cases and ending on the Effective Date.

102.     “Prepetition First Lien Agent” means Cantor Fitzgerald Securities in its capacity as administrative agent and collateral agent under the Prepetition First Lien Loan Agreement, and its successors and assigns.

 Exhibit A –  Page 18

103.     “Prepetition First Lien Excluded Obligations” means any indemnity or other obligations of the Debtors that survive termination of the Prepetition First Lien Loan Agreement pursuant to the terms thereof.

104.     “Prepetition First Lien Lenders” means those lenders under the Prepetition First Lien Loan Agreement.

105.     “Prepetition First Lien Loan Agreement” means the Credit and Guaranty Agreement dated as of December 8, 2016 by and among the Debtors, the Prepetition First Lien Agent, and the other lenders from time to time party thereto (as amended, waived, supplemented, or as otherwise modified from time to time).

106.     “Prepetition First Lien Secured Claim” means any Claim arising under the Prepetition First Lien Loan Agreement and the documents ancillary thereto.

107.     “Prepetition Indentures” means, collectively, the Prepetition Second Lien Indenture and the Prepetition Third Lien Indenture.

108.     “Prepetition Indenture Trustee” means U.S. Bank, National Association, in its capacity as indenture trustee under the Prepetition Indentures, or any successor trustee.

109.     “Prepetition Indenture Trustee Fees” means the reasonable fees and reasonable unpaid out-of-pocket costs and expenses incurred by the Prepetition Indenture Trustee through the Effective Date in accordance with the Prepetition Indentures.

110.     “Prepetition Second Lien Indenture” means the Indenture dated as of February 8, 2016 by and among A.M. Castle, the remaining Debtors as guarantors thereto, and the Prepetition Indenture Trustee (as amended, waived, supplemented, or as otherwise modified from time to time).

111.     “Prepetition Second Lien Notes” means the 12.75% Senior Secured Notes due 2018 issued by A.M. Castle pursuant to the Prepetition Second Lien Indenture.

112.     “Prepetition Second Lien Secured Claim” means any Claim arising under or relating to Prepetition Second Lien Indenture and/or the Prepetition Second Lien Notes, and all agreements and instruments relating to the foregoing that remain unpaid and outstanding as of the Effective Date.

113.     “Prepetition Third Lien Indenture” means the Indenture dated as of May 19, 2016 by and among A.M. Castle as issuer, the remaining Debtors as guarantors thereto, and the Prepetition Indenture Trustee (as amended, waived, supplemented, or as otherwise modified from time to time).

114.     “Prepetition Third Lien Notes” means the 5.25% Convertible Senior Secured Notes due 2019 issued by A.M. Castle pursuant to the Prepetition Third Lien Indenture.

 Exhibit A –  Page 19

115.     “Prepetition Third Lien Secured Claim” means any Claim arising under or relating to Prepetition Third Lien Indenture and/or the Prepetition Third Lien Notes, and all agreements and instruments relating to the foregoing that remain unpaid and outstanding as of the Effective Date.

116.     “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

117.     “Pro Rata” means the proportion that (a) the Allowed amount of a Claim or Equity Interest in a particular Class bears to (b) the aggregate Allowed amount of all Claims or Equity Interests in such Class, unless this Plan provides otherwise.

118.     “Professional” means (a) any Entity employed in the Chapter 11 Cases pursuant to section 327, 363 or 1103 of the Bankruptcy Code or otherwise and (b) any Entity seeking compensation or reimbursement of expenses in connection with the Chapter 11 Cases pursuant to section 503(b)(4) of the Bankruptcy Code, other than, for the avoidance of doubt, the Consenting Creditors’ Professionals.

119.     “Professional Fee Claim” means a Claim under sections 328, 330(a), 331, 363, 503 or 1103 of the Bankruptcy Code for Accrued Professional Compensation.

120.     “Professional Fees Bar Date” means the Business Day that is sixty (60) days after the Effective Date or such other date as approved by order of the Bankruptcy Court.

121.     “Proof of Claim” means a proof of Claim or Equity Interest Filed against any Debtor in the Chapter 11 Cases.

122.     “Put Option Payment” means the Put Option Payment (as defined in the Commitment Agreement) to be paid to the Commitment Parties pursuant to the Commitment Agreement.

123.     “Registrable Securities” means all shares of New Common Stock beneficially owned by the Consenting Creditors (including shares of New Common Stock (x) issuable upon conversion of New Notes and (y) issued to the Consenting Creditors under the Plan), except that shares of New Common Stock shall cease to be Registrable Securities when both (i) such shares of New Common Stock are (or would be upon conversion of the New Notes) freely transferable by the holder thereof without compliance with volume or manner of sale limitations and (ii) the holder of such shares of New Common Stock beneficially owns less than 2.5% of the then outstanding primary shares of New Common Stock (or such other amount as is agreed to by the Required Consenting Creditors).

124.     “Registration Rights Agreement” means that certain registration rights agreement between Reorganized Parent and the Consenting Creditors holding Registrable Securities, which shall be Filed with the Plan Supplement and which shall be in form and substance consistent with the Restructuring Support Agreement and acceptable to the Required Consenting Creditors.

 Exhibit A –  Page 20

125.     “Reinstated” means, with respect to any Claim, (a) leaving unaltered the legal, equitable, and contractual rights to which a Claim entitles the Holder of such Claim in accordance with Section 1124 of the Bankruptcy Code or (b) notwithstanding any contractual provision or applicable law that entitles the Holder of such Claim to demand or receive accelerated payment of such Claim after the occurrence of a default: (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code or of a kind that section 365(b)(2) of the Bankruptcy Code expressly does not require to be cured; (ii) reinstating the maturity of such Claim as such maturity existed before such default; (iii) compensating the Holder of such Claim for any damages incurred as a result of any reasonable reliance by such Holder on such contractual provision or such applicable law; (iv) if such Claim arises from any failure to perform a non-monetary obligation, other than a default arising from failure to operate a non-residential real property lease subject to section 365(b)(1)(A) of the Bankruptcy Code, compensating the Holder of such Claim (other than any Debtor or an insider of any Debtor) for any actual pecuniary loss incurred by such Holder as a result of such failure; and (v) not otherwise altering the legal, equitable, or contractual rights to which such Claim entitles the Holder of such Claim.

126.     “Rejected Executory Contract/Unexpired Lease List” means the list, if any (as may be amended), as determined by the Debtors with the consent of the Required Consenting Creditors, identifying Executory Contracts and/or Unexpired Leases that will be rejected by the Reorganized Debtors pursuant to the Plan, and which shall be Filed with the Plan Supplement.

127.     “Related Persons” means, with respect to any Person, such Person’s predecessors, successors, assigns and present and former Affiliates (whether by operation of law or otherwise) and subsidiaries, and each of their respective current and former officers, directors, principals, employees, shareholders, members (including ex officio members), general partners, limited partners, agents, managers, managing members, financial advisors, attorneys, accountants, investment bankers, investment advisors, consultants, representatives, and other professionals, in each case acting in such capacity on or any time after the Petition Date, and any Person claiming by or through any of them.

128.     “Releasing Debtor Parties” means the Debtors and Reorganized Debtors, in their individual capacities and as debtors-in-possession, and their respective Related Persons.

129.     “Released Parties” means, collectively, each in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the DIP Agent; (d) the DIP Lenders; (e) the Prepetition First Lien Agent; (f) the Prepetition First Lien Lenders; (g) the Prepetition Indenture Trustee; (h) the Consenting Creditors; (i) the Commitment Parties; (j) the New ABL Facility Lenders; (k) the New Roll-Up Facility Lenders; and (l) the Related Persons of each of (a) through (k) of the foregoing; provided that no Excluded Releasing Party shall be a Released Party.

130.     “Releasing Parties” means, collectively, each in its capacity as such: (a) Holders of all Claims who vote to accept this Plan; (b) Holders of Claims that are Unimpaired under this Plan; (c) Holders of Claims whose vote to accept or reject this Plan is solicited but who do not vote either to accept or to reject this Plan and who do not opt out of granting the releases set forth in Article X; (d) Holders of Claims who vote to reject this Plan but do not opt out of granting the releases set forth in Article X; (e) Holders of Equity Interests in Parent who receive any distributions under the Plan; (f) the Prepetition First Lien Agent; (g) the Prepetition First Lien Lenders; (h) the Prepetition Indenture Trustee; (i) the DIP Agent; (j) the DIP Lenders; and (k) the Related Persons of each of (a) through (j) of the foregoing; provided that no Excluded Releasing Party shall be a Releasing Party.

 Exhibit A –  Page 21

131.     “Reorganized Debtors” means (i) the Reorganized Parent and (ii) each other Debtor, as reorganized pursuant to this Plan on or after the Effective Date.

132.     “Reorganized Parent” means A.M. Castle, as reorganized pursuant to this Plan on or after the Effective Date.

133.     “Required Consenting Creditors” means the Consenting Creditors (other than any Consenting Creditor that is neither (a) SGF nor (b) represented by Paul, Weiss) that collectively beneficially hold (or serve as investment advisors or managers for such beneficial holders) more than 50.0% of the aggregate principal amount of the Prepetition First Lien Secured Claims and the Prepetition Second Lien Secured Claims held by SGF and the Consenting Creditors that are represented by Paul, Weiss, at the time such action, consent, approval or waiver is solicited.

134.     “Restructuring” means the financial restructuring of the Debtors, the principal terms of which are set forth in this Plan, the Disclosure Statement, the Plan Supplement, and the Restructuring Support Agreement.

135.     “Restructuring Expenses” means the documented and reasonable fees and expenses incurred by the Consenting Creditors and the Commitment Parties in connection with the Restructuring, as provided in the Restructuring Support Agreement, the Commitment Agreement, and any documentation relating thereto, including, without limitation, the reasonable fees and expenses of the Consenting Creditors’ Professionals, payable without the requirement for the filing of retention applications, fee applications, or any other applications in the Chapter 11 Cases, which shall be Allowed in full as Administrative Expense Claims without the filing of a Professional Fee Claim upon incurrence and shall not be subject to any offset, defense, counterclaim, reduction, or credit; provided that the reasonable and documented fees and costs of Goodwin Procter and local counsel to SGF shall not exceed $125,000, in the aggregate.

136.     “Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated as of April 6, 2017, by and among the Debtors and the Consenting Creditors (as amended, modified, waived, or supplemented from time to time in accordance with its terms), including the RSA Term Sheet, attached to the Disclosure Statement as Exhibit B, as amended on May 12, 2017 by the amendment attached to the Disclosure Statement as Exhibit B-1.

137.     “Restructuring Transactions” means one or more transactions pursuant to section 1123(a)(5)(D) of the Bankruptcy Code to occur on the Effective Date or as soon as reasonably practicable thereafter that may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including (a) the consummation of the transactions provided for under or contemplated by the Restructuring Support Agreement; (b) the execution and delivery of appropriate agreements or other documents containing terms that are consistent with or reasonably necessary to implement the terms of this Plan and the Restructuring Support Agreement and that satisfy the requirements of applicable law; (c) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any property, right, liability, duty, or obligation on terms consistent with the terms of the Plan, the Plan Documents, and the Restructuring Support Agreement; and (d) all other actions that the Debtors or Reorganized Debtors, as applicable, determine, in consultation with the Required Consenting Creditors, are necessary or appropriate and consistent with the Plan, the Plan Documents, and the Restructuring Support Agreement.

 Exhibit A –  Page 22

138.     “RSA Term Sheet” means the Restructuring Term Sheet attached as Exhibit A to the Restructuring Support Agreement.

139.     “Schedules” means the schedules of Assets and liabilities, statements of financial affairs, lists of Holders of Claims and Equity Interests and all amendments or supplements thereto Filed by the Debtors with the Bankruptcy Court to the extent such filing is not waived pursuant to an order of the Bankruptcy Court.

140.     “SEC” means the Securities and Exchange Commission, or any successor agency.

141.     “Secured Claim” means a Claim that is secured by a Lien on property in which any Debtor’s Estate has an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim Holder’s interest in such Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code or, in the case of setoff, pursuant to section 553 of the Bankruptcy Code.

142.     “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77c-77aa, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder, and any similar federal, state or local law.

143.     “Securities Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C. § 78a et seq., as now in effect or hereafter amended, and the rules and regulations promulgated thereunder, and any similar federal, state or local law.

144.     “Security” or “security” means any security as such term is defined in section 101(49) of the Bankruptcy Code.

145.     “Servicer” means an indenture trustee, owner trustee, pass-through trustee, subordination agent, agent, servicer or any other authorized representative of creditors of the Debtors recognized by the Debtors or the Reorganized Debtors.

146.     “SGF” means SGF, Inc., solely in its capacity as the Holder of Prepetition First Lien Secured Claims and Prepetition Second Lien Secured Claims, and its successors and assigns.

 Exhibit A –  Page 23

147.     “Solicitation” means the solicitation of votes of those parties entitled to vote to accept or reject the Plan.

148.     “Stamp or Similar Tax” means any stamp tax, recording tax, personal property tax, conveyance fee, intangibles or similar tax, real estate transfer tax, sales tax, use tax, transaction privilege tax (including, without limitation, such taxes on prime contracting and owner-builder sales), privilege taxes (including, without limitation, privilege taxes on construction contracting with regard to speculative builders and owner builders), and other similar taxes imposed or assessed by any Governmental Unit.

149.     “Subsidiaries” means the Debtors other than A.M. Castle.

150.     “Transfer” means, with respect to any security or the right to receive a security or to participate in any offering of any security, (i) the sale, transfer, pledge, hypothecation, encumbrance, assignment, constructive sale, participation in, or other disposition of such security or right or the beneficial ownership thereof, (ii) the offer to make such a sale, transfer, constructive sale, or other disposition, and (iii) each option, agreement, arrangement, or understanding, whether or not in writing and whether or not directly or indirectly, to effect any of the foregoing. The term “constructive sale” for purposes of this definition means (i) a short sale with respect to such security or right, (ii) entering into or acquiring an offsetting derivative contract with respect to such security or right, (iii) entering into or acquiring a futures or forward contract to deliver such security or right, or (iv) entering into any transaction that has substantially the same effect as any of the foregoing. The term “beneficially owned” or “beneficial ownership” as used in this definition shall include, with respect to any security or right, the beneficial ownership of such security or right by a Person and by any direct or indirect subsidiary of such Person.

151.     “Unexpired Lease” means a lease to which any Debtor is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

152.     “Unimpaired” means, with respect to a Class of Claims or Equity Interests that is not impaired within the meaning of section 1124 of the Bankruptcy Code.

153.     “Voting Classes” means Classes 3, 4, and 5 under this Plan.

ARTICLE II.

ADMINISTRATIVE, DIP FACILITY, AND PRIORITY TAX CLAIMS

A.	Administrative Expense Claims

On the later of the Effective Date or the date on which an Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or, in each such case, as soon as practicable thereafter, each Holder of an Allowed Administrative Expense Claim will receive, in full satisfaction, settlement, discharge and release of, and in exchange for, such Claim either (i) payment in full in Cash for the unpaid portion of such Allowed Administrative Expense Claim; or (ii) such other less favorable treatment as agreed to in writing by the Debtors or Reorganized Debtors, as applicable, and such Holder; provided, however, that Administrative Expense Claims incurred by the Debtors in the ordinary course of business may be paid in the ordinary course of business in the discretion of the Debtors or Reorganized Debtors in accordance with such applicable terms and conditions relating thereto without further notice to or order of the Bankruptcy Court. All statutory fees payable under 28 U.S.C. § 1930(a) shall be paid as such fees become due.

 Exhibit A –  Page 24

B.	Professional Fee Claims

Professionals or other Entities asserting a Professional Fee Claim for services rendered through the Effective Date must File, within sixty (60) days after the Effective Date, and serve on the Reorganized Debtors and such other Entities who are designated by the Bankruptcy Rules, the Confirmation Order or other order of the Bankruptcy Court an application for final allowance of such Professional Fee Claim; provided that the Reorganized Debtors will pay Professionals in the ordinary course of business, for any work performed after the Effective Date, including those fees and expenses incurred by Professionals in connection with the implementation and consummation of the Plan, in each case without further application or notice to or order of the Bankruptcy Court in full, in Cash, in such amounts as are Allowed by the Bankruptcy Court in accordance with the order(s) relating to or allowing any such Professional Fee Claim; provided, further, that any professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order may continue to receive such compensation and reimbursement of expenses for services rendered before the Effective Date, without further Bankruptcy Court order, pursuant to the Ordinary Course Professionals Order.

Objections to any Professional Fee Claim must be Filed and served on the Reorganized Debtors and the requesting party by the later of (a) ninety (90) days after the Effective Date and (b) thirty (30) days after the Filing of the applicable request for payment of the Professional Fee Claim. Each Holder of an Allowed Professional Fee Claim will be paid by the Reorganized Debtors in Cash within five (5) Business Days of entry of the order approving such Allowed Professional Fee Claim.

C.	DIP Facility Claims

If there is a DIP Facility, unless otherwise agreed to by the DIP Lenders, all DIP Facility Claims will be indefeasibly paid and satisfied in full in Cash on the Effective Date in full satisfaction, settlement, discharge and release of, and in exchange for, such DIP Facility Claims. Except as otherwise expressly provided in the DIP Facility, upon indefeasible payment and satisfaction in full of all DIP Facility Claims, the DIP Facility Loan Agreement and all related loan documents, and all Liens and security interests granted to secure the DIP Facility Claims, will be immediately terminated, extinguished and released, and the DIP Agent will promptly execute and deliver to the Reorganized Debtors, at the Reorganized Debtors’ sole cost and expense, such instruments of termination, release, satisfaction and/or assignment (in recordable form) as may be reasonably requested by the Reorganized Debtors to effectuate the foregoing. Notwithstanding the foregoing, the DIP Facility Loan Agreement shall continue in effect solely for the purpose of preserving the DIP Agent’s and the DIP Lenders’ right to any contingent or indemnification obligations of the Debtors pursuant and subject to the terms of the DIP Facility Loan Agreement or DIP Orders.

 Exhibit A –  Page 25

D.	Priority Tax Claims

On or as soon as reasonably practicable after the later of (i) the Initial Distribution Date if such Priority Tax Claim is an Allowed Priority Tax Claim as of the Effective Date or (ii) the date on which such Priority Tax Claim becomes an Allowed Priority Tax Claim, each Holder of an Allowed Priority Tax Claim will receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Priority Tax Claim, at the election of the Debtors or Reorganized Debtors: (a) Cash in an amount equal to the amount of such Allowed Priority Tax Claim; or (b) such other less favorable treatment as agreed to in writing by the Debtors or Reorganized Debtors, as applicable, and such Holder. Payment of statutory fees due pursuant to 28 U.S.C. § 1930(a)(6) will be made at all appropriate times until the entry of a final decree; provided, however, that the Debtors may prepay any or all such Claims at any time, without premium or penalty.

ARTICLE III.

CLASSIFICATION AND TREATMENT OF
CLASSIFIED CLAIMS AND EQUITY INTERESTS

A.	Summary

All Claims and Equity Interests, except Administrative Expense Claims, DIP Facility Claims, and Priority Tax Claims, are classified in the Classes set forth below. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims and Priority Tax Claims have not been classified.

The categories of Claims and Equity Interests listed below classify Claims and Equity Interests for all purposes including, without limitation, voting, confirmation and distribution pursuant to the Plan and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. The Plan deems a Claim or Equity Interest to be classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class and will be deemed classified in a different Class to the extent that any remainder of such Claim or Equity Interest qualifies within the description of such different Class. A Claim or Equity Interest is in a particular Class only to the extent that any such Claim or Equity Interest is Allowed in that Class and has not been paid, released or otherwise settled prior to the Effective Date.

 Exhibit A –  Page 26

Summary of Classification and Treatment of Classified Claims and Equity Interests

Class	Claim	Status	Voting Rights
1	Other Priority Claims	Unimpaired	Deemed to Accept
2	Other Secured Claims	Unimpaired	Deemed to Accept
3	Prepetition First Lien Secured Claims	Impaired	Entitled to Vote
4	Prepetition Second Lien Secured Claims	Impaired	Entitled to Vote
5	Prepetition Third Lien Secured Claims	Impaired	Entitled to Vote
6	General Unsecured Claims	Unimpaired	Deemed to Accept
7	Intercompany Claims	Unimpaired	Deemed to Accept
8	Equity Interests in Parent	Impaired	Deemed to Reject
9	Equity Interests in Subsidiaries	Unimpaired	Deemed to Accept

B.	Elimination of Vacant Classes

Any Class that, as of the commencement of the Confirmation Hearing, does not have at least one Holder of a Claim or Equity Interest that is Allowed in an amount greater than zero for voting purposes shall be considered vacant, deemed eliminated from this Plan for purposes of voting to accept or reject this Plan, and disregarded for purposes of determining whether this Plan satisfies section 1129(a)(8) of the Bankruptcy Code with respect to such Class.

C.	Voting; Presumptions; Solicitation in Good Faith

Only Holders of Allowed Claims in Classes 3, 4, and 5 are entitled to vote to accept or reject this Plan. An Impaired Class of Claims shall have accepted this Plan if (i) the Holders of at least two-thirds (2/3) in amount of the Allowed Claims actually voting in such Class have voted to accept this Plan and (ii) the Holders of more than one-half (1/2) in number of the Allowed Claims actually voting in such Class have voted to accept this Plan. Holders of Claims in Classes 3, 4, and 5 will receive ballots containing detailed voting instructions.

The Debtors have, and upon the Effective Date the Reorganized Debtors shall be deemed to have, solicited votes on the Plan from the Voting Classes in good faith and in compliance with the applicable provisions of the Bankruptcy Code. Accordingly, the Debtors and the Reorganized Debtors and each of their respective Related Persons shall be entitled to, and upon the Confirmation Date are hereby granted, the protections of section 1125(e) of the Bankruptcy Code.

D.	Cramdown

If any Class of Claims or Interests is deemed to reject this Plan or is entitled to vote on this Plan and does not vote to accept this Plan, the Debtors may, subject to the terms of the Restructuring Support Agreement, (i) seek confirmation of this Plan under section 1129(b) of the Bankruptcy Code or (ii) amend or modify this Plan in accordance with the terms hereof and the Bankruptcy Code. If a controversy arises as to whether any Claims or Interests, or any class of Claims or Interests, are impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

 Exhibit A –  Page 27

E.	Classification and Treatment of Claims and Equity Interests

1.	Class 1 – Other Priority Claims

●	Classification: Class 1 consists of the Other Priority Claims.

●	Treatment: On or as soon as reasonably practicable after the later of (i) the Initial Distribution Date if such Class 1 Claim is an Allowed Class 1 Claim on the Effective Date or (ii) the date on which such Class 1 Claim becomes an Allowed Class 1 Claim, each Holder of an Allowed Class 1 Claim will receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class 1 Claim, at the election of the Debtors or Reorganized Debtors with the consent of the Required Consenting Creditors: (A) Cash equal to the amount of such Allowed Class 1 Claim; (B) such other less favorable treatment as to which the Debtors or Reorganized Debtors and the Holder of such Allowed Class 1 Claim will have agreed upon in writing; or (C) such other treatment rendering such Claim Unimpaired.

●	Impairment and Voting: Class 1 is Unimpaired, and the Holders of Class 1 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 1 Claims are not entitled to vote to accept or reject the Plan and will not be solicited.

2.	Class 2 – Other Secured Claims

●	Classification: Class 2 consists of the Other Secured Claims.

●	Treatment: On or as soon as reasonably practicable after the later of (i) the Initial Distribution Date if such Class 2 Claim is an Allowed Class 2 Claim on the Effective Date or (ii) the date on which such Class 2 Claim becomes an Allowed Class 2 Claim, each Holder of an Allowed Class 2 Claim will receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class 2 Claim, at the election of the Debtors or Reorganized Debtors and with the consent of the Required Consenting Creditors: (A) Cash equal to the amount of such Allowed Class 2 Claim; (B) such other less favorable treatment as to which the Debtors or Reorganized Debtors and the Holder of such Allowed Class 2 Claim will have agreed upon in writing; (C) return of the collateral securing such Allowed Class 2 Claim; or (D) such other treatment rendering such Claim Unimpaired. Except with respect to Claims that are treated in accordance with the preceding clause (C), each Holder of an Allowed Other Secured Claim will retain the Liens securing its Allowed Other Secured Claim as of the Effective Date until full and final payment of such Allowed Other Secured Claim is made as provided herein.

 Exhibit A –  Page 28

●	Impairment and Voting: Class 2 is Unimpaired, and the Holders of Class 2 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 2 Claims are not entitled to vote to accept or reject the Plan and will not be solicited.

3.	Class 3 – Prepetition First Lien Secured Claims

●	Classification: Class 3 consists of the Prepetition First Lien Secured Claims.

●	Allowance: Notwithstanding any provisions of the Plan to the contrary, the Prepetition First Lien Secured Claims will be deemed Allowed, without offset, counterclaim or defense of any kind, in an aggregate amount equal to: (a) $112,000,000 on account of outstanding principal obligations as of the Petition Date, plus (b) all other Obligations under, and as defined in, the Prepetition First Lien Loan Agreement, including, without limitation, accrued and unpaid interest at the contract rate set forth in the Prepetition First Lien Loan Agreement through and including the Effective Date, the Exit Fee (as defined in the Prepetition First Lien Loan Agreement), and the reasonable fees and expenses of counsel for the Prepetition First Lien Agent.

●	Treatment:

(i)	On the Effective Date, each Holder of an Allowed Prepetition First Lien Secured Claim will receive, as applicable, in full satisfaction, settlement, discharge and release of, and in exchange for, such Claim, (a) in the event that the Debtors incur the New ABL Facility on the Effective Date, Cash in an amount equal to the amount of such Allowed Prepetition First Lien Secured Claim, or (b) in the event that the Debtors incur the New Roll-Up Facility on the Effective Date, its Pro Rata share of (1) Cash in an amount equal to the Exit Fee (as defined in the Prepetition First Lien Loan Agreement) plus all accrued and unpaid interest at the contract rate set forth in the Prepetition First Lien Loan Agreement through and including the Effective Date, and (2) term loans under the New Roll-Up Facility in an aggregate principal amount equal to the amount of all Allowed Prepetition First Lien Secured Claims less the amount of Cash paid pursuant to the preceding clause (b)(1).

 Exhibit A –  Page 29

(ii)	Notwithstanding anything to the contrary in the Plan, nothing in the Plan shall be deemed to release, extinguish, or discharge any Prepetition First Lien Excluded Obligations.

●	Impairment and Voting: Class 3 is Impaired, and Holders of Class 3 Claims are entitled to vote to accept or reject the Plan.

4.            Class 4 – Prepetition Second Lien Secured Claims

●	Classification: Class 4 consists of the Prepetition Second Lien Secured Claims.

●	Allowance: Notwithstanding any provisions of the Plan to the contrary, the Prepetition Second Lien Secured Claims will be deemed Allowed, without offset, counterclaim or defense of any kind, in the aggregate principal amount of $177,019,000, plus accrued and unpaid interest as of the Petition Date.

●	Treatment: On the Effective Date, each Holder of an Allowed Prepetition Second Lien Secured Claim, in full satisfaction, settlement, discharge and release of, and in exchange for, such Claim, shall receive its Pro Rata share of (a) Cash in an amount equal to $6,645,588, (b) Exchange Notes in an aggregate initial principal amount equal to $111,875,000, and (c) 65.0% of the New Common Stock of Reorganized Parent, subject to dilution only on account of (1) shares of New Common Stock issued upon conversion of the New Notes, and (2) shares issued or available for issuance under the Management Incentive Plan.

●	Impairment and Voting: Class 4 is Impaired, and Holders of Class 4 Claims are entitled to vote to accept or reject the Plan.

5.            Class 5 – Prepetition Third Lien Secured Claims

●	Classification: Class 5 consists of the Prepetition Third Lien Secured Claims.

●	Allowance: Notwithstanding any provisions of the Plan to the contrary, the Prepetition Third Lien Secured Claims will be deemed Allowed, without offset, counterclaim or defense of any kind, in the aggregate principal amount of $22,323,000, plus accrued and unpaid interest as of the Petition Date.

●	Treatment: On the Effective Date, each Holder of an Allowed Prepetition Third Lien Secured Claim, in full satisfaction, settlement, discharge and release of, and in exchange for, such Claim, shall receive its Pro Rata share of (a) Exchange Notes in an aggregate initial principal amount equal to $3,125,000, and (b) 15.0% of the New Common Stock of Reorganized Parent, subject to dilution only on account of (1) shares of New Common Stock issued upon conversion of the New Notes, and (2) shares issued or available for issuance under the Management Incentive Plan.

Exhibit A –  Page 30

●	Impairment and Voting: Class 5 is Impaired, and Holders of Class 5 Claims are entitled to vote to accept or reject the Plan.

6.            Class 6 – General Unsecured Claims

●	Classification: Class 6 consists of the General Unsecured Claims.

●	Treatment: Each Holder of an Allowed Class 6 Claim, in full satisfaction, settlement, discharge and release of, and in exchange for, such Claim shall receive Cash in an amount equal to such Allowed Class 6 Claim on the later of: (a) the Effective Date, or as soon as practicable thereafter; or (b) the date due in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Class 6 Claim. Notwithstanding anything to the contrary herein, after the Effective Date and subject to the other provisions of the Plan, the Reorganized Debtors will have and will retain any and all rights and defenses under bankruptcy or nonbankruptcy law that the Debtors had with respect to any General Unsecured Claim, except with respect to any General Unsecured Claim Allowed by order of the Bankruptcy Court. Except as expressly provided in the Plan or in any order entered in the Chapter 11 Cases prior to the Effective Date, no General Unsecured Claim will become an Allowed Claim unless and until such Claim is deemed Allowed under the Plan or the Bankruptcy Code or the Bankruptcy Court has entered a Final Order in the Chapter 11 Cases allowing such Claim or Equity Interest.

●	Impairment and Voting: Class 6 is Unimpaired, and the Holders of Class 6 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 6 Claims are not entitled to vote to accept or reject the Plan and will not be solicited.

7.            Class 7 – Intercompany Claims

●	Classification: Class 7 consists of the Intercompany Claims.

●	Treatment: On the Effective Date, all Class 7 Intercompany Claims shall be, at the option of the Company with the consent of the Required Consenting Creditors, either: (a) Reinstated, (b) converted into equity, or (c) cancelled and may be compromised, extinguished, or settled after the Effective Date.

Exhibit A –  Page 31

●	Impairment and Voting: Class 7 is Unimpaired, and the Holders of Class 7 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 7 Claims will not be entitled to vote to accept or reject the Plan and will not be solicited.

8.            Class 8 – Equity Interests in Parent

●	Classification: Class 8 consists of the Equity Interests in Parent.

●	Treatment: All Class 8 Equity Interests in Parent will be deemed cancelled upon the Effective Date and will be of no further force and effect, whether surrendered for cancellation or otherwise. However, pursuant to Article V.A. of the Plan and as a resolution and settlement of any potential claims or causes of action relating to the Debtors and in consideration of the release set forth in Article X.C. hereof, each Holder of a Class 8 Equity Interest in Parent who does not object to the Plan and does not opt-out of the releases under the Plan shall receive its Pro Rata share (calculated based upon those Holders that do no object to the Plan and do not opt-out of the releases under the Plan) of 20.0% of the New Common Stock of Reorganized Parent, subject to dilution only on account of (1) shares of New Common Stock issued upon conversion of the New Notes, and (2) shares issued or available for issuance under the Management Incentive Plan.

●	Impairment and Voting: Class 8 is Impaired and the Holders of Class 8 Equity Interests in Parent are deemed to reject the Plan and will not be solicited.

9.            Class 9 – Equity Interests in Subsidiaries

●	Classification: Class 9 consists of the Equity Interests in Subsidiaries.

●	Treatment: On the Effective Date, Reorganized Parent will own 100% of the Equity Interests in Subsidiaries, directly or indirectly.

●	Impairment and Voting: Class 9 is Unimpaired, and the Holders of Class 9 Equity Interests in Subsidiaries will be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 9 Equity Interests in Subsidiaries are not entitled to vote to accept or reject the Plan and will not be solicited.

Exhibit A –  Page 32

F.	Special Provision Governing Unimpaired Claims

Except as otherwise provided in the Plan, nothing under the Plan will affect the Debtors’ rights in respect of any Unimpaired Claims, including, without limitation, all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claims, including the right to cure any arrears or defaults that may exist with respect to contracts to be assumed under the Plan.

G.	Subordinated Claims

The allowance, classification, and treatment of all Claims under the Plan shall take into account and conform to the contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Reorganized Debtors, with the consent of the Required Consenting Creditors, reserve the right to re-classify, or to seek to subordinate, any Claim in accordance with any contractual, legal, or equitable subordination relating thereto, and the treatment afforded any Claim under the Plan that becomes a subordinated Claim at any time shall be modified to reflect such subordination.

ARTICLE IV.

ACCEPTANCE OR REJECTION OF THE PLAN

A.	Presumed Acceptance of Plan

Classes 1, 2, 6, 7, and 9 are Unimpaired under the Plan, and are, therefore, presumed to have accepted the Plan pursuant to section 1126 of the Bankruptcy Code.

B.	Presumed Rejection of Plan

Class 8 is Impaired and Holders of Equity Interests in Parent shall receive no distribution under the Plan on account of such Equity Interests and are, therefore, deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.

C.	Voting Classes

Each Holder of an Allowed Claim as of the applicable voting record date in the Voting Classes (Classes 3, 4, and 5) will be entitled to vote to accept or reject the Plan.

D.	Acceptance by Impaired Classes of Claims

Pursuant to section 1126(c) of the Bankruptcy Code and except as otherwise provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims has accepted the Plan if the Holders of at least two-thirds in dollar amount and more than one-half in number of the Allowed Claims in such Class actually voting have voted to accept the Plan.

Exhibit A –  Page 33

E.	Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code

The Debtors request confirmation of the Plan under section 1129(b) of the Bankruptcy Code with respect to any Impaired Class that does not accept the Plan pursuant to section 1126 of the Bankruptcy Code. The Debtors (subject to any consents that may be required under the Restructuring Support Agreement) reserve the right to modify the Plan or any Exhibit thereto or Plan Schedule in order to satisfy the requirements of section 1129(b) of the Bankruptcy Code, if necessary.

ARTICLE V.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	General Settlement of Claims

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan will constitute a good faith compromise and settlement of all Claims and Equity Interests and controversies resolved pursuant to the Plan.

B.	Corporate Existence

The Debtors will continue to exist after the Effective Date as separate legal entities, with all of the powers of corporations, limited liability companies, memberships and partnerships pursuant to the applicable law in their states of incorporation or organization and, with respect to A.M. Castle, pursuant to the Amended Organizational Documents. On or after the Effective Date, without prejudice to the rights of any party to a contract or other agreement with any Reorganized Debtor, each Reorganized Debtor may take such action not inconsistent with the Restructuring Transactions, the Restructuring Support Agreement or the Plan and as permitted by applicable law and such Reorganized Debtor’s organizational documents, as such Reorganized Debtor may determine is reasonable and appropriate, including, without limitation, causing: (i) a Reorganized Debtor to be merged into another Reorganized Debtor or an affiliate of a Reorganized Debtor; (ii) a Reorganized Debtor to be dissolved; (iii) the legal name of a Reorganized Debtor to be changed; or (iv) the closure of a Reorganized Debtor’s Chapter 11 Case on the Effective Date or any time thereafter.

On the Effective Date or as soon thereafter as is reasonably practicable, the Reorganized Debtors may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, or necessary or appropriate to effectuate this Plan and that is consistent with the Restructuring Support Agreement, including, without limitation: (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution, or liquidation containing terms that are consistent with the terms of this Plan and the Plan Documents and that satisfy the requirements of applicable law and any other terms to which the applicable entities may agree; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any Asset, property, right, liability, debt, or obligation on terms consistent with the terms of this Plan and having other terms to which the applicable parties agree; (iii) the filing of appropriate certificates or articles of incorporation and amendments thereto; (iv) reincorporation (including, with the consent of the Required Consenting Creditors, reincorporating Reorganized Parent as a Delaware corporation on or after the Effective Date), merger, consolidation, conversion, or dissolution pursuant to applicable law; (v) the Restructuring Transactions; and (vi) all other actions that the applicable entities determine to be necessary or appropriate, including, without limitation, making filings or recordings that may be required by applicable law.

Exhibit A –  Page 34

C.	Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Plan or the Confirmation Order, on or after the Effective Date, all property and Assets of the Estates (including, without limitation, Causes of Action and, unless otherwise waived or released pursuant to an order of the Bankruptcy Court or the Plan, Avoidance Actions) and any property and Assets acquired by the Debtors pursuant to the Plan will vest in the Reorganized Debtors, free and clear of all Liens, Claims, charges or other encumbrances. Except as may be otherwise provided in the Plan, on and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire or dispose of property and compromise or settle any Claims without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and the Confirmation Order. Without limiting the foregoing, the Reorganized Debtors will pay the charges that they incur after the Effective Date for Professionals’ fees, disbursements, expenses or related support services (including reasonable fees relating to the preparation of Professional fee applications) in the ordinary course of business and without application or notice to, or order of, the Bankruptcy Court.

D.	New ABL Facility or New Roll-Up Facility

The Debtors shall use their best efforts to enter into the New ABL Facility on or before the Effective Date. The New ABL Facility shall include the terms set forth in the RSA Term Sheet and shall otherwise be in form and substance acceptable to the Required Consenting Creditors. The Confirmation Order shall be deemed approval of the New ABL Facility and the New ABL Facility Documents, as applicable, and all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, and expenses provided for therein, and authorization of the Reorganized Debtors to enter into and execute the New ABL Facility Documents and such other documents as may be required to effectuate the treatment afforded by the New ABL Facility. If the Debtors enter into the New ABL Facility on the Effective Date, then, on the Effective Date, all of the Liens and security interests to be granted in accordance with the New ABL Facility Documents (a) shall be deemed to be granted, (b) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the New ABL Facility Documents, (c) shall be deemed perfected on the Effective Date, subject only to such Liens and security interests as may be permitted under the New ABL Facility Documents, and (d) shall not be subject to recharacterization or equitable subordination for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law.

Exhibit A –  Page 35

If the Debtors do not enter into the New ABL Facility on the Effective Date, then, on the Effective Date, the Debtors shall enter into the New Roll-Up Facility with the New Roll-Up Facility Lenders. The New Roll-Up Facility shall include the terms set forth in the RSA Term Sheet and shall otherwise be in form and substance acceptable to the Required Consenting Creditors. The Confirmation Order shall be deemed approval of the New Roll-Up Facility and the New Roll-Up Facility Documents, as applicable, and all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, and expenses provided for therein, and authorization of the Reorganized Debtors to enter into and execute the New Roll-Up Facility Documents and such other documents as may be required to effectuate the treatment afforded by the New Roll-Up Facility. If the Debtors enter into the New Roll-Up Facility on the Effective Date, then, on the Effective Date, all of the Liens and security interests to be granted in accordance with the New Roll-Up Facility Documents (a) shall be deemed to be granted, (b) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the New Roll-Up Facility Documents, (c) shall be deemed perfected on the Effective Date, subject only to such Liens and security interests as may be permitted under the New Roll-Up Facility Documents, and (d) shall not be subject to recharacterization or equitable subordination for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law.

Either the New ABL Facility or the New Roll-Up Facility shall provide, as of the Effective Date, sufficient funding or deemed funding, together with the Debtors’ Cash on hand and the proceeds of the New Money Notes, to satisfy any DIP Facility Claims and the Prepetition First Lien Secured Claims in full.

E.	New Notes

On the Effective Date, Reorganized Parent shall issue the New Notes in an aggregate initial principal amount of up $167.4 million, which shall consist of (i) $115.0 million in aggregate initial principal amount of Exchange Notes, which shall be convertible into 60.36% of the New Common Stock on a fully diluted basis as of the Effective Date (assuming for illustrative purposes only that the New Money Amount is $35 million and that the Debtors incur the New ABL Facility on the Effective Date with initial borrowings (together with any borrowings under any Foreign Facilities, as defined in Schedule A) of $75.5 million), (ii) up to $50.0 million in aggregate initial principal amount of New Money Notes, which shall be convertible into up to 22.96% of the New Common Stock on a fully diluted basis as of the Effective Date pursuant to the Commitment Agreement (assuming for illustrative purposes only that the New Money Amount is $35 million and that the Debtors incur the New ABL Facility on the Effective Date with initial borrowings (together with any borrowings under any Foreign Facilities, as defined in Schedule A) of $75.5 million), and (iii) $2.4 million in aggregate initial principal amount of MIP Notes. On the Effective Date, on an as-converted and fully-diluted basis, the New Common Stock (including the New Common Stock issuable upon conversion of the New Notes) shall be allocated in a manner consistent with the methodology set forth on Schedule A to this Plan, and the conversion rate of the New Notes shall reflect such allocations and methodology. The New Notes shall be governed by the New Notes Documents, which shall be consistent with the Restructuring Support Agreement and in form and substance acceptable to the Required Consenting Creditors. On the Effective Date, all of the Liens and security interests to be granted in accordance with the New Notes Documents (a) shall be deemed to be granted, (b) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the New Notes Documents, (c) shall be deemed perfected on the Effective Date, subject only to such Liens and security interests as may be permitted under the New Notes Documents, and (d) shall not be subject to recharacterization or equitable subordination for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law.

Exhibit A –  Page 36

F.	Commitment Agreement

Prior to the Effective Date, the Debtors shall enter into the Commitment Agreement with the Commitment Parties, pursuant to which the Commitment Parties shall agree to purchase their Commitment Percentage (as defined in the Commitment Agreement) of the New Money Notes in an aggregate initial principal amount of up to $50 million. The New Money Notes shall be issued at a purchase price of $800 in cash for each $1,000 principal amount of New Money Notes (i.e., if the New Money Amount is $40 million, such New Money Notes shall have an aggregate face amount of $50 million). Pursuant to the Commitment Agreement, in exchange for the Commitment Parties’ agreements therein, the Commitment Parties shall receive the Put Option Payment in the amount of $2 million, which shall be deemed to have been fully earned upon execution of the Commitment Agreement and shall be payable in Cash by the Debtors upon the earlier of the Effective Date and termination of the Commitment Agreement in accordance with its terms. The Commitment Agreement shall be consistent with the Restructuring Support Agreement and shall be in form and substance acceptable to the Required Consenting Creditors.

G.	Authorized Financing

On the Effective Date, the applicable Reorganized Debtors shall be and are authorized to execute and deliver the New ABL Facility Documents or the New Roll-Up Facility Documents (as applicable), the New Notes Documents and any related loan documents, and shall be and are authorized to execute, deliver, file, record and issue any other notes, guarantees, deeds of trust, security agreements, documents (including UCC financing statements), amendments to the foregoing, or agreements in connection therewith, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity, subject to the lien limitations set forth herein.

Except as otherwise provided in the Plan or the Confirmation Order, all Cash necessary for the Reorganized Debtors to make payments required pursuant to the Plan will be obtained from the New ABL Facility or the New Roll-Up Facility and proceeds of the New Money Notes and the Reorganized Debtors’ Cash balances, including Cash from operations. Cash payments to be made pursuant to the Plan will be made by the Reorganized Debtors.

H.	Treatment of Vacant Classes

Any Claim or Equity Interest in a Class considered vacant under Article III.B. of this Plan shall receive no Plan Distribution.

Exhibit A –  Page 37

I.	Management Incentive Plan

Upon the Effective Date, Reorganized Parent will adopt and implement the Management Incentive Plan, which will provide for 10% of the New Common Stock outstanding as of the Effective Date on a fully diluted basis other than on account of any dilution from shares of New Common Stock issued upon conversion of the New Money Notes (as adjusted to exclude any original issue discount arising from the purchase price of such notes and any Put Option Payment associated with such notes) to be reserved for grants to be approved by the New Board for directors, officers, and other key employees of the Reorganized Debtors (the “MIP Pool”). The MIP Pool shall consist of $2.4 million in aggregate initial principal amount of MIP Notes, and the remainder shall be in the form of New Common Stock.2 Any forfeited shares or awards shall be returned to the MIP Pool and reallocated at the discretion of the New Board.

The form and substance of any documentation with respect to the Management Incentive Plan and any related management employment agreements shall be consistent with the Restructuring Support Agreement and acceptable to the applicable employees and the Required Consenting Creditors.

J.	Management Employment Agreements / Incentive Compensation

As of the Effective Date, Reorganized Parent and its key management will enter into the Management Employment Agreements, the form and substance of which shall be acceptable to the applicable employees and the Required Consenting Creditors, covering without limitation base salary, incentive, and executive benefits, in accordance with the Restructuring Support Agreement and this Plan and which shall include the terms and conditions set forth in the Restructuring Support Agreement.

From and after the Effective Date, Reorganized Parent shall satisfy the outstanding obligations under the Debtors’ Key Employee Incentive Plan (as reflected in the individual employment agreements of the Debtors’ key management existing as of the Petition Date) and Key Employee Retention Plan dated as of April 10, 2017 up to an aggregate amount of $1.6 million.

K.	Issuance of New Notes and New Common Stock and Related Documentation

From and after the Effective Date, Reorganized Parent will be authorized to and will issue the New Notes and New Common Stock to the Holders of Claims and Equity Interests, as applicable, as set forth in this Plan without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity. Unless otherwise determined by the Required Consenting Creditors, it is anticipated that, from and after the Effective Date, Reorganized Parent will remain a reporting company under the Securities Exchange Act.

2 For illustrative purposes only, if the New Money Amount is $35 million and the Debtors incur the New ABL Facility on the Effective Date with initial borrowings (together with any borrowings under any Foreign Facilities, as defined in Schedule A) of $75.5 million, the MIP Pool shall equal 8.27% of New Common Stock on a fully diluted basis, comprised of $2.4 million of New Notes and 7.01% of New Common Stock.

Exhibit A –  Page 38

The New Money Notes issued pursuant to the Plan and delivered to the Commitment Parties, and the Exchange Notes and Exchange Common Stock of Reorganized Parent issued pursuant to the Plan and delivered to Holders of Prepetition Second Lien Secured Claims and Prepetition Third Lien Secured Claims shall be exempt from any registration requirements under any securities laws to the fullest extent permitted by section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. The Exchange Common Stock of Reorganized Parent issued pursuant to the Plan and delivered to Holders of Equity Interests in Parent will be exempt from any registration requirements under any securities laws to the fullest extent permitted by Section 1145 of the Bankruptcy Code. The MIP Notes and New Common Stock of Reorganized Parent issued to officers and other key employees of the Reorganized Debtors pursuant to the Management Incentive Plan shall be exempt from any registration requirements under any securities laws to the fullest extent permitted by section 4(a)(2) of the Securities Act and Rule 506 of Regulation D and/or Rule 701 promulgated thereunder. Any New Common Stock issuable upon conversion of the New Notes (including New Common Stock issued upon conversion of the New Money Notes, Exchange Notes, and MIP Notes) shall be exempt from any registration requirements to the fullest extent permitted by section 3(a)(9) of the Securities Act. Without limiting the effects of section 3(a)(9) and section 4(a)(2) of the Securities Act, Rules 506 and 701 under the Securities Act and section 1145 of the Bankruptcy Code, all financing documents, agreements, and instruments entered into and delivered on or as of the Effective Date contemplated by or in furtherance of the Plan, including, without limitation, the New ABL Facility Documents or the New Roll-Up Facility Documents and the New Notes Documents, the New Common Stock, and any other agreement or document related to or entered into in connection with any of the foregoing, will become effective and binding in accordance with their respective terms and conditions upon the parties thereto, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity (other than as expressly required by such applicable agreement).

The New Common Stock of Reorganized Parent shall constitute a single class of Equity Security in Reorganized Parent and, other than as contemplated through the conversion of the New Notes or under the Management Incentive Plan, there shall exist no other Equity Securities, warrants, options, or other agreements to acquire any equity interest in Reorganized Parent. From and after the Effective Date, after giving effect to the transactions contemplated hereby, the authorized capital stock or other equity securities of Reorganized Parent will be that number of shares of New Common Stock as may be designated in the Amended Organizational Documents. In connection with the distribution of New Common Stock and/or New Notes to current or former employees of the Debtors, Reorganized Parent will take whatever actions are necessary to comply with applicable U.S. federal, state, local and non-U.S. tax withholding obligations, including, when applicable, withholding from distributions a portion of the New Common Stock and/or New Notes, selling such securities or requiring Holders of such securities to contribute the Cash necessary to satisfy tax withholding obligations including, without limitation, income, social security and Medicare taxes, and Reorganized Parent shall pay such withheld taxes to the appropriate Governmental Unit.

From and after the Effective Date, all Registrable Securities shall be subject to customary shelf registration rights pursuant to the Registration Rights Agreement. The Registration Rights Agreement shall permit all legal means of monetizing the Registrable Securities by the selling stockholders. Pursuant to the Registration Rights Agreement, the Reorganized Parent shall file a registration statement on Form S-3 (or another appropriate form, if Form S-3 is unavailable) to register the resale of such Registrable Securities not later than thirty days after the Effective Date and to have such registration statement declared effective as soon as practicable thereafter. The Reorganized Parent shall also seek to have such registration statement declared effective by the SEC as soon as practicable after filing thereof.

Exhibit A –  Page 39

L.	Substantive Consolidation for Plan Purposes

The Plan serves as a motion by the Debtors seeking entry, pursuant to section 105 of the Bankruptcy Code, of an order authorizing, on the Effective Date, the substantive consolidation of the Estates of all of the Debtors for purposes of classifying and treating all Claims under the Plan, including for voting, confirmation, and distribution purposes only. Substantive consolidation will not (i) alter the state of incorporation of any Debtor for purposes of determining applicable law of any of the Causes of Action, (ii) alter or impair the legal and equitable rights of the Debtors to enforce any of the Causes of Action, or (iii) otherwise impair, release, discharge, extinguish or affect any of the Causes of Action or issues raised as a part thereof.

If substantive consolidation is ordered, then on and after the Effective Date, all Assets and liabilities of the Debtors shall be treated as though they were merged into a single estate solely for purposes of treatment of and distributions on Claims. All duplicative Claims (identical in both amount and subject matter) Filed against more than one of the Debtors shall automatically be expunged so that only one Claim survives against the consolidated Debtors. All guarantees by any Debtor of the obligations of any other Debtor shall be eliminated so that any Claim and any guarantee thereof by any other Debtor, as well as any joint and/or several liability of any Debtor with respect to any other Debtor, shall be treated as one collective obligation of the Debtors. Any alleged defaults under any applicable agreement with the Debtors arising from substantive consolidation under this Plan shall be deemed cured as of the Effective Date.

M.	Release of Liens, Claims and Equity Interests

Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan, all Liens, Claims, Equity Interests, mortgages, deeds of trust, or other security interests against the property of the Estates will be fully released, terminated, extinguished and discharged, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity. Any Entity holding such Liens or Equity Interests will, pursuant to section 1142 of the Bankruptcy Code, promptly execute and deliver to the Reorganized Debtors such instruments of termination, release, satisfaction and/or assignment (in recordable form) as may be reasonably requested by the Reorganized Debtors.

Exhibit A –  Page 40

N.	Certificate of Incorporation and Bylaws

The Amended Organizational Documents shall amend or succeed the certificates or articles of incorporation, by-laws and other organizational documents of Reorganized Parent to satisfy the provisions of the Plan and the Bankruptcy Code, and will (i) include, among other things, pursuant to section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities, but only to the extent required by section 1123(a)(6) of the Bankruptcy Code; (ii) authorize the issuance of New Common Stock in an amount not less than the amount necessary to permit the distributions thereof required or contemplated by the Plan; (iii) to the extent necessary or appropriate as determined by the Required Consenting Creditors, include restrictions on the Transfer of New Common Stock; and (iv) to the extent necessary or appropriate, include such provisions as may be needed to effectuate and consummate the Plan and the transactions contemplated herein. After the Effective Date, the Reorganized Debtors may amend and restate their certificates or articles of incorporation and by-laws, and other applicable organizational documents, as permitted by applicable law. Further, it is anticipated that the Consenting Creditors or certain of them may enter into a shareholders agreement with respect to certain transfer rights and corporate governance matters, including board designation rights.

O.	Directors and Officers of Reorganized Parent

The New Board will be comprised initially of five (5) directors, who will consist of: (i) the President and Chief Executive Officer of the Reorganized Parent, (ii) Jon Mellin, and (iii) three directors selected by the Consenting Creditors.

Steven W. Scheinkman shall be Chairperson of the New Board until the 2018 annual shareholders meeting, at which time the New Board will either reaffirm Mr. Scheinkman as Chairperson or elect a new Chairperson.

As of the Effective Date, the initial officers of the Reorganized Debtors will be the officers of the Debtors existing immediately prior to the Effective Date. Except as set forth in the Plan, any other directors or officers of the Debtors shall be deemed removed as of the Effective Date.

Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose, prior to the Confirmation Hearing, the identity and affiliations of any Person proposed to serve on the initial board of directors or as an officer of the Reorganized Debtors, and, to the extent such Person is an insider other than by virtue of being a director or officer, the nature of any compensation for such Person. Each such director and each officer will serve from and after the Effective Date pursuant to applicable law and the terms of the Amended Organizational Documents and the other constituent and organizational documents of the Reorganized Debtors. The existing board of directors of Parent will be deemed to have resigned on and as of the Effective Date, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity.

P.	Corporate Action

Each of the Debtors and the Reorganized Debtors, as applicable, may take any and all actions to execute, deliver, File or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and implement the provisions of the Plan, including, without limitation, the distribution of the securities to be issued pursuant hereto in the name of and on behalf of the Reorganized Debtors and in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by the security holders, officers or directors of the Debtors or the Reorganized Debtors and as applicable or by any other Person (except for those expressly required pursuant to the Plan or the Restructuring Support Agreement).

Exhibit A –  Page 41

Prior to, on or after the Effective Date (as appropriate), all matters provided for pursuant to the Plan that would otherwise require approval of the stockholders, directors, managers or members of any Debtor (as of prior to the Effective Date) will be deemed to have been so approved and will be in effect prior to, on or after the Effective Date (as appropriate) pursuant to applicable law and without any requirement of further action by the stockholders, directors, managers or members of such Debtors, or the need for any approvals, authorizations, actions or consents of any Person (except as expressly required pursuant to the Restructuring Support Agreement).

All matters provided for in the Plan involving the legal or corporate structure of any Debtor or any Reorganized Debtor, as applicable, and any legal or corporate action required by any Debtor or any Reorganized Debtor as applicable, in connection with the Plan, will be deemed to have occurred and will be in full force and effect in all respects, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by the security holders, officers or directors of any Debtor or any Reorganized Debtor, as applicable, or by any other Person (except as expressly required pursuant to the Restructuring Support Agreement). On the Effective Date, the appropriate officers of each Debtor and each Reorganized Debtor, as applicable, are authorized to issue, execute, deliver, and consummate the transactions contemplated by, the contracts, agreements, documents, guarantees, pledges, consents, securities, certificates, resolutions and instruments contemplated by or described in the Plan in the name of and on behalf of the Debtor and each Reorganized Debtor, as applicable, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person (except as expressly required pursuant to the Restructuring Support Agreement). The secretary and any assistant secretary of each Debtor and each Reorganized Debtor, as applicable, will be authorized to certify or attest to any of the foregoing actions.

Exhibit A –  Page 42

Q.	Cancellation of Notes, Certificates and Instruments

Except for the purpose of evidencing a right to a distribution under this Plan and except as otherwise set forth in this Plan, on the Effective Date, all agreements, instruments, Securities and other documents evidencing any prepetition Claim or Equity Interest and any rights of any Holder in respect thereof shall be deemed cancelled, discharged, and of no force or effect, including any relating to the Equity Interests in Parent. The holders of or parties to such cancelled instruments, Securities, and other documentation will have no rights arising from or related to such instruments, Securities, or other documentation or the cancellation thereof, except the rights provided for pursuant to this Plan and the obligations of the Debtors thereunder or in any way related thereto will be fully released, terminated, extinguished and discharged, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person. Notwithstanding such cancellation and discharge, each of the Prepetition First Lien Loan Agreement and the Prepetition Indentures shall continue in effect to the extent necessary to: (1) allow Holders of Claims and Equity Interests to receive Plan Distributions; (2) allow the Reorganized Debtors to make distributions pursuant to the Plan; (3) allow the Prepetition Indenture Trustee to receive distributions under the Plan on account of the Prepetition Second Lien Secured Claims and Prepetition Third Lien Secured Claims for further distribution in accordance with the Prepetition Indentures, respectively; (4) allow the Prepetition First Lien Agent and the Prepetition Indenture Trustee to seek compensation and/or reimbursement of fees and expenses in accordance with the Plan; and (5) preserve any rights of the Prepetition First Lien Agent and the Prepetition Indenture Trustee to payment of fees, expenses, and indemnification obligations as against any parties other than the Debtors or the Reorganized Debtors, and any money or property distributable to the Beneficial Holders under the relevant instrument, including any rights to priority of payment or to exercise charging liens. Except as provided pursuant to this Plan, each of the Prepetition First Lien Agent and the Prepetition Indenture Trustee, and their respective agents, successors, and assigns shall be discharged of all of their obligations associated with the Prepetition First Lien Loan Agreement and the Prepetition Indentures, respectively. The commitments and obligations (if any) of the Prepetition First Lien Lenders to extend any further or future credit or financial accommodations to any of the Debtors, any of their respective subsidiaries or any of their respective successors or assigns under the Prepetition First Lien Loan Agreement shall fully terminate and be of no further force or effect on the Effective Date.

R.	Cancellation of Existing Instruments Governing Security Interests

Upon the full payment or other satisfaction of an Allowed Other Secured Claim, or promptly thereafter, the Holder of such Allowed Other Secured Claim shall deliver to the Debtors or Reorganized Debtors, as applicable, any Collateral or other property of a Debtor held by such Holder, together with any termination statements, instruments of satisfaction, or releases of all security interests with respect to its Allowed Other Secured Claim that may be reasonably required to terminate any related financing statements, mortgages, mechanics’ or other statutory Liens, or lis pendens, or similar interests or documents.

S.	Equity Interests in Subsidiaries; Corporate Reorganization

On the Effective Date and without the need for any further corporate action or approval of any board of directors, management, or shareholders of any Debtor or Reorganized Debtor, as applicable, the certificates and all other documents representing the Equity Interests in Subsidiaries shall be deemed to be in full force and effect.

T.	Restructuring Transactions

On the Effective Date or as soon as reasonably practicable thereafter, the Debtors or Reorganized Debtors, as applicable, may take all actions consistent with this Plan and the Restructuring Support Agreement as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Restructuring Transactions under and in connection with this Plan.

Exhibit A –  Page 43

U.	Plan Supplement, Other Documents and Orders and Consents Required Under the Restructuring Support Agreement

So long as the Restructuring Support Agreement has not been terminated, the documents to be Filed as part of the Plan Supplement and the other documents and orders referenced herein, or otherwise to be executed in connection with the transactions contemplated hereunder, shall be subject to the consents and the approval rights, as applicable, of the Required Consenting Creditors as set forth in the Restructuring Support Agreement. To the extent that there is any inconsistency between the Restructuring Support Agreement, on the one hand, and the Plan, on the other hand, as to such consents and the approval rights and the Restructuring Support Agreement has not been terminated, then the consents and the approval rights required in the Restructuring Support Agreement shall govern. For the avoidance of doubt, the consent rights of the Required Consenting Creditors set forth in the Restructuring Support Agreement with respect to the form and substance of this Plan, the Plan Supplement, the other Plan Documents, and any other Definitive Documents (as defined in the Restructuring Support Agreement), including any amendments, restatements, supplements, or other modifications to such documents, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated herein by this reference (including to the applicable definitions in Article I hereof) and fully enforceable as if stated in full herein.

V.	Restructuring Expenses

The reasonable fees and expenses incurred by the Consenting Creditors’ Professionals, the Prepetition First Lien Agent’s professionals, and the Prepetition Indenture Trustee and its professionals will be paid in connection with this Plan or any applicable orders entered by the Bankruptcy Court on or before the Effective Date. Nothing herein shall require such professionals (or the Prepetition Indenture Trustee) to file applications with, or otherwise seek approval of, the Bankruptcy Court as a condition to the payment of such fees and expenses.

ARTICLE VI.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases

On the Effective Date, all Executory Contracts and Unexpired Leases of the Debtors will be deemed assumed in accordance with, and subject to, the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, except for those Executory Contracts (including, without limitation, employment agreements) and Unexpired Leases that:

●	have previously expired or terminated pursuant to their own terms or by agreement of the parties thereto;

●	have been rejected by order of the Bankruptcy Court;

Exhibit A –  Page 44

●	are the subject of a motion to reject pending on the Effective Date;

●	are identified in the Rejected Executory Contract/Unexpired Lease List; or

●	are rejected pursuant to the terms of the Plan.

Without amending or altering any prior order of the Bankruptcy Court approving the assumption or rejection of any Executory Contract or Unexpired Lease, entry of the Confirmation Order by the Bankruptcy Court will constitute approval of such assumptions and rejections pursuant to sections 365(a) and 1123 of the Bankruptcy Code. To the extent any provision in any Executory Contract or Unexpired Lease assumed pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the Reorganized Debtors’ assumption of such Executory Contract or Unexpired Lease, then such provision will be deemed modified such that the transactions contemplated by the Plan will not entitle the non-debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto. Each Executory Contract and Unexpired Lease assumed pursuant to this Article of the Plan will revest in and be fully enforceable by the Reorganized Debtors in accordance with its terms, except as modified by the provisions of the Plan, any order of the Bankruptcy Court authorizing and providing for its assumption, or applicable law.

B.	Assignment of Executory Contracts or Unexpired Leases

In the event of an assignment of an Executory Contract or Unexpired Lease, at least ten (10) days prior to the Confirmation Hearing, the Debtors will serve upon counterparties to such Executory Contracts and Unexpired Leases a notice of the proposed assumption and assignment that will: (a) list the applicable cure amount, if any; (b) identify the party to which the Executory Contract or Unexpired Lease will be assigned; (c) describe the procedures for filing objections thereto; and (d) explain the process by which related disputes will be resolved by the Bankruptcy Court; additionally, the Debtors will file with the Bankruptcy Court a list of such Executory Contracts and Unexpired Leases to be assigned and the proposed cure amounts. Any applicable cure amounts will be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the cure amount in Cash on the Effective Date or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree.

Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assignment or any related cure amount must be Filed, served and actually received by the Debtors at least three (3) Business Days prior to the Confirmation Hearing. Any counterparty to an Executory Contract and Unexpired Lease that fails to object timely to the proposed assignment or cure amount will be deemed to have consented to such assignment of its Executory Contract or Unexpired Lease. The Confirmation Order will constitute an order of the Bankruptcy Court approving any proposed assignments of Executory Contracts or Unexpired Leases pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date.

In the event of a dispute regarding (a) the amount of any cure payment, (b) the ability of any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assigned or (c) any other matter pertaining to assignment, the applicable cure payments required by section 365(b)(1) of the Bankruptcy Code will be made following the entry of a Final Order or orders resolving the dispute and approving the assignment. The Reorganized Debtors, in their sole option, reserve the right to reject such Executory Contract or Unexpired Lease at any time in lieu of assuming and assigning it.

Exhibit A –  Page 45

C.	Rejection of Executory Contracts or Unexpired Leases

All Executory Contracts and Unexpired Leases identified in the Rejected Executory Contract/Unexpired Lease List shall be deemed rejected as of the Effective Date. The Confirmation Order will constitute an order of the Bankruptcy Court approving the rejections identified in the Rejected Executory Contract/Unexpired Lease List and this Article of the Plan pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date.

D.	Claims on Account of the Rejection of Executory Contracts or Unexpired Leases

All Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Confirmation Order, if any, must be Filed with the Bankruptcy Court within thirty (30) days after the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection. The Debtors or Reorganized Debtors, as the case may be, will provide notice of such rejection and specify the appropriate deadline for the filing of such Proof of Claim.

Any Entity that is required to File a Proof of Claim arising from the rejection of an Executory Contract or an Unexpired Lease that fails to timely do so will be forever barred, estopped and enjoined from asserting such Claim, and such Claim will not be enforceable, against the Debtors, the Reorganized Debtors or the Estates, and the Debtors, the Reorganized Debtors and their Estates and property will be forever discharged from any and all indebtedness and liability with respect to such Claim unless otherwise ordered by the Bankruptcy Court or as otherwise provided in the Plan. All such Claims will, as of the Effective Date, be subject to the permanent injunction set forth in Article X.G. of the Plan. All Claims arising from the rejection of any Executory Contract or Unexpired Lease shall be treated as General Unsecured Claims, subject to any applicable limitation or defense under the Bankruptcy Code and applicable law.

E.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

Any monetary amounts by which any Executory Contract or Unexpired Lease to be assumed hereunder is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by the Debtors or Reorganized Debtors, as applicable, upon assumption thereof, by payment of the default amount in Cash as and when due in the ordinary course or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree. Following the Petition Date, the Debtors may serve a notice on parties to executory contracts and unexpired leases to be assumed reflecting the Debtors’ intention to assume the contract or lease in connection with this Plan and setting forth the proposed Cure Amount (if any). If a counterparty to any executory contract or unexpired lease that the Debtors or Reorganized Debtors, as applicable intend to assume does not receive such a notice, the proposed Cure Amount for such executory contract or unexpired lease shall be deemed to be zero dollars ($0).

Exhibit A –  Page 46

Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption must be Filed, served and actually received by the Debtors at least five (5) Business Days prior to the Confirmation Hearing. Any counterparty to an Executory Contract and Unexpired Lease that fails to object timely to the proposed assumption will be deemed to have assented and will be deemed to have forever released and waived any objection to the proposed assumption other than with respect to any alleged cure amount, which may be asserted at any time. In the event of a dispute regarding (1) the amount of any payments to cure a default, (2) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or (3) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code will be made following the entry of a Final Order or orders resolving the dispute and approving the assumption. The Debtors or Reorganized Debtors, as applicable, in their sole option, reserve the right to reject such Executory Contract or Unexpired Lease at any time in lieu of assuming it.

F.	Assumption of Director and Officer Insurance Policies

The Debtors and, upon the Effective Date, the Reorganized Debtors, will assume all of the D&O Liability Insurance Policies pursuant to section 365(a) of the Bankruptcy Code. Unless previously effectuated by separate order entered by the Bankruptcy Court, entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Debtors’ foregoing assumption of each of the D&O Liability Insurance Policies. Notwithstanding anything to the contrary contained in the Plan, confirmation of the Plan will not discharge, impair or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Debtors under the Plan as to which no Proof of Claim need be Filed. Notwithstanding anything to the contrary contained in the Plan, confirmation of the Plan will not impair or otherwise modify any rights of the Reorganized Debtors under the D&O Liability Insurance Policies.

Further, the Reorganized Debtors shall be authorized and required to purchase tail coverage with a term of at least six (6) years from and after the termination of any existing director and officers’ liability insurance policies and containing the same coverage that exists under such policies as of the Petition Date.

G.	Indemnification Provisions

All indemnification provisions currently in place (whether in the by-laws, certificate of incorporation, board resolutions, contracts, or otherwise) for the following:  (i) the Prepetition First Lien Agent; (ii) the Prepetition First Lien Lenders; (iii) the Prepetition Indenture Trustee; and (iv) directors, officers and employees of the Debtors who served in such capacity as of the Petition Date with respect to or based upon any act or omission taken or omitted in such capacities, for or on behalf of the Debtors, will be Reinstated (or assumed, as the case may be), and will survive effectiveness of the Plan.  No such Reinstatement or assumption shall in any way extend the scope or term of any indemnification provision beyond that contemplated in the underlying contract or document as applicable.

Exhibit A –  Page 47

H.	Compensation and Benefit Programs

Except as otherwise provided in the Plan, all employment and severance policies, and all compensation and benefit plans, policies, and programs of the Debtors applicable to its employees, retirees, and non-employee directors and the employees and retirees of its subsidiaries, including, without limitation, all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans (other than equity incentive plans that will be replaced by the Management Incentive Plan and severance and change in control agreements that will be replaced by the Management Employment Agreements), life, and accidental death and dismemberment insurance plans, are treated as Executory Contracts under the Plan and on the Effective Date will be assumed pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code. Any payment obligations under any assumed employment contracts and benefit plans that have been or purport to have been accelerated as a result of the commencement of the Chapter 11 Cases or the consummation of any transactions contemplated by the Plan will be Reinstated and such acceleration will be rescinded and deemed not to have occurred.

I.	Workers’ Compensation Benefits

Except as otherwise provided in the Plan, as of the Effective Date, the Debtors and the Reorganized Debtors will continue to honor their obligations under: (i) all applicable workers’ compensation laws in states in which the Reorganized Debtors operate; and (ii) the Debtors’ written contracts, agreements, agreements of indemnity, self-insurer workers’ compensation bonds, and any other policies, programs, and plans regarding or relating to workers’ compensation and workers’ compensation insurance. All such contracts and agreements are treated as Executory Contracts under the Plan and on the Effective Date will be assumed pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code. Notwithstanding anything to the contrary contained in the Plan, confirmation of the Plan will not impair or otherwise modify any rights of the Reorganized Debtors under any such contracts, agreements, policies, programs or plans regarding or relating to workers’ compensation or workers’ compensation insurance.

J.	Insurance Policies

Other than the insurance policies otherwise discussed herein, all other insurance policies to which any Debtor is a party as of the Effective Date shall be deemed to be and treated as executory contracts and shall be assumed by the applicable Debtor or Reorganized Debtor and shall continue in full force and effect thereafter in accordance with their respective terms. All other insurance policies shall vest in the Reorganized Debtors.

Exhibit A –  Page 48

ARTICLE VII.

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Dates of Distributions

Except as otherwise provided in the plan, on the Effective Date or as soon as reasonably practicable thereafter (or if a Claim is not an Allowed Claim or Equity Interest on the Effective Date, on the date that such Claim or Equity Interest becomes an Allowed Claim or Equity Interest, or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim or Equity Interest against the Debtors shall receive the full amount of the distributions that the Plan provides for Allowed Claims or Equity Interests in the applicable Class and in the manner provided herein. In the event that any payment or act under the Plan is required to be made or performed on a date that is not on a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent there are Disputed Claims or Equity Interests, distributions on account of any such Disputed Claims or Equity Interests shall be made pursuant to the provisions provided in the Plan. Except as otherwise provided in the Plan, Holders of Claims and Equity Interests shall not be entitled to interest, dividends or accruals on the distributions provided for therein, regardless of whether distributions are delivered on or at any time after the Effective Date.

Upon the Effective Date, all Debts of the Debtors shall be deemed fixed and adjusted pursuant to the Plan and the Reorganized Debtors shall have no liability on account of any Claims or Equity Interests except as set forth in the Plan and in the Confirmation Order. All payments and all distributions made by the Distribution Agent under the Plan shall be in full and final satisfaction, settlement and release of all Claims and Equity Interests against the Reorganized Debtors.

At the close of business on the Distribution Record Date, the transfer ledgers for the Equity Interests in Parent, the Prepetition Second Lien Notes, and the Prepetition Third Lien Notes shall be closed, and there shall be no further changes in the record holders of such Claims or Interests. The Reorganized Debtors, the Distribution Agent, the Prepetition Indenture Trustee, and each of their respective agents, successors, and assigns shall have no obligation to recognize the Transfer of any Equity Interests in Parent, Prepetition Second Lien Notes, or Prepetition Third Lien Notes occurring after the Distribution Record Date and shall be entitled instead to recognize and deal for all purposes hereunder with only those record holders stated on the transfer ledgers as of the close of business on the Distribution Record Date irrespective of the number of distributions to be made under the Plan to such Persons or the date of such distributions.

B.	Distribution Agent

Except as provided therein, all distributions under the Plan shall be made by the Reorganized Debtors as Distribution Agent, or by such other Entity designated by the Debtors as a Distribution Agent on the Effective Date or thereafter. The Reorganized Debtors, or such other Entity designated by the Debtors to be the Distribution Agent, shall not be required to give any bond or surety or other security for the performance of such Distribution Agent’s duties unless otherwise ordered by the Bankruptcy Court.

Exhibit A –  Page 49

The Distribution Agent shall be empowered to (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Distribution Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Distribution Agent to be necessary and proper to implement the provisions hereof.

C.	Cash Distributions

Distributions of Cash may be made either by check drawn on a domestic bank or wire transfer from a domestic bank, at the option of the Reorganized Debtors, except that Cash payments made to foreign Creditors may be made in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

D.	Rounding of Payments

Whenever the Plan would otherwise call for, with respect to a particular Person, payment of a fraction of a dollar or distribution of a fraction of a share of New Common Stock, the actual payment or distribution shall reflect a rounding of such fraction to the nearest whole dollar or share of New Common Stock (up or down), with half dollars and half shares of New Common Stock being rounded down. To the extent that Cash or New Common Stock to be distributed under the Plan remains undistributed as a result of the aforementioned rounding, such Cash or stock shall be treated as “Unclaimed Property” under the Plan.

E.	De Minimis Distribution

Notwithstanding any other provision of the Plan, none of the Reorganized Debtors, any Servicer nor the Distribution Agent shall have any obligation to make any Plan Distributions with a value of less than $100, unless a written request therefor is received by the Distribution Agent from the relevant recipient at the addresses set forth in Article XIII.K. hereof within 120 days after the later of the (i) Effective Date and (ii) the date such Claim becomes an Allowed Claim. De minimis distributions for which no such request is timely received shall revert to Reorganized Parent. Upon such reversion, the relevant Allowed Claim (and any Claim on account of missed distributions) shall be automatically deemed satisfied, discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary.

Notwithstanding any other provision of the Plan, none of the Reorganized Debtors, any Servicer nor any Distribution Agent shall have any obligation to make a particular distribution to a specific Holder of an Allowed Claim if such Holder is also the Holder of a Disputed Claim.

F.	Distributions on Account of Claims Allowed After the Effective Date

Except as otherwise agreed by the Holder of a particular Claim or as provided in the Plan, all distributions shall be made pursuant to the terms of the Plan and the Confirmation Order. Distributions to any Holder of an Allowed Claim shall be allocated first to the principal amount of any such Allowed Claim, as determined for U.S. federal income tax purposes and then, to the extent the consideration exceeds such amount, to the remainder of such Claim comprising accrued but unpaid interest, if any (but solely to the extent that interest is an allowable portion of such Allowed Claim).

Exhibit A –  Page 50

G.	General Distribution Procedures

The Reorganized Debtors, or any other duly appointed Distribution Agent, shall make all distributions of Cash or other property required under the Plan, unless the Plan specifically provides otherwise. All Cash and other property held by the Reorganized Debtors for distribution under the Plan shall not be subject to any claim by any Person, except as provided under the Plan.

H.	Address for Delivery of Distributions

Distributions to Holders of Allowed Claims and Equity Interests, to the extent provided for under the Plan, shall be made (1) at the address set forth on any proofs of claim Filed by such Holders (to the extent such proofs of claim are Filed in the Chapter 11 Cases), (2) at the addresses set forth in any written notices of address change delivered to the Debtors, or (3) at the addresses in the Debtors’ books and records. Notwithstanding the foregoing, distributions to Beneficial Holders of Prepetition First Lien Secured Claims shall be made to the Prepetition First Lien Agent, and distributions to Beneficial Holders of Prepetition Second Lien Secured Claims and Prepetition Third Lien Secured Claims shall be made to the Prepetition Indenture Trustee or its designee for further distribution in accordance with the Prepetition Indentures.

I.	Undeliverable Distributions and Unclaimed Property

If the distribution to the Holder of any Allowed Claim or Equity Interest is returned to the Reorganized Debtors as undeliverable, no further distribution shall be made to such Holder, and the Reorganized Debtors shall have no obligation to make any further distribution to the Holder, unless and until the Reorganized Debtors is notified in writing of such Holder’s then current address.

Any Entity that fails to claim any Cash or New Common Stock within one (1) year from the date upon which a distribution is first made to such entity shall forfeit all rights to any distribution under the Plan. Entities that fail to claim Cash shall forfeit their rights thereto and shall have no claim whatsoever against the Debtors or the Reorganized Debtors or against any Holder of an Allowed Claim or Equity Interest to whom distributions are made by the Reorganized Debtors.

J.	Withholding Taxes

In connection with the Plan, to the extent applicable, the Reorganized Debtors shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions made pursuant to the Plan shall be subject to such withholding and reporting requirements. The Reorganized Debtors shall be entitled to deduct any U.S. federal, state or local withholding taxes from any Cash payments made with respect to Allowed Claims or Equity Interests, as appropriate. As a condition to receiving any distribution under the Plan, the Reorganized Debtors may require that the Holder of an Allowed Claim or Equity Interest entitled to receive a distribution pursuant to the Plan provide such Holder’s taxpayer identification number and such other information and certification as may be deemed necessary for the Reorganized Debtors to comply with applicable tax reporting and withholding laws. Any amounts withheld pursuant hereto shall be deemed to have been distributed to and received by the applicable recipient for all purposes of the Plan. In connection with the distribution of the New Common Stock and/or New Notes to each Holder of an Allowed Claim or Equity Interest, the Reorganized Debtors may take whatever actions are necessary to comply with applicable U.S. federal, state, local and non-U.S. tax withholding obligations, including withholding from distributions a portion of the New Common Stock and/or New Notes, selling such securities or requiring such Holder of an Allowed Claim to contribute the Cash necessary to satisfy the tax withholding obligations.

Exhibit A –  Page 51

K.	Setoffs

The Reorganized Debtors may, to the extent permitted under applicable law, setoff against any Allowed Claim or Equity Interest and any distributions to be made pursuant to the Plan on account of such Allowed Claim or Equity Interest, the claims, rights and causes of action of any nature that the Reorganized Debtors may hold against the Holder of such Allowed Claim or Equity Interest that are not otherwise waived, released or compromised in accordance with the Plan; provided, however, that neither such a setoff nor the allowance of any Claim or Equity Interest hereunder shall constitute a waiver or release by the Reorganized Debtors of any such claims, rights and causes of action that the Reorganized Debtors possesses against such Holder.

L.	Surrender of Cancelled Instruments or Securities

As a condition precedent to receiving any distribution pursuant to the Plan on account of an Allowed Claim or Equity Interest evidenced by the instruments, securities, notes, or other documentation canceled pursuant to Article V of the Plan, the Holder of such Claim or Equity Interest will tender the applicable instruments, securities, notes or other documentation evidencing such Claim or Equity Interest (or a sworn affidavit identifying the instruments, securities, notes or other documentation formerly held by such Holder and certifying that they have been lost), to Reorganized Parent or another applicable Distribution Agent unless waived in writing by the Debtors or the Reorganized Debtors, as applicable. The Prepetition Indenture Trustee will send such notices and take such other actions as are reasonably requested by the Debtors to effect the cancellation of the Prepetition Second Lien Notes and the Prepetition Third Lien Notes held by Cede & Co.

Notwithstanding anything in this Plan to the contrary, in connection with any distribution under this Plan to be effected through the facilities of DTC (whether by means of book-entry exchange, free delivery, or otherwise), the Debtors and the Reorganized Debtors, as applicable, will be entitled to recognize and deal for all purposes under this Plan with holders of New Common Stock in a manner consistent with the customary practices of DTC used in connection with such distributions. All New Common Stock to be distributed under this Plan shall be issued in the names of such holders or their nominees in accordance with DTC’s book-entry exchange procedures; provided, that such New Common Stock is permitted to be held through DTC’s book-entry system; and provided, further, that to the extent the New Common Stock is not eligible for distribution in accordance with DTC’s customary practices, Reorganized Parent will take all such reasonable actions as may be required to cause distributions of the New Common Stock under this Plan.

Exhibit A –  Page 52

M.	Lost, Stolen, Mutilated or Destroyed Securities

In addition to any requirements under any applicable agreement and applicable law, any Holder of a Claim or Equity Interest evidenced by a security or note that has been lost, stolen, mutilated, or destroyed will, in lieu of surrendering such security or note to the extent required by the Plan, deliver to Reorganized Parent and other applicable Distribution Agent: (x) evidence reasonably satisfactory to Reorganized Parent and other applicable Distribution Agent of such loss, theft, mutilation, or destruction; and (y) such security or indemnity as may be required by Reorganized Parent and other applicable Distribution Agent to hold such party harmless from any damages, liabilities, or costs incurred in treating such individual as a Holder of an Allowed Claim or Equity Interest. Upon compliance with Article VII.L. of the Plan as determined by the Debtors or Reorganized Debtors by a Holder of a Claim or Equity Interest evidenced by a security or note, such Holder will, for all purposes under the Plan, be deemed to have surrendered such security or note to Reorganized Parent and other applicable Distribution Agents.

ARTICLE VIII.

PROCEDURES FOR RESOLVING CONTINGENT,
UNLIQUIDATED AND DISPUTED CLAIMS

A.	No Filing of Proofs of Claim Except for Rejection Claims

Except with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases or as otherwise provided under the Plan, Holders of Claims or Equity Interests shall not be required to file a Proof of Claim and no parties should file a Proof of Claim. Unless disputed by the Holder of a Claim, the amount set forth in the applicable Debtor’s books and records, subject to any limitations on allowance imposed by section 502 of the Bankruptcy Code, shall constitute the Allowed amount of such Holder’s Claim. Except as otherwise provided herein, specifically with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, all Proofs of Claim Filed in the Chapter 11 Cases shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Bankruptcy Court.

B.	Disputed Claims and Equity Interests

The Reorganized Debtors intend to attempt to resolve Disputed Claims and Equity Interests consensually or through judicial means outside the Bankruptcy Court. Nevertheless, the Reorganized Debtors may, in their discretion, file with the Bankruptcy Court an objection to the allowance of any Disputed Claim or Equity Interest or any other appropriate motion or adversary proceeding with respect thereto. All such objections shall be litigated to Final Order, provided, however, that the Reorganized Debtors, may compromise, settle, withdraw or resolve any objections to Claims or Equity Interests without further order of the Bankruptcy Court. Unless otherwise provided in the Confirmation Order, the Reorganized Debtors are authorized to settle, or withdraw any objections to, any Disputed Claim or Equity Interest following the Effective Date without further notice to Creditors or authorization of the Bankruptcy Court, in which event such Claim or Equity Interest shall be deemed to be an Allowed Claim or Equity Interest in the amount compromised for purposes of the Plan. Under no circumstances will any distributions be made on account of any Claim or Equity Interest that is not an Allowed Claim or Equity Interest.

Exhibit A – Page 53

C.	Procedures Regarding Disputed Claims and Equity Interests

No payment or other distribution or treatment shall be made on account of a Disputed Claim or Equity Interest, even if a portion of the Claim or Equity Interest is not disputed, unless and until such Disputed Claim or Equity Interest becomes an Allowed Claim or Equity Interest and the amount of such Allowed Claim or Equity Interest is determined by a Final Order or by stipulation between the Debtors and the Holder of the Claim or Equity Interest.

D.	Allowance of Claims and Equity Interests

Following the date on which a Disputed Claim or Equity Interest becomes an Allowed Claim or Equity Interest after the Distribution Date, the Reorganized Debtors shall pay directly to the Holder of such Allowed Claim or Equity Interest the amount provided for under the Plan, as applicable, and in accordance therewith.

1.       Allowance of Claims and Equity Interests

Notwithstanding anything to the contrary herein, after the Effective Date and subject to the other provisions of the Plan, the Reorganized Debtors will have and will retain any and all rights and defenses under bankruptcy or nonbankruptcy law that the Debtors had with respect to any Claim or Equity Interest, except with respect to any Claim or Equity Interest deemed Allowed under the Plan (including the Prepetition First Lien Secured Claim, Prepetition Second Lien Secured Claims, and Prepetition Third Lien Secured Claims) or by orders of the Bankruptcy Court. Except as expressly provided in the Plan or in any order entered in the Chapter 11 Cases prior to the Effective Date (including, without limitation, the Confirmation Order and the DIP Orders), no Claim or Equity Interest will become an Allowed Claim unless and until such Claim or Equity Interest is deemed Allowed under the Plan or the Bankruptcy Code or the Bankruptcy Court has entered a Final Order, including, without limitation, the Confirmation Order, in the Chapter 11 Cases allowing such Claim or Equity Interest.

2.       Prosecution of Objections to Claims and Equity Interests

After the Confirmation Date but before the Effective Date, the Debtors and, after the Effective Date, the Reorganized Debtors, will have the authority to File objections to Claims and Equity Interests and settle, compromise, withdraw or litigate to judgment objections to any and all Claims and Equity Interests, regardless of whether such Claims or Equity Interests are in an Unimpaired Class or otherwise. From and after the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim or Equity Interest without any further notice to or action, order or approval of the Bankruptcy Court. The Reorganized Debtors will have the sole authority to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order or approval of the Bankruptcy Court.

Exhibit A – Page 54

3.       Estimation

After the Confirmation Date but before the Effective Date, the Debtors and, after the Effective Date, the Reorganized Debtors may, at any time, request that the Bankruptcy Court estimate (a) any Disputed Claim or Equity Interest pursuant to applicable law and (b) any contingent or unliquidated Claim or Equity Interest pursuant to applicable law, including, without limitation, section 502(c) of the Bankruptcy Code, and the Bankruptcy Court will retain jurisdiction under 28 U.S.C. §§ 157 and 1334 to estimate any Disputed Claim or Equity Interest, contingent Claim or Equity Interest or unliquidated Claim or Equity Interest, including during the litigation concerning any objection to any Claim or Equity Interest or during the pendency of any appeal relating to any such objection. All of the aforementioned objection, estimation and resolution procedures are cumulative and not exclusive of one another. Claims or Equity Interests may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court. The rights and objections of all parties are reserved in connection with any such estimation proceeding.

ARTICLE IX.

CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN

A.	Conditions Precedent to Consummation

Consummation of the Plan will be conditioned upon the satisfaction or waiver pursuant to the provisions of Article IX.B. of the Plan of the following:

●	The Bankruptcy Court will have entered a Final Order in form and in substance satisfactory to the Debtors and the Required Consenting Creditors approving the Disclosure Statement with respect to the Plan as containing adequate information within the meaning of section 1125 of the Bankruptcy Code and Confirming the Plan.

●	The Plan and Plan Supplement and all schedules, documents, supplements and exhibits to the Plan will have been Filed in form and substance acceptable to the Debtors and the Required Consenting Creditors.

●	The Confirmation Order shall have been entered, shall be a Final Order, and shall be in form and substance acceptable to the Debtors and the Required Consenting Creditors. The Confirmation Order shall provide that, among other things, (a) the Debtors or the Reorganized Debtors, as appropriate, are authorized to take all actions necessary or appropriate to consummate the Plan and the Restructuring Transactions, including, without limitation, (i) entering into, implementing and consummating the contracts, instruments, releases, leases, indentures and other agreements or documents created in connection with or described in the Plan, (ii) distributing the New Notes and the New Common Stock pursuant to the exemptions from registration under section 3(a)(9) and/or section 4(a)(2) of the Securities Act, Rule 506 of Regulation D and/or Rule 701 promulgated thereunder or section 1145 of the Bankruptcy Code or other exemption from such registration or pursuant to one or more registration statements, (iii) making all distributions and issuances as required under the Plan, including Cash, the New Notes, and the New Common Stock; and (iv) entering into any agreements, transactions, and sales of property as set forth in the Plan Supplement, including the New ABL Facility or the New Roll-Up Facility and the Management Incentive Plan and the awards contemplated thereunder; (b) the provisions of the Confirmation Order and the Plan are nonseverable and mutually dependent; (c) the implementation of the Plan in accordance with its terms is authorized; and (d) pursuant to section 1146 of the Bankruptcy Code, the assignment or surrender of any lease or sublease, and the delivery of any deed or other instrument or transfer order, in furtherance of, or in connection with the Plan, including any deeds, bills of sale, or assignments executed in connection with any disposition or transfer of Assets contemplated under the Plan, shall not be subject to any Stamp or Similar Tax.

Exhibit A – Page 55

●	All documents and agreements necessary to implement the Plan, including without limitation, the New ABL Facility Documents or the New Roll-Up Facility Documents and the New Notes Documents and the New Common Stock, in each case in form and substance acceptable to the Debtors and the Required Consenting Creditors, will have (a) been tendered for delivery, and (b) been effected by, executed by, or otherwise deemed binding upon, all Entities party thereto and shall be in full force and effect. All conditions precedent to such documents and agreements will have been satisfied or waived pursuant to the terms of such documents or agreements.

●	All authorizations, consents, actions, documents, approvals (including any governmental approvals), certificates and agreements necessary to implement the Plan, including, without limitation, the Amended Organizational Documents, will have been obtained, effected or executed and delivered to the required parties and, to the extent required, filed with the applicable governmental units in accordance with applicable laws and any applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain or prevent Consummation of the Restructuring.

●	The Restructuring Support Agreement shall not have been terminated by any of the parties thereto and shall remain in full force and effect.

●	The Debtors shall have indefeasibly paid in full in cash all Restructuring Expenses.

●	The Commitment Agreement shall have been executed, shall not have been terminated, and shall remain in full force and effect and all conditions precedent to the Closing (as defined therein) shall have been satisfied or waived pursuant to the terms of the Commitment Agreement.

Exhibit A – Page 56

B.	Waiver of Conditions

The conditions to Consummation of the Plan set forth in this Article IX may be waived by the Debtors with the consent of the Required Consenting Creditors without notice, leave or order of the Bankruptcy Court or any formal action other than proceeding to confirm or consummate the Plan.  The failure to satisfy or waive a condition to Consummation may be asserted by the Debtors or the Reorganized Debtors or the Required Consenting Creditors regardless of the circumstances giving rise to the failure of such condition to be satisfied.  The failure of the Debtors or Reorganized Debtors or the Required Consenting Creditors to exercise any of the foregoing rights will not be deemed a waiver of any other rights, and each right will be deemed an ongoing right that may be asserted at any time.

C.	Effect of Non-Occurrence of Conditions to Consummation

If the Consummation of the Plan does not occur prior to termination of the Restructuring Support Agreement, the Plan will be null and void in all respects and nothing contained in the Plan or the Disclosure Statement will: (a) constitute a waiver or release of any claims by or Claims against or Equity Interests in the Debtors; (b) prejudice in any manner the rights of the Debtors, any Holders or any other Entity; (c) constitute an Allowance of any Claim or Equity Interest; or (d) constitute an admission, acknowledgment, offer or undertaking by the Debtors, any Holders or any other Entity in any respect.

ARTICLE X.

RELEASE, INJUNCTION AND RELATED PROVISIONS

A.	General

Notwithstanding anything contained in the Plan to the contrary, the allowance, classification and treatment of all Allowed Claims and Equity Interests and their respective distributions and treatments under the Plan shall take into account the relative priority and rights of the Claims and the Equity Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code, or otherwise.

In accordance with the provisions of the Plan and pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019, without any further notice to or action, order or approval of the Bankruptcy Court, after the Effective Date (1) the Reorganized Debtors may, in their sole and absolute discretion, compromise and settle Claims against them and (2) the Reorganized Debtors may, in their sole and absolute discretion, compromise and settle Causes of Action against other Entities.

Exhibit A – Page 57

B.	Release by Debtors

EFFECTIVE AS OF THE EFFECTIVE DATE, FOR GOOD AND VALUABLE CONSIDERATION PROVIDED BY EACH OF THE RELEASED PARTIES, THE ADEQUACY OF WHICH IS HEREBY ACKNOWLEDGED AND CONFIRMED, THE RELEASING DEBTOR PARTIES SHALL BE DEEMED TO HAVE CONCLUSIVELY, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY, AND FOREVER PROVIDED A FULL DISCHARGE, WAIVER AND RELEASE TO THE RELEASED PARTIES (AND EACH SUCH RELEASED PARTY SO RELEASED SHALL BE DEEMED FOREVER RELEASED, WAIVED AND DISCHARGED BY THE RELEASING DEBTOR PARTIES) AND THEIR RESPECTIVE PROPERTIES FROM ANY AND ALL CLAIMS, INTERESTS, CAUSES OF ACTION, LITIGATION CLAIMS AND ANY OTHER DEBTS, OBLIGATIONS, RIGHTS, SUITS, DAMAGES, ACTIONS, LOSSES, REMEDIES, AND LIABILITIES WHATSOEVER, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, EXISTING AS OF THE EFFECTIVE DATE OR THEREAFTER ARISING, IN LAW, AT EQUITY, WHETHER FOR TORT, CONTRACT, OR OTHERWISE, BASED IN WHOLE OR IN PART UPON ANY ACT OR OMISSION, TRANSACTION, OR OTHER OCCURRENCE OR CIRCUMSTANCES EXISTING OR TAKING PLACE PRIOR TO OR ON THE EFFECTIVE DATE ARISING FROM OR RELATED IN ANY WAY IN WHOLE OR IN PART TO THE DEBTORS, THE CHAPTER 11 CASES, THE DISCLOSURE STATEMENT, THE PLAN, THE RESTRUCTURING SUPPORT AGREEMENT, OR THE SOLICITATION OF VOTES ON THE PLAN THAT SUCH RELEASING DEBTOR PARTIES OR THEIR AFFILIATES WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT (WHETHER INDIVIDUALLY OR COLLECTIVELY) OR THAT ANY HOLDER OF A CLAIM OR EQUITY INTEREST OR OTHER ENTITY WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT FOR OR ON BEHALF OF THE DEBTORS, THEIR ESTATES OR THE REORGANIZED DEBTORS (WHETHER DIRECTLY OR DERIVATIVELY) AGAINST ANY OF THE RELEASED PARTIES; PROVIDED, HOWEVER, THAT THE FOREGOING PROVISIONS OF THIS RELEASE SHALL NOT OPERATE TO WAIVE OR RELEASE (I) ANY CAUSES OF ACTION EXPRESSLY SET FORTH IN AND PRESERVED BY THE PLAN OR THE PLAN SUPPLEMENT; (II) ANY CAUSES OF ACTION ARISING FROM FRAUD, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT AS DETERMINED BY FINAL ORDER OF THE BANKRUPTCY COURT OR ANY OTHER COURT OF COMPETENT JURISDICTION; (III) THE RIGHTS OF SUCH RELEASING DEBTOR PARTY TO ENFORCE THE PLAN AND THE CONTRACTS, INSTRUMENTS, RELEASES, INDENTURES, AND OTHER AGREEMENTS OR DOCUMENTS DELIVERED UNDER OR IN CONNECTION WITH THE PLAN OR ASSUMED PURSUANT TO THE PLAN OR ASSUMED PURSUANT TO FINAL ORDER OF THE BANKRUPTCY COURT; AND/OR (IV) ANY POST-EFFECTIVE DATE OBLIGATIONS OF ANY PARTY OR ENTITY UNDER THE PLAN, ANY OF THE RESTRUCTURING TRANSACTIONS, OR ANY DOCUMENT, INSTRUMENT OR AGREEMENT (INCLUDING THOSE SET FORTH IN THE PLAN SUPPLEMENT) EXECUTED TO IMPLEMENT THE PLAN. THE FOREGOING RELEASE SHALL BE EFFECTIVE AS OF THE EFFECTIVE DATE WITHOUT FURTHER NOTICE TO OR ORDER OF THE BANKRUPTCY COURT, ACT OR ACTION UNDER APPLICABLE LAW, REGULATION, ORDER, OR RULE OR THE VOTE, CONSENT, AUTHORIZATION OR APPROVAL OF ANY PERSON. NOTWITHSTANDING THE FOREGOING, THE DEBTORS ARE NOT RELEASING THE DEBTORS (BUT THEY ARE RELEASING THE RELATED PERSONS TO THE DEBTORS PURSUANT TO THIS PARAGRAPH).

Exhibit A – Page 58

C.	Release by Holders of Claims and Equity Interests

EFFECTIVE AS OF THE EFFECTIVE DATE, FOR GOOD AND VALUABLE CONSIDERATION, THE ADEQUACY OF WHICH IS HEREBY CONFIRMED, INCLUDING, WITHOUT LIMITATION, THE SERVICE OF THE RELEASED PARTIES TO FACILITATE THE REORGANIZATION OF THE DEBTORS AND THE IMPLEMENTATION OF THE RESTRUCTURING AND THE RESTRUCTURING TRANSACTIONS, AND EXCEPT AS OTHERWISE PROVIDED IN THIS PLAN OR IN THE CONFIRMATION ORDER, THE RELEASED PARTIES SHALL BE DEEMED CONCLUSIVELY, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY, AND FOREVER RELEASED AND DISCHARGED BY THE RELEASING PARTIES, FROM ANY AND ALL CLAIMS, INTERESTS, CAUSES OF ACTION, LITIGATION CLAIMS AND ANY OTHER DEBTS, OBLIGATIONS, RIGHTS, SUITS, DAMAGES, ACTIONS, LOSSES, REMEDIES, AND LIABILITIES WHATSOEVER, INCLUDING ANY DERIVATIVE CLAIMS, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, EXISTING OR AS OF THE EFFECTIVE DATE OR THEREAFTER ARISING, IN LAW, EQUITY, OR OTHERWISE, THAT SUCH RELEASING PARTIES OR THEIR AFFILIATES WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT IN THEIR OWN RIGHT (WHETHER INDIVIDUALLY OR COLLECTIVELY) OR ON BEHALF OF THE RELEASING PARTIES, BASED ON OR RELATING TO, OR IN ANY MANNER ARISING FROM, IN WHOLE OR IN PART, THE DEBTORS, THE CHAPTER 11 CASES, THE PURCHASE, SALE, OR RESCISSION OF THE PURCHASE OR SALE OF ANY SECURITY OF THE DEBTORS, THE SUBJECT MATTER OF, OR THE TRANSACTIONS OR EVENTS GIVING RISE TO, ANY CLAIM OR INTEREST THAT IS TREATED IN THIS PLAN, THE RESTRUCTURING, THE RESTRUCTURING OF ANY CLAIM OR EQUITY INTEREST BEFORE OR DURING THE CHAPTER 11 CASES, THE RESTRUCTURING TRANSACTIONS, THE NEGOTIATION, FORMULATION, OR PREPARATION OF THE DISCLOSURE STATEMENT, THE RESTRUCTURING SUPPORT AGREEMENT, THE PLAN, THE NEW ABL FACILITY DOCUMENTS, THE NEW ROLL-UP DOCUMENTS, THE NEW NOTES AND RELATED AGREEMENTS, INSTRUMENTS, AND OTHER DOCUMENTS (INCLUDING THE PLAN DOCUMENTS), THE SOLICITATION OF VOTES WITH RESPECT TO THIS PLAN, THE COMMITMENT AGREEMENT, OR THE SUBSCRIPTION OPTION, OR ANY OTHER ACT OR OMISSION; PROVIDED, HOWEVER, THAT THE FOREGOING PROVISIONS OF THIS RELEASE SHALL NOT OPERATE TO WAIVE OR RELEASE (I) ANY CAUSES OF ACTION ARISING FROM FRAUD, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT AS DETERMINED BY FINAL ORDER OF THE BANKRUPTCY COURT OR ANY OTHER COURT OF COMPETENT JURISDICTION; (II) THE RIGHTS OF SUCH RELEASING PARTY TO ENFORCE THE PLAN AND THE CONTRACTS, INSTRUMENTS, RELEASES, INDENTURES, AND OTHER AGREEMENTS OR DOCUMENTS DELIVERED UNDER OR IN CONNECTION WITH THE PLAN OR ASSUMED PURSUANT TO THE PLAN OR ASSUMED PURSUANT TO FINAL ORDER OF THE BANKRUPTCY COURT; AND/OR (III) ANY POST-EFFECTIVE DATE OBLIGATIONS OF ANY PARTY OR ENTITY UNDER THE PLAN, ANY OF THE RESTRUCTURING TRANSACTIONS, OR ANY DOCUMENT, INSTRUMENT OR AGREEMENT (INCLUDING THOSE SET FORTH IN THE PLAN SUPPLEMENT) EXECUTED TO IMPLEMENT THE PLAN. THE FOREGOING RELEASE SHALL BE EFFECTIVE AS OF THE EFFECTIVE DATE WITHOUT FURTHER NOTICE TO OR ORDER OF THE BANKRUPTCY COURT, ACT OR ACTION UNDER APPLICABLE LAW, REGULATION, ORDER, OR RULE OR THE VOTE, CONSENT, AUTHORIZATION OR APPROVAL OF ANY PERSON.

Exhibit A – Page 59

D.	Discharge of Claims

To the fullest extent provided under section 1141(d)(1)(A) and other applicable provisions of the Bankruptcy Code, except as otherwise expressly provided by the Plan or the Confirmation Order, all consideration distributed under the Plan will be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims and Equity Interests of any kind or nature whatsoever against the Debtors or any of their Assets or properties, and regardless of whether any property will have been distributed or retained pursuant to the Plan on account of such Claims or Equity Interests. Except as otherwise expressly provided by the Plan or the Confirmation Order, upon the Effective Date, the Debtors and their Estates will be deemed discharged and released under and to the fullest extent provided under section 1141(d)(1)(A) and other applicable provisions of the Bankruptcy Code from any and all Claims and Equity Interests of any kind or nature whatsoever, including, but not limited to, demands and liabilities that arose before the Confirmation Date, and all debts of the kind specified in section 502(g), 502(h), or 502(i) of the Bankruptcy Code.

E.	Exculpation

The Exculpated Parties will neither have nor incur any liability to any Entity for any claims or Causes of Action arising before, on or after the Petition Date and prior to or on the Effective Date for any act taken or omitted to be taken in connection with, or related to formulating, negotiating, preparing, disseminating, implementing, administering, confirming or effecting the Consummation of the Plan, the Disclosure Statement or any contract, instrument, release or other agreement or document created or entered into in connection with the Plan or any other prepetition or postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtors, the approval of the Disclosure Statement or confirmation or Consummation of the Plan; provided, however, that the foregoing provisions will have no effect on the liability of any Entity that results from any such act or omission that is determined in a Final Order of the Bankruptcy Court or other court of competent jurisdiction to have constituted gross negligence or willful misconduct; provided, further, that each Exculpated Party will be entitled to rely upon the advice of counsel concerning its duties pursuant to, or in connection with, the above referenced documents, actions or inactions; provided, further, however that the foregoing provisions will not apply to any acts, omissions, Claims, Causes of Action or other obligations expressly set forth in and preserved by the Plan or the Plan Supplement.

Exhibit A – Page 60

F.	Preservation of Rights of Action

1.       Maintenance of Causes of Action

Except as otherwise provided in Article X or elsewhere in the Plan or the Confirmation Order, after the Effective Date, the Reorganized Debtors will retain all rights to commence, pursue, litigate or settle, as appropriate, any and all Causes of Action and Litigation Claims, whether existing as of the Petition Date or thereafter arising, in any court or other tribunal including, without limitation, in an adversary proceeding Filed in the Chapter 11 Cases. The Reorganized Debtors, as the successors in interest to the Debtors and the Estates, may, and will have the exclusive right to, enforce, sue on, settle, compromise, transfer or assign (or decline to do any of the foregoing) any or all of the Litigation Claims without notice to or approval from the Bankruptcy Court.

2.       Preservation of All Causes of Action Not Expressly Settled or Released

Unless a Cause of Action or Litigation Claim against a Holder of a Claim or an Equity Interest or other Entity is expressly waived, relinquished, released, compromised or settled in the Plan or any Final Order (including, without limitation, the Confirmation Order), the Debtors expressly reserve such Cause of Action or Litigation Claim for later adjudication by the Debtors or the Reorganized Debtors (including, without limitation, Causes of Action and Litigation Claims not specifically identified or of which the Debtors may presently be unaware or that may arise or exist by reason of additional facts or circumstances unknown to the Debtors at this time or facts or circumstances that may change or be different from those the Debtors now believe to exist) and, therefore, no preclusion doctrine, including, without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, waiver, estoppel (judicial, equitable or otherwise) or laches will apply to such Causes of Action or Litigation Claims upon or after the confirmation of the Plan or Consummation of the Plan based on the Disclosure Statement, the Plan or the Confirmation Order, except where such Causes of Action or Litigation Claims have been expressly released in the Plan (including, without limitation, and for the avoidance of doubt, the releases contained in Article X of the Plan) or any other Final Order (including, without limitation, the Confirmation Order). In addition, the Debtors and the Reorganized Debtors expressly reserve the right to pursue or adopt any claims alleged in any lawsuit in which any Debtor is a plaintiff, defendant or an interested party, against any Entity, including, without limitation, the plaintiffs or co-defendants in such lawsuits.

G.	Injunction

EXCEPT AS OTHERWISE PROVIDED IN THE PLAN, FROM AND AFTER THE EFFECTIVE DATE, ALL ENTITIES ARE PERMANENTLY ENJOINED FROM COMMENCING OR CONTINUING IN ANY MANNER, ANY SUIT, ACTION OR OTHER PROCEEDING, OR CREATING, PERFECTING OR ENFORCING ANY LIEN OF ANY KIND, ON ACCOUNT OF OR RESPECTING ANY CLAIM, DEMAND, LIABILITY, OBLIGATION, DEBT, RIGHT, CAUSE OF ACTION, EQUITY INTEREST, OR REMEDY RELEASED OR TO BE RELEASED, EXCULPATED OR TO BE EXCULPATED, OR DISCHARGED OR TO BE DISCHARGED PURSUANT TO THE PLAN OR THE CONFIRMATION ORDER. BY ACCEPTING DISTRIBUTIONS PURSUANT TO THE PLAN, EACH HOLDER OF AN ALLOWED CLAIM OR EQUITY INTEREST WILL BE DEEMED TO HAVE SPECIFICALLY CONSENTED TO THIS INJUNCTION. ALL INJUNCTIONS OR STAYS PROVIDED FOR IN THE CHAPTER 11 CASES UNDER SECTION 105 OR 362 OF THE BANKRUPTCY CODE, OR OTHERWISE, AND IN EXISTENCE ON THE CONFIRMATION DATE, WILL REMAIN IN FULL FORCE AND EFFECT UNTIL THE EFFECTIVE DATE.

Exhibit A – Page 61

ARTICLE XI.

BINDING NATURE OF PLAN

ON THE EFFECTIVE DATE, AND EFFECTIVE AS OF THE EFFECTIVE DATE, THE PLAN WILL BIND, AND WILL BE DEEMED BINDING UPON, ALL HOLDERS OF CLAIMS AGAINST AND EQUITY INTERESTS IN THE DEBTORS AND SUCH HOLDER’S RESPECTIVE SUCCESSORS AND ASSIGNS, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NOTWITHSTANDING WHETHER OR NOT SUCH HOLDER (I) WILL RECEIVE OR RETAIN ANY PROPERTY OR INTEREST IN PROPERTY UNDER THE PLAN, (II) HAS FILED A PROOF OF CLAIM OR EQUITY INTEREST IN THE CHAPTER 11 CASES OR (III) FAILED TO VOTE TO ACCEPT OR REJECT THE PLAN OR AFFIRMATIVELY VOTED TO REJECT THE PLAN.

ARTICLE XII.

RETENTION OF JURISDICTION

Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall, after the Effective Date, retain such jurisdiction over the Chapter 11 Cases and all Entities with respect to all matters related to the Chapter 11 Cases, the Debtors and this Plan as legally permissible, including, without limitation, jurisdiction to:

1.       allow, disallow, determine, liquidate, classify, estimate or establish the priority, secured, unsecured, or subordinated status of any Claim or Equity Interest, including, without limitation, the resolution of any request for payment of any Administrative Expense Claim and the resolution of any and all objections to the allowance or priority of any Claim or Equity Interest;

2.       grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or this Plan, for periods ending on or before the Confirmation Date; provided, however, that, from and after the Effective Date, the Reorganized Debtors shall pay Professionals in the ordinary course of business for any work performed after the Effective Date and such payment shall not be subject to the approval of the Bankruptcy Court;

3.       resolve any matters related to the assumption, assignment or rejection of any Executory Contract or Unexpired Lease to which any Debtor is party or with respect to which any Debtor or Reorganized Debtor may be liable and to adjudicate and, if necessary, liquidate, any Claims arising therefrom, including, without limitation, (a) those matters related to any amendment to this Plan after the Effective Date to add Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed; and (b) any dispute regarding whether a contract or lease is or was executory or expired;

Exhibit A – Page 62

4.       resolve any issues related to any matters adjudicated in the Chapter 11 Cases;

5.       ensure that distributions to Holders of Allowed Claims and Equity Interests are accomplished pursuant to the provisions of this Plan;

6.       decide or resolve any motions, adversary proceedings, contested or litigated matters and any other Causes of Action that are pending as of the Effective Date or that may be commenced in the future, and grant or deny any applications involving the Debtors that may be pending on the Effective Date or instituted by the Reorganized Debtors after the Effective Date, provided that the Reorganized Debtors shall reserve the right to commence actions in all appropriate forums and jurisdictions;

7.       enter such orders as may be necessary or appropriate to implement or consummate the provisions of this Plan and all other contracts, instruments, releases, indentures and other agreements or documents adopted in connection with this Plan, the Plan Supplement or the Disclosure Statement;

8.       resolve any cases, controversies, suits or disputes that may arise in connection with the Consummation, interpretation or enforcement of this Plan or any Entity’s obligations incurred in connection with this Plan; provided, however, that any dispute arising under or in connection with the New ABL Facility Documents, the New Roll-Up Facility Documents, or the New Notes Docments shall be dealt with in accordance with the provisions of the applicable document;

9.       hear and determine all Causes of Action that are pending as of the Effective Date or that may be commenced in the future;

10.     issue injunctions and enforce them, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of this Plan, except as otherwise provided in this Plan;

11.     enforce the terms and condition of this Plan and the Confirmation Order;

12.       resolve any cases, controversies, suits or disputes with respect to the release, exculpation, indemnification and other provisions contained in Article X hereof and enter such orders or take such others actions as may be necessary or appropriate to implement or enforce all such releases, injunctions and other provisions;

13.       hear and determine the Litigation Claims by or on behalf of the Debtors or Reorganized Debtors;

Exhibit A – Page 63

14.       enter and implement such orders or take such others actions as may be necessary or appropriate if the Confirmation Order is modified, stayed, reversed, revoked or vacated;

15.       resolve any other matters that may arise in connection with or relate to this Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document adopted in connection with this Plan or the Disclosure Statement; provided, however, that any dispute arising under or in connection with the New ABL Facility Documents, the New Roll-Up Facility Documents, or the New Notes Documents shall be dealt with in accordance with the provisions of the applicable document; and

16.       enter an order concluding or closing the Chapter 11 Cases.

ARTICLE XIII.

MISCELLANEOUS PROVISIONS

A.	Dissolution of the Committee

On the Effective Date, the Committee (if any) and any other statutory committee formed in connection with the Chapter 11 Cases shall dissolve automatically and all members thereof shall be released and discharged from all rights, duties and responsibilities arising from, or related to, the Chapter 11 Cases.

B.	Payment of Statutory Fees

All outstanding fees payable pursuant to 28 U.S.C. § 1930 shall be paid on the Effective Date. All such fees payable after the Effective Date shall be paid prior to the closing of the Chapter 11 Cases when due or as soon thereafter as practicable.

C.	Modification of Plan

Effective as of the date hereof and subject to the limitations and rights contained in this Plan and in the Restructuring Support Agreement: (a) the Debtors reserve the right, with the consent of the Required Consenting Creditors and in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify this Plan prior to the entry of the Confirmation Order; and (b) after the entry of the Confirmation Order, the Debtors or the Reorganized Debtors, as applicable, may, with the consent of the Required Consenting Creditors and after notice and hearing and entry of an order of the Bankruptcy Court, amend or modify this Plan, in accordance with section 1127(b) of the Bankruptcy Code or remedy any defect or omission or reconcile any inconsistency in this Plan in such manner as may be necessary to carry out the purpose and intent of this Plan. A Holder of a Claim or Equity Interest that has accepted this Plan shall be deemed to have accepted this Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of such Claim or Equity Interest of such Holder.

Exhibit A – Page 64

D.	Revocation of Plan

Subject to the Restructuring Support Agreement, the Debtors reserve the right to revoke or withdraw this Plan prior to the Confirmation Date and to File subsequent chapter 11 plans. If the Debtors revoke or withdraw this Plan, or if confirmation of this Plan or Consummation of this Plan does not occur, then: (1) this Plan shall be null and void in all respects; (2) any settlement or compromise embodied in this Plan, assumption or rejection of Executory Contracts or Unexpired Leases effected by this Plan and any document or agreement executed pursuant hereto shall be deemed null and void except as may be set forth in a separate order entered by the Bankruptcy Court; and (3) nothing contained in this Plan shall: (a) constitute a waiver or release of any Claims by or against, or any Equity Interests in, the Debtors or any other Entity; (b) prejudice in any manner the rights of the Debtors or any other Entity; or (c) constitute an admission, acknowledgement, offer or undertaking of any sort by the Debtors or any other Entity.

E.	Entire Agreement

Except as otherwise described herein, and without limiting the effectiveness of the Restructuring Support Agreement and any related agreements thereto, the Plan supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

F.	Closing of Chapter 11 Cases

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, file with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

G.	Successors and Assigns

This Plan shall be binding upon and inure to the benefit of the Debtors and their respective successors and assigns, including, without limitation, the Reorganized Debtors. The rights, benefits, and obligations of any Person or Entity named or referred to in this Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor, or assign of such Person or Entity.

H.	Reservation of Rights

Except as expressly set forth herein, this Plan shall have no force or effect unless and until the Bankruptcy Court enters the Confirmation Order and this Plan is Consummated. Neither the filing of this Plan, any statement or provision contained herein, nor the taking of any action by the Debtors or any other Entity with respect to this Plan shall be or shall be deemed to be an admission or waiver of any rights of: (1) the Debtors with respect to the Holders of Claims or Equity Interests or other Entity; or (2) any Holder of a Claim or an Equity Interest or other Entity prior to the Effective Date.

Neither the exclusion or inclusion by the Debtors of any contract or lease on any exhibit, schedule, or other annex to this Plan or in the Plan Supplement, nor anything contained in this Plan, will constitute an admission by the Debtors that any such contract or lease is or is not an executory contract or unexpired lease or that the Debtors or the Reorganized Debtors or their respective affiliates has any liability thereunder.

Exhibit A – Page 65

Except as explicitly provided in this Plan, nothing herein shall waive, excuse, limit, diminish, or otherwise alter any of the defenses, claims, Causes of Action, or other rights of the Debtors or the Reorganized Debtors under any executory or non-executory contract or unexpired or expired lease.

Nothing in this Plan will increase, augment, or add to any of the duties, obligations, responsibilities, or liabilities of the Debtors or the Reorganized Debtors, as applicable, under any executory or non-executory contract or unexpired or expired lease.

If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of its assumption under this Plan, the Debtors or Reorganized Debtors, as applicable, shall have thirty (30) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

I.	Further Assurances

The Debtors or the Reorganized Debtors, as applicable, all Holders of Claims and Equity Interests receiving distributions hereunder and all other Entities shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of this Plan or the Confirmation Order. On or before the Effective Date, the Debtors shall File with the Bankruptcy Court all agreements and other documents that may be necessary or appropriate to effectuate and further evidence the terms and conditions hereof.

J.	Severability

If, prior to the Confirmation Date, any term or provision of this Plan is determined by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision will then be applicable as altered or interpreted, provided, however, that any such altered form must be consistent with the Restructuring Support Agreement. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of this Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

Exhibit A – Page 66

K.	Service of Documents

All notices, requests, and demands to or upon the Debtors or the Reorganized Debtors to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

A.M. Castle & Co.
1420 Kensington Road, Suite 220
Oak Brook, IL 60523
Telephone: (847) 349-2516
Facsimile: (847) 455-7111
Attention: Marec E. Edgar

with copies to:

Pachulski Stang Ziehl & Jones LLP
919 North Market Street, 17th Floor
Wilmington, DE 19899-8705 (Courier 19801)
Attn:      Richard M. Pachulski, Esq., Jeffrey N. Pomerantz, Esq.,

Maxim B. Litvak, Esq., Peter J. Keane, Esq.

L.	Exemption from Certain Transfer Taxes Pursuant to Section 1146(a) of the Bankruptcy Code

To the extent permitted by applicable law, pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property pursuant hereto shall not be subject to any Stamp or Similar Tax or governmental assessment in the United States, and the Confirmation Order shall direct the appropriate federal, state or local governmental officials or agents or taxing authority to forgo the collection of any such Stamp or Similar Tax or governmental assessment and to accept for filing and recordation instruments or other documents pursuant to such transfers of property without the payment of any such Stamp or Similar Tax or governmental assessment. Such exemption specifically applies, without limitation, to (i) all actions, agreements and documents necessary to evidence and implement the provisions of and the distributions to be made under this Plan, including the New ABL Facility Documents or the New Roll-Up Facility Documents; (ii) the issuance of the New Notes and the New Common Stock; (iii) the maintenance or creation of security or any Lien as contemplated by the New ABL Facility Documents or the New Roll-Up Facility Documents and the New Notes; and (iv) assignments executed in connection with any transaction occurring under the Plan.

M.	Governing Law

Except to the extent that the Bankruptcy Code, the Bankruptcy Rules or other federal law is applicable, or to the extent that an exhibit or schedule to this Plan provides otherwise, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the laws of Delaware, without giving effect to the principles of conflicts of law of such jurisdiction; provided that corporate governance matters relating to the Debtors or Reorganized Debtors, as applicable, shall be governed by the laws of the state of organization of the applicable Debtor or Reorganized Debtor, as applicable.

Exhibit A – Page 67

N.	Tax Reporting and Compliance

The Reorganized Debtors are hereby authorized, on behalf of the Debtors, to request an expedited determination under section 505(b) of the Bankruptcy Code of the tax liability of the Debtors are for all taxable periods ending after the Petition Date through, and including, the Effective Date.

O.	Schedules

All exhibits and schedules to this Plan, including the Exhibits and Plan Schedules, are incorporated and are a part of this Plan as if set forth in full herein.

P.	No Strict Construction

This Plan is the product of extensive discussions and negotiations between and among, inter alia, the Debtors, the Consenting Creditors, and their respective professionals. Each of the foregoing was represented by counsel of its choice who either participated in the formulation and documentation of, or was afforded the opportunity to review and provide comments on, this Plan, the Disclosure Statement, Exhibits and Plan Schedules, and the agreements and documents ancillary or related thereto. Accordingly, unless explicitly indicated otherwise, the general rule of contract construction known as “contra proferentem” or other rule of strict construction shall not apply to the construction or interpretation of any provision of this Plan, the Disclosure Statement, Exhibits and Plan Schedules, and the documents ancillary and related thereto.

Q.	Controlling Document

In the event of an inconsistency between this Plan and the Plan Supplement, the terms of the relevant document in the Plan Supplement shall control unless otherwise specified in such Plan Supplement document. In the event of an inconsistency between this Plan and any other instrument or document created or executed pursuant to this Plan, or between this Plan and the Disclosure Statement, this Plan shall control. The provisions of this Plan and of the Confirmation Order shall be construed in a manner consistent with each other so as to effectuate the purposes of each; provided, however, that if there is determined to be any inconsistency between any provision of this Plan and any provision of the Confirmation Order that cannot be so reconciled, then, solely to the extent of such inconsistency, the provisions of the Confirmation Order shall govern, and any such provisions of the Confirmation Order shall be deemed a modification of this Plan.

[Remainder of Page Intentionally Blank]

Exhibit A – Page 68

Dated: May 15, 2017

A. M. CASTLE & CO.

By:	/s/ Patrick R. Anderson
Name:	Patrick R. Anderson
Title:	Executive Vice President, Chief Financial Officer & Treasurer

HY-ALLOY STEELS COMPANY

By:	/s/ Patrick R. Anderson
Name:	Patrick R. Anderson
Title:	Treasurer

KEYSTONE SERVICE, INC.

By:	/s/ Patrick R. Anderson
Name:	Patrick R. Anderson
Title:	Treasurer

KEYSTONE TUBE COMPANY, LLC

By:	/s/ Patrick R. Anderson
Name:	Patrick R. Anderson
Title:	Treasurer

TOTAL PLASTICS, INC.

By:	/s/ Patrick R. Anderson
Name:	Patrick R. Anderson
Title:	Treasurer

[Signature Page to Debtors’ Prepackaged Joint Chapter 11 Plan of Reorganization]

Exhibit A – Page 69

Page

Schedule A

Methodology

The New Notes will be convertible into New Common Stock at any time at the option of the holder of such New Notes at a conversion premium of 20.0% based on an implied equity value that is calculated based on a total enterprise value of the Reorganized Debtors of $250 million, deducting, in each case as of the Effective Date, (i) any borrowings under the New ABL Facility or New Roll-Up Facility, as applicable, and any credit facility incurred by the Debtors’ non-Debtor Affiliates (the “Foreign Facilities”) and (ii) the outstanding principal amount of the New Notes.

Illustrative Example

The following is an illustrative example of the methodology described above, based on certain assumptions set forth below. The following example is for illustrative purposes only and may not reflect the actual equity splits that result from the actual capitalization of the Debtors at the Effective Date.

Assumptions:

(1)	Assumes $75.5 million outstanding borrowings under the New ABL Facility and the Foreign Facilities (if any) on the Effective Date.

(2)	Assumes a $35.0 million purchase price for the New Money Notes pursuant to the Commitment Agreement, which results in the $43.75 million initial principal amount million of New Money Notes to be issued on the Effective Date.

Reorganized Debtors - Illustrative Implied Pro Forma Diluted Equity Splits(1)
New Money Notes	22.96%
Holders of Prepetition Second Lien Secured Claims	64.19%
Holders of Prepetition Third Lien Secured Claims	2.90%
Holders of Existing Equity Interests in Parent	1.68%
Management Incentive Plan	8.27%
Total	100.0%

(1)	The equity splits in the table above reflect the issuance of all shares of New Common Stock available for issuance under the Management Incentive Plan as of the Effective Date. Pursuant to the Plan, grants under the Management Incentive Plan on the Effective Date will equal 60% of the MIP Pool (inclusive of $2.4 million of New Notes), with the remainder to be subsequently issued at the sole discretion of the New Board. Illustrative equity splits do not take into account any dilution resulting from pay-in-kind interest that may be incurred after the Effective Date on account of the New Notes.

Exhibit A – Page 70

EXHIBIT B-1

FIRST AMENDMENT TO RESTRUCTURING SUPPORT AGREEMENT

This FIRST AMENDMENT TO RESTRUCTURING SUPPORT AGREEMENT dated as of May 12, 2017 (this “Amendment”), is entered into by and among (1) A.M. CASTLE & CO., a Maryland corporation (“A.M. Castle”), TOTAL PLASTICS, INC., a Michigan corporation, HY-ALLOY STEELS COMPANY, a Delaware corporation, KEYSTONE TUBE COMPANY, LLC, a Delaware limited liability company, and KEYSTONE SERVICE, INC., an Indiana corporation (collectively, the “A.M. Castle Parties,” and each, an “A.M. Castle Party”), (2) SGF, Inc. (“SGF”), and (3) the undersigned beneficial holders (or investment advisors or managers for such beneficial holders) of claims against, or interests in, the A.M. Castle Parties (collectively, the “A.M. Castle Claims/Interests”), including A.M. Castle Claims/Interests arising under (a) that certain Credit Agreement, dated as of December 8, 2016 (as amended, supplemented or otherwise modified from time to time), by and among A.M. Castle and Total Plastics, Inc., as borrowers, each of the guarantors named therein, the lenders party thereto, and Cantor Fitzgerald Securities, as administrative agent and collateral agent, (b) that certain indenture, dated as of February 8, 2016 (as amended, supplemented or otherwise modified from time to time), by and among A.M. Castle, as Issuer, each of the guarantors named therein and U.S. Bank, National Association, as trustee, and/or (c) that certain indenture, dated as of May 19, 2016 (as amended, supplemented or otherwise modified from time to time), by and among A.M. Castle, as Issuer, each of the guarantors named therein and U.S. Bank, National Association, as trustee, in each case, together with their respective successors and permitted assigns that subsequently become party hereto in accordance with the terms hereof (together with SGF, each, a “Consenting Creditor,” and collectively, the “Consenting Creditors”).

Each of the A.M. Castle Parties, the Consenting Creditors, and any subsequent person or entity that becomes a party hereto in accordance with the terms of the RSA (as defined below), are referred to as the “Parties” and individually as a “Party.” Unless otherwise defined herein, all defined terms used in this Amendment shall have the meanings ascribed to such terms in the RSA.

RECITALS

WHEREAS, the Parties have entered into that certain Restructuring Support Agreement, dated as of April 6, 2017 (as amended, supplemented, or otherwise modified and in effect from time to time, the “RSA”);

WHEREAS, as of the date hereof, the Parties desire to enter into this Amendment to make certain modifications to the Term Sheet attached as Exhibit A of the RSA upon the terms and conditions set forth herein.

 Exhibit B-1 - Page 1

NOW THEREFORE, in consideration of the premises and mutual agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Amendment. The RSA is hereby amended as follows:

(a)	The Term Sheet attached as Exhibit A of the RSA is hereby replaced with Exhibit A attached hereto and all references to the “Term Sheet” in the RSA shall be to Exhibit A attached hereto.

(b)	All references to the words “Backstop” or “backstop” in the RSA are hereby replaced with the words “Commitment” or “commitment”, as applicable.

(c)	Clause (a)(ix) of Section 4 of the RSA is hereby deleted in its entirety and replaced with the following: “[reserved]”.

(d)	Clause (a)(x) of Section 4 of the RSA is hereby deleted in its entirety and replaced with the following: “the commitment agreement with respect to the Commitment Parties’ commitment to purchase their pro rata share of the New Money Notes (the “Commitment Agreement”)”.

2.	Effectiveness. This Amendment shall become effective and binding when counterpart signature pages to this Amendment have been executed and delivered by the Parties constituting Required Consenting Creditors under the RSA.

3.	Miscellaneous. Except as expressly set forth herein, the RSA is and shall remain unchanged and in full force and effect, and nothing contained in this Amendment shall, by implication or otherwise, limit, impair, constitute a waiver of, or otherwise affect the rights of the A.M. Castle Parties or the Consenting Creditors, or shall alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants, or agreements contained in the RSA.

4.	Survival. This Amendment shall be binding upon and inure to the benefit of and be enforceable by the successors and permitted assigns of the parties hereto.

5.	Governing Law. This Amendment shall be governed by and construed in accordance with the law of the State of New York.

6.	Counterparts. This Amendment may be executed by one or more of the parties on any number of separate counterparts (including by electronic transmission of signature pages hereto), and all of such counterparts taken together shall be deemed an original and to constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

[Signature Pages Follow]

 Exhibit B-1 - Page 2

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered on the date first written above.

A. M. CASTLE & CO.

By:	/s/ Patrick R. Anderson
Name:	Patrick R. Anderson
Title:	Executive Vice President, Chief Financial Officer & Treasurer

HY-ALLOY STEELS COMPANY

By:	/s/ Patrick R. Anderson
Name:	Patrick R. Anderson
Title:	Treasurer

KEYSTONE SERVICE, INC.

By:	/s/ Patrick R. Anderson
Name:	Patrick R. Anderson
Title:	Treasurer

KEYSTONE TUBE COMPANY, LLC

By:	/s/ Patrick R. Anderson
Name:	Patrick R. Anderson
Title:	Treasurer

TOTAL PLASTICS, INC.

By:	/s/ Patrick R. Anderson
Name:	Patrick R. Anderson
Title:	Treasurer

[Signature Page to Restructuring Support Agreement (A.M. Castle & Co.)]

 Exhibit B-1 - Page 3

CONSENTING CREDITORS:

(on behalf of itself and certain funds)

A.M. Castle Claims/Interests under the First Lien Credit Agreement:

$

A.M. Castle Claims/Interests under the Second Lien Indenture:

$

A.M. Castle Claims/Interests under the Third Lien Indenture:

$

Other A.M. Castle Claims/Interests (if any):

$

[Signature Page to First Amendment to Restructuring Support Agreement]

 Exhibit B-1 - Page 4

EXHIBIT A

A.M. CASTLE & CO. RESTRUCTURING TERM SHEET May 12, 2017

This Restructuring Term Sheet (the “Term Sheet”) sets forth the principal terms of a financial restructuring (the “Restructuring”) of the existing debt and other obligations of A.M. Castle & Co. and its direct and indirect subsidiaries (each, a “Company Entity,” and collectively, the “Company”). The Restructuring shall be consummated in accordance with the terms of a restructuring support agreement, to be entered into by and among the Company and certain beneficial holders (or investment advisors or managers for such beneficial holders) of claims against the Company (collectively, the “Consenting Creditors”), to which this Term Sheet shall be attached (the “RSA”), either in an out-of-court proceeding or pursuant to a “pre-packaged” chapter 11 plan of reorganization (a “Plan”) confirmed in voluntary, jointly administered cases (the “Chapter 11 Cases,” and the date on which the Company commences the Chapter 11 Cases, the “Petition Date”) under title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”) before the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

THIS RESTRUCTURING TERM SHEET DOES NOT CONSTITUTE (NOR SHALL IT BE CONSTRUED AS) AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OR REJECTIONS AS TO ANY PLAN OF REORGANIZATION, IT BEING UNDERSTOOD THAT SUCH A SOLICITATION, IF ANY, ONLY WILL BE MADE IN COMPLIANCE WITH APPLICABLE PROVISIONS OF SECURITIES, BANKRUPTCY, AND/OR OTHER APPLICABLE LAWS.

THIS TERM SHEET IS FOR DISCUSSION PURPOSES ONLY AND DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES AND OTHER PROVISIONS WITH RESPECT TO THE TRANSACTIONS DESCRIBED HEREIN, WHICH TRANSACTIONS WILL BE SUBJECT TO THE COMPLETION OF DEFINITIVE DOCUMENTS INCORPORATING THE TERMS SET FORTH HEREIN AND THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS. NO BINDING OBLIGATIONS WILL BE CREATED WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED BY THIS TERM SHEET UNLESS AND UNTIL BINDING DEFINITIVE AGREEMENTS ARE EXECUTED AND DELIVERED BY ALL APPLICABLE PARTIES.

Exhibit B-1 - Page 1

THE COMPANY’S EXISTING INDEBTEDNESS
Existing First Lien Secured Debt	Approximately $99.5 million as of March 31, 2017	“Existing First Lien Secured Debt” shall mean the outstanding obligations of the Company under the Credit Agreement dated December 8, 2016 by and among (i) the Company, (ii) Highbridge Capital Management, LLC, Corre Partners Management, LLC, Whitebox Credit Partners, L.P., WFF Cayman II Limited, and SGF, LLC and (iii) Cantor Fitzgerald (the “Credit Agreement”), as amended, restated or otherwise modified from time to time in accordance with its terms.
“First Lien Secured Debt Claims1[1]
Existing Second Lien Secured Debt	Approximately $177 million as of March 31, 2017

“Existing Second Lien Secured Debt” shall mean the outstanding obligations of the Company under: (i) the Indenture dated February 8, 2016 by and between the Company, as Issuer and Guarantors, and U.S. Bank National Association, as Trustee (the “Senior Notes Indenture”) and (ii) the 12.75% Senior Secured Notes due 2018 (the “Senior Notes”), in each case as amended, restated or otherwise modified from time to time in accordance with their terms.

“Second Lien Secured Debt Claims” shall mean any and all Claims arising under or related to the Senior Notes Indenture or the Senior Notes.

Existing Third Lien Secured Debt	Approximately $22.3 million as of March 31, 2017

“Existing Third Lien Secured Debt” shall mean the outstanding obligations of the Company under: (i) the Indenture dated May 19, 2016 by and between the Company, as Issuer and Guarantors, and U.S. Bank National Association, as Trustee (the “Convertible Notes Indenture”) and (ii) the 5.25% Convertible Senior Secured Notes due 2019 (the “Convertible Notes”), in each case as amended, restated or otherwise modified from time to time in accordance with their terms.

“Third Lien Secured Debt Claims” shall mean any and all Claims arising under or related to the Convertible Notes Indenture or the Convertible Notes.

Other Secured Debt	Approximately $0 million as of March 31, 2017

“Other Secured Debt” shall mean the outstanding debt obligations of the Company, if any, that were permitted, and were secured by properly perfected liens that were permitted, by the Credit Agreement, the Senior Notes Indenture and the Convertible Notes Indenture (e.g., certain obligations secured by liens for taxes being contested or not yet due and payable, certain statutory liens incurred in the ordinary course of business, workers’ compensation and similar liens incurred in the ordinary course of business, purported liens relating to equipment leases entered into in the ordinary course of business, liens securing customs duties, and liens securing limited classes of permitted indebtedness).

“Other Secured Debt Claims” shall mean any and all Claims arising under or related to the Other Secured Debt.

1 “Claims” shall mean any “claims” as defined in section 101(5) of the Bankruptcy Code against any of the Company Entities, whether or not asserted.

Exhibit B-1 - Page 2

RESTRUCTURING TRANSACTIONS
Credit Agreement Amendment	On or prior to April 7, 2017, the Company and the Consenting Creditors that are holders of First Lien Secured Debt Claims shall enter into an amendment to the Credit Agreement pursuant to which certain existing financial covenants shall be amended if and to the extent necessary to permit the Company to avoid a going concern qualification in its audited financial statements. Other than as set forth above, the Credit Agreement shall remain unchanged and in full force and effect.
Commitment Agreement

Prior to the effective date of the Restructuring (the “Effective Date”), the Company shall enter into a commitment agreement (the “Commitment Agreement”) with the Consenting Creditors that are holders of First Lien Secured Debt Claims (collectively, the “Commitment Parties”), pursuant to which the Commitment Parties shall agree to purchase their pro rata share of senior secured convertible notes (the “New Money Notes”) for an aggregate purchase price equal to $40 million (the “New Money Amount”); provided that the New Money Amount shall be reduced on a dollar-for-dollar basis if and to the extent that the Opening Liquidity (as defined below) as of the Effective Date, as determined by the Company with the consent of the Required Consenting Creditors (as defined in the RSA) in accordance with the terms of the Commitment Agreement, exceeds $25 million. For purposes of this Term Sheet, “Opening Liquidity” means, as of the Effective Date, the Reorganized Company’s (as defined below) unrestricted borrowing availability, without giving effect to any availability blocks that are not applicable following the Effective Date, and unrestricted cash or equivalents after giving effect to the payment of all cash transaction and financing fees associated with the Restructuring, including any required reimbursement by the Reorganized Company of the fees and expenses of professionals and advisors of the Consenting Creditors.

The New Money Notes shall be issued at a purchase price of $800 in cash for each $1,000 principal amount of New Money Notes (i.e., if the New Money Amount is $40 million, such New Money Notes shall have an aggregate face amount of $50 million), but shall otherwise contain the same terms and conditions as the Exchange Notes (as defined below).[2]

Pursuant to the Commitment Agreement, in exchange for the Commitment Parties’ agreements therein, the Commitment Parties shall receive a put option payment equal to $2.0 million (which represents 5.0% of the maximum New Money Amount) (the “Put Option Payment”), which shall be deemed to have been fully earned upon execution of the Commitment Agreement and shall be payable in cash by the Company upon the earlier of the Effective Date and termination of the Commitment Agreement in accordance with its terms.
Use of Cash Collateral/DIP Facility

If necessary, the holders of First Lien Secured Debt Claims or the New ABL Facility (as defined below) (as applicable, the “DIP Lenders”) will both consent to the Company’s use of cash collateral and/or provide the Company with debtor-in-possession financing (the “DIP Facility”), in each case on terms and conditions that shall be in form and substance acceptable to the DIP Lenders and the Required Consenting Creditors. There will be no fee payable by the Company for the DIP Facility or use of cash collateral.

“DIP Facility Claims” shall mean any and all Claims arising under or related to the DIP Facility.

2 For avoidance of doubt, the parties acknowledge that any reduction of the New Money Amount will reduce on a pro rata basis the aggregate amount of New Common Stock issuable upon conversion of the New Money Notes, resulting in higher pro rata holdings of New Common Stock by, and less dilution of, other recipients of New Common Stock in connection with the Restructuring.

Exhibit B-1 - Page 3

New ABL Facility / Roll-up Facility

The Company shall use best efforts to close on a new asset-based revolving credit facility (the “New ABL Facility”) that would be funded on the Effective Date, which New ABL Facility (a) shall be secured in the aggregate by a perfected first priority lien(s) on all or substantially all of the Company’s assets and (b) may consist of two or more separate facilities secured, respectively and separately, by the Company’s United States/Canada operations and the Company’s foreign operations. The credit documents for the New ABL Facility shall be in form and substance acceptable to the Company and the Required Consenting Creditors.

If the Company has not closed on a New ABL Facility (as defined below) on or before the Effective Date, then the First Lien Secured Debt Claims not otherwise paid in cash on the Effective Date shall be refinanced on the Effective Date with issuance to holders of such claims their pro rata share of a new first lien term loan credit facility in an aggregate principal amount that is sufficient, together with the Company’s cash-on-hand (including the proceeds of the New Money Notes), to refinance the DIP Facility, if any, and the Existing First Lien Secured Debt (the “Roll-up Facility”). The Roll-up Facility, if any, shall (a) bear interest at the fixed annual rate of 10.0% for the first eighteen (18) months and 11.0% for the next 18 months, payable in cash on each interest payment date, (b) have a maturity date that is three years after the Effective Date, (c) may be prepaid in full at any time during the first eighteen (18) months subject to payment of a prepayment premium equal to 101.0% of the principal amount so prepaid, and thereafter with no prepayment penalty, and (d) shall otherwise be in form and substance acceptable to the Consenting Creditors that are holders of First Lien Secured Debt Claims, the Company, and the Required Consenting Creditors.

Exhibit B-1 - Page 4

New Notes	On the Effective Date, the Company shall issue new senior secured convertible notes (the “New Notes”) in an aggregate principal amount of up $167.4 million, which shall consist of (i) $115.0 million in aggregate principal amount of Exchange Notes, which shall be convertible into 65.2% of the New Common Stock (as defined below) as of the Effective Date and before any dilution pursuant to the MIP (as defined below) (assuming for illustrative purposes only that the New Money Amount is $40 million), (ii) up to $50.0 million in aggregate principal amount of New Money Notes, which shall be convertible into up to 28.3% of the New Common Stock as of the Effective Date and before any dilution pursuant to the MIP (assuming for illustrative purposes only that the New Money Amount is $40 million), and (iii) $2.4 million in aggregate principal amount of New Notes issued pursuant to the MIP.

Exhibit B-1 - Page 5

The New Notes shall (a) have a maturity date that is five (5) years after the Effective Date, (b) bear interest at the fixed annual rate of (i) if the Company has closed on a New ABL Facility (as defined herein) on or before the Effective Date, either (A) 5.0% payable quarterly in cash or (B) if payment of interest in cash would trigger a covenant default or block access to required liquidity under the New ABL Facility, 7.0% payable quarterly in-kind or (ii) if the Company has closed on a Roll-up Facility on or before the Effective Date, either (A) 5.0% payable quarterly in cash or (B) at the election of the Company based on management’s reasonable, good faith assessment of then current liquidity, 7.0% payable quarterly in kind, (c) be secured by a perfected (i) second priority lien on all of the Company’s assets that secure the New ABL Facility and (ii) first priority lien on any assets that do not secure the New ABL Facility, and (d) be convertible into New Common Stock at any time at the option of the holder of such New Notes at a conversion premium of (20.0%) based on a total enterprise value of the Company of $250 million. The New Notes shall be subject to anti-dilution protections substantially consistent with those applicable to the Existing Third Lien Secured Debt. The New Notes may be subject to a conversion cap of 9.99% if desired by the Required Consenting Creditors; provided, however, no such conversion cap shall be applicable: (i) to any person who as of the Effective Date directly or indirectly beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) 10% or more of the New Common Stock (or equivalents), without giving effect to the conversion of any New Notes; (ii) to any person who is an affiliate as of the Effective Date, without giving effect to the conversion of any New Notes; and (iii) in the event of a conversion of the New Notes in connection with a fundamental change. The indenture and other credit documents for the New Notes shall otherwise be in form and substance acceptable to the Company and the Required Consenting Creditors.
TREATMENT OF CLAIMS AND INTERESTS
Treatment of Claims	Claims	Proposed Treatment of Claims
DIP Facility Claims

On the Effective Date, each holder of a DIP Facility Claim will receive payment in full in cash from (a) if the Company incurs the New ABL Facility, the proceeds of the New Money Notes and the New ABL Facility, or (b) if the Company incurs the Roll-up Facility, the proceeds of the Roll-up Facility.

Exhibit B-1 - Page 6

Administrative and Priority Claims	[*]

Unless otherwise agreed to by the holder of an allowed administrative claim or priority claim against the Company, each holder of an allowed administrative claim or priority claim against the Company shall be paid in full in cash on the Effective Date or in the ordinary course of business.

Other Secured Debt Claims	$0 million (est.)

Unless otherwise agreed to by the holder of an allowed Other Secured Debt Claim, on the Effective Date, each holder of an allowed Other Secured Debt Claim shall receive, at the option of the Company with the consent of the Required Consenting Creditors, (i) payment in full in cash, (ii) reinstatement of the legal, equitable and contractual rights of the holder relating to such Other Secured Debt Claim, (iii) delivery of the collateral securing such Other Secured Debt Claim, or (iv) treatment in any other manner so that such Other Secured Debt Claim shall otherwise be rendered unimpaired.

First Lien Secured Debt Claims	$99.5 million (est.) + accrued and unpaid interest and expenses and other obligations as of the Effective Date[3]	In full and final satisfaction of the First Lien Secured Debt Claims, on the Effective Date, each holder of a First Lien Secured Debt Claim will (i) if the Company incurs the New ABL Facility, receive payment in full in cash from the proceeds of the New Money Notes and the New ABL Facility, or (ii) if the Company incurs the Roll-up Facility, receive (a) receive its pro rata share of the Roll-up Facility and (b) cash in an amount equal to the Exit Fee plus all accrued and unpaid interest through and including the Effective Date.[4]
Second Lien Secured Debt Claims	$177 million + accrued and unpaid interest and expenses and other obligations

In full and final satisfaction of the Second Lien Secured Debt Claims, on the Effective Date, each holder of a Second Lien Secured Debt Claim will receive its pro rata share of (a) New Notes in an aggregate principal amount equal to $111.875 million (the “2L Exchange Notes”), (b) 65.0% of the New Common Stock, subject to dilution only on account of (i) shares of New Common Stock issued upon conversion of the New Notes and (ii) shares issued or available for issuance under the Management Incentive Plan, and (c) cash in amount equal to $6.65 million.

3 For the avoidance of doubt, regardless of whether the Company incurs the New ABL Facility or the Roll-up Facility, the First Lien Secured Debt Claims shall include, and holders of First Lien Secured Debt Claims shall receive payment in cash in full on the Effective Date on account of, the Exit Fee (as defined in the Credit Agreement) and all accrued and unpaid interest through and including the Effective Date.

4 Manner of treatment of Roll-up Facility, if necessary, subject to ongoing review and shall be acceptable to the Required Consenting Creditors.

Exhibit B-1 - Page 7

Third Lien Secured Debt Claims	$22.3 million + accrued and unpaid interest and expenses and other obligations

In full and final satisfaction of the Third Lien Secured Debt Claims, on the Effective Date, each holder of a Third Lien Secured Debt Claim will receive its pro rata share of (a) New Notes in an aggregate principal amount equal to $3.125 million (the “3L Exchange Notes,” and together with the 2L Exchange Notes, the “Exchange Notes”), and (b) 15.0% of the New Common Stock, subject to dilution only on account of (i) shares of New Common Stock issued upon conversion of the New Notes and (ii) shares issued or available for issuance under the Management Incentive Plan.

General Unsecured Claims[5]	[*]

General Unsecured Claims, if undisputed, non-contingent, and liquidated, will be rendered unimpaired and paid in the ordinary course of business. If the Restructuring is consummated through Chapter 11 Cases, the Company shall seek, as part of its first day motions, Bankruptcy Court authorization to pay General Unsecured Claims in the ordinary course of business.

Intercompany Claims	N/A

On the Effective Date, all intercompany claims between any of the Company Entities shall be, at the option of the Company with the consent of the Required Consenting Creditors, either: (a) reinstated, (b) converted into equity, or (c) cancelled and may be compromised, extinguished, or settled after the Effective Date.

Existing Equity Interests in A.M. Castle	N/A

All existing equity interests in A.M. Castle will be deemed cancelled upon the Effective Date and will be of no further force and effect, whether surrendered for cancellation or otherwise. However, as a resolution and settlement of any potential claims or causes of action relating to the Debtors and in consideration of the Third Party Release, each holder of existing equity interests in A.M. Castle who does not object to the Plan and does not opt-out of the releases under the Plan shall receive its pro rata share (calculated based upon those holders that do no object to the Plan and do not opt-out of the releases under the Plan) of 20% of the New Common Stock, subject to dilution only on account of (i) shares of New Common Stock issued upon conversion of the New Notes, and (ii) shares issued or available for issuance under the Management Incentive Plan.

5 “General Unsecured Claims” consist of all unsecured claims of the Company as of the Petition Date. General Unsecured Claims do not include, for the avoidance of doubt, any claims under section 510(b) of the Bankruptcy Code or claims that may be asserted relating to any equity interests.

Exhibit B-1 - Page 8

Existing warrants and options to purchase equity securities and any related Section 510(b) Claims against the Company	N/A	On the Effective Date, all warrants and options to purchase equity interests in the Company and any related Section 510(b) Claims shall be cancelled.
ADDITIONAL RESTRUCTURING TERMS
Terms		Consideration
Corporate Structure		As part of the Restructuring, the Company will, with the consent of the Required Consenting Creditors, effectuate a corporate restructuring by means of any mergers, amalgamations, consolidations, arrangements, agreements, continuances, restructurings, transfers, conversions, dispositions, liquidations, dissolutions, or other corporation transactions that may be advisable to result in a new corporate structure for the reorganized Company (the “Reorganized Company”).
On the Effective Date, the Reorganized Company shall be a registrant under the Securities Exchange Act of 1934. The Reorganized Company will have a single class of equity interest (the “New Common Stock6[6]

6 The Parties may discuss the desirability of an additional authorized class of “blank check” preferred stock for the Reorganized Company to facilitate its ability to conduct post-Effective Date equity financings.

Exhibit B-1 - Page 9

On the Effective Date, the Reorganized Company will (a) issue, to the Commitment Parties, the New Money Notes purchased pursuant to the Commitment Agreement, (b) issue, to the holders of Second Lien Secured Debt Claims, the 2L Exchange Notes and the shares of New Common Stock to be issued under “Second Lien Secured Debt Claims” above, (c) issue, to the holders of Third Lien Secured Debt Claims, the 3L Exchange Notes and the shares of New Common Stock to be issued under “Third Lien Secured Debt Claims” above, (d) issue, to holders of existing equity interests and related Section 510(b) Claims, the shares of New Common Stock to be issued under “Existing Equity Interests and any Related Section 510(b) Claims against the Company” above, and (e) issue to participants in the MIP all grants to be effected to such participants as of the Effective Date (see “Management Incentive Plan” below).

If the Required Consenting Creditors determine that it is desirable that the Reorganized Company, following the Effective Date, cease to be a reporting company under the Securities Exchange Act of 1934, as amended, the capital stock of the Reorganized Company shall be issued subject to such restrictions on transfer, set forth either in a stockholders agreement or the corporate charter of the Reorganized Company, each of which shall be acceptable to the Required Consenting Creditors, as may be appropriate to safeguard against the unintentional application of the registration provisions of Section 12(g) of the Securities Exchange Act of 1934, as amended, to the Reorganized Company.
Governance

Subject to any requirements imposed by the Reorganized Company’s listing exchange, the board of directors of the Reorganized Company (the “New Board”) shall be comprised of five members: (i) the President and Chief Executive Officer of the Reorganized Company, (ii) Jon Mellin, and (iii) three directors selected by the Consenting Creditors.

The Company’s existing directors shall be considered for appointment to the New Board and existing management will be consulted in connection with selection of the Consenting Creditors’ designees.

Steven Scheinkman shall be Chairperson of the New Board until the 2018 annual shareholders meeting, at which time the New Board will either reaffirm Mr. Scheinkman as Chairperson or elect a new Chairperson.

Exhibit B-1 - Page 10

Conditions Precedent to the Effective Date

If the Restructuring is consummated through Chapter 11 Cases, the occurrence of the Effective Date shall be subject to the satisfaction of certain conditions precedent customary in transactions of the type described herein, including, without limitation, the following:

●    The Bankruptcy Court shall have entered an order confirming the Plan and authorizing all of the transactions and agreements contemplated thereby (the “Confirmation Order”), which Confirmation Order shall be in form and substance acceptable to the Required Consenting Creditors and such Confirmation Order shall be final and non-appealable and no stay shall be in effect with respect thereto.

●    All definitive documentation for the Restructuring shall have been executed and remain in full force and effect, which definitive documentation shall be in form and substance acceptable to the Required Consenting Creditors.

●    All requisite filings with governmental authorities and third parties shall have become effective, and all governmental authorities and third parties shall have approved or consented to the Restructuring, to the extent required.

●    All documents contemplated by the RSA and Plan to be executed and delivered on or before the Effective Date shall have been executed and delivered.

Cancellation of Notes, Instruments, Certificates, and Other Documents

On the Effective Date, except to the extent otherwise provided in the RSA or any Plan, all notes, instruments, certificates, and other documents evidencing claims against or interests in the Company shall be cancelled and the obligations of the Company related thereto shall be discharged.

Exhibit B-1 - Page 11

Issuance of New Securities; Execution of Plan Documents

On the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Company shall issue all securities, notes, instruments, warrants, certificates, and other documents required to be issued under the RSA or any Plan. It is the intent of the parties that any securities as defined in section 2(a)(1) of the Securities Act of 1933 issued under any Plan, except with respect to any entity that is an underwriter, shall be exempt from registration under U.S. state and federal securities laws pursuant to section 1145 of the Bankruptcy Code and the Reorganized Company will use its commercially reasonable best efforts to utilize (i) section 1145 of the Bankruptcy Code or (ii) to the extent that such exemption is unavailable, any other available exemptions from registration, as applicable.

Registration Rights

All Registrable Securities (as defined below) shall be subject to customary shelf registration rights pursuant to a customary registration rights agreement (the “Registration Rights Agreement”). The Registration Rights Agreement will permit all legal means of monetizing the Registrable Securities by the selling stockholders. Pursuant to the Registration Rights Agreement, the Company shall file a registration statement (the “Registration Statement”) on Form S-3 (or another appropriate form, if Form S-3 is unavailable) to register the resale of such Registrable Securities not later than thirty days after the Effective Date and to have such Registration Statement declared effective as soon as practicable thereafter. The Company shall also seek to have such Registration Statement declared effective by the SEC as soon as practicable after filing thereof.

“Registrable Securities” means all shares of New Common Stock beneficially owned by Consenting Creditors (including shares of New Common Stock (x) issuable upon conversion of New Notes and (y) issued to Consenting Creditors in the Restructuring), except that shares of New Common Stock shall cease to be Registrable Securities when both (i) such shares of New Common Stock are (or would be upon conversion of the New Notes) freely transferable by the holder thereof without compliance with volume or manner of sale limitations and (ii) the holder of such shares of New Common Stock beneficially owns less than 2.5% of the then outstanding primary shares of New Common Stock (or such other amount as is agreed to by the Required Consenting Creditors).

Exhibit B-1 - Page 12

Management Incentive Plan	The Plan will provide for the establishment of a customary management equity incentive plan as provided in separate documentation (the “MIP”) under which, among other things, 10% of the New Common Stock outstanding as of the Effective Date on a fully diluted basis other than on account of any dilution from shares of New Common Stock issued upon conversion of the New Money Notes (as adjusted to exclude any original issue discount arising from the purchase price of such notes and any Put Option Payment associated with such notes) will be reserved for grants to be approved by the New Board for officers, directors and other key employees of the Reorganized Company (the “MIP Pool7[7]

Issuance to occur in 2 tranches:

●    Tranche A: 60% of the MIP Pool to be issued on the Effective Date in the form of the $2.4 million in aggregate principal amount of New Notes and the remainder in restricted stock or RSUs

●   Tranche B: 40% of the MIP Pool to be issued at the sole discretion of the New Board

●   Unallocated awards to be allocated in full upon a change in control, at the discretion of the New Board

Vesting to occur as follows, subject to continued employment of the holder:

●    Tranche A: Cliff vesting on 3rd anniversary of Effective Date

●    Tranche B: Vesting as determined by the New Board in its sole discretion

●    Full grant and vesting of all awards upon a change in control

●    Prorated vesting of awards upon death/disability or termination by employer without cause or by employee for good reason

7 For illustrative purposes only, if the New Money Amount is $35 million, the MIP Pool shall equal 8.27% of New Common Stock on a fully diluted basis, comprised of $2.4 million of New Notes and 7.01% of New Common Stock.

Exhibit B-1 - Page 13

If the employment of any member of management under a written employment agreement with the Company (an “Executive”) is terminated in connection with a change in control, change in control severance benefits payable to such Executive shall, to the extent (and only to the extent) all such benefits payable to all Executives in connection with the transaction exceed $4 million, be reduced, dollar-for-dollar, by an amount equal to the MIP value received by such Executive; provided, however, that (a) the amount of reduction shall not exceed such Executive’s pro rata share of $3.2 million (pro rata by reference to the Executive’s share of the aggregate MIP value received by all Executives); and (b) the change in control severance benefits shall not be reduced below such Executive’s pro rata share of $4.0 million (pro rata by reference to the Executive’s share of the aggregate change in control severance benefits that would be payable to all Executives being terminated in connection with such change in control).

The allocation of Tranche A MIP awards that will be granted effective as of the Effective Date shall be as follows:

●    35.0% to CEO

●    65.0% to EVPs and other management, with allocations to be made at the discretion of the CEO with the approval of the New Board (which approval shall not be unreasonably withheld)

Any equity compensation provided to directors of the Reorganized Company shall come solely from and reduce Tranche B of the MIP Pool and will be in an amount that is not greater than $100,000 per year per director. Awards granted to directors following the first anniversary of the Effective Date will be on terms that are consistent in all material respects with any Tranche B MIP award granted to senior management.

The form and substance of any documentation with respect to the MIP and any related management employment agreements shall be reasonably acceptable to the applicable employees and the Required Consenting Creditors.

Exhibit B-1 - Page 14

Post-Effective Date Management Compensation	As of the Effective Date, the Company and its key management will enter into employment and other management arrangements, the form and substance of which shall be acceptable to the applicable employees and the Required Consenting Creditors, covering without limitation base salary, bonus, and executive benefits, in accordance with the RSA and Plan and which shall include the terms and conditions set forth in Annex A.
Key Employee Incentive Plan (“KEIP”) and Key Employee Retention Plan (“KERP”)

An amount equal to an aggregate of $1.6 million will be set aside for participants in the KEIP and the KERP. Amounts under the KEIP shall be payable upon the earlier of the occurrence of the Effective Date or consummation of a sale of the Company that is supported by the Required Consenting Creditors and is consummated prior to, or during the pendency of, the Chapter 11 Cases (a “Qualified Company Sale”). Amounts under the KERP shall be payable at the times indicated in the form of KERP previously provided to the Consenting Creditors.

In addition, upon consummation of a Qualified Company Sale, an additional amount will be paid to KEIP participants equal to 3.0% of the gross sales proceeds (net of transaction costs) in respect of such Qualified Company Sale.

Executory Contracts / Unexpired Leases	The Plan will provide that the executory contracts and unexpired leases that are not assumed or rejected as of the Effective Date pursuant to the Plan or a separate motion will be deemed assumed.
RELEASES
Released Parties	“Released Party” means, collectively, in each case solely in their capacity as such: (a) each of the Company and the Reorganized Company; (b) the Credit Agreement lenders in all of their capacities under the Credit Agreement; (c) the Credit Agreement Agent; (d) the Senior Notes Indenture Trustee; (e) the Convertible Notes Indenture Trustee; (f) each of the Consenting Creditors; (g) the Backstop Parties; and (h) with respect to each of the foregoing identified in clauses (a) through (g) herein, each of such entities’ current and former shareholders, affiliates, subsidiaries, officers directors, employees, members, managers, partners, principals, consultants, agents, attorneys, investment bankers, financial advisors, professionals, advisors, and representatives, together with their predecessors, successors, heirs, executors and assigns, each in their capacities as such; provided that no Excluded Releasing Party shall be a Released Party.

Exhibit B-1 - Page 15

Releasing Parties	“Releasing Parties” means, collectively: (a) each of the Company and the Reorganized Company; (b) the Credit Agreement lenders; (c) the Credit Agreement Agent; (d) the Senior Notes Indenture Trustee; (e) the Convertible Notes Indenture Trustee; (f) each of the Consenting Creditors; (g) the Backstop Parties; (h) without limiting the foregoing, each holder of a Claim against or interest in the Company that (1) has voted to accept the Plan, (2) is deemed to accept the Plan, (3) whose vote to accept or reject the Plan was solicited but who did not vote either to accept or to reject the Plan, or (4) voted to reject the Plan and did not check the box on the applicable ballot indicating that they opt to not grant the releases provided in the Plan; and (i) with respect to each of the foregoing parties under (a) through (h), any successors or assigns thereto. For the avoidance of doubt, the Releasing Parties shall not include any holder of a Claim against or interest in the Company that was entitled to vote on the Plan, voted to reject the Plan, and elected to opt-out of the releases provided for in the Plan (an “Excluded Releasing Party”).

Exhibit B-1 - Page 16

Company Release	The Plan and confirmation order shall provide that, effective as of the Effective Date, pursuant to section 1123(b) of the Bankruptcy Code, on and after the Effective Date, each Released Party will be deemed released by each Company Entity, their chapter 11 estates, and the Reorganized Company from any and all claims, interests, obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of any Company Entity, their chapter 11 estates, or the Reorganized Company, as applicable, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that any Company Entity, its chapter 11 estates, or the Reorganized Company would have been legally entitled to assert in their own right (whether individually or collectively), or on behalf of the holder of any claim against or interest in the Company or other entity, based on or relating to, or in any manner arising from, in whole or in part, the Company, the Restructuring, the Chapter 11 Cases, the purchase, sale, transfer or rescission of the purchase, sale or transfer of any debt, security, asset, right, or interest of the Company or the Reorganized Company, the RSA, the subject matter of, or the transactions or events giving rise to, any claim against or interest in the Company that is treated in any Plan, the business or contractual arrangements between the Company and any Released Party, the restructuring of claims against and interests in the Company prior to or in the Chapter 11 Cases (including in connection with the Restructuring), the negotiation, formulation, or preparation of the restructuring documents or related agreements, instruments or other documents (including the RSA), any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, other than claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes actual fraud, willful misconduct, or gross negligence, each solely to the extent as determined by a final order of a court of competent jurisdiction (the “Company Release”); provided that the foregoing Company Release shall not operate to waive or release any right, claim or cause of action (1) in favor of the Company or the Reorganized Company arising under any contractual obligation owed to such entity not satisfied or discharged under any Plan or (2) as expressly set forth in any Plan or Plan supplement.

Exhibit B-1 - Page 17

Third Party Release	The Plan and confirmation order shall provide that, effective as of the Effective Date, the Releasing Parties (regardless of whether a Releasing Party is a Released Party) conclusively, absolutely, unconditionally, irrevocably, and forever discharge and release (and each entity so discharged and released shall be deemed discharged and released by the Releasing Parties) the Released Parties and their respective property from any and all claims, interests, obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever, any derivative claims, asserted or assertable on behalf of any Company Entity, their chapter 11 estates, or the Reorganized Company, as applicable, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that such entity would have been legally entitled to assert in their own right (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Company, the Company’s restructuring, the Chapter 11 Cases, or the RSA, the purchase, sale, transfer or rescission of the purchase, sale or transfer of any debt, security, asset, right, or interest of the Company or the Reorganized Company, the subject matter of, or the transactions or events giving rise to, any claim against or interest in the Company that is treated in the Plan, the business or contractual arrangements between the Company and any Released Party, the restructuring or any alleged restructuring or reorganization of claims against and interests in the Company prior to or in the Chapter 11 Cases (including the Restructuring), the negotiation, formulation, or preparation of the restructuring documents or related agreements, instruments or other documents (including the RSA), any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, other than claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes actual fraud, willful misconduct, or gross negligence, each solely to the extent as determined by a final order of a court of competent jurisdiction (the “Third Party Release”). Notwithstanding anything to the contrary, the foregoing releases shall not release any obligations of any party under the Plan or any document, instrument or agreement (including those set forth in the Plan supplement) executed to implement or effectuate the Plan, including any Claims or obligations arising under or related to the New Notes, the New ABL Facility (if any) or the Roll-Up Facility (if any).

Exhibit B-1 - Page 18

Exculpation and Injunction	The Plan and confirmation order shall provide customary exculpation and injunction provisions for the Company, the Reorganized Company, and estate representatives.
D&O Insurance	The RSA, and if applicable any Plan and confirmation order therefor, shall provide authorization for the Reorganized Company to purchase, to the extent not already purchased, tail coverage with a term of six years for current and former officers, directors, managers, trustees, and members containing the same coverage that exists under the Company’s current directors’ and officers’ liability insurance policy.
Indemnity	The treatment of all of the Company’s indemnification provisions currently in place (whether in the bylaws, certificates of incorporation, certificates of formation, limited liability company agreements, other organizational or formation documents, board resolutions, indemnification agreements, or employment contracts) for current and former directors, officers, employees, managing agents, and attorneys, and such current directors’ and officers’ respective affiliates, will be assumed by the Reorganized Company.
Expense Reimbursement

The Company shall pay the reasonable and documented fees and expenses of the Consenting Creditors and their advisors in connection with the Restructuring (which advisors shall consist of Paul, Weiss, Rifkind, Wharton & Garrison LLP, Ducera LLC, one local counsel, and any reasonably necessary specialist counsel expressly approved in writing by the Company, which approval shall not be unreasonably withheld).

The Company shall pay the reasonable and documented fees and costs of SGF’s counsel Goodwin Procter LLP in an amount not to exceed $125,000.

* * * * * *

Exhibit B-1 - Page 19

ANNEX A

Terms & Conditions for Post-Effective Date Management Employment Agreements

●	3-year term, with 1-year auto-renewals

●	Severance upon good leaver terminations (i.e., termination by employer without cause (other than death/disability) or by employee with good reason) within 24 months following a future change in control

◦	2x (2.5x for CEO) sum of base salary plus target STIP bonus

▪	(125% of base salary target for CEO; 75% of base salary target for EVPs)

◦	2 years for EVPs/2.5 years for CEO of continued benefits (e.g., medical, dental, life insurance, etc.) consistent with those in effect immediately preceding the change of control

◦	1 year of continued perquisites

◦	2-year for EVPs/2.5-year for CEO tail period for noncompete and nonsolicit

●	Severance upon good leaver terminations not following a future change in control

◦	Same as above, except severance/benefits/restrictive covenant multiples to equal 1.5x for EVPs/2x for CEO

Exhibit B-1 - Page 20

A.M. CASTLE & CO. SUBSIDIARIES

Updated: August 18, 2016

EXHIBIT C

A.M. CASTLE & CO. (O)
MD
100%
A.M. Castle & Co. (Canada) Inc. (O)
British Columbia
100%
Total Plastics, Inc. (S)
MI
100%
A.M. Castle & Co. (Singapore) Pte. Ltd. (O)
Singapore
100%
A.M. Castle Metal Materials (Shanghai) Co. Ltd. (O)
Shanghai
99%
Castle Metals de Mexico, S.A. de C.V. (O)
Mexico
1%
100%
HY-Alloy Steels Company
DE
100%
Keystone Tube Company, LLC
DE
100%
Keystone Service, Inc.
IN
99%
Castle Metals de Mexicali, S.A. de C.V. (O)
Mexico
1%
100%
A.M. Castle Metals UK, Limited
United Kingdom
100%
E. Harding & Sons Limited
United Kingdom
100%
Castle Metals France (O)
France
100%
Castle Metals UK Limited (O)
United Kingdom
100%
K.K.S. (Stainless Steel) Co. Limited
United Kingdom
100%
LOKS Plasma Services Limited
United Kingdom
100%
Tiernay Metals Limited
United Kingdom
100%
Transtar Metals Limited(1)
United Kingdom

(O) – Operating Company

(1) – Entity in Liquidation

(S) – Shell Company

EXHIBIT D

LIQUIDATION ANALYSIS

Projected as of June 30, 2017

NOTHING CONTAINED IN THE FOLLOWING LIQUIDATION ANALYSIS IS INTENDED TO BE OR CONSTITUTES A CONCESSION OR ADMISSION OF THE DEBTORS. THE ESTIMATED AMOUNT OF ALLOWED CLAIMS SET FORTH HEREIN SHOULD NOT BE RELIED UPON FOR ANY OTHER PURPOSE, INCLUDING ANY DETERMINATION OF THE VALUE OF ANY DISTRIBUTION TO BE MADE ON ACCOUNT OF ALLOWED CLAIMS UNDER THE PLAN. THE ACTUAL AMOUNT OF ALLOWED CLAIMS IN THESE CHAPTER 11 CASES COULD DIFFER MATERIALLY FROM THE ESTIMATED AMOUNTS SET FORTH IN THE LIQUIDATION ANALYSIS.

Introduction

Often called the “best interests” test, section 1129(a)(7) of the Bankruptcy Code requires that the Bankruptcy Court find, as a condition to confirmation of the Plan, that each Holder of a Claim or Equity Interest in each Impaired Class: (i) has accepted the Plan; or (ii) will receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the amount that such Person would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code. To make these findings, the Bankruptcy Court must: (1) estimate the cash proceeds that a chapter 7 trustee would generate if each Debtor’s chapter 11 case were converted to a chapter 7 case on the Effective Date and the assets of such Debtor’s estate were liquidated; (2) determine the distribution that each non-accepting Holder of a Claim or Equity Interest would receive from the net estimated liquidation proceeds under the priority scheme dictated in chapter 7; and (3) compare each Holder’s estimated recovery under liquidation to the distribution under the Plan that such Holder would receive if the Plan were confirmed and consummated.

Based on the following hypothetical Liquidation Analysis, the Debtors believe that the Plan satisfies the best interests test and that each Holder of an Impaired Claim or Equity Interest will receive value under the Plan on the Effective Date that is not less than the value such Holder would receive if the Debtors liquidated under chapter 7 of the Bankruptcy Code. The Debtors believe that this Liquidation Analysis and conclusions set forth herein are fair and represent management’s best judgment regarding the results of a liquidation of the Debtors under chapter 7 of the Bankruptcy Code taking into account various factors including the absence of a robust market for the sale of the Debtors’ assets and the negative impact on values arising from a liquidation sale of the Debtors’ assets under current market conditions. This Liquidation Analysis was prepared for the sole purpose of assisting the Bankruptcy Court and Holders of Impaired Claims or Equity Interests in making this determination, and should not be used for any other purpose. Nothing contained in this Liquidation Analysis is intended as or constitutes a concession or admission for any purpose other than the presentation of a hypothetical Liquidation Analysis for purposes of the best interests test. Accordingly, asset values discussed herein may be different than amounts referred to in the Plan. This Liquidation Analysis is based upon certain assumptions discussed herein and in the Disclosure Statement.

Exhibit D - Page 1

Significant Assumptions

This Liquidation Analysis was prepared by Imperial Capital, LLC (“Imperial”) in connection with Imperial’s representation of the Debtors in these chapter 11 cases and for use in this Disclosure Statement. This Liquidation Analysis assumes that the Debtors’ liquidation would commence on or about June 30, 2017 (the “Conversion Date”) under the direction of a chapter 7 trustee and would continue for a period of approximately three to six months, during which time the Debtors’ assets would be sold and the cash proceeds (net of liquidation-related costs), together with cash on hand, would then be distributed to creditors in accordance with the priority scheme established under the Bankruptcy Code. The Debtors would expect the chapter 7 trustee to retain professionals to assist in the liquidation of the estates. It is assumed that the Debtors would cease all operations as soon as possible after the Conversion Date. All other operations, management, and corporate functions are assumed to cease in order to minimize costs associated with the chapter 7 liquidation. For purposes of this Liquidation Analysis, Imperial has attempted to ascribe value to the assets based on general classes by estimating the percentage recoveries that a trustee might achieve through an orderly disposition. Where applicable, asset recoveries below are shown net of the costs to achieve those recoveries.

Because each of the Debtors is an obligor with respect to the Prepetition First Lien Secured Claims, the Prepetition Second Lien Secured Claims and the Prepetition Third Lien Secured Claims (collectively, the “Senior Secured Claims”), this Liquidation Analysis was prepared on a consolidated basis for all Debtors. The liquidation of the Debtors’ assets is based on projected book values as of June 30, 2017, unless noted otherwise, which book values are assumed to be representative of the Debtors’ assets as of or on the Conversion Date.

The statements in this Liquidation Analysis, including estimates of Allowed Claims, were prepared solely to assist the Bankruptcy Court in making the findings required under section 1129(a)(7) of the Bankruptcy Code and they may not be used or relied upon for any other purpose.

THE DEBTORS BELIEVE THAT ANY ANALYSIS OF A HYPOTHETICAL LIQUIDATION IS NECESSARILY SPECULATIVE. THERE ARE A NUMBER OF ESTIMATES AND ASSUMPTIONS UNDERLYING THE LIQUIDATION ANALYSIS THAT ARE INHERENTLY SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES BEYOND THE CONTROL OF THE DEBTORS OR A CHAPTER 7 TRUSTEE. NEITHER THE LIQUIDATION ANALYSIS, NOR THE FINANCIAL INFORMATION ON WHICH IT IS BASED, HAS BEEN EXAMINED OR REVIEWED BY INDEPENDENT ACCOUNTANTS IN ACCORDANCE WITH STANDARDS PROMULGATED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. THERE CAN BE NO ASSURANCE THAT ACTUAL RESULTS WILL NOT VARY MATERIALLY FROM THE HYPOTHETICAL RESULTS PRESENTED IN THE LIQUIDATION ANALYSIS.

Summary Notes to Liquidation Analysis

1.	Dependence on assumptions. This Liquidation Analysis is based on a number of estimates and assumptions that are inherently subject to significant economic, business, regulatory and competitive uncertainties and contingencies beyond the control of the Debtors. Accordingly, there can be no assurance that the values reflected in this Liquidation Analysis would be realized if the Debtors were, in fact, to undergo such liquidation and actual results could vary materially and adversely from those contained herein.

2.	Additional claims in a liquidation. The liquidation itself may trigger certain obligations and priority payments that otherwise would not be due in the ordinary course of business or would otherwise not exist under a chapter 11 plan. These priority payments would be made in full before any distribution of proceeds to Holders of General Unsecured Claims or Equity Interests. The liquidation would likely prompt certain other events to occur, including the rejection of executory contracts and unexpired leases, defaults under agreements with suppliers, and acceleration of severance obligations. Such events, if triggered, would likely subject the chapter 7 estates to additional claims.

Exhibit D - Page 2

3.	Litigation claims. This Liquidation Analysis does not assess any value to potential litigation claims that may belong to the Debtors’ estates, including claims to recover potentially avoidable preferential and/or fraudulent transfers.

4.	Dependence on a forecasted balance sheet. This Liquidation Analysis is dependent on a forecasted balance sheet and the Debtors’ current best estimates with respect to forecasted balances based on the Debtors’ current legal and financial review. Forecasted balances could vary from the Debtors’ estimates and additional legal or financial analysis could cause the Debtors’ estimates to change.

5.	Chapter 7 liquidation costs. It is assumed that a period of three to six months would be required to complete the liquidation of the Debtors’ estates. The fees and operating expenses incurred during the chapter 7 process are included in the estimate of Chapter 7 Administrative Claims. In addition, there are liquidation costs associated with most of the Debtors’ assets. Asset recoveries are shown in this Liquidation Analysis net of such liquidation costs.

6.	Claim estimates. Claims are estimated at the Conversion Date based on management’s current projections. When claims could not be projected, liabilities as of March 31, 2017 were used.

7.	Consolidated claims. The Senior Secured Claims are joint and several obligations of each of the Debtors that are secured by valid liens on substantially all of of the Debtors’ assets. As such, the Senior Secured Claims, together with Chapter 7 and Chapter 11 Administrative Claims, are treated as claims against all Debtor entities and the Senior Secured Claims are assumed to be senior to Allowed General Unsecured Claims in any distribution of liquidation proceeds at each Debtor.

Conclusion: The Debtors have determined, as summarized in the following analysis, that confirmation of the Plan will provide all impaired creditors and equity holders with a recovery (if any) that is not less than what they would otherwise receive pursuant to a liquidation of the Debtors under chapter 7 of the Bankruptcy Code.

Exhibit D - Page 3

Detailed Assumptions

Asset Recovery Estimates

($ in millions)		Consolidated U.S. Debtor Entities
		Consolidated	Estimated Recovery ($)		Estimated Recovery (%)
		NBV	Low	High	Low	High
(a)	Cash	$14.6	$14.6	$14.6	100%	100%
(b)	Accounts Receivable	43.8	32.9	41.7	75%	95%
(c)	Inventory	100.1	73.4	95.3	73%	95%
(d)	Other Current Assets	6.9	—	—	0%	0%
	Total Current Assets	$165.4	$120.9	$151.5

(e)	Net Property, Plant and Equipment	37.6	25.4	29.5	68%	79%
(f)	Other Assets	94.2	—	—	0%	0%
	Total Assets	$297.2	$146.3	$181.0

(g)	Distribution from Foreign Subsidiaries		$44.7	$59.7

	Gross Liquidation Proceeds Available for Distribution		$191.0	$240.7	64%	81%

		Amount /	Estimated Recovery ($)		Estimated Recovery (%)		Plan Recovery ($)		Plan Recovery (%)
		NBV	Low	High	Low	High	Low	High	Low	High

	Gross Liquidation Proceeds Available for Distribution		$191.0	$240.7

	Cost of Asset Liquidation
(h)	Chapter 7 Administrative
	(i) Operating Expenses		$13.2	$17.3	N/A	N/A
	(ii) Professional Fees		0.8	1.5	N/A	N/A
	(iii) Trustee Fees		4.4	5.4	N/A	N/A
	Total Chapter 7 Administrative		$18.3	$24.2

(i)	Professional Fee Carve-Out	5.7	5.7	5.7	100%	100%	5.7	5.7	100%	100%

	Prepetition Secured Note Claims
(j)	Class 2 - Other Secured Claims	$—	$—	$—	0%	0%	$—	$—	—	—
(k)	Class 3 - Prepetition First Lien Secured Claims (1)	112.0	115.1	118.2	100%	100%	112.0	112.0	100%	100%
(l)	Class 4 - Prepetition Second Lien Secured Claims	188.3	51.9	92.7	28%	49%	118.9	130.8	63%	69%
(m)	Class 5 - Prepetition Third Lien Secured Claims	22.8	—	—	0%	0%	3.2	6.0	14%	26%
	Total Recovery to Senior Secured Claims		$166.9	$210.8			$234.2	$248.8

	Administrative and Priority Claims
(n)	Chapter 11 Administrative Expenses	$2.5	$—	$—	0%	0%	$2.5	$2.5	100%	100%
(o)	Class 1 - Other Priority Claims	0.2	—	—	0%	0%	0.2	0.2	100%	100%
(p)	Priority Tax Claims	3.7	—	—	0%	0%	3.7	0.2	100%	100%
(q)	503(b)(9) Claims	8.0	—	—	0%	0%	8.0	3.7	100%	100%
	Total Administrative and Priority Claims		$—	$—

	Prepetition Unsecured Claims
(r)	Class 6 - General Unsecured Claims	$194.2	$—	$—	0%	0%	N/A	N/A	100%	100%
(s)	Class 7 - Intercompany Claims		—	—	—	—
	Total Recovery to Unsecured Claims		$—	$—

	Prepetition Equity Interests
(t)	Class 8 - Equity Interest in Parent		$—	$—	—	—	$0.1	$3.8	N/A	N/A
(u)	Class 9 - Equity Interest in Subsidiaries		—	—	—	—
	Total Recovery to Equity Interest		$—	$—

(1) Projected recoveries include accrued fees and interest above principal balance.

Exhibit D - Page 4

Asset recovery estimates presented in this Liquidation Analysis are based on the Debtors’ projected balance sheet for June 30, 2017.  The net book values reflected do not include projected values associated with foreign subsidiaries including Canada, China, France, Mexico, Singapore and the United Kingdom.

(a)	Cash: This Liquidation Analysis assumes current operations continue and ongoing expenses are incurred until the Conversion Date. The book cash balance at June 30, 2017 is based on the Debtors’ projections. The Debtors estimate 100% recovery on Cash.

(b)	Accounts Receivable - Trade: The Debtors’ accounts receivable balance is forecasted as of June 30, 2017. It is assumed that, in a chapter 7 case, the trustee would incur costs for certain personnel to lead a collection effort for outstanding Accounts Receivable. These costs are included in the chapter 7 operating expenses. The Debtors estimate a 75% - 95% recovery rate on accounts receivable.

(c)	Inventory: Inventory predominantly consists of metals including steel alloys, aluminum, carbon, steel, stainless steel, nickel, titanium and cast iron. Inventory may be in various forms, such as bars, plates, rods and sheets, which are assumed to have a 73% - 95% recovery value in a liquidation scenario. Note that recoveries on inventory do not reflect expected costs associated with realizing such proceeds. These costs are reflected in the chapter 7 operating expenses.

(d)	Other Current Assets: Amounts in this category predominantly consist of prepaid expenses that are assumed to have no recovery in liquidation. This balance includes certain intercompany notes receivable. Any value ascribed from non-Debtor affiliates is reflected in Distribution from Foreign Subsidiaries.

(e)	Net Property, Plant & Equipment: Net Property, Plant & Equipment primarily include 1) machinery and equipment and 2) real estate. The assets were grouped into asset classes and discounted from their most recent appraised value or net book value based on current market conditions, market demand for the respective asset class, and current physical condition of the equipment or real estate.

1)	Machinery & Equipment: Machinery and equipment consists primarily of cutting systems, saws, side loaders, order pickers, cut-to-length lines, straighteners, furnaces, and related support equipment.

2)	Real Estate: Real estate primarily consists of land and certain buildings located in the United States and Canada utilized to support the Debtors’ current operations.

The range of potential recovery values on the Debtors’ Property, Plant & Equipment is assumed to be 68% - 79% vs. net book value.

(f)	Other Assets: Other Assets consist of intangible assets and prepaid costs, which are expected to have no value in the context of liquidation.

(g)	Distribution from Foreign Subsidiaries: Distribution of Foreign Subsidiaries consists of net proceeds from Canada, China, France, Mexico, United Kingdom and Singapore based upon the liquidation of assets at each of these entities. The net liquidation proceeds are decreased by operating expenses, administrative fees and creditor claims of each foreign subsidiary, where applicable.

Exhibit D - Page 5

Cost of Asset Liquidation

(h)	Chapter 7 Administrative Claims: These claims represent the estimated chapter 7 administrative expenses, costs of the chapter 7 trustee’s professionals and associated.

1)	Operating Expenses: Operating expenses incurred during the liquidation period were estimated for the three to six months following the Conversion Date. Operating expenses consist primarily of liquidation expenses including: payroll, occupancy costs, delivery expenses, liquidator’s commission, site security, advertising costs and liquidator fees. Imperial also estimated wind up expenses based on recent monthly operating costs experienced at the foreign subsidiaries.

2)	Professional Fees: Legal and financial professionals assisting the trustee are estimated to cost $250,000 per month during the liquidation period.

3)	Trustee Fees: This Liquidation Analysis assumes that the chapter 7 trustee would be compensated in accordance with the guidelines of section 326 of the Bankruptcy Code.

Professional Fee Carve-Out

(i)	Professional Fee Carve-Out: Reflects budgeted and unpaid fees for chapter 11 legal, financial and other professionals accrued and not yet paid as of June 30, 2017.

Prepetition Fee Carve-Out

(j)	Other Secured Claims: There were no other secured claims as of March 31, 2017.

(k)	Prepetition First Lien Secured Claims: These claims consist of the outstanding $112.0 million principal balance of the Prepetition First Lien Secured Claims, which are to be oversecured and which continue to accrue interest at a rate of 11.0% per annum during the liquidation period. No provision is made for any collateral rights that Holders of Prepetition First Lien Secured Claims may assert directly against the assets of any foreign subsidiaries.

(l)	Prepetition Second Lien Secured Claims: These claims consist of the outstanding $177.0 million principal balance of the Prepetition Second Lien Secured Claims, which will obtain a recovery in the range of 28% - 49%.

(m)	Prepetition Third Lien Secured Claims: These claims consist of the outstanding $22.3 million principal balance of the Prepetition Third Lien Secured Claims, which will receive a projected recovery of 0%.

Administrative and Priority Claims

(n)	Chapter 11 Administrative Claims: These claims consist of postpetition accounts payable as of the Conversion Date, inclusive of accrued but unpaid payroll obligations, excluding professional fees associated with the chapter 11 case that are part of the Professional Fee Carve-Out. For purposes of this analysis, $2.5 million of claims are assumed to be accrued and unpaid at the Conversion Date.

(o)	Class 1 - Other Priority Claims: Reflects all other potential priority claims not captured elsewhere in the analysis, such as employee claims.

Exhibit D - Page 6

(p)	Priority Tax Claims: Reflects accrued and unpaid tax claims as March 31, 2017, primarily consisting of real estate, property and income taxes.

(q)	503(b)(9) Claims: Represents an administrative expense claim for the value of any goods received by the Debtors within 20 days before the Petition Date. For purposes of this analysis, $8.0 million of 503(b)(9) claims are assumed to be accrued and unpaid at the Conversion Date.

Prepetition Unsecured Claims

(r)	General Unsecured Claims: For purposes of this Liquidation Analysis, General Unsecured Claims against the Debtors are estimated to total approximately $194.2 million, which amount is an estimate only. Actual claims could be materially higher or lower than this estimate.

(s)	Intercompany Claims: These claims consist of any claims owing amongst the Debtors. No recoveries are projected on account of such claims.

Prepetition Equity Interests

(t)	Equity Interests in Parent: The Equity Interests in Parent are currently publicly traded. No recoveries are projected on account of such Equity Interests.

(u)	Equity Interests in Subsidiaries: No recovery is projected for any Equity Interests in Subsidiaries.

Conclusion

Based on the recovery assumptions outlined above, the Debtors project $191.0 million to $240.7 million in liquidation proceeds from their assets and distributions from foreign subsidiaries, representing a 36% to 19% discount to the Debtors’ net book value. After estimated Chapter 7 Administrative Claims and the Professional Fee Carve Out are paid, the estimated recovery to (a) Holders of Prepetition First Lien Secured Claims is $115.1 million to $118.2 million or 100% plus accrued and unpaid interest during the liquidation period and (b) Holders of the Prepetition Second Lien Secured Claims is $51.9 million to $92.7 million or 28% to 49%. Holders of the Prepetition Third Lien Secured Claims, Chapter 11 Administrative and Priority Claims, Prepetition General Unsecured Claims, and Prepetition Equity Interests will not obtain any recoveries under a Chapter 7 liquidation scenario.

Exhibit D - Page 7

EXHIBIT E

REORGANIZED DEBTORS’ FINANCIAL PROJECTIONS

General Assumptions

A. Emergence Date

The Projections were finalized as of April 30, 2017 and assume that the Effective Date of the Plan will occur on July 31, 2017.

B. Methodology

The Financial Projections are presented on a consolidated basis, including estimates of operating results for both Debtor entities and non-debtor entities. The Projections were prepared by Debtors’ management. During the forecasting process, the Debtors reviewed current business performance and established reasonable assumptions relating to demand and pricing of the Company’s products, while also considering direct and indirect costs associated with the Company’s business. The projections do not take into account any tax impacts associated with consummation of the Plan.

C. Revenue

The Debtors’ revenue forecast is primarily based upon assumptions for contractual customer and transactional customer volume and pricing by product type.

Contractual and transactional volume is forecasted based on historical and expected demand.

Transactional volume: The Debtors experienced approximately 15% growth in transactional volume in 2016 and further growth in Q1 2017. The second half 2017 through 2021 forecast reflects continued transactional volume growth. Transactional volume is assumed to increase 3.0% year-over-year (“YoY”) in 2018 and 2019 and 2.0% in 2020 and 2021. Additional, discrete volume growth is reflected in the forecast period that is driven by gradual improvement in conversion rates for customer quotes, self-sufficiency at branch levels, and further achieving market competitive lead times and pricing.

Contractual volume: 2017 volume is forecasted using customer specific forecasted demand levels. 2018 assumes a 5.0% YoY growth rate vs. projected 2017. 2019 through 2020 reflects 8.0% YoY volume growth. 2021 reflects 4.0% YoY volume growth. These growth rates reflect the Debtors’ expectation that overall volume shifts toward their long-term contractual / transactional volume split experienced in a normalized market environment.

Pricing: Pricing is forecasted on a price per pound basis for both transactional and contractual volume. There are no discrete price increases reflected in the forecast period. Average pricing over the forecast period does reflect a gradual change in product mix.

D. Gross Margin

Gross margins are generally held constant versus the Company’s 2017 forecast. Gross margins for contractual volume are assumed to increase by 150 bps in 2019. No other discrete gross margin adjustments are reflected in 2018 - 2021.

Exhibit E - Page 1

E. Operating Expenses

Operating expenses include costs associated with plant, transportation, operational, administrative and sales personnel, and associated expenses. Operating expenses also reflect shared services and corporate costs.

2017 operating expenses reflect substantial cost savings and rationalization actions undertaken by the Debtors in 2015 and 2016. Base operating expenses reflect an annual inflation factor. Operating expenses associated with growth volume are reflected at 7.0% of growth revenues obtained. $1.0 million of annual corporate and shared service cost savings are reflected beginning in 2018 and an additional $1.0 million of annual sales expense savings are also reflected beginning in the second half of 2019.

F. Depreciation and Amortization (“D&A”)

D&A reflects the anticipated depreciation and amortization of the Debtors’ net property, plant & equipment, and intangible assets based on book values. No adjustment has been made for asset value adjustments resulting from the application of “fresh start” reporting as required by Topic 852, Reorganizations, of the Financial Accounting Standards Board Accounting Standards Codification.

G. Reorganization Items

Reorganization Items reflect estimated, non-cash adjustments for the write-off of certain prepetition debt and capitalized fees, issuance of new debt under the Plan of Reorganization and capitalization of certain transaction and financing fees. No adjustment has been made to reflect potential “fresh start” reporting as required by Topic 852, Reorganizations, of the Financial Accounting Standards Board Accounting Standards Codification.

H. Interest Expense

The forecast period reflects interest expense associated with the reorganized capital structure including (i) a new asset-based revolving credit facility secured by U.S. and Canadian assets, (ii) asset-based credit facilities secured by certain foreign assets and (iii) the contemplated Exchange Notes and New Money Notes. 100% of interest expense is assumed to be paid on a cash basis during the forecast.

I. Taxes

The Projections assume an effective federal income tax rate of 35.0% on all earnings before taxes. The forecast has not been reviewed or modified by the Company’s tax advisors.

J. Capital Expenditures

Capital expenditures primarily relate to maintenance-oriented capital necessary to maintain the operating capability of the Debtors’ existing assets in the ordinary course. $6.0 million per annum is reflected in the forecast period.

$4.0 million of growth capital expenditures is reflected in the forecast period ($2.0 million in 2018 and $2.0 million in 2019) to support improved working capital management and approximately $1.0 million of annual operating expense cost savings beginning in the second half of 2019 outlined in the Operating Expenses section above.

Exhibit E - Page 2

K. Net Working Capital

Net working capital assumptions reflect the Debtors’ target for inventory, accounts receivable, and accounts payable. Inventory, accounts receivable, and accounts payable balances are also impacted by the Debtors’ revenue plan over the projection period. Other assets and liabilities are held constant throughout the forecast period.

L. New ABL Facility

The Projections assume that a new third party, asset-based revolving credit facility is obtained on the Effective Date. The facility will be utilized to partially repay existing Prepetition First Lien Secured Claims and provide additional operating liquidity to support the Debtors’ business plan.

M. New Money Notes

The Projections assume that New Money Notes are utilized to repay a portion of the Prepetition First Lien Secured Claims and provide additional operating liquidity to support the Debtors’ business plan.

CONSOLIDATED STATEMENTS OF OPERATIONS ($ in millions)

	Fiscal Year Ending December 31,
	2017P (2H)	2018P	2019P	2020P	2021P

Net sales	$287.0	$646.1	$704.0	$741.4	$760.5
Cost of sales	211.3	475.5	512.7	540.5	554.6
Gross profit	75.6	170.6	191.3	200.9	205.9

Cash operating expenses	66.7	141.9	147.6	153.2	157.4
Depreciation and amortization expense	6.3	11.8	11.8	11.9	11.9
Total operating expenses	73.0	153.7	159.4	165.1	169.2

Operating income	2.7	16.9	31.9	35.8	36.7

Interest expense, net	6.1	13.2	13.5	12.6	11.1
Reorganization items	(64.8)	—	—	—	—
Income (Loss) from continuing operations	61.3	3.7	18.4	23.3	25.6

Income taxes	0.1	1.6	6.5	8.1	9.0
Net income	$61.2	$2.0	$12.0	$15.1	$16.6

EBITDA	$8.9	$28.6	$43.7	$47.7	$48.5

Exhibit E - Page 3

CONSOLIDATED BALANCE SHEET
($ in millions)

	As of December 31,
	2017P	2018P	2019P	2020P	2021P
Assets
Current assets:
Cash and equivalents	$10.0	$10.0	$10.0	$10.0	$10.0
Accounts receivable	74.5	81.5	88.2	90.1	98.0
Other current assets	13.7	13.7	13.7	13.7	13.7
Inventory, net	143.8	171.8	176.4	172.1	177.7
Total current assets	242.1	277.0	288.3	285.9	299.4
Property, plant and equipment, net	46.0	43.5	41.0	36.4	31.9
All other long term assets	36.2	34.9	33.6	32.3	31.0
Total assets	$324.3	$355.4	$362.9	$354.7	$362.3

Liabilities and Stockholders’ (Deficit) Equity
Current liabilities:
Accounts payable	$39.3	$57.5	$61.9	$64.4	$68.7
All other current liabilities	20.6	20.6	20.6	20.6	20.6
Total current liabilities	59.9	78.1	82.5	85.0	89.3
Long-term debt	234.4	245.3	236.4	210.5	197.3
Other long term liabilities	24.6	24.6	24.6	24.6	24.6
Total liabilities	318.9	348.0	343.6	320.1	311.1

Stockholders’ equity:
Total stockholders’ equity	5.4	7.4	19.4	34.5	51.1

Total liabilities & stockholders’ equity	$324.3	$355.4	$362.9	$354.7	$362.3

CONSOLIDATED STATEMENTS OF CASH FLOWS ($ in millions)

	Fiscal Year Ending December 31,
	2017P (2H)	2018P	2019P	2020P	2021P
Cash flows from operating activities:
Net Income	$61.2	$2.0	$12.0	$15.1	$16.6
Non-cash reorganization items	(64.8)
Depreciation and amortization	5.6	10.6	10.6	10.6	10.6
Changes in assets and liabilities:
All other	(6.6)	1.2	1.2	1.2	1.2
Accounts receivable	8.1	(6.9)	(6.7)	(1.9)	(7.9)
Inventory	3.8	(28.0)	(4.6)	4.3	(5.6)
Accounts payable	(0.9)	18.2	4.4	2.5	4.2

Net cash from (used in) operating activities	6.4	(3.0)	16.9	31.9	19.3

Cash flows from investing activities:
Capital expenditures	(3.0)	(8.0)	(8.0)	(6.0)	(6.0)
Net cash from (used in) from investing activities	(3.0)	(8.0)	(8.0)	(6.0)	(6.0)

Cash flows from financing activities:
Proceeds from long-term debt	234.4	11.0	—	—	—
Repayments of long-term debt	(246.5)	—	(8.9)	(25.9)	(13.3)
Net cash (used in) from financing activities	(12.1)	11.0	(8.9)	(25.9)	(13.3)

Net change in cash and cash equivalents	(8.7)	—	—	—	—

Cash and cash equivalents-beinning of year	18.7	10.0	10.0	10.0	10.0
Cash and cash equivalents-end of year	$10.0	$10.0	$10.0	$10.0	$10.0

Exhibit E - Page 4

EXHIBIT F

VALUATION ANALYSIS

Estimated Enterprise Valuation of the Reorganized Debtors

THE VALUATION INFORMATION CONTAINED HEREIN IS NOT A PREDICTION OR GUARANTEE OF THE ACTUAL MARKET VALUE THAT MAY BE REALIZED THROUGH THE SALE OF ANY SECURITIES TO BE ISSUED PURSUANT TO THE PLAN. THIS VALUATION IS PRESENTED SOLELY FOR THE PURPOSE OF PROVIDING ADEQUATE INFORMATION AS REQUIRED BY SECTION 1125 OF THE BANKRUPTCY CODE TO ENABLE THE HOLDERS OF CLAIMS ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN TO MAKE AN INFORMED JUDGMENT ABOUT THE PLAN AND SHOULD NOT BE USED OR RELIED UPON FOR ANY OTHER PURPOSE, INCLUDING THE PURCHASE OR SALE OF CLAIMS AGAINST THE DEBTORS.

Solely for purposes of the Debtors’ Prepackaged Joint Chapter 11 Plan of Reorganization (the “Plan”) and the Disclosure Statement in support of the Plan (the “Disclosure Statement”), Imperial Capital, LLC (“Imperial”), as investment banker and financial advisor to the Debtors, has estimated the total enterprise value (the “Total Enterprise Value”) of the Reorganized Debtors on a going concern basis for the transactions contemplated by the Plan.

In preparing the estimates set forth below, Imperial has relied upon the accuracy, completeness, and fairness of financial and other information furnished by the Debtors. Imperial did not attempt to independently audit or verify such information, nor did it perform an independent appraisal of the assets or liabilities of the Reorganized Debtors except as set forth herein.

The valuation information set forth herein represents a valuation of the Reorganized Debtors based on the application of standard valuation techniques. The estimated values set forth herein:

(a) do not purport to constitute an appraisal of the assets of the Reorganized Debtors;

(b) do not constitute an opinion on the terms and provisions or fairness from a financial point of view to any person of the consideration to be received by such person under the Plan;

(c) do not constitute a recommendation to any Holder of Allowed Claims as to how such person should vote or otherwise act with respect to the Plan; and

(d) do not necessarily reflect the actual market value that might be realized through a sale or liquidation of the Reorganized Debtors.

In estimating the Total Enterprise Value of the Debtors, Imperial consulted with the Debtors’ senior management team to discuss the Debtors’ operations and future prospects and reviewed the Debtors’ historical financial information and operating data, as well as the Debtors’ financial projections.

Exhibit F – Page 1

The estimated values set forth herein assume that the Reorganized Debtors will achieve their Financial Projections in all material respects. Imperial has relied on the Debtors that the Financial Projections (a) have been prepared in good faith; (b) are based on fully disclosed assumptions, which are reasonable in light of the circumstances under which they were made; (c) reflect the Debtors’ best currently available estimates; and (d) reflect the good faith judgments of the Debtors. Imperial does not offer an opinion as to the attainability of the Financial Projections. As disclosed in the Disclosure Statement, the future results of the Reorganized Debtors are dependent upon various factors, many of which are beyond the control or knowledge of the Debtors and Imperial, and consequently are inherently difficult to project.

This report contemplates facts and conditions known and existing as of April 30, 2017. Events and conditions subsequent to this date, including updated projections, as well as other factors, could have a substantial effect upon the Total Enterprise Value. Among other things, failure to consummate the Plan in a timely manner may have a materially negative effect on the Total Enterprise Value.

In preparing its valuation, Imperial performed a variety of financial analyses and considered a variety of factors. The following is a brief summary of the material financial analyses performed by Imperial, which consisted of (a) a discounted cash flow (“DCF”) analysis and (b) a publicly traded comparable companies analysis. Imperial considered a precedent transactions analysis, another commonly used valuation technique, but determined that the number of recent, comparable transactions was insufficient to support the inclusion of this approach. This summary does not purport to be a complete description of the analyses performed and factors considered by Imperial. The preparation of a valuation analysis is a complex analytical process involving various judgmental determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to particular facts and circumstances, and such analyses and judgments are not readily susceptible to summary description.

1.	Discounted Cash Flow Analysis

The discounted cash flow analysis relates the value of an asset or business to the present value of expected future cash flows generated by that asset or business. The discounted cash flow analysis discounts the expected future cash flows by a theoretical or observed discount rate, in this case determined by estimating the weighted average cost of capital for the subject company based upon analysis of similar publicly traded companies. This approach has two components: (i) calculating the present value of the projected unlevered after-tax free cash flows for a determined period and (ii) adding the present value of the terminal value of cash flows for the business. The terminal value represents the portion of enterprise value that lies beyond the time horizon of the available projections.

Exhibit F – Page 2

In performing the discounted cash flow analysis, Imperial made assumptions for (i) the weighted average cost of capital (the “Discount Rate”), which is used to calculate the present value of future cash flows; and (ii) the terminal EBITDA multiple for the business, which was used to determine the terminal value of the Debtors. Imperial used a range of Discount Rates for the Debtors, which reflects a number of company and market-specific factors, and is calculated based on the cost of capital for companies that Imperial deemed similar. The terminal value is calculated using a range of estimated earnings before interest, taxes and depreciation and amortization expense (“EBITDA”) multiples.

As part of the DCF, Imperial also performed an analysis on the Debtors’ NOL tax attributes. Imperial estimated the present value of the NOL tax attributes allowable under section 382 of the U.S. Tax Code by utilizing the weighted average cost of capital to discount the future cash flows.

Although formulaic methods are used to derive the key estimates for the DCF methodology, their application and interpretation still involve complex considerations and judgments concerning potential variances in the projected financial and operating characteristics of the Reorganized Debtors, which in turn affect cost of capital and terminal multiples.

2.	Comparable Company Analysis

The comparable company analysis estimates the value of a company based on a relative comparison with other publicly traded companies with similar operating and financial characteristics. Under this methodology, the enterprise value for each selected public company is determined by examining the trading prices for the equity securities of such company in the public markets and adding the outstanding net debt for such company. Such enterprise values are commonly expressed as multiples of various measures of financial and operating statistics, most commonly EBITDA. The Total Enterprise Value is then calculated by applying these multiples to the Reorganized Debtors’ projected financial metrics. The selection of public comparable companies for this purpose was based upon the assets, size and other characteristics of the comparable companies that were deemed relevant. Imperial utilized 2018 EBITDA as forecasted by the Debtors in the application of this methodology.

Exhibit F – Page 3

Total Enterprise Value and Implied Recoveries

As a result of the analyses described herein, Imperial estimated the Total Enterprise Value of the Reorganized Debtors to be approximately $234 million to $264 million, with a mid-point of $249 million.

After taking into account the dilutive effect of a fully allocated and vested Management Incentive Plan, Holders of Impaired Claims are projected to recover the following by Class: (i) Class 4 Prepetition Second Lien Secured Claims will recover $119 million to $131 million including a cash payment totaling $6.65 million as outlined in the Plan, which yields an aggregate recovery of 63% to 69%, (ii) Class 5 Prepetition Third Lien Secured Claims will recover $3 million to $6 million, which yields an aggregate recovery of 14% to 26%, and (iii) Class 8 Equity Interests in Parent will recover $0.1 million to $4 million. Class 6 General Unsecured Claims will not be Impaired under the Plan.

The estimate of Total Enterprise Value set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein depending on the results of the Debtors’ operations or changes in the financial markets. Additionally, these estimates of value represent hypothetical enterprise and equity values of the Reorganized Debtors as the continuing operator of their businesses and assets, and do not purport to reflect or constitute appraisals, liquidation values or estimates of the actual market value that may be realized through the sale of any securities to be issued pursuant to the Plan, which may be significantly different than the amounts set forth herein. Such estimates were developed solely for purposes of formulation and negotiation of the Plan and analysis of implied relative recoveries to creditors thereunder. The value of operating businesses such as the Debtors’ businesses is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial condition and prospects of such businesses.

Imperial’s estimated valuation range of the Reorganized Debtors does not constitute a recommendation to any holder of Allowed Claims or Equity Interests as to how such person should vote or otherwise act with respect to the Plan. The estimated value of the Reorganized Debtors set forth herein does not constitute an opinion as to the fairness from a financial point of view to any person of the consideration to be received by such person under the Plan or of the terms and provisions of the Plan. Because valuation estimates are inherently subject to uncertainties, none of the Debtors, Imperial or any other person assumes responsibility for their accuracy or any differences between the estimated valuation ranges herein and any actual outcome.

Exhibit F – Page 4